Filed pursuant to Rule 424(b)(3)

Registration No. 333-143696

PROSPECTUS

(Holding Company for Bradford Bank)

Up to 7,475,000 Shares of Common Stock

This is the initial public offering of shares of common stock of Bradford Bancorp, Inc. Simultaneous with the completion of the offering, Bradford Bancorp will acquire Patapsco Bancorp, Inc. In connection with the merger, Bradford Bancorp will issue an aggregate of approximately 2,161,354 shares of common stock and pay approximately $23.1 million in cash to the stockholders of Patapsco Bancorp. At the maximum of the offering range, former Patapsco Bancorp stockholders will own approximately 21.8% of our outstanding shares of common stock. Additionally, we will contribute $250,000 in cash and 275,000 shares to Bradford Bank Foundation, a charitable foundation to be formed in connection with the initial public offering, which represents 2.8% of our outstanding common stock at the maximum of the offering range. We have applied to have our shares of common stock listed on the Nasdaq Global Market under the symbol “BRAD.”

If you are or were a depositor of Bradford Bank, Valley Bank of Maryland, Golden Prague Federal Savings and Loan Association, Senator Bank or American Bank (provided your American Bank deposit account was acquired by Bradford Bank) or if you are or were a borrower of Bradford Bank, Golden Prague Federal Savings and Loan Association  or Senator Bank:

•                  You may have priority rights to purchase shares of common stock.

If you are a participant in the Bradford Bank 401(k) Profit Sharing Plan:

•                  You may direct that up to 50% of your account balances in this plan be invested in shares of common stock.

•                  You will receive a separate supplement to this prospectus that describes your rights under the 401(k) Profit Sharing Plan.

If you fit none of the categories above, but are interested in purchasing shares of our common stock:

•                  You may have an opportunity to purchase shares of common stock after priority orders are filled.

We are offering up to 7,475,000 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must issue a minimum of 5,525,000  shares to complete the offering. Under certain circumstances, however, we may include up to 828,750 shares issued in connection with the merger with Patapsco Bancorp in order to meet the 5,525,000 share minimum requirement. The amount of capital being raised is based on an appraisal of Bradford Bancorp. Most of the terms of this offering are required by regulations of the Office of Thrift Supervision. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines that our  market value has increased, we may sell up to 8,596,250 shares without giving you further notice or the opportunity to change or cancel your order.

The offering is scheduled to terminate at 4:00 p.m., Eastern time, on November 19, 2007. We may extend this termination date without notice to you until January 3, 2008, unless the Office of Thrift Supervision approves a later date. Funds received before completion of the offering will be maintained in a segregated account at Bradford Bank or, at our discretion, in a segregated account at an independent insured depository institution. All subscriptions received will earn interest at our statement savings account interest rate.

The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond January 3, 2008, If we extend the offering beyond January 3, 2008,  we will promptly return the funds of all subscribers who do not reconfirm their subscriptions. If we terminate the offering because we fail to sell the minimum number of shares, the merger is terminated, or for any other reason, we will promptly return your funds with interest at our statement savings account interest rate.

Sandler O’Neill & Partners, L.P. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares offered for sale are offered at a price of $10.00 per share.

We expect our current directors and executive officers, together with their associates, to subscribe for 131,000 shares, which equals an aggregate 1.8% of the shares offered for sale at the maximum of the offering range.

The Office of Thrift Supervision conditionally approved our plan of conversion on October 19, 2007. However, such approval does not constitute a recommendation or endorsement of this offering.

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page 15.

OFFERING SUMMARY

Price Per Share: $10.00

	Minimum	Maximum	Maximum, as Adjusted
Number of shares	5,525,000	7,475,000	8,596,250
Gross cash offering proceeds	$55,250,000	$74,750,000	$85,962,500
Estimated offering expenses (excluding selling agent fees)	$1,407,750	$1,407,750	$1,407,750
Estimated selling agent fees (1)	$616,250	$840,500	$969,444
Estimated net cash proceeds	$53,226,000	$72,501,750	$83,585,306
Estimated net cash proceeds per share	$9.63	$9.70	$9.72

(1)          Assumes all shares are sold in the subscription and community offerings and no shares are sold in a syndicated community offering. For a description of the calculation of Sandler O’Neill & Partners, L.P.’s compensation for the stock offering, please see “The Conversion and Stock Offering—Marketing Arrangements.”

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 19, 2007

Summary

This summary highlights material information from this document and may not contain all the information that is important to you. To understand the stock offering and merger fully, you should read this entire document carefully. For assistance, please call our conversion center at (410) 461-5561.

The Companies

Bradford Bancorp, Inc.

Bradford Bank

6910 York Road

Baltimore, Maryland 21212

(410) 377-9600

Bradford Bancorp, Inc. is a Maryland corporation that we recently formed to be the stock holding company for Bradford Bank. Bradford Bancorp has not engaged in any business to date. After the conversion, Bradford Bancorp will own all of Bradford Bank’s capital stock and will direct, plan and coordinate Bradford Bank’s business activities. In the future, Bradford Bancorp might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so other than the merger with Patapsco Bancorp.

Bradford Bank is a federally chartered savings bank that operates from its corporate headquarters and nine full-service locations in the greater Baltimore metropolitan area. We offer a variety of deposit and loan products to individuals and small businesses, most of which are located in our primary market area, which consists of Baltimore City and Anne Arundel, Baltimore and Howard Counties, Maryland. Since 2001, we have emphasized commercial lending and have grown our commercial loan portfolio (including commercial real estate, acquisition, development and construction, commercial construction and commercial business loans) to $167.9 million, or 38.8%, of total loans at June 30, 2007. At June 30, 2007, Bradford Bank had total consolidated assets of $568.0 million, deposits of $464.0 million and total equity of $43.4 million.

Our website address is www.bradfordbank.net. Information on our website should not be considered a part of this prospectus.

Acquisition of Patapsco Bancorp

Simultaneous with the completion of the offering, Bradford Bancorp will acquire Patapsco Bancorp and its wholly owned subsidiary, The Patapsco Bank. Patapsco Bank is a Maryland chartered commercial bank that operates out of five locations in the greater Baltimore metropolitan area. In connection with the merger, Bradford Bancorp will issue an aggregate of approximately 2,161,354 shares of common stock and pay approximately $23.1 million in cash to the stockholders of Patapsco Bancorp. At the maximum of the offering range, former Patapsco Bancorp stockholders will own approximately 21.8% of Bradford Bancorp. Under certain circumstances, if existing options to acquire Patapsco Bancorp common stock are exercised prior to closing, the number of shares issued in the acquisition could be increased to 2,216,850 shares of common stock.

Completion of the merger is expected to increase Bradford Bank’s deposit base and its loan portfolio, and provide Bradford Bank with greater access to customers in the greater metropolitan Baltimore area, particularly in Baltimore County, Maryland. At June 30, 2007, Patapsco Bancorp had total consolidated assets of $255.5 million, deposits of $189.7 million and stockholders’ equity, including temporary equity, of $18.9 million.

Immediately following the merger with Patapsco Bancorp, the composition of our board of directors and executive management will change. One of our current directors, George K. Mister, Jr., has informed us that he will resign from our board of directors upon completion of the merger. At that time, we will also expand the size of the board and appoint Nicole N. Glaeser and Thomas P. O’Neill, currently directors of Patapsco Bancorp and Patapsco Bank, to the boards of directors of Bradford Bancorp and Bradford Bank. In addition, we will appoint David L. Costello, III, our current Executive Vice President and

Chief Financial Officer, as Executive Vice President and Chief Operating Officer and appoint Michael J. Dee, the current President, Chief Executive Officer and Chief Financial Officer of Patapsco Bancorp and Patapsco Bank, as Senior Vice President and Chief Financial Officer of Bradford Bancorp and Bradford Bank.

We cannot complete the merger unless we have received the approval of the Office of Thrift Supervision and the Maryland Office of Financial Regulation. We made the necessary filings with both agencies and received the requisite approvals.

In addition, we cannot complete the merger unless Patapsco Bancorp’s stockholders approve the merger agreement. Patapsco Bancorp’s stockholders will vote on the merger at a meeting to be held on December 6, 2007. Each director of Patapsco Bancorp has signed an agreement to vote his or her shares of Patapsco Bancorp common stock in favor of the merger. In the aggregate, Patapsco Bancorp directors owned 9.7% of the issued and outstanding shares of Patapsco Bancorp common stock as of the October 9, 2007 record date for the Patapsco Bancorp meeting of stockholders.

Impact of the Termination of the Acquisition of Patapsco Bancorp on the Offering

Although the completion of the offering is not contingent on acquisition of Patapsco Bancorp, the timing and manner of the offering would be subject to significant modification in the event the acquisition is terminated. If the merger agreement with Patapsco Bancorp is terminated, the current offering may be canceled, a new offering range and price per share set and a new offering held. Under those circumstances, all funds would be promptly returned and all subscribers would be given the opportunity to place a new order. Any new valuation range must be approved by the Office of Thrift Supervision.

Recently Completed Acquisitions

Recently, we have sought to expand our franchise through acquisition opportunities. These acquisitions have extended our footprint to areas previously not served by our branch network. In particular, in 2006 and 2007, Bradford Bank acquired three financial institutions and acquired the deposits of a branch office of a fourth financial institution.

Senator Bank. On June 20, 2007, Bradford Bank completed a merger with Senator Bank, Cockeysville, Maryland, with Bradford Bank as the surviving financial institution. We retained Senator Bank’s one office located in Baltimore County, Maryland. At March 31, 2007, Senator Bank had total assets of $21.4 million, deposits of $20.1 million and total equity of $1.4 million. No purchase price was paid for the acquisition since Senator Bank was a federally chartered mutual savings bank with no stockholders.

Golden Prague Federal Savings and Loan Association. On June 20, 2007, Bradford Bank completed a merger with Golden Prague Federal Savings and Loan Association, Baltimore, Maryland, with Bradford Bank as the surviving financial institution. One of Golden Prague’s branch offices located in Baltimore City has been closed and we expect to close Golden Prague’s Parkville, Maryland branch office due to the proximity of this office to a current Patapsco Bank branch office. At March 31, 2007, Golden Prague had total assets of $29.3 million, deposits of $24.8 million and total equity of $2.3 million. No purchase price was paid for the acquisition since Golden Prague was a federally chartered mutual savings and loan association with no stockholders.

Valley Bancorp, Inc. In January 2007, we completed an acquisition of Valley Bancorp, Inc., Hunt Valley, Maryland, for an aggregate purchase price of $9.3 million. In connection with this acquisition, we merged Bradford Bank with Valley Bancorp’s wholly owned subsidiary, Valley Bank of Maryland, with Bradford Bank as the surviving financial institution. We retained Valley Bank’s one full-service office located in Baltimore County, Maryland and closed an administrative office. At December 31, 2006, Valley Bancorp had total assets of $50.9 million, deposits of $37.3 million and total equity of $5.4 million.

American Bank — Acquisition of Deposits of Ellicott City Branch. In October 2006, Bradford Bank completed the acquisition of $6.4 million of deposits located at the Ellicott City, Maryland branch of American Bank, Silver Spring, Maryland. These deposits were acquired for a deposit premium of $236,000.

The Conversion and our Corporate Structure

Currently, we are in the mutual holding company form of organization with no public stockholders. Our depositors and certain borrowers currently have the right to vote on certain matters such as the election of directors and this conversion. In the current structure, Bradford Bank MHC is our federally chartered mutual holding company parent and Bradford Mid-Tier Company is our federally chartered mid-tier stock holding company. After the conversion, Bradford Bank MHC and Bradford Mid-Tier Company will cease to exist and depositors and borrowers of Bradford Bank will no longer have any voting or membership rights.

The conversion process that we are now undertaking involves a series of transactions by which we will convert our organization from the mutual holding company form of organization with no public stockholders to the public stock holding company form of organization. In the public stock holding company structure, Bradford Bank will remain a federally chartered stock savings bank and all of its stock will be owned by Bradford Bancorp. All of Bradford Bancorp’s stock will be owned by the public, including our employee stock ownership plan, and by Bradford Bank Foundation. The normal business operations of Bradford Bank will continue without interruption during the conversion.

The following diagram depicts our corporate structure after the offering and merger with Patapsco Bancorp:

Our Business Strategy (page 98)

Our business strategy is to operate and grow a profitable community-oriented financial institution. We plan to achieve this by executing our strategy of:

•                                          expanding our franchise and footprint through acquisition opportunities, such as our merger with Patapsco Bancorp, and through the opening of additional branch offices;

•                                          continuing to increase commercial relationships by offering additional products and services in our primary market area;

•                                          increasing our deposit market share in our expanding market area;

•                                          growing noninterest income by continuing to increase our sale of non-deposit products and expanding the products and services we offer our customers; and

•                                          applying conservative underwriting practices to maintain the high quality of our loan portfolio.

The Offering

Purchase Price

The purchase price is $10.00 per share. You will not pay a commission to buy any shares in the offering.

Number of Shares to be Sold

We are offering for sale between 5,525,000 and 7,475,000 shares of Bradford Bancorp common stock in this offering. The amount of capital being raised is based on an appraisal of Bradford Bancorp. Most of the terms of this offering are required by Office of Thrift Supervision regulations. With regulatory approval, we may increase the number of shares to be issued to 8,596,250 shares without giving you further notice or the opportunity to change or cancel your order. In considering whether to increase the offering size, the Office of Thrift Supervision will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions.

If we do not receive orders for at least 5,525,000 shares of common stock, then we may issue up to 828,750 unsubscribed shares to Patapsco Bancorp stockholders as merger consideration, but only in order to complete the offering at the minimum of the offering range. If 828,750 offering shares are so issued to Patapsco Bancorp stockholders, the minimum number of shares that must be sold in the offering is 4,696,250. If we receive orders for at least 5,525,000 shares of common stock, then the 828,750 shares of common stock to be issued to Patapsco Bancorp stockholders will be in addition to the total shares issued in the offering.

How We Determined the Offering Range (page 192)

We decided to offer between 5,525,000 and 7,475,000 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by RP Financial, LC., an appraisal firm experienced in appraisals of financial institutions. RP Financial will receive fees totaling $90,000 for the preparation and delivery of the original appraisal report, plus reimbursement of out-of-pocket expenses and $10,000 for the preparation and delivery of each required updated appraisal report (of which there will be at least one). RP Financial estimates that as of August 31, 2007, our offering range was between $55.3 million and $74.8 million, with a midpoint of $65.0 million, and that our pro forma market value was between $79.6 million and $99.1 million, with a midpoint of $89.4 million, inclusive of shares issued to Patapsco Bancorp stockholders in connection with the merger and shares issued to the charitable foundation.

In preparing its appraisal, RP Financial considered the information in this prospectus, including our consolidated financial statements inclusive of the mergers with Golden Prague and Senator Bank, as well as the impact of the proposed merger with Patapsco Bancorp, and the impact of the contribution of shares to the charitable foundation. RP Financial also considered the following factors, among others:

•                                          our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market area;

•                                          a comparative evaluation of the operating and financial statistics of Bradford Bank with those of other similarly-situated, publicly-traded savings bank and savings bank holding companies;

•                                          the effect of the capital raised in this offering on our net worth and earnings potential; and

•                                          the trading market for securities of comparable institutions and general conditions in the market for such securities.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “tangible book value” and the ratio of the offering price to the issuer’s annual core earnings. RP Financial considered these ratios in preparing its appraisal, among other factors. Tangible book value is the same as total equity, less intangibles, and represents the difference between the issuer’s tangible assets and liabilities. Core earnings, for purposes of the appraisal, was defined as net earnings after taxes, excluding the after-tax portion of income from nonrecurring items. RP Financial’s appraisal also incorporates an analysis of a peer group of publicly traded fully converted savings banks and fully converted savings bank holding companies that RP Financial considered to be comparable to us. The peer group analysis conducted by RP Financial included a total of 10 publicly-traded thrift institutions with assets between $350 million and $2 billion. The peer group is comprised of institutions that are based in the Mid-Atlantic region of the U.S. and have been in public ownership for at least one year.

The following table presents a summary of selected pricing ratios for the peer group companies and for us utilized by RP Financial in its appraisal. These ratios are based on earnings for the 12 months ended June 30, 2007 and book value as of June 30, 2007.

	Price to Core Earnings Multiple (1)	Price to Book Value Ratio	Price to Tangible Book Value Ratio

Bradford Bancorp (pro forma):
Minimum, as adjusted (2)	80.42x	69.98%	118.91%
Minimum	68.46x	72.31%	116.82%
Maximum	70.20x	78.00%	116.41%
Maximum, as adjusted	70.93x	80.65%	116.28%

Peer group companies as of August 31, 2007:
Average	17.96x	115.66%	128.01%

(1)         Ratios are based on estimated core earnings for the 12 months ended June 30, 2007 and share prices as of August 31, 2007.

(2)         If Bradford Bancorp does not receive orders for at least 5,525,000 shares in the offering, then, in Bradford Bancorp’s discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 828,750 unsubscribed shares may be issued to stockholders of Patapsco Bancorp as merger consideration.

Compared to the average pricing ratios of the peer group at the maximum of the offering range, our stock would be priced at a premium of 290.9% on a price-to-earnings basis, at a discount of 32.6% to the peer group on a price-to-book basis and a discount of 9.1% to the peer group on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group based on an earnings per share basis and less expensive than the peer group based on a book value per share basis and a tangible book value per share basis.

The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the public offering.

Possible Change in Offering Range (page 195)

RP Financial will update its appraisal before we complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 8,596,250 shares without further notice to you. In addition, in certain circumstances if existing options to acquire Patapsco Bancorp common stock at June 30, 2007 are exercised prior to closing, the number of shares issued in the acquisition could be increased to 2,216,850 shares of common stock without further notice to you. If our pro forma market value including shares issued to Patapsco Bancorp and contributed to Bradford Bank Foundation at that time is either below $79.6 million or above $110.9 million, then, after consulting with the Office of Thrift Supervision, we may:  terminate the stock offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to modify or rescind their purchase orders for shares of Bradford Bancorp’s common stock; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

Possible Termination of the Offering

We must sell a minimum of 5,525,000 shares to complete the offering. If we do not receive orders for at least 5,525,000 shares of common stock, then we may issue up to 828,750 unsubscribed shares to Patapsco Bancorp stockholders as merger consideration, but only in order to complete the offering and conversion at the minimum of the offering range. If we terminate the offering because the merger is terminated or because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at our statement savings account interest rate.

After-Market Performance of Mutual-to-Stock Conversion Offerings

The following table provides information regarding the after-market performance of all full mutual-to-stock conversion offerings completed from January 1, 2005 through August 31, 2007.

		Appreciation From Initial Offering Price
Issuer (Market/Symbol)	Date of IPO	After 1 Day	After 1 Week	After One Month	Through 8/31/07
Louisana Bancorp, Inc. (Nasdaq: LABC)	07/10/07	9.5%	4.0%	9.1%	8.6%
Quaint Oak Bancorp, Inc. (OTCBB: QNTO)	07/05/07	(2.0)	(7.0)	(11.0)	(10.0)
CMS Bancorp, Inc. (Nasdaq: CMSB)	04/04/07	5.7	4.7	3.0	5.0
Essa Bancorp, Inc. (Nasdaq: ESSA)	04/04/07	17.8	20.6	14.8	10.5
Hampden Bancorp, Inc. (Nasdaq: HBNK)	01/17/07	28.2	25.0	23.4	3.1
Chicopee Bancorp, Inc. (Nasdaq: CBNK)	07/20/06	44.6	42.5	45.2	41.4
Newport Bancorp, Inc. (Nasdaq: NFSB)	07/07/06	28.0	28.8	31.0	21.0
Legacy Bancorp, Inc. (Nasdaq: LEGC)	10/26/05	30.3	34.0	32.0	42.1
BankFinancial Corp. (Nasdaq: BFIN)	06/24/05	36.0	34.0	36.0	55.0
Benjamin Franklin Bancorp, Inc. (Nasdaq: BFBC)	04/05/05	0.6	3.9	2.5	37.5
OC Financial Inc. (OTCBB: OCFL)	04/01/05	20.0	8.0	10.0	9.9
Royal Financial Inc. (OTCBB: RYFL)	01/21/05	16.0	26.0	25.4	39.0

Average – all transactions		19.6	18.7	18.5	21.4
Average – Nasdaq listed companies		22.3	21.9	21.9	24.9
Average – OTCBB quoted companies		11.3	9.0	8.1	13.0

This table is not intended to be indicative of how our stock may perform. Furthermore, this table presents only short-term price performance with respect to several companies that only recently completed their initial public offerings and may not be indicative of the longer-term stock price performance of these companies. Stock price appreciation is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to Bradford Bancorp, the pricing ratios for their stock offerings were in some cases different from the pricing ratios for Bradford Bancorp’s common stock and the market conditions in which these offerings were completed were, in some cases, different from current market conditions. In addition, none of the companies listed, other than Benjamin Franklin Bancorp, completed a conversion offering simultaneously with a merger with another financial institution. Any or all of these differences may cause our stock to perform differently from these other offerings. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the “Risk Factors” section.

You should be aware that, in certain market conditions, stock prices of thrift initial public offerings have decreased. We can give you no assurance that our stock will not trade below the $10.00 purchase price or that our stock will perform similarly to other recent mutual to stock conversions.

Conditions to Completing the Offering

We are conducting the offering under the terms of our plan of conversion. We cannot complete the offering unless we sell at least the minimum number of shares offered (which may include up to 828,750 unsubscribed shares issued to Patapsco Bancorp stockholders as merger consideration) and we receive the final approval of the Office of Thrift Supervision to complete the offering.

Reasons for the Offering (page 180)

Our primary reasons for this offering are the following:

•                                          The offering will facilitate the acquisition of Patapsco Bancorp by enabling us to issue stock and raise cash to pay the merger consideration.

•                                          The proceeds from the offering will increase the capital of Bradford Bank, which will support future lending and operational growth, including future expansion through branching.

•                                          The offering allows us to implement equity compensation plans to retain and attract qualified directors, officers and staff and to enhance our current compensation programs.

•                                          The public stock holding company structure will give us greater flexibility in structuring further mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company structure significantly limits our ability in offering shares of common stock as consideration in a merger or acquisition. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by enhancing our ability to offer stock or cash consideration, or a combination of the two. Other than our agreement to acquire Patapsco Bancorp, we currently have no agreements or understandings as to any specific acquisition.

We Will Form Bradford Bank Foundation

To continue our long-standing commitment to our local communities, we intend to establish a charitable foundation, named “Bradford Bank Foundation,” as part of the offering. The charitable foundation will be funded with 275,000 shares of Bradford Bancorp common stock and $250,000 in cash. The common stock contributed to the charitable foundation is in addition to the shares being offered for sale and exchanged in the merger and will not be included in determining whether the minimum number of shares of common stock has been sold to complete the offering. Our contribution to the charitable foundation would reduce net earnings by up to $2.0 million, after tax, in the year in which the charitable foundation is established. Bradford Bank Foundation will make charitable grants and donations and support projects located within our market areas.

The amount of common stock that we would offer for sale would be greater if the offering were to be completed without the formation of Bradford Bank Foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering and on the shares issued to stockholders of Bradford Bancorp, see “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Benefits of the Offering to Management (page 157)

We intend to adopt the benefit plans and employment agreements described below. Bradford Bancorp will recognize compensation expense related to the employee stock ownership plan and the equity incentive plan. The actual expense will depend on the market value of Bradford Bancorp’s common stock and, with respect to the employee stock ownership plan, will fluctuate in response to changes in the trading price of Bradford Bancorp’s common stock, increasing if the trading price increases. As reflected under “Pro Forma Data,” based upon assumptions set forth therein, the annual expense related to the employee stock ownership plan and the equity incentive plan would be approximately $310,000 and $620,000, respectively, assuming shares are sold in the offering at the maximum of the offering range and that our shares are valued at $10.00 per share. See “Pro Forma Data” for a detailed analysis of the effects of each of these plans.

Employee Stock Ownership Plan. We intend to establish an employee stock ownership plan that will purchase an amount of shares equal to 8.00% of the shares sold in the offering, as well as shares contributed to Bradford Bank Foundation. However, if Bradford Bank’s tangible capital is not at least 10.0% following the offering, the amount of shares purchased by the employee stock ownership plan may be reduced to 7.0% of the shares sold in the offering, as well as shares contributed to Bradford Bank Foundation. The plan will use the proceeds from a 20-year loan from Bradford Bancorp to purchase these shares. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of employee participants. Allocations will be based on a participant’s individual compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan.

Equity Incentive Plan. We intend to implement an equity incentive plan no earlier than six months after completion of the offering. Under current Office of Thrift Supervision regulations, if the plan is implemented within one year after the conversion, the plan must be approved by a majority of the total votes eligible to be cast and if the plan is implemented more than one year after the conversion, the plan must be approved by a majority of the total votes cast. Under this plan, if implemented within one year after the conversion, we may grant stock options in an amount up to 10.0% of the number of shares sold in the offering, as well as shares contributed to Bradford Bank Foundation and restricted stock awards in an amount equal to 4.0% of the shares issued in the offering, as well as shares contributed to Bradford Bank Foundation. However, if the plan is implemented within one year after the conversion and Bradford Bank’s tangible capital is not at least 10.0% at the time the plan is implemented, Office of Thrift Supervision regulations limit the amount of shares reserved for restricted stock eligible for award to 3.0% of the shares sold in the offering, as well as shares contributed to Bradford Bank Foundation. These limitations will not apply if the plan is implemented more than one year after the conversion. Shares of restricted stock will be awarded at no cost to the recipient. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date.

The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the equity incentive plan, assuming the plan is implemented within one year after the conversion. At the maximum of the offering range, we will sell 7,475,000 shares and have 9,911,354 shares outstanding after the offering, the merger and the contribution to Bradford Bank Foundation. The number of shares reflected for the benefit plans in the table below assumes that Bradford Bank’s tangible capital will be 10.0% or more following the completion of the offering and the application of the net proceeds as described under “Use of Proceeds.”

	Number of Shares to be Granted or Purchased
(Dollars in thousands)	At Maximum of Offering Range	As a % of Common Stock Issued at Maximum of Offering Range (1)	As a % of Common Stock Outstanding After the Offering and Merger (2)	Total Estimated Value of Grants
				(In thousands)
Employee stock ownership plan (3)	620,000	8.00%	6.26%	$6,200
Restricted stock awards (3)	310,000	4.00	3.13	3,100
Stock options (4)	775,000	10.00	7.82	3,139
Total	1,705,000	22.00%	17.21%	$12,439

(1)         Reflects the amount of shares in the respective plans as a percentage of total shares sold in the offering, as well as shares contributed to Bradford Bank Foundation. Does not reflect shares issued in the acquisition of Patapsco Bancorp.

(2)         Reflects the amount of shares in the respective plans as a percentage of total shares sold in the offering, as well as shares contributed to Bradford Bank Foundation and issued in the acquisition of Patapsco Bancorp.

(3)         Assumes the value of Bradford Bancorp common stock is $10.00 per share for purposes of determining the total estimated value of the grants.

(4)         Assumes the value of a stock option is $4.05, which was determined using the Black-Scholes option-pricing formula assuming a share price of $10.00 as the date of grant. See “Pro Forma Data.”

Employment Agreements. We intend to enter into employment agreements with Dallas R. Arthur, our President and Chief Executive Officer, David L. Costello, III, who will serve as our Executive Vice President and Chief Operating Officer, and Michael J. Dee, who will serve as our Senior Vice President and Chief Financial Officer. These agreements will provide for severance benefits if the executives are terminated following a change in control of Bradford Bancorp or Bradford Bank. Based solely on cash compensation for the year ended December 31, 2006 and excluding any benefits that would be payable under any employee benefit plan, if a change in control of Bradford Bancorp occurred and we terminated all officers with employment agreements, the total cash payments due under the employment agreements would be approximately $2.5 million.

Employee Severance Compensation Plan. This plan will provide severance benefits to eligible employees if there is a change in control of Bradford Bancorp or Bradford Bank. Based solely on compensation and service levels as of December 31, 2006, the total payments due under the terms of the severance plan would be approximately $830,000.

The Offering Will Not be Taxable to Persons Receiving Subscription Rights (page 197)

As a general matter, the offering will not be a taxable transaction for purposes of federal or state income taxes to persons who receive or exercise subscription rights. We have received an opinion from our counsel, Muldoon Murphy & Aguggia LLP, that, for federal income tax purposes, it is more likely than not that the members of Bradford Bank MHC will not realize any income upon the issuance or exercise of the subscription rights.

Persons Who Can Order Stock in the Offering (page 183)

We have granted rights to subscribe for shares of Bradford Bancorp common stock in a “subscription offering” to the following persons in the following order of priority:

1.                                       Persons with $50 or more on deposit as of December 31, 2005 at the following institutions:

•                                          Bradford Bank;

•                                          American Bank (provided the deposit account in American Bank was acquired by Bradford Bank pursuant to the Purchase Agreement by and between American Bank and Bradford Bank, dated June 7, 2006);

•                                          Valley Bank of Maryland;

•                                          Golden Prague Federal Savings and Loan Association; and

•                                          Senator Bank.

2.                                       Our employee stock ownership plan, which provides retirement benefits to our employees.

3.                                       Persons with $50 or more on deposit as of September 30, 2007 at Bradford Bank.

4.                                       Bradford Bank’s depositors as of October 12, 2007, who are not eligible to subscribe for shares under categories 1 and 3, and borrowers of Bradford Bank as of December 14, 1987, borrowers of Golden Prague Federal Savings and Loan Association as of September 27, 1990 and borrowers of Senator Bank as of September 29, 1988 whose loans, in each case, continued to be outstanding with Bradford Bank at October 12, 2007. Please note that due to the length of time borrowers must have had a loan with at least one of the listed institutions, there is a very limited number of borrowers who have been granted subscription rights.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion. Generally, shares first will be allocated so as to permit each eligible subscriber, if possible, to purchase a number of shares sufficient to make the subscriber’s total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining eligible subscribers whose subscriptions remain unfilled in proportion to the amounts their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible subscribers whose subscriptions remain unfilled. If we increase the number of shares to be sold in the offering above 7,475,000, Bradford Bank’s employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of priorities described above. See “The Conversion and Stock Offering—Subscription Offering and Subscription Rights” for a description of the allocation procedure.

We may offer shares not sold in the subscription offering to the general public in a “direct community offering” that can begin concurrently with, during or immediately following the subscription offering. Orders received in the direct community offering will be subordinate to subscription offering orders. Natural persons who are residents of Baltimore City and Anne Arundel, Baltimore and Howard Counties, Maryland will have first preference to purchase shares in the direct community offering. Shares of common stock not purchased in the subscription offering or the direct community offering may be offered for sale through a “syndicated community offering” managed by Sandler O’Neill & Partners, L.P. We have the right to accept or reject, in our sole discretion, orders we receive in the direct community offering and syndicated community offering.

Subscription Rights are Not Transferable

You are not allowed to transfer your subscription rights and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person to sell or transfer subscription rights or the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights. Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

How to Purchase Common Stock (page 190)

In the subscription offering and the community offering, you may pay for your shares by:

1.                           personal check, bank check or money order made payable directly to Bradford Bancorp (third-party checks of any type will not be accepted); or

2.                           authorizing us to withdraw money from your Bradford Bank deposit account(s) other than checking accounts or individual retirement accounts (“IRAs”). To use funds from accounts with check-writing privileges, please submit a check payable directly to Bradford Bancorp. To use IRA funds, please see the next section.

Bradford Bank is not permitted to lend funds (including funds drawn on a Bradford Bank line of credit) to anyone for the purpose of purchasing shares of common stock in the offering. Also, payment may not be made by wire transfer.

Checks and money orders will be immediately cashed, so the funds must be available within the account when we receive your stock order form. Do not overdraw your account. The funds will be deposited by us into a Bradford Bank segregated account. We will pay interest at Bradford Bank’s statement savings account interest rate from the date those funds are received until completion or termination of the offering. Withdrawals from certificates of deposit at Bradford Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Bradford Bank must be available within the deposit accounts at the time the stock order form is received. A hold will be placed on the amount of funds designated on your stock order form. Those funds will be unavailable to you during the offering; however, the funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable contractual deposit account rate until the completion of the offering.

You may submit your order form in one of three ways: by mail, using the reply envelope provided; by overnight courier to the address indicated on the order form; or by taking the stock order form and payment to our conversion center, located at 10100 Baltimore National Pike, Ellicott City, Maryland 21042. Stock order forms may not be hand-delivered to our branch offices. Our branch offices will not have stock offering materials on hand. Once submitted, your order is irrevocable. We will not accept copies or facsimiles of order forms.

Using IRA Funds to Purchase Shares in the Offering (page 192)

You may be able to subscribe for shares of common stock using funds in your individual retirement account(s), or IRA, provided that such IRAs are not maintained at Bradford Bank. If you wish to use some or all of the funds in your Bradford Bank IRA, the applicable funds must first be transferred to a self-directed account maintained by an unaffiliated institutional trustee or custodian, such as a brokerage firm. If you do not have such an account, you will need to establish one and transfer your funds before placing your stock order. Our conversion center can give you guidance in this regard. Because processing this type of order takes additional time, we recommend that you contact our conversion center promptly, preferably at least two weeks before the November 19, 2007 offering deadline. Whether you may use retirement funds for the purchase of shares in the stock offering will depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Purchase Limitations (page 187)

Our plan of conversion establishes limitations on the purchase of stock in the offering. These limitations include the following:

•                                          The minimum purchase is 25 shares.

•                                          No individual (or individuals exercising subscription rights through a single deposit account held jointly) may purchase more than $500,000 of common stock (which equals 50,000 shares) in the offering.

•                                          No individual, together with any associates, and no group of persons acting in concert may purchase more than $500,000 of common stock (which equals 50,000 shares) in the offering. For purposes of applying this limitation, your associates include:

•                                          your spouse, or any relative of your spouse, who either lives in your home or who is a director or officer of Bradford Bank;

•                                          companies or other entities in which you are a senior officer or partner or have a 10% or greater beneficial ownership interest; and

•                                          trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.

Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase limitations at any time. Our tax-qualified employee benefit plans, including our employee stock ownership plan, are authorized to purchase in the aggregate up to 8.00% of the shares sold in the offering, as well as shares contributed to Bradford Bank Foundation without regard to these purchase limitations.

Deadline for Ordering Stock (page 185)

The subscription offering will end at 4:00 p.m., Eastern time, on November 19, 2007. If you wish to purchase shares, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received by us (not postmarked) no later than this time. We expect that the direct community offering, if held, will terminate at the same time, although it may continue for up to 45 days after the end of the subscription offering, or longer if regulators approve a later date. No single extension may be for more than 90 days. If we extend the offering beyond January 3, 2008, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at our passbook rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 5,525,000 shares (which may include up to 828,750 unsubscribed shares issued to Patapsco Bancorp stockholders as merger consideration) or more than 8,596,250 shares (in each case after taking into account shares to be exchanged in the merger), we will promptly return all funds, set a new offering range and all subscribers will be notified and given the opportunity to confirm, change or cancel their orders.

How We Will Use the Proceeds of This Offering (page 41)

The following table summarizes how we will use the proceeds of this offering, based on the sale of shares at the minimum and maximum of the offering range.

(In thousands)	5,525,000 Shares at $ 10.00 per Share	7,475,000 Shares at $ 10.00 per Share

Gross offering proceeds	$55,250	$74,750
Less: offering expenses	(2,024)	(2,248)
Net offering proceeds	53,226	72,502

Less:
Proceeds contributed to Bradford Bank (1)	(37,569)	(55,285)
Merger costs and restructuring charges (2)	(2,767)	(2,767)
Proceeds used for loan to employee stock ownership plan	(4,640)	(6,200)
Proceeds contributed to Bradford Bank Foundation	(250)	(250)
Proceeds used to pay The Bankers Bank loan	(3,000)	(3,000)
Proceeds remaining for Bradford Bancorp	$5,000	$5,000

(1)        Approximately $23.1 million of the funds contributed to Bradford Bank will be used to fund the cash portion of the purchase price for Patapsco Bancorp. Our offering includes a provision for an adjusted minimum, that will allow the issuance to Patapsco Bancorp stockholders of up to 828,750 unsubscribed offering shares as merger consideration. This would reduce the net offering proceeds to $45.0 million, reduce the proceeds contributed to Bradford Bank to $29.4 million but the proceeds that we retain would remain at $5.0 million. See “Use of Proceeds.”

(2)        Includes $797,000, $1.7 million and $300,000 respectively of non-tax deductible merger costs, tax deductible merger costs and restructuring costs.

Bradford Bancorp also will use a portion of the proceeds that it retains to make quarterly interest payments on the $5.0 million of 6.465% junior subordinated debentures that it will assume in the merger of Patapsco Bancorp. Initially, Bradford Bancorp intends to invest the proceeds that it retains in short-term liquid investments. In the future, Bradford Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. Bradford Bank intends to use the proceeds it receives for investment in short-term liquid investments. In the future, Bradford Bank may use the portion of the proceeds that it receives to fund new loans, open new branches, invest in securities and expand its business activities. We currently have no specific plans or agreements regarding any expansion activities or acquisitions other than the merger with Patapsco Bancorp and the branch office openings disclosed in “Management’s Discussion and Analysis of Bradford Bancorp—Business Strategy.”  The new branches are expected to be funded by cash generated by our business. We do not expect to borrow funds for these expansion projects. Based on current estimates, we expect the total cost of construction and equipment for the new White Marsh and Aberdeen locations to be $2.5 million in the aggregate, $10,000 of which had been incurred at June 30, 2007. Funding for these branches is not contingent on this offering.

Purchases and Stock Elections by Directors and Executive Officers (page 164)

We expect that our directors and executive officers, together with their associates, will subscribe for 131,000 shares, which equals 1.8% of the shares that are offered for sale at the maximum of the offering range. Our directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering.

In addition, the two Patapsco Bancorp directors (Nicole N. Glaesser and Thomas P. O’Neill) and one Patapsco Bancorp executive officer (Michael J. Dee) who will be appointed as directors and executive officer, respectively, of Bradford Bancorp after the merger, could elect to receive in the merger up to 251,974 shares in the aggregate of Bradford Bancorp common stock in exchange for their Patapsco Bancorp common stock, based on the number of shares of Patapsco Bancorp they own as of September 12, 2007 and subject to the election and proration procedures set forth in the merger agreement. Mr. O’Neill and Mr. Dee are not eligible account holders and are therefore not eligible to purchase shares of Bradford Bancorp common stock in the subscription offering. Ms. Glaeser is an eligible account holder and, together with her associates, intends to subscribe for 400 shares, or $4,000, of Bradford Bancorp common stock. Including the new directors and executive officer from Patapsco Bancorp (and excluding Mr. Mister who will be resigning as a director of Bradford Bancorp upon completion of the merger), all directors and executive officers, together with their associates, would own, upon completion of the merger, up to approximately 4.7% of our outstanding shares at the minimum of the offering range and up to approximately 3.8% of our outstanding shares at the maximum of the offering range, based on the number of shares of Patapsco Bancorp they own as of October 9, 2007.

Market for Bradford Bancorp’s Common Stock (page 43)

We have applied to have the common stock of Bradford Bancorp listed on the Nasdaq Global Market. Sandler O’Neill currently intends to become a market maker in the common stock, but it is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares. There can be no assurance that persons purchasing the common stock in the offering will be able to sell their shares at or above the $10.00 offering price, and brokerage firms typically charge commissions related to the purchase or sale of securities.

Bradford Bancorp’s Dividend Policy (page 42)

We have not determined whether we will pay dividends on the common stock. After the offering, we will consider a policy of paying regular cash dividends. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition. Initially, our ability to pay dividends will be limited to the net proceeds of the offering retained by Bradford Bancorp and earnings from the investment of such proceeds. At the maximum of the offering range, Bradford Bancorp will retain approximately $5.0 million of the net proceeds. Additionally, funds could be contributed from Bradford Bank through dividends; however, the ability of Bradford Bank to dividend funds to Bradford Bancorp is subject to regulatory limitations described in more detail in “Our Dividend Policy.”

Delivery of Prospectus

To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the offering deadline in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we will not mail a prospectus any later than five days prior to such date or hand-deliver a prospectus later than two days prior to that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or order form by means other than United States mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 4:00 p.m., Eastern time, on November 19, 2007 whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Stock Certificates (page 196)

Certificates representing shares of common stock issued in the offering will be mailed to purchasers at the address provided on the order form as soon as practicable following completion of the offering and receipt of all necessary regulatory approvals.

Conversion Center

If you have any questions regarding the offering, please call the conversion center at  (410) 461-5561 to speak to a registered representative of Sandler O’Neill. The conversion center is open Monday through Friday, except bank holidays, from 10:00 a.m. to 4:00 p.m., Eastern time.

Risk Factors

You should consider carefully the following risk factors before purchasing Bradford Bancorp common stock.

Risks Related to Our Business

Our continued emphasis on commercial lending may expose us to increased lending risks.

At June 30, 2007, our loan portfolio consisted of $76.9 million, or 17.8%, of acquisition, development and construction loans, $57.3 million, or 13.2%, of commercial real estate loans, $12.4 million, or 2.9%, of commercial construction loans and $21.3 million, or 4.9%, of commercial business loans. We have grown these loan portfolios in recent years and intend to continue to emphasize these types of lending. In addition, at June 30, 2007, Patapsco Bancorp’s loan portfolio consisted of $36.3 million, or 16.1%, of commercial real estate loans, $23.9 million, or 10.6%, of construction loans, and $70.1 million, or 31.2%, of commercial loans and leases. As a result, our credit risk profile will be higher than traditional thrift institutions that have higher concentrations of one- to four-family residential loans. These types of loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers and, for acquisition, development and construction loans, the accuracy of the estimate of the property’s value at completion of the project and the estimated cost of development and construction. Commercial loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Commercial business loans expose us to additional risks since they typically are made on the basis of the borrower’s ability to make repayments from the cash flow of the borrower’s business and are generally secured by collateral that may depreciate over time. Primarily as a result of our continued emphasis on commercial loans, from December 31, 2005 to June 30, 2007, nonperforming loans increased $1.8 million, or 185.3%, to $2.8 million, classified and criticized assets increased $11.0 million, or 225.6%, to $15.9 million and delinquencies increased $2.8 million, or 57.3%, to $7.6 million. In addition, since commercial loans generally entail greater risk than one- to four-family residential mortgage loans, we may need to increase our allowance for loan losses in the future to account for the growth of our portfolio of such loans. At June 30, 2007, our allowance, which totaled $2.7 million, amounted to 0.63% of our total loan portfolio, and Patapsco Bancorp’s allowance, which totaled $1.1 million, amounted to 0.49% of its total loan portfolio. Also, many of our commercial borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship may expose us to a greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan. Finally, as a result of this offering, our regulatory loans-to-one borrower limit will increase and we expect to increase our internal loans-to-one borrower limit. This ability to make larger loans may expose us to greater risk of loss.

Negative economic conditions could also result in reduced loan demand and a decline in loan originations. As a result of recent weaker economic conditions, we have recently experienced a slowdown in the level of originations of commercial real estate and construction loans. Since loans, particularly commercial real estate loans and construction and land loans, generally provide higher yields than our other interest-earning assets, a decline in originations of these loans could adversely affect our profitability.

High loan-to-value ratios on a significant portion of our acquisition, development and construction portfolio expose us to greater risk of loss.

Many of our acquisition, development and construction loans have high loan-to-value ratios (as defined under regulatory guidelines). In addition, the borrowers with these loans may obtain additional financing or investors which may impact the borrowers’ equity in the project. At June 30, 2007, approximately $21.1 million, or 23.6%, of our $89.3 million acquisition, development and construction loans have high loan-to-value ratios, and we had an additional $4.5 million of loan commitments for these loans. Loans with high loan-to-value ratios will be more sensitive to declining property values than would those with lower loan-to-value ratios and, therefore, may experience a higher incidence of default and severity of losses. In addition, if the borrowers sell the properties, such borrowers may be unable to repay their loans in full from the sale. All of our acquisition, development and construction loans have adjustable interest rates. As a result, these loans may experience a higher rate of default in a rising interest rate environment. For these reasons, these loans may experience higher rates of delinquencies, defaults and losses.

Our recent emphasis on indirect automobile lending and the unseasoned nature of these loans may expose us to increased lending risk.

In 2006, we implemented an indirect automobile lending program. Although this program was discontinued as of August 2007, we did not sell any loans made under the program. At June 30, 2007, our indirect automobile loans accounted for $23.4 million of our $24.7 million automobile loan portfolio, and represented 5.4% of our total loan portfolio.  Indirect automobile loan charge-offs since the inception of the program total $10,000.

Automobile loans in general tend to have a higher rate of default than mortgage loans and full repayment of defaulted loans is less likely when the loan is secured by a depreciating asset like an automobile. In addition, automobile loan collections depend on the borrower’s continuing financial stability, and thus are adversely affected by job loss, divorce, illness or personal bankruptcy.

Indirect automobile lending (originating automobile loans through automobile dealers) presents additional risks, such as lack of familiarity with the borrower and dependence on dealers to verify that borrower information is accurate. Although we hired experienced automobile lenders, our indirect automobile loan portfolio is unseasoned and our limited experience with these loans does not provide us with a significant payment history pattern with which to judge future collectibility. Until these loans are repaid or sold, we can give no assurance that these loans will not have delinquency or charge-off levels above our historical experience.

Changes in interest rates may hurt our profits and asset values.

Short-term market interest rates (which we use as a guide to price our deposits) have until recently risen from historically low levels, while longer-term market interest rates (which we use as a guide to price our longer-term loans) have not. This “flattening” of the market yield curve has had a negative impact on our interest rate spread and net interest margin, which has reduced our profitability. For the six months ended June 30, 2007, our interest rate spread was 2.40% compared to 2.62% and 2.87% for the years ended December 31, 2006 and 2005, respectively. In addition, for the year ended June 30, 2007, Patapsco Bancorp’s interest rate spread was 3.58% compared to 3.96% and 4.03% for the years ended June 30, 2006 and 2005, respectively. If short-term interest rates rise, and if rates on our deposits reprice upwards faster than the rates on our long-term loans and investments, we would experience compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability. Recently, however, the U.S. Federal Reserve decreased its target for the federal funds rate from 5.25% to 4.75%. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce their borrowing costs. Under these circumstances, we are subject to reinvestment risk as we may have to redeploy such loan or securities proceeds into lower-yielding assets, which might also negatively impact our income. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Bradford Bancorp—Risk Management—Interest Rate Risk Management.”

Our business strategy, which includes growth plans, was only recently implemented and has not yet had the time to be proven successful. Our financial condition and results of operations could be negatively affected if our management fails to manage our growth effectively.

In 2006 and 2007, we made significant strides in our growth strategy. We acquired three financial institutions, acquired the deposits of a branch of a fourth institution and acquired a real estate title agency. In addition, we continued to increase emphasis on commercial loans. Finally, in connection with this offering, we are acquiring Patapsco Bancorp. Upon completion of the offering, at the maximum, as adjusted, and merger, our assets will have increased on a pro forma basis $492 million, or 121%, from $407.1 million at December 31, 2005 to $899.4 million and we will have significantly expanded our footprint. We will operate out of 14 locations, an increase of eight offices from December 31, 2005, with plans to add two de novo branches by the first quarter of 2008. We expect to continue to experience growth in the amount of our assets, the level of our deposits and the scale of our operations. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, the competitive responses from other financial institutions in our market areas and our ability to manage our future growth. While we believe we have the management resources and internal systems in place to successfully manage our growth, our management may not be able to do so successfully. If we do not manage our growth effectively, we may not be able to achieve our business plan, and our business and prospects could be harmed.

Bradford Bank may not be able to effectively integrate Patapsco Bancorp and other recently acquired financial institutions with and into its operations.

The future growth of Bradford Bank and Bradford Bancorp will depend, in part, on the success of the merger of Patapsco Bancorp with Bradford Bancorp. In addition, our future growth will depend, in part, on the success of our recent acquisitions of Valley Bancorp, Golden Prague and Senator Bank. The success of the merger and the other recent acquisitions will, in turn, depend on a number of factors, including: Bradford Bank’s ability to integrate the acquired branches into the current operations of Bradford Bank; Bradford Bank’s ability to limit the outflow of deposits held by customers of Patapsco Bank and the recently acquired financial institutions; Bradford Bank’s ability to control the incremental increase in noninterest expense arising from the merger and other recent acquisitions in a manner that enables Bradford Bank to improve its overall operating efficiencies; and Bradford Bank’s ability to retain and integrate the appropriate personnel of Patapsco Bank and the other recently acquired financial institutions into the operations of Bradford Bank.

The building of market share through de novo branching could cause our expenses to increase faster than revenues.

We intend to continue to build market share in the Baltimore metropolitan area through de novo branching. We currently intend to expand our franchise northeast of Baltimore, by opening branch offices in White Marsh (eastern Baltimore County) and Aberdeen (Harford County), Maryland, which we expect to open in the first and second quarters of 2008, respectively. There are considerable costs involved in opening branches and new branches generally require a period of time to generate the necessary revenues to offset their costs, especially in areas in which we do not have an established presence. Accordingly, any new branch can be expected to negatively impact our earnings for some period of time until the branch reaches certain economies of scale. Based on current estimates, we expect the total cost of the construction and equipment for the new White Marsh and Aberdeen locations to be approximately $2.5 million in the aggregate, $10,000 of which had been incurred at June 30, 2007. Our expenses could be further increased if we encounter delays in the opening of any of our new branches. Finally, we have no assurance our new branches will be successful even after they have been established.

Our funding sources may prove insufficient to replace deposits at maturity and support our future growth.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to core deposit growth and repayments and maturities of loans and investments. As we continue to grow, we are likely to become more dependent on these sources, which include Federal Home Loan Bank advances, proceeds from the sale of loans and brokered certificates of deposit. At June 30, 2007, we had approximately $53.0 million of Federal Home Loan Bank advances outstanding with an additional $51.4 million of available borrowing capacity and we did not utilize brokered funds. Adverse operating results or changes in industry conditions could lead to difficulty or an inability to access these additional funding sources. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. Finally, if we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability would be adversely affected.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. At June 30, 2007, our allowance for loan losses was 0.63% of total loans and 95.9% of nonperforming loans and Patapsco Bancorp’s allowance for loan losses was 0.49% of total loans and 230.3% of nonperforming loans. Material additions to our allowance could materially decrease our net income.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our allowance for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our financial condition and results of operations.

Remediation of a contaminated water well at a Bradford Bank branch could negatively impact earnings.

In the first quarter of 2006, a gas station located next to our Jacksonville branch experienced an underground gasoline leak. This leak has contaminated the drinking water well on our branch site. Currently the water well may not be used for drinking water or for domestic use. We have executed an access agreement with the lessee of the gas station that provides the gas station access to our property to facilitate the remediation of the leak. In addition, the lessee of gas station is supplying us with bottled water for drinking and domestic use. While the lessee of the gas station has coordinated the clean up of the gasoline leak, to date it has not assumed, in writing, responsibility for the remediation efforts. If the lessee of the gas station were to disclaim responsibility for all or part of the remediation of the leak, we may be required to bring a lawsuit against the lessee of gas station or to pay for the clean up costs for our water well. Expenses relating either to a lawsuit or environmental remediation efforts could negatively impact earnings.

A downturn in the local economy or a decline in real estate values could hurt our profits.

Unlike larger financial institutions that are more geographically diversified, our profitability depends on the general economic conditions in the Baltimore metropolitan area. Local economic conditions have a significant impact on our commercial real estate and construction and consumer loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. As of June 30, 2007, $425.7 million, or 98.3%, of our loans were made to borrowers or secured by collateral located in Maryland. As a result of this concentration, a downturn or a recession in the local economy could cause significant increases in nonperforming loans, which could lead to operating losses, impaired liquidity and eroding capital. In recent years, there has been a significant increase in real estate values in our market area. As a result of rising real estate prices in recent years, our real-estate based loans have generally been well collateralized. A decline in real estate values could cause some of our mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss. Additionally, a decline in real estate values could adversely impact our portfolio of commercial real estate loans and could result in a decline in the origination of such loans.

If the population or income growth in the Baltimore metropolitan area is slower than projected, income levels, deposits and housing starts could be adversely affected and could result in the curtailment of our expansion, growth and profitability. Moreover, a significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could impact these local economic conditions and could negatively affect the financial results of our banking operations. For a discussion of our market areas, see “Business of Bradford Bancorp—Market Area.”

Strong competition within our market area could hurt our profits and slow growth.

We face intense competition in making loans, attracting deposits and hiring and retaining experienced employees. This competition has made it more difficult for us to make new loans and attract deposits. Price competition for loans and deposits sometimes results in us charging lower interest rates on our loans and paying higher interest rates on our deposits, which reduces our net interest income. Competition also makes it more difficult and costly to attract and retain qualified employees. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area. For more information about our market area and the competition we face, see “Our Business—Market Area” and “Business of Bradford Bancorp—Competition.”

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision as our primary regulator and by the Federal Deposit Insurance Corporation, as insurer of our deposits. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Bradford Bank rather than for holders of Bradford Bancorp common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Risks Related to This Offering

Additional expenses following the offering from new equity benefit plans will adversely affect our profitability.

Following the offering, we will recognize additional annual employee compensation expenses stemming from options and shares granted to employees, directors and executives under new benefit plans. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect them to be material. We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. The before tax benefit expenses in the first year following the offering have been estimated to be approximately $1.6 million at the maximum of the offering range, as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock, the number of shares awarded under the plans and the timing of the implementation of the plans. For further discussion of these plans, see “Our Management—Benefit Plans” and “—Future Equity Incentive Plan.”

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements, which will increase our operating expenses and affect our profitability.

As a result of the completion of this offering, we will become a public reporting company. The federal securities laws and the regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which will require us to upgrade our accounting systems. These reporting and compliance obligations will increase our operating expenses.

Our return on equity will initially be low compared to other publicly traded financial institutions. A low return on equity may negatively impact the trading price of our common stock.

Net income divided by average equity, known as “return on equity,” is a ratio used by many investors to compare the performance of a financial institution with its peers. For the year ended December 31, 2006, our return on equity was 4.29%. Although we expect that our net income will increase following the offering, as well as the merger, we expect that our return on equity will be reduced as a result of the additional capital that we will raise in the offering. For example, in its appraisal, RP Financial calculated our pro forma return on equity based on core earnings for the twelve months ended June 30, 2007 to be 1.11%, assuming the sale of shares at the maximum of the offering range and giving effect to the merger. In comparison, the peer group used by RP Financial in its appraisal had an average core return on equity of 6.95% for the twelve months ended June 30, 2007. Over time, we intend to use the net proceeds from this offering to increase earnings per share and book value per share, with the goal of achieving a return on equity that is competitive with other publicly held companies. This goal could take a number of years to achieve, and we cannot assure you that it will be attained. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of the offering and merger.

Subscribers who purchase shares in the offering will experience dilution of their investment as a result of the intangible assets resulting from the merger.

The acquisition of Patapsco Bancorp will result in the recording of new intangible assets totaling approximately $28.7 million and, combined with the existing intangible assets of Bradford Bank MHC, will result in total pro forma intangible assets of $42.0 million. As a result, subscribers to the offering will experience per share dilution in tangible capital of $5.27, $4.69, $4.23 and $3.80 at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range.

Stockholders who purchase shares in the offering will have their ownership interests diluted by the issuance of shares in the merger, the contribution of shares to Bradford Bank Foundation and the possible issuance of shares for benefit programs.

•                                          Issuance of shares in the merger. In connection with the merger, Bradford Bancorp will issue an aggregate of approximately 2,161,354 shares of common stock and pay $23.1 million in cash to the stockholders of Patapsco Bancorp. At the maximum of the offering range, the issuance of the shares in the merger would dilute the interests of purchasers in the offering (including Bradford Bank Foundation) by approximately 21.8%. If we do not receive orders for at least 5,525,000 shares of common stock, then we may issue up to 828,750 unsubscribed shares to Patapsco Bancorp stockholders as merger consideration. At this minimum, as adjusted, of the offering range, the issuance of shares in the merger would dilute the interests of purchasers in the offering (including Bradford Bank Foundation) by approximately 31.5%.

•                                          The contribution of shares to Bradford Bank Foundation. Purchasers of shares will have their interests in the offering diluted by 2.8% at the close of the offering, assuming the maximum of the offering range and the completion of the merger, when Bradford Bancorp issues and contributes 275,000 shares to Bradford Bank Foundation. For a further discussion regarding the effect of the contribution to the charitable foundation, see “Pro Forma Data” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

•                                          Issuance of shares for benefit programs. We intend to adopt an equity incentive plan following the offering. If stockholders approve the new equity incentive plan, we intend to issue shares to our officers, employees and directors through this plan. We may fund the equity incentive plan through the purchase of common stock in the open market, subject to regulatory restrictions, by a trust established in connection with the plan, or from authorized but unissued shares of Bradford Bancorp common stock. If the restricted stock awards under the equity incentive plan are funded from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 3.0% at the maximum of the offering range, assuming awards of common stock equal to 4.0% of the shares issued in the offering, including shares contributed to Bradford Bank Foundation. If the shares issued upon the exercise of stock options under the equity incentive plan are issued from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 7.2% at the maximum of the offering range, assuming stock option grants equal to 10.0% of the shares issued in the offering, including shares contributed to Bradford Bank Foundation are granted under the plan. See “Pro Forma Data” and “Our Management—Future Equity Incentive Plan.”

As a result of the issuance of shares in the merger, the contribution of shares to Bradford Bank Foundation and the issuance of shares for benefit plans (and given the assumptions above regarding the benefit plans) your ownership interest in the offering could be diluted in the aggregate by up to approximately 32.0% at the maximum of the offering range.

Our contribution to Bradford Bank Foundation may not be tax deductible, which could reduce our profits.

We believe that our contribution to Bradford Bank Foundation, valued at $3.0 million, pre-tax, will be deductible for federal income tax purposes. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully. In the event it is more likely than not that we will be unable to use the entire deduction, we will be required to establish a valuation allowance related to any deferred tax asset that has been recorded for this contribution.

Establishment of Bradford Bank Foundation will reduce our profits.

Bradford Bancorp intends to contribute $250,000 in cash and 275,000 shares of Bradford Bancorp’s common stock to Bradford Bank Foundation. This contribution will be an additional operating expense and will reduce net income during the fiscal year in which the foundation is established. Based on the pro forma assumptions, at the midpoint of the offering range, the contribution to Bradford Bank Foundation would reduce net earnings by approximately $2.0 million after tax, in fiscal year 2007. See “Pro Forma Data.”

Our stock price may decline when trading commences.

You may not be able to sell the shares you purchase in the offering at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

A Warning About Forward-Looking Statements

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:

•                                          statements of goals, intentions and expectations;

•                                          statements regarding business plans, prospects, growth and operating strategies;

•                                          statements regarding the quality of loan and investment portfolios; and

•                                          estimates of risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•                                          general economic conditions, either nationally or locally, that are worse than expected;

•                                          changes in the interest rate environment that reduce interest margins or reduce the fair value of financial instruments;

•                                          increased competitive pressures among financial services companies;

•                                          changes in consumer spending, borrowing and savings habits;

•                                          legislative or regulatory changes that adversely affect business;

•                                          Bradford Bancorp’s ability to integrate successfully the operations of Patapsco Bancorp and the other recently acquired financial institutions;

•                                          adverse changes in the securities markets; and

•                                          changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

Any of the forward-looking statements made in this prospectus and in other public statements may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that cannot be foreseen. Consequently, no forward-looking statement can be guaranteed.

Selected Consolidated Financial and Other Data of
Bradford Bank MHC

The summary financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with our consolidated financial statements and notes beginning on page F-1. The information at December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 is derived in part from our audited consolidated financial statements that appear in this prospectus. The information at December 31, 2004 and December 31, 2003 is derived in part from our audited consolidated financial statements that do not appear in this prospectus and those of Golden Prague Federal Savings and Loan Association and Senator Bank to reflect the pooling of interests accounting method used in our merger with each institution on June 20, 2007. The information at June 30, 2007, for the six months ended June 30, 2007 and 2006, at December 31, 2002 and for the years ended December 31, 2003 and 2002 was not audited, but in the opinion of management, reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation. The results of operations for the six months ended June 30, 2007 are not necessarily indicative of the results of operations that may be expected for the entire year. The information at or for periods ending prior to July 15, 2005 is for Bradford Bank only (but includes Golden Prague and Senator Bank to reflect the pooling of interests method of accounting). For a discussion of the reasons for material changes in financial condition and results of operations at and for the six months ended June 30, 2007 and 2006 and at and for the years ending December 31, 2006, 2005 and 2004, see “Management’s Discussion and Analysis of Bradford Bancorp.”

	June 30,	December 31,
(Dollars in thousands)	2007	2006	2005	2004	2003	2002
Financial Condition Data (1):
Total assets	$568,568	$522,525	$458,711	$455,192	$444,023	$354,251
Investment securities	96,392	97,397	92,425	112,873	138,456	131,663
Loans receivable, net	431,124	380,789	338,842	304,947	271,702	202,499
Cash and cash equivalents	8,244	22,235	6,130	16,537	10,424	7,553
Goodwill	8,892	3,904	3,904	3,904	4,195	—
Intangible assets	1,527	1,273	711	881	1,052	—
Deposits	462,801	428,861	388,824	392,555	390,256	303,596
Federal Home Loan Bank advances	53,000	46,900	22,000	18,500	2,000	3,500
Other borrowings	4,500	—	2,600	—	10,000	3,500
Total retained earnings	41,630	43,098	42,598	40,506	38,643	39,685

	For the Six Months Ended June 30,			For the Year Ended December 31,
(Dollars in thousands)	2007	2006	2006	2005	2004	2003	2002
Operating Data (2):
Interest and dividend income (non-tax adjusted)	$17,477	$13,832	$29,420	$24,580	$22,315	$20,892	$20,468
Tax-equivalent adjustment	115	86	206	133	105	285	146
Interest and dividend income (tax- equivalent basis) (3)	17,592	13,918	29,626	24,713	22,420	21,177	20,614
Interest expense	10,504	6,997	15,801	11,062	9,501	10,274	12,194
Net interest income	7,088	6,921	13,825	13,651	12,919	10,903	8,420
Provision for loan losses	219	120	948	359	358	469	105
Net interest income after provision for loan losses	6,869	6,801	12,877	13,292	12,561	10,434	8,315
Other income	753	423	939	682	621	731	4,545
Other expenses	8,936	5,459	11,767	10,747	9,988	12,501	6,638
Income (loss) before income taxes	(1,314)	1,765	2,049	3,227	3,194	(1,336)	6,222
Tax-equivalent adjustment	115	86	206	133	105	285	146
Income tax (benefit) expense	(817)	545	1,252	369	1,023	(635)	2,021
Net (loss) income	$(612)	$1,134	$591	$2,725	$2,066	$(986)	$4,055

	At or For the Six Months Ended June 30			At or For the Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Performance Ratios:
Return on average assets	(0.22)%	0.48%	0.12%	0.60%	0.46%	(0.24)%	1.18%
Return on average equity	(2.95)	5.33	1.39	6.56	5.19	(2.56)	11.31
Interest rate spread (4)	2.40	2.76	2.62	2.88	2.80	2.62	2.18
Net interest margin (5)	2.64	3.04	2.93	3.10	2.99	2.80	2.52
Noninterest expense to average assets	3.20	2.32	2.42	2.36	2.23	3.07	1.93
Efficiency ratio (6)	113.96	74.33	79.70	74.57	73.65	108.91	54.23
Average interest-earning assets to average interest-bearing liabilities	106.01	109.17	109.10	109.14	108.42	107.22	109.51
Average equity to average assets	7.37	8.96	8.75	9.13	8.90	9.49	10.48

Capital Ratios (7):
Tier 1 capital to average assets	6.63%	7.98%	7.48%	8.31%	8.00%	8.38%	11.32%
Tier 1 capital to risk-weighted assets	9.13	12.53	11.38	13.05	13.54	16.82	26.31
Total capital to risk-weighted assets	9.87	13.04	12.10	13.53	14.01	17.26	29.49

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.63%	0.43%	0.63%	0.41%	0.40%	0.33%	0.23%
Allowance for loan losses as a percent of nonperforming loans	95.89	194.14	152.93	141.53	75.89	67.94	90.84
Net charge-offs (recoveries) to average outstanding loans during the period	0.07	(0.01)	(0.01)	0.05	0.01	0.03	0.02
Nonperforming loans as a percent of total loans	0.66	0.25	0.41	0.29	0.53	0.48	0.25
Nonperforming loans as a percent of total assets	0.50	0.19	0.30	0.22	0.35	0.30	0.14

Other Data:
Number of:
Loans outstanding (8)	4,753	3,135	3,158	3,133	3,044	3,017	2,441
Deposit Accounts (8)	24,601	20,873	21,766	20,399	21,134	21,515	17,066
Offices (9)	9	8	8	8	8	8	6

(1)          Financial condition data at June 30, 2007 includes the assets and liabilities resulting from the acquisition of Valley Bancorp on January 19, 2007. See Note 2 of the notes to the Consolidated Financial Statements of Bradford Bank MHC for a summary of the assets and liabilities of Valley Bancorp on the date of acquisition.

(2)          Operating data for the six months ended June 30, 2007 includes the effect of the interest income, interest expense and other expense resulting from the acquisition of Valley Bancorp on January 19, 2007. For the period from January 19, 2007 to June 30, 2007, the assets and liabilities acquired from Valley Bancorp generated interest income and interest expense of approximately $1,634,000 and $809,000, respectively, and operation of the branch and other expenses amounted to approximately $426,000.

(3)          Interest and rates are presented on a tax-equivalent basis utilizing a federal tax rate of 34% and a state tax rate of 7%. See “Management’s Discussion and Analysis of Bradford Bancorp—Explanation of Use of Non-GAAP Financial Measures.”

(4)          Represents the difference between the weighted average yield on average interest-earning assets on a tax-equivalent basis and the weighted average cost of interest-bearing liabilities.

(5)          Represents net interest income on a tax-equivalent basis as a percent of average interest-earning assets.

(6)          Represents noninterest expense divided by the sum of net interest income on a tax-equivalent basis and noninterest income.

(7)          Ratios are for Bradford Bank.

(8)          Number of loans outstanding and deposit accounts for Golden Prague and Senator Bank were not available for any period prior to June 30, 2007.

(9)          The number of offices does not include the branch of Golden Prague that was closed shortly after the merger in June 2007.

Selected Consolidated Financial and Other Data of
Patapsco Bancorp

The summary financial information presented below is derived in part from Patapsco Bancorp’s consolidated financial statements. The following is only a summary and you should read it in conjunction with the Patapsco Bancorp consolidated financial statements and notes that appear in this document. The information at June 30, 2007 and 2006 and for each of the three years ended June 30, 2007 is derived in part from the audited consolidated financial statements of Patapsco Bancorp that appear in this prospectus. The information at and for the years ended June 30, 2004 and 2003 is derived in part from audited consolidated financial statements of Patapsco Bancorp that do not appear in this prospectus. For a discussion of the reasons for material changes in financial condition and results of operations at and for the years ending June 30, 2007, 2006 and 2005, see Management’s Discussion and Analysis of Patapsco Bancorp.

	June 30,
(Dollars in thousands)	2007	2006	2005	2004	2003
Financial Condition Data:
Total assets	$255,458	$228,070	$204,704	$210,616	$157,805
Loans receivable, net	220,239	190,589	161,094	151,413	113,252
Cash, federal funds sold and other interest- bearing deposits	7,470	8,793	8,267	19,134	14,207
Investment securities	13,147	16,667	24,800	29,227	24,385
Deposits	189,712	166,833	164,320	168,132	119,655
Borrowings	43,800	40,050	20,233	22,900	20,174
Stockholders’ equity	18,916	18,288	17,587	16,380	15,905

	Year Ended June 30,
(Dollars in thousands)	2007	2006	2005	2004	2003
Operating Data:
Interest income	$16,426	$13,556	$11,811	$10,519	$10,764
Interest expense	7,503	4,949	3,754	3,726	3,992
Net interest income before provision for loan losses	8,923	8,607	8,057	6,793	6,772
Provision for loan losses	430	65	225	42	531
Net interest income after provision for loan losses	8,493	8,542	7,832	6,751	6,241
Noninterest income	866	871	684	579	568
Noninterest expenses	7,447	7,202	6,411	5,009	4,676
Income before provision for income taxes	1,912	2,211	2,105	2,321	2,133
Income tax provision	727	823	759	852	788
Net income	$1,185	$1,388	$1,346	$1,469	$1,345
Earnings per share of common stock:
Basic	$0.62	$0.80	$0.81	$0.92	$0.84
Diluted	$0.61	$0.72	$0.70	$0.77	$0.72

	At or For the Year Ended June 30,
	2007	2006	2005	2004	2003
Performance Ratios:
Return on average assets	0.48%	0.64%	0.66%	0.80%	0.86%
Return on average equity (1)	6.22	7.75	7.87	9.11	8.77
Interest rate spread (2)	3.58	3.96	4.03	3.92	4.19
Net interest margin (3)	3.87	4.22	4.21	4.06	4.52
Noninterest expenses to average assets	3.04	3.32	3.13	2.86	3.01
Efficiency ratio (4)	76.08	75.99	73.34	67.94	63.71
Average interest-earning assets to average interest-bearing liabilities	108.91	110.62	109.18	106.31	112.21

Capital Ratios:
Tier 1 capital to average assets (5)	7.57%	7.66%	7.87%	6.13%	8.56%
Tier 1 capital to risk-weighted assets (5)	9.69	10.63	11.37	10.17	13.43
Total capital to risk-weighted assets (5)	10.26	11.25	12.05	10.91	14.58
Stockholders’ equity to total assets at end of period (1)	7.39	8.02	8.59	7.75	10.08
Average stockholders’ equity to average assets (1)	7.78	8.25	8.36	9.21	9.78
Dividends declared per share to diluted net income per share	44.26	34.72	32.86	27.71	23.24

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.50%	0.52%	0.58%	0.61%	1.00%
Allowance for loan losses as a percent of nonperforming loans	230.34	409.84	2,487.45	188.01	348.32
Net charge-offs to average outstanding loans during the period	0.15	0.01	0.14	0.20	0.72
Nonperforming assets as a percent of total assets	0.19	0.11	0.05	0.24	0.20
Nonperforming loans as a percent of loans, net	0.22	0.13	0.02	0.33	0.26

(1)          Stockholders’ equity includes temporary equity consisting of employee stock ownership shares subject to a put option.

(2)          Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.

(3)          Represents net interest income as a percent of average interest-earning assets.

(4)          Represents noninterest expenses divided by the sum of net interest income and noninterest income.

(5)          Ratios are for Patapsco Bank.

Summary Selected Pro Forma
Condensed Consolidated Financial Data

The following table shows selected financial information on a pro forma condensed consolidated basis giving effect to the merger and the stock offering assuming the offering is completed at the maximum of the offering range based on the assumptions set forth below. The pro forma unaudited consolidated financial data as of June 30, 2007 and December 31, 2006 give effect to the acquisitions of Golden Prague and Senator Bank which were completed in June 2007 and accounted for using the pooling of interests method of accounting. The pro forma financial data as of December 31, 2006 also gives effect to the acquisition of Valley Bancorp which was completed in January 2007. The merger and the acquisition of Valley Bancorp was accounted for using the purchase method of accounting as required by accounting principles generally accepted in the United States of America. The pro forma unaudited consolidated financial statements give effect to the merger as if this transaction had become effective at the end of the period presented, in the case of balance sheet information, and at the beginning of the period presented, in the case of income statement information.

We anticipate that the merger and the other recent acquisitions will provide the combined company with financial benefits that include, on a combined basis, operating expenses that would be less than the institutions operating independently and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies and financial institutions been combined as of the date and during the period presented.

You should read this summary pro forma information in conjunction with the information under “Pro Forma Data.”

(In thousands)	June 30, 2007	December 31, 2006
Pro Forma Combined Financial Condition Data:
Total assets	$889,405	$879,264
Cash and cash equivalents	52,787	54,544
Investment securities available for sale	101,872	94,578
Investment securities held to maturity	7,667	24,846
Loans receivable, net	649,736	630,182
Intangible assets	41,955	42,561
Deposits	653,067	649,561
Federal Home Loan Bank advances	94,660	90,159
Other borrowed funds	4,993	4,993
Stockholders’ equity	127,018	128,315

(In thousands)	Six Months Ended June 30, 2007	Year Ended December 31, 2006
Pro Forma Combined Operating Data:
Interest income	$27,268	$50,913
Interest expense	(14,336)	(23,606)
Net interest income	12,932	27,307
Provision for loan losses	(539)	(1,083)
Net interest income after provision for loan losses	12,393	26,224
Other income	1,214	1,915
Operating expenses	(14,293)	(23,545)
(Loss) income before income taxes	(686)	4,594
Income tax benefit (expense)	446	(2,450)
Net (loss) income	(240)	2,144

Recent Developments of Bradford Bank MHC

The following tables contain certain information concerning the consolidated financial position and results of operations of Bradford Bank MHC. The data at December 31, 2006 is derived in part from our audited consolidated financial statements that appear in this prospectus. You should read this information in connection with the audited financial statements included in this prospectus. The information as of and for the three and nine months ended September 30, 2007 and 2006 was not audited, but in the opinion of management, reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation. The results of operations for the three and nine months ended September 30, 2007 are not necessarily indicative of the results of operations that may be expected for the entire fiscal year.

(Dollars in thousands)	September 30, 2007	December 31, 2006	% Change
Financial Condition Data:
Total assets	$578,507	$522,525	10.71%
Investment securities	97,532	100,429	(2.88)
Loans receivable, net	447,859	380,789	17.61
Cash and cash equivalents	3,062	22,235	(86.23)
Goodwill	8,892	3,904	127.77
Intangible assets	1,429	1,273	12.25
Deposits	457,045	428,861	6.57
Federal Home Loan Bank advances	67,300	46,900	50.96
Other borrowings	6,500	—	N/M
Total retained earnings	42,367	43,098	(1.70)

	Three Months Ended September 30,			Nine Months Ended September 30,
(Dollars in thousands)	2007	2006	% Change	2007	2006	% Change
Operating Data:
Interest and dividend income (non-tax adjusted)	$9,037	$7,485	20.73%	$26,514	$21,318	24.37%
Tax-equivalent adjustment	57	55	3.64	171	141	21.28
Interest and dividend income (tax equivalent basis) (1)	9,094	7,540	20.61	26,685	21,459	24.35
Interest expense	5,548	4,115	34.82	16,052	11,112	44.46
Net interest income	3,546	3,425	3.53	10,633	10,347	2.76
Provision for loan losses	125	60	108.33	344	180	91.11
Net interest income after provision for loan losses	3,421	3,365	1.66	10,289	10,167	1.20
Noninterest (loss) income	(164)	237	(169.20)	589	660	(10.76)
Noninterest expenses	3,476	2,967	17.16	12,412	8,426	47.31
(Loss) income before income taxes	(219)	635	(134.49)	(1,534)	2,401	(163.89)
Tax-equivalent adjustment	57	55	3.64	171	141	21.28
Income tax (benefit) expense	(185)	200	(192.36)	(1,002)	746	(234.28)
Net (loss) income	$(91)	$380	(124.02)%	$(703)	$1,514	(146.45)%

	At or for the Three Months Ended September 30,		At or for the Nine Months Ended September 30,
	2007	2006	2007	2006
Performance Ratios:
Return on average assets	(0.06)%	0.31%	(0.17)%	0.42%
Return on average equity	(0.89)	3.56	(2.38)	4.81
Interest rate spread (2)	2.33	2.56	2.41	2.70
Net interest margin (3)	2.57	2.89	2.64	2.98
Noninterest expense to average assets	2.43	2.44	2.96	2.35
Efficiency ratio (4)	102.78	81.01	110.60	76.55
Average interest-earning assets to average interest-bearing liabilities	105.6	109.0	106.0	109.0
Average equity to average assets	7.1	8.7	7.1	8.8

Capital Ratios (5):
Tier 1 capital to average assets	5.99%	7.92%	5.99%	7.92%
Tier 1 capital to risk-weighted assets	8.84	12.22	8.84	12.22
Total capital to risk-weighted assets	9.56	12.74	9.56	12.74

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.61%	0.44%	0.61%	0.44%
Allowance for loan losses as a percent of nonperforming loans	166.31	297.81	166.31	297.81
Net charge-offs (recoveries) to average outstanding loans during the period	0.06	(0.01)	0.13	(0.02)
Nonperforming loans as a percent of total loans	0.36	0.15	0.36	0.15
Nonperforming assets as a percent of total assets	0.35	0.13	0.35	0.13

Other Data:
Number of:
Loans outstanding (6)	4,889	3,404	4,889	3,404
Deposit accounts (6)	24,136	21,861	24,136	21,861
Offices (7)	9	8	9	8

(1)       Interest and rates are presented on a tax-equivalent basis utilizing a federal tax rate of 34% and a state tax rate of 7%. See “—Explanation of Use of Non-GAAP Financial Measures.”

(2)       Represents the difference between the weighted average yield on average interest-earning assets on a tax-equivalent basis and the weighted average cost of interest-bearing liabilities.

(3)       Represents net interest income on a tax-equivalent basis as a percent of average interest-earning assets.

(4)       Represents noninterest expense divided by the sum of net interest income on a tax-equivalent basis and noninterest income.

(5)       Ratios are for Bradford Bank.

(6)       The numbers reported for loans outstanding and deposit accounts for the period ended September 30, 2006 include only the numbers for Bradford Bank as the information for Golden Prague and Senator Bank were not available.

(7)       The number of offices does not include the branch office of Golden Prague that was closed shortly after the merger in June 2007.

Comparison of Financial Condition at September 30, 2007 and December 31, 2006

In January 2007, Bradford Bancorp acquired Valley Bancorp and its subsidiary, Valley Bank. The assets of Valley Bancorp, excluding intangibles, totaled $49.4 million and is the primary reason for the increase in Bradford Bancorp’s assets of $56.0 million from December 31, 2006 to September 30, 2007. The acquisition of Valley Bancorp included investments of $6.6 million, net loans of $38.7 million, and ground rents of $2.1 million, and is the primary reason for the increases in those balance sheet line items from December 31, 2006 to September 30, 2007. The loan portfolio of Valley Bancorp was primarily composed of $16.1 million of residential mortgage loans, $7.5 million of residential acquisition, development and construction loans, and $4.0 million of commercial real estate loans. Because the purchase price paid exceeded the net book value of Valley Bancorp, goodwill increased by $4.9 million and other intangible assets increased by $0.4 million. The cash purchase price of $9.3 million for all the outstanding stock of Valley Bancorp accounts for a portion of the $19.2 million decrease in cash and cash equivalents in the nine months. Deposits assumed with Valley Bancorp totaled $37.3 million and borrowings totaled $8.0 million.

Excluding the effect of the funding of the purchase price of the Valley Bancorp acquisition, cash and cash equivalents decreased by an additional $9.9 million to fund loan growth, and the loan portfolio increased by $28.7 million. The composition of the $28.7 million increase was primarily indirect automobile loans ($12.8 million, or 114.0%), commercial real estate loans ($6.3 million, or 14.9%), and consumer marine loans acquired from a broker ($4.1 million). Borrowings increased by $18.9 million over the borrowings assumed with Valley Bancorp primarily to fund loan growth.

Excluding the deposits assumed with Valley Bancorp, deposits decreased in the nine month period by $9.2 million. The decrease in deposits was related to lower rate offerings during the period as part of Bradford Bancorp’s business strategy to reduce its overall cost of funds.

Results of Operations for the Three and Nine Months Ended September 30, 2007 and September 30, 2006

General. For the three and nine month periods ended September 30, 2007 as compared to 2006, net income declined principally as a result of merger related expenses, impairment loss on the potential sale of the indirect automobile loan portfolio, increased interest expense and operating costs. Net income decreased by $471,000, or 124.0%, during the three months ended September 30, 2007 as compared to the three months ended September 30, 2006. Net income decreased by $2.2 million, or 146.5%, for the nine months ended September 30, 2007 as compared to the same period of the prior year. The three and nine month comparisons were affected by recognition of an impairment loss of $600,000 on the possible sale of the indirect automobile loan portfolio as discussed below under “Noninterest Income.”  The nine-month comparison was also affected by the merger costs related to the acquisition of Golden Prague and Senator Bank which amounted to $2.0 million. Interest expense increased by 34.8% and 44.5%, respectively, for the same periods and other expenses increased by 17.2% and 47.3%, respectively, for these periods, including the $2.0 million of merger related costs.

Net Interest Income. Net interest income increased during both the three and nine month periods ended September 30, 2007 compared to the three and nine month periods ended September 30, 2006 primarily due to loan growth. Interest income increased during these periods as a result of the increases in the average balances of loans and the increases in the average yields on loans and investments. The average yields increased as a result of recent loan growth priced at current market yields. Interest expense increased over the same three and nine month periods as a result of higher balances of deposits and borrowings combined with higher weighted average rates paid on liabilities. As a result of the cost of funds increasing more than the yield on loans and investments, the net interest margin fell from 2.89% in the 2006 three month period to 2.57% in the 2007 three month period and from 2.98% in the 2006 nine month period to 2.64% in the 2007 nine month period. Although general market rates of interest stopped rising in June 2006, Bradford Bancorp experienced rising deposit costs as maturing certificates of deposit repriced from lower rates at the date of origination to current market rates. In addition, the competitive deposit market in which Bradford Bancorp operates caused interest rates on time deposit products to increase to meet competitive pricing pressures.

Analysis of Net Interest Income.

	Three Months Ended September 30,				Nine Months Ended September 30,
(Dollars in thousands)	2007	2006	Change	% Change	2007	2006	Change	% Change

Components of net interest income
Loans	$7,705	$6,131	$1,574	25.67%	$22,288	$17,521	$4,767	27.21%
Investment securities (tax-equivalent basis) (1)	1,389	1,409	(20)	(1.42)	4,397	3,938	459	11.66
Total interest income (tax-equivalent basis)	9,094	7,540	1,554	20.61	26,685	21,459	5,226	24.35
Deposits	4,766	3,875	891	22.99	14,049	10,517	3,532	33.58
Borrowings	782	240	542	225.83	2,003	595	1,408	236.64
Total interest expense	5,548	4,115	1,433	34.82	16,052	11,112	4,940	44.46
Net interest income (tax-equivalent basis)	3,546	3,425	121	3.53	10,633	10,347	286	2.76

Average yield and rates paid
Interest-earning assets (tax-equivalent basis)	6.54%	6.33%	0.21bp	3.32%	6.64%	6.20%	0.44bp	7.10%
Interest-bearing liabilities	4.21	3.77	0.44	11.67	4.23	3.50	0.73	20.86
Interest rate spread (tax-equivalent basis)	2.33	2.56	(0.23)	(8.98)	2.41	2.70	(0.29)	(10.74)
Net interest margin (tax-equivalent basis)	2.57	2.89	(0.32)	(11.07)	2.64	2.98	(0.34)	(11.41)

Average balances
Loans	$445,001	$359,918	$85,083	23.64%	$425,622	$351,233	$74,389	21.18%
Investment securities	106,820	112,497	(5,677)	(5.05)	111,815	111,807	8	0.01
Deposits	454,125	412,854	41,271	10.00	447,776	404,966	42,810	10.57
Borrowings	68,485	20,638	47,847	231.84	59,378	19,727	39,651	201.00

(1)   Interest and rates are presented on a tax-equivalent basis utilizing a federal tax rate of 34.0% and a state tax rate of 7.0%. See “—Explanation of Use of Non-GAAP Financial Measures.”

The following table summarizes average balances and average yields and costs for the three months ended September 30, 2007 and 2006. Interest and rates are presented on a tax-equivalent basis utilizing a federal tax rate of 34.0% and a state tax rate of 7.0%. See “—Explanation of Use of Non-GAAP Financial Measures.”

	Three Months Ended September 30,						Nine Months Ended September 30,
	2007			2006			2007			2006
(Dollars in thousands)	Average Balance	Interest And Dividends	Yield/ Cost	Average Balance	Interest And Dividends	Yield/ Cost	Average Balance	Interest And Dividends	Yield/ Cost	Average Balance	Interest And Dividends	Yield/ Cost

Assets:
Interest-earning assets:
Loans	$445,001	$7,705	6.87%	$359,918	$6,131	6.76%	$425,622	$22,288	7.00%	$351,233	$17,521	6.67%
Mortgage-backed securities	35,409	440	4.93	38,514	514	5.29	35,667	1,371	5.14	40,698	1,455	4.78
Municipal bonds (tax-equivalent basis)	11,595	150	5.13	11,497	146	5.04	11,675	451	5.16	9,844	371	5.04
U. S. government agency securities (tax- equivalent basis)	45,089	578	5.09	44,978	546	4.82	45,360	1,748	5.15	42,166	1,424	4.52
Other interest-earning assets	14,727	221	5.95	17,508	203	4.60	19,112	827	5.79	19,099	688	4.82
Total interest-earning assets	551,821	9,094	6.54	472,415	7,540	6.33	537,436	26,685	6.64	463,040	21,459	6.20

Noninterest-earning assets	21,143			14,597			20,894			14,773
Total assets	572,964			487,012			558,330			477,813

Liabilities and equity:
Interest-bearing liabilities:
Savings deposits	29,459	84	1.13	30,905	107	1.37	30,067	245	1.09	35,349	347	1.31
NOW deposits	36,757	238	2.57	23,129	108	1.85	34,221	631	2.47	19,759	217	1.47
Money market deposits	14,454	95	2.61	16,069	58	1.43	15,945	270	2.26	19,610	211	1.44
Certificates of deposit	373,455	4,349	4.62	342,751	3,602	4.17	367,543	12,903	4.69	330,248	9,742	3.94
Total interest-bearing deposits	454,125	4,766	4.16	412,854	3,875	3.72	447,776	14,049	4.19	404,966	10,517	3.47

FHLB advances and other borrowings	68,485	782	4.53	20,638	240	4.61	59,378	2,003	4.51	19,727	595	4.03
Total interest-bearing liabilities	522,610	5,548	4.21	433,492	4,115	3.77	507,154	16,052	4.23	424,693	11,112	3.50

Noninterest-bearing demand deposits	8,163			8,682			8,898			8,526
Other noninterest-bearing liabilities	1,693			2,510			2,797			2,522
Total liabilities	532,466			444,684			518,849			435,741

Retained earnings	42,031			43,616			40,504			43,175
Accumulated other comprehensive income	(1,533)			(1,288)			(1,023)			(1,103)
Total equity	40,498			42,328			39,481			42,072
Total liabilities and equity	$572,964			$487,012			$558,330			$477,813

Net interest income (tax-equivalent basis)		$3,546			$3,425			$10,633			$10,347

Provision for Loan Losses. Based on our evaluation of loan loss factors, management made provisions for loan losses of $125,000 and $60,000 in the three months ended September 30, 2007 and 2006, respectively, and provisions of $344,000 and $180,000 for the nine months ended September 30, 2007 and 2006, respectively. Charge-offs increased during the 2007 periods as compared to 2006, and the loan portfolio increased as well, principally due to increased levels of commercial real estate, residential acquisition, development and construction, indirect automobile loans and consumer loans. Although as of September 30, 2007, classified assets had decreased from June 30, 2007, the level remained higher than at September 30, 2006 as a result of portfolio growth and slowdowns in the real estate market. Loan balances increased by 17.6% from December 31, 2006, although a portion of this increase related to loans acquired from Valley Bancorp. Valley Bancorp maintained a total allowance for loan losses of $262,000 which was assumed in the acquisition. Net losses to average loans amounted to 0.06% as compared to a recovery of 0.01% for the three months ended September 30, 2007 and 2006, respectively, and 0.13% as compared to a recovery of 0.02% for the nine months ended September 30, 2007 and 2006. The allowance for loan losses as a percent of loans was 0.61% as of September 30, 2007 and 0.44% at September 30, 2006. The increase in the ratio of the allowance for loan losses to loans was the result of a large provision in the fourth quarter of 2006 which was the result of economic factors combined with an increase in classified assets and delinquencies near the end of 2006 and the assumption of the Valley Bancorp allowance.

Noninterest Income. Noninterest income decreased $401,000 to a loss of $164,000 for the three months ended September 30, 2007 as compared to income of $237,000 for the three months ended September 30, 2006. The loss incurred in the 2007 period was the result of an impairment loss estimated at $600,000 to reflect the potential sale of Bradford Bancorp’s indirect automobile loan portfolio. Excluding the loss recorded for this potential transaction, noninterest income for the three months ended September 30, 2007 would have increased by $199,000, or 84.0%, over the comparable 2006 period, principally due to higher commission income from Bradford Title LLC, a title insurance agency acquired in late 2006, and from Bradford Financial Group, Inc., and from increased ground rent income resulting from the acquisition of Valley Bancorp. For the nine months ended September 30, 2007, noninterest income decreased $71,000 or 10.8% as compared to the same period of 2006. Excluding the $600,000 impairment loss recorded to reflect the potential sale of the indirect automobile portfolio, noninterest income for the nine months ended September 30, 2007 would have increased by $529,000 or 80.2% for the same reasons as cited for the three month period. Commission income increased in the 2007 nine month period by $177,000 and ground rent income increased by $180,000 over the 2006 nine month period.

As of September 30, 2007, Bradford Bancorp recorded an impairment loss estimated at $600,000 using third party indications of value on a possible sale of the indirect automobile loan portfolio. Bradford Bancorp ceased originating these loans in August 2007 and has effectively exited this line of business. While Bradford Bancorp has not determined that a sale of the portfolio is the most appropriate course of action, it is evaluating its options with respect to this portfolio, one of which is a possible sale to a third party. If a sale occurs, the loss incurred may be more or less than the amount estimated. At September 30, 2007, this portfolio totaled $25.3 million, including $587,000 in fees paid to dealers for originating the loans. If a sale occurs, Bradford Bancorp may use a portion of the proceeds of the sale to pay down short-term borrowings and the remainder to fund anticipated commercial loan growth in the near term. In accounting for the loss, Bradford Bancorp considered the requirements of the “Interagency Guidance on Certain Loans Held for Sale” issued March 26, 2001. Bradford Bancorp believes this unrealized loss is solely attributable to the comparatively low yield of this portfolio of approximately 5.60% and not as a result of credit quality as losses in this portfolio experienced to date amount to only $10,000. Additionally, the average FICO score exceeds 735 and there are no loans past due greater than 60 days and only $5,000 in loans past due greater than 30 days as of September 30, 2007.

Noninterest Expense. Noninterest expense increased $509,000 for the three months ended September 30, 2007 over the three months ended September 30, 2006. Of this amount, $237,000 related to compensation and benefits costs. Compensation expense increased as we added staff due to the acquisition of Valley Bancorp and from the addition of loan staff to expand our commercial lending and indirect automobile lending. However, upon review and due to inadequate profitability of the portfolio, in August 2007, we decided to cease new originations for our indirect lending program. Occupancy expense increased in large part due to the Valley Bancorp acquisition and related rent expense and due to increased building maintenance costs. Other expenses that increased included amortization of intangible assets related to the Valley Bancorp acquisition, legal fees and professional fees.

Noninterest expense increased $3.9 million for the nine months ended September 30, 2007 over the nine months ended September 30, 2006. Included in this amount was $2.0 million of merger related costs in connection with the mergers with Golden Prague and Senator Bank. Of the remaining $1.9 million increase, $840,000 related to compensation and benefits costs, due primarily to the Valley Bancorp acquisition and increased commercial and indirect automobile lending staffs. Occupancy costs also were affected by the new locations acquired in the acquisition and related expenses. Other expenses increased over the same period in 2006 primarily due to legal fees, which were affected in the first quarter of 2006 by recoveries of legal fees received from a commercial borrower which had been expensed in a prior fiscal year. In addition, the amortization of intangible assets increased due to the Valley Bancorp acquisition as well as professional services costs. In 2007, we also incurred approximately $115,000 of workout expenses related to problem loans.

Income Tax Expense. Income taxes were lower in both the three months and the nine months ended September 30, 2007 as compared to the same periods in 2006 because earnings before taxes were lower combined with increased tax-exempt income. A tax benefit of $185,000 was recorded for the three months ended September 30, 2007 as compared to a tax provision of $200,000 for the three months ended September 30, 2006 reflecting an effective tax rate of 34.5% for the 2006 period. The benefit recorded for the three-month period ended September 30, 2007 reflects the loss from operations caused by recognition of an impairment loss on the potential sale of the indirect automobile portfolio.

Bradford Bancorp experienced a tax benefit of $1.0 million for the nine months ended September 30, 2007 compared to an income tax provision of $746,000 for the nine months ended September 30, 2006 reflecting an effective tax rate of 33.0% for the 2006 period. The benefit recorded in the nine months ended September 30, 2007 reflected the operating loss caused by the merger related costs for the acquisition of Golden Prague and Senator Bank, the recognition of the impairment loss on the potential sale of the indirect automobile portfolio, and a reduction of the valuation allowance related to the deferred taxes associated with Golden Prague’s net operating loss carryforwards based on an evaluation reflecting Bradford Bancorp’s ability to utilize such loss carryforwards in the future.

Explanation of Use of Non-GAAP Financial Measures

We believe that it is common practice in the banking industry to present interest income and related yield information on tax exempt securities on a tax-equivalent basis and that such information is useful to investors because it facilitates comparisons among financial institutions. However, the adjustment of interest income and yields on tax exempt securities to a tax-equivalent amount may be considered to include non-GAAP financial information. A reconciliation to GAAP is provided below.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2007		2006		2007		2006
(Dollars in thousands)	Interest	Average Yield	Interest	Average Yield	Interest	Average Yield	Interest	Average Yield
Municipal bonds (non-tax adjusted)	$111	3.80%	$109	3.78%	$334	3.83%	$276	3.75%
Tax-equivalent adjustment (1)	39		37		117		95
Municipal bonds (tax-equivalent basis)	150	5.13	146	5.04	451	5.16	371	5.04

U.S. government agency securities (non- tax adjusted)	559	4.92	559	4.66	1,694	4.99	1,378	4.37
Tax-equivalent adjustment (1)	18		18		54		46
U.S. government agency securities (tax equivalent basis)	577	5.09	577	4.82	1,748	5.15	1,424	4.52

Net interest income (non-tax adjusted)	3,489		3,370		10,462		10,206
Tax-equivalent adjustment (1)	57		55		171		141
Net interest income (tax-equivalent basis)	3,546		3,425		10,633		10,347

Interest rate spread (no tax adjustment)		2.29		2.52		2.36		2.66
Net interest margin (no tax adjustment)		2.51		2.83		2.60		2.95

(1)   The tax-equivalent adjustment is based on a federal tax rate of 34.0% and a state tax rate of 7.0% for all periods presented.

Recent Developments of Patapsco Bancorp

The following tables contain certain information concerning the consolidated financial position and results of operations of Patapsco Bancorp. The data at June 30, 2007 is derived in part from Patapsco Bancorp’s audited consolidated financial statements that appear in this prospectus. You should read this information in connection with the audited financial statements included in this prospectus. The information at September 30, 2007, and for the three months ended September 30, 2007 has not been audited, but in the opinion of management, reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation. The results of operations for the three months ended September 30, 2007 are not necessarily indicative of the results of operations that may be expected for the entire fiscal year.

(Dollars in thousands)	September 30, 2007	June 30, 2007	% Change
Financial Condition Data:
Total assets	$257,366	$255,458	0.75%
Investment securities	11,897	13,147	(9.51)
Loans receivable, net	222,119	220,239	0.85
Cash and cash equivalents	8,664	7,470	15.98
Goodwill	2,955	2,955	—
Intangible assets	335	348	(3.74)
Deposits	189,673	189,712	(0.02)
Federal Home Loan Bank advances	42,300	38,800	9.02
Other borrowings	5,000	5,000	—
Total stockholders’ equity	18,495	18,916	(2.23)

	Three Months Ended September 30,
(Dollars in thousands)	2007	2006	% Change
Operating Data:
Interest income	$ 4,340	$ 3,838	13.08%
Interest expense	2,156	1,633	32.03
Net interest income	2,184	2,205	(0.95)
Provision for loan losses	150	40	275.00
Net interest income after provision for loan losses	2,034	2,165	(6.05)
Other income	207	187	10.70
Other expenses	1,799	1,785	0.78
Income before income taxes	442	567	(22.05)
Income taxes	263	211	24.64
Net income	179	356	(49.72)
Basic earnings per share	$ 0.09	$ 0.19	(52.63)
Diluted earnings per share	$ 0.09	$ 0.19	(52.63)

	At or for the Three Months Ended September 30,
(Quarterly data is annualized)	2007	2006
Performance Ratios:
Return on average assets	0.28%	0.62%
Return on average equity	3.81	7.69
Interest rate spread	3.35	3.77
Net interest margin	3.64	4.07
Noninterest expense to average assets	2.83	3.09
Efficiency ratio	75.28	74.61
Average interest-earning assets to average interest-bearing liabilities	108.07	109.84
Average equity to average assets	7.37	8.04

Capital Ratios (1):
Tier 1 capital to average assets	7.68%	7.78%
Tier 1 capital to risk-weighted assets	9.67	10.17
Total capital to risk-weighted assets	10.25	10.75

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.52%	0.49%
Allowance for loan losses as a percent of nonperforming loans	195.70	367.60
Net charge-offs (annualized) to average outstanding loans during the period	0.19	0.07
Nonperforming loans as a percent of total loans	0.27	0.14
Nonperforming assets as a percent of total assets	0.23	0.13

(1)           Ratios are for Patapsco Bank.

Comparison of Financial Condition at September 30, 2007 and June 30, 2007

Patapsco Bancorp’s assets increased by $1.9 million, or 0.75% to $257.4 million at September 30, 2007 from $255.5 million at June 30, 2007.

Total loans grew by $1.9 million or 0.85% to $222.1 million at September 30, 2007 from $220.2 million at June 30, 2007. Growth in commercial business loans of $1.9 million, residential mortgage loans of $1.2 million, and commercial real estate loans of $0.3 million offset decreases in construction loans of $0.8 million and commercial leases of $0.7 million. Securities available for sale decreased by $1.2 million to $11.9 million at September 30, 2007 from $13.1 million at June 30, 2007 as maturities and amortization of the mortgage-backed securities portfolio was not replaced by new purchases of investment securities.

Interest-bearing deposits increased $1.1 million, or 0.6%, to $179.0 million at September 30, 2007 from $177.9 million at June 30, 2007. Noninterest-bearing deposits decreased $1.1 million, or 9.4%, to $10.6 million at September 30, 2007 from $11.7 million at June 30, 2007. Borrowings from the Federal Home Loan Bank of Atlanta increased by $3.5 million as the increase in short-term borrowings of $7.7 million partially offset a $4.2 million decrease in long-term borrowings. The increase in borrowings was used to replace $3.3 million in higher priced brokered deposits that matured in the period. During the quarter, accrued expenses and other liabilities decreased by $1.1 million, or 37.4%, due primarily to escrow disbursements for property taxes of residential mortgage borrowers. The decrease in stockholders’ equity resulted primarily from holders of shares in the now terminated employee stock ownership plan exercising their option to sell the shares back to Patapsco Bancorp.

Results of Operations for the Three Months Ended September 30, 2007 and September 30, 2006

Net Income. Patapsco Bancorp’s net income decreased by $177,000, or 49.7%, to $179,000 for the quarter ended September 30, 2007 from $356,000 for the quarter ended September 30, 2006. The decrease in Patapsco Bancorp’s net income during the three-month period was due to a higher provision for loan losses, higher merger-related professional fees, a higher effective tax rate resulting from the merger-related expenses being non-tax deductible and a slight decrease in net interest income partially offset by slightly higher noninterest income.

Interest Income. Total interest income increased by $502,000, or 13.1%, to $4.3 million for the quarter ended September 30, 2007 from $3.8 million for the quarter ended September 30, 2006. Higher average balances and rates earned on the loan portfolio offset lower volumes in other interest-bearing assets. The yield on earning assets increased by 15 basis points to 7.23% in the quarter ended September 30, 2007 compared to 7.08% in the quarter ended September 30, 2006 due to assets re-pricing at higher current market rates.

Interest income on loans receivable increased by $533,000, or 14.8%, to $4.1 million for the quarter ended September 30, 2007 from $3.6 million for the quarter ended September 30, 2006. The increase in interest income on loans receivable during the three-month period was due primarily to the increase in the average balance of loans receivable and to a lesser extent, an increase in the average yield earned on the loan portfolio. During the three months ended September 30, 2007 as compared to the same period in 2006, the average loans receivable balance increased by $26.1 million to $221.6 million from $195.5 million and the average yield increased by 9 basis points to 7.46% from 7.37%. Average loan balances increased due to originations offsetting pay-offs and amortizations. Loans yields increased due to loans funding and re-pricing at higher current interest rates.

Interest income on investment securities, including investments required by law, decreased by $32,000 or 15.0% as the $3.9 million decrease in the average balance was only partially offset by higher rates earned on these investments.

Interest income on federal funds sold and other investments increased $1,000 or 4.0% to $26,000 as higher average balances outstanding offset lower rates earned.

Interest Expense. Total interest expense increased by $523,000, or 32.0%, to $2.1 million for the quarter ended September 30, 2007 from $1.6 million for the quarter ended September 30, 2006 due to both higher rates paid and higher average balances of interest-bearing liabilities. Interest expense on deposits increased by $436,000 or 38.2% to $1.6 million from $1.1 million due to both higher rates paid on deposits and higher average balances outstanding. Interest expense on short-term borrowings increased $31,000, or 91.1%, due to higher average balances outstanding offsetting lower rates paid on such liabilities. Interest expense on long-term borrowings increased $56,000, or 12.2%, due to higher rates paid combined with higher average balances outstanding.

Net Interest Income. Patapsco Bancorp’s net interest income decreased by $21,000, or 0.95%, to $2.2 million for the quarter ended September 30, 2007 compared to the same quarter in 2006. The decrease in net interest income during the comparable three-month periods was primarily due to higher volumes of and higher rates paid on interest-bearing liabilities offsetting higher volumes of interest-earning assets and slightly higher rates earned on these assets. The net interest margin decreased to 3.64% in the quarter ended September 30, 2007 from 4.07% in the quarter ended September 30, 2006.

	Three Months Ended September 30,
	2007			2006
(Dollars in thousands)	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost

Assets:
Interest-earning assets:
Loans	$221,625	$4,133	7.46%	$195,468	$3,600	7.37%
Securities available for sale	15,179	181	4.77	19,051	213	4.48
Other interest-earning assets	3,314	26	3.19	2,264	25	4.43
Total interest-earning assets	240,118	4,340	7.23	216,783	3,838	7.08

Noninterest-earning assets	14,339			13,914
Total assets	$254,457			$230,697

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Deposits	177,734	1,576	3.55	156,779	1,140	2.91
Short-term borrowings	4,750	65	5.45	2,424	34	5.59
Long-term borrowings	39,712	515	5.18	38,167	459	4.81
Total interest-bearing liabilities	222,196	2,156	3.88	197,370	1,633	3.31

Noninterest-bearing liabilities	13,499			14,785
Total liabilities	235,695			212,155

Total stockholders’ equity	18,762			18,542
Total liabilities and stockholders’ equity	$254,457			$230,697

Net interest income		$2,184			$2,205
Interest rate margin			3.64%			4.07%
Net interest spread			3.35%			3.77%
Ratio of interest-earning assets to interest-bearing liabilities			108.07%			109.84%

Provision for Loan Losses. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for loan losses. The components of the allowance for loan losses represent an estimation done pursuant to either Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies,” or SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.”  The adequacy of the allowance for loan losses is determined through a continuous review of the loan and lease portfolio and considers factors such as prior loss experience, type of collateral, industry standards, amount and type of past due loans in Patapsco Bancorp’s loan portfolio, current economic conditions, both national and local, and other factors unique to particular loans and leases in the portfolio. Patapsco Bancorp’s management periodically monitors and adjusts its allowance for loan losses based upon its analysis of the loan portfolio.

The provision for loan losses was $150,000 in the quarter ended September 30, 2007, compared to $40,000 for the quarter ended September 30, 2006. The increase in the provision was primarily due to higher net charge-offs and weakness in the commercial lease portfolio. Patapsco Bancorp’s allowance for loan losses as a percentage of total loans outstanding increased to 0.52% of total loans at September 30, 2007 from 0.50% at June 30, 2007. Patapsco Bancorp’s allowance for loan losses as a percentage of nonperforming loans was 195.7% at September 30, 2007 as compared to 230.3% at June 30, 2007. Patapsco Bancorp has concluded, after analyzing the nonperforming loan portfolio and the factors mentioned above, that the allowance is adequate.

Activity in the allowance for loan losses is as follows (dollars in thousands):

	Three Months Ended September 30,
	2007	2006

Balance at beginning of period	$1,110	$1,000
Loans charged off:
Real estate mortgage	—	—
Commercial loan	—	—
Commercial lease	78	77
Consumer	49	29
Total charge-offs	127	106
Recoveries:
Real estate mortgage	—	—
Commercial loan	2	22
Commercial lease	6	33
Consumer	12	18
Total recoveries	20	73
Net loans charged-off	107	33
Provision for loan losses	150	40
Balance at end of period	$1,153	$1,007
Ratio of net charge-offs (annualized) to average loans outstanding during the period	0.19%	0.07%
Ratio of allowance to nonperforming loans	195.70%	367.6%

The following table sets forth information with respect to Patapsco Bancorp’s nonperforming assets at the dates indicated.

	At September 30,	At June 30,
(Dollars in thousands)	2007	2007
Loans accounted for on a nonaccrual basis (1)
Real estate:
Residential	$ 168	$ 168
Commercial	—	—
Construction	—	—
Consumer	24	14
Commercial loan/lease	397	300
Total	$589	$482

Accruing loans that are contractually past due 90 days or more	—	—
Total	589	482
Total nonperforming loans	$589	$482

Percentage of total loans	0.27%	0.22%
Other nonperforming assets (2)	$ 5	$ 5

(1)     Nonaccrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management’s assessment of the collectability of the loan.

(2)     Other nonperforming assets represent property acquired by Patapsco Bancorp through foreclosure or repossession.

At September 30, 2007, nonaccrual loans included one residential mortgage loan with a balance of $168,000. The property securing this loan was sold at foreclosure auction in October 2007 at a price that will result in a full recovery of principal, interest and expenses. Additionally, there were three commercial loans with a balance of $358,000 with 85% SBA guarantees, three commercial equipment leases totaling $39,000 and three consumer loans with a balance of $24,000. Other repossessed assets represents the estimated fair value, less selling costs, of a truck that was repossessed in connection with a nonperforming equipment lease.

Noninterest Income. Patapsco Bancorp’s noninterest income consists of deposit fees, service charges, income from bank owned life insurance (“BOLI”) and gains. Total noninterest income increased by $20,000, or 10.7%, to $207,000 for the quarter ended September 30, 2007 from $187,000 for the quarter ended September 30, 2006. The increase was primarily a result of higher service charges on deposits.

Noninterest Expenses. Total noninterest expenses increased by $14,000, or 0.78%, to $1.79 million for the quarter ended September 30, 2007 from $1.78 million for the quarter ended September 30, 2006. Increased professional fees, equipment expenses, occupancy costs and telephone, postage and delivery expenses were partially  offset by decreases in compensation costs, other expenses and advertising. Professional fees expense includes $109,000 of merger-related legal and accounting expenses.

Income Taxes. Income tax expense was $263,000 (or 59.5% of income before the provision for income taxes) and $211,000 (or 37.2% of income before the provision for income taxes) for the periods ended September 30, 2007 and 2006, respectively. The large increase in the effective tax rate is a result of the non-deductibility of the above-mentioned merger-related professional fees.

Use of Proceeds

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering and merger. Payments for shares made through withdrawals from deposit accounts at Bradford Bank will reduce Bradford Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Adjusted Minimum of Offering Range		Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
(Dollars in thousands)	5,525,000 Shares at $ 10.00 per Share	Percent of Net Proceeds	5,525,000 Shares at $ 10.00 per Share	Percent of Net Proceeds	6,500,000 Shares at $ 10.00 per Share	Percent of Net Proceeds	7,475,000 Shares at $ 10.00 per Share	Percent of Net Proceeds	8,596,250 Shares at $ 10.00 per Share	Percent of Net Proceeds
Gross offering proceeds	$55,250		$55,250		$65,000		$74,750		$85,963
Less: offering expenses	(1,920)		(2,024)		(2,136)		(2,248)		(2,377)
Net offering proceeds	53,330	100.00%	53,226	100.00%	62,864	100.00%	72,502	100.00%	83,586	100.00%
Merger shares used to complete the offering (1)	(8,288)	(15.54)	—		—		—		—
Net cash proceeds	$45,042	84.46	$53,226	100.00%	$62,864	100.00%	$72,502	100.00%	$83,586	100.00%

Less:
Proceeds contributed to Bradford Bank (2)	$(29,385)	(55.10)	$(37,569)	(70.58)	$(46,427)	(73.85)	$(55,285)	(76.25)	$(65,472)	(78.33)
Merger costs and restructuring charges (3)	(2,767)	(5.19)	(2,767)	(5.20)	(2,767)	(4.40)	(2,767)	(3.82)	(2,767)	(3.31)
Proceeds used for loan to employee stock ownership plan	(4,640)	(8.70)	(4,640)	(8.72)	(5,420)	(8.62)	(6,200)	(8.55)	(7,097)	(8.49)
Proceeds contributed to Bradford Bank Foundation	(250)	(0.47)	(250)	(0.47)	(250)	(0.40)	(250)	(0.34)	(250)	(0.30)
Proceeds used to repay The Bankers Bank loan (4)	(3,000)	(5.63)	(3,000)	(5.64)	(3,000)	(4.77)	(3,000)	(4.14)	(3,000)	(3.59)
Proceeds remaining for Bradford Bancorp	$5,000	9.37%	$5,000	9.39%	$5,000	7.96%	$5,000	6.90%	$5,000	5.98%

(1)        If Bradford Bancorp does not receive orders for at least 5,525,000 shares in the offering, then, in Bradford Bancorp’s discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 828,750 unsubscribed shares may be issued to stockholders of Patapsco Bancorp as merger consideration.

(2)        Approximately $23.1 million of the funds contributed to Bradford Bank will be used to fund the cash portion of the purchase price for Patapsco Bancorp.

(3)        Includes $797,000, $1.7 million and $300,000, respectively, of non-tax deductible merger costs, tax deductible merger costs and restructuring charges. See “Pro Forma Data” for a description of the nature of the restructuring charges.

(4)        At June 30, 2007, Bradford Mid-Tier Company had a $3.0 million loan outstanding from The Bankers Bank which was used to provide a capital contribution to Bradford Bank in order to facilitate the acquisition of Valley Bancorp in January 2007. See “Management’s Discussion and Analysis of Bradford Bancorp—Balance Sheet Analysis—Borrowings.”

Bradford Bancorp also will use a portion of the proceeds that it retains to make quarterly interest payments on the $5.0 million of 6.465% junior subordinated debentures that it will assume in the merger with Patapsco Bancorp. Initially, Bradford Bancorp intends to invest the proceeds it retains in short-term, liquid investments, such as United States treasury and government agency securities, mortgage-backed securities and cash and cash equivalents, in order to supplement the interest income of Bradford Bank and increase consolidated interest income. The actual amounts to be invested in different instruments will depend on the interest rate environment and Bradford Bancorp’s liquidity requirements. In the future, Bradford Bancorp may liquidate its investments and use those funds:

•                                          to pay dividends to stockholders;

•                                          to repurchase shares of its common stock, subject to regulatory restrictions;

•                                          to finance the possible acquisition of financial institutions or other businesses that are related to banking, although Bradford Bancorp has no specific plans to do so at this time; and

•                                          for general corporate purposes.

Under current Office of Thrift Supervision regulations, Bradford Bancorp may not repurchase shares of its common stock during the first year following the offering, except to fund equity benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

Bradford Bank initially intends to invest the proceeds it receives from the offering, which is shown in the table above as the amount contributed to Bradford Bank, in short-term, liquid investments. Over time, Bradford Bank may use the proceeds that it receives from the offering:

•                              to fund new loans;

•                              to invest in securities;

•                              to finance the possible expansion of its business activities, including developing new branch locations; and

•                              for general corporate purposes.

We may need regulatory approvals to engage in some of the activities listed above. We currently have no specific plans or agreements regarding any expansion activities or acquisitions other than the merger with Patapsco Bancorp and the branch office openings disclosed in “Management’s Discussion and Analysis of Bradford Bancorp—Business Strategy.”  The new branches are expected to be funded by cash generated by our business. We do not expect to borrow funds for these expansion projects. Based on current estimates, we expect the total cost of construction and equipment for the new White Marsh and Aberdeen locations to be $2.5 million in the aggregate, $10,000 of which had been incurred at June 30, 2007. Funding for these branches is not contingent on this offering.

Except as described above, neither Bradford Bancorp nor Bradford Bank has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering, see “The Conversion and Stock Offering—Reasons for the Conversion Offering.”

Our Dividend Policy

We have not yet determined whether we will pay a dividend on the common stock. After the offering, our board of directors will consider a policy of paying regular cash dividends. The board of directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards and economic conditions. The regulatory restrictions that affect the payment of dividends by Bradford Bank to us discussed below will also be considered. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

We will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. However, our ability to pay dividends may depend, in part, upon dividends we receive from Bradford Bank because we initially will have no source of income other than dividends from Bradford Bank and earnings from the investment of the net proceeds from the offering that we retain. We expect that Bradford Bancorp will retain approximately $5.0 million from the net proceeds raised in the offering at the maximum of the offering range based upon our estimate of offering and merger-related expenses and other assumptions described in “Pro Forma Data.”  Office of Thrift Supervision regulations limit dividends and other distributions from Bradford Bank to us. In addition, Bradford Bank may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the offering. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Regulation and Supervision—Regulation of Bradford Bancorp and Bradford Bank—Federal Savings Institution Regulation—Limitation on Capital Distributions.”

Any payment of dividends by Bradford Bank to us that would be deemed to be drawn out of Bradford Bank’s bad debt reserves would require Bradford Bank to pay federal income taxes at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and note 11 of the notes to the consolidated financial statements included in this prospectus. We do not contemplate any distribution by Bradford Bank that would result in this type of tax liability.

Market for Common Stock of Bradford Bancorp

We have not previously issued common stock and there is currently no established market for the common stock. We have applied to have our shares of common stock listed on the Nasdaq Global Market under the symbol “BRAD.”  Sandler O’Neill intends to become a market maker in our common stock following the offering, but it is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

Capitalization

The following table presents the historical capitalization of Bradford Bank MHC and Patapsco Bancorp at June 30, 2007 and the capitalization of Bradford Bancorp after giving effect to the offering proceeds and the merger (referred to as “pro forma” information). The table depicts adjustments to capitalization resulting from the merger with Patapsco Bancorp and then depicts Bradford Bancorp’s capitalization following the merger and the offering at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range. The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the proposed equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. We are offering our common stock on a best efforts basis. We must sell a minimum of 5,525,000 shares to complete the offering. This minimum issuance may include up to 828,750 shares allocated to Patapsco Bancorp stockholders as merger consideration.

						Pro Forma Capitalized Based Upon the Sale of (1)
(Dollars in thousands)	Bradford Bank MHC Historical	Offering Adjustments at Minimum of Offering Range (2)	Bradford Bancorp Pro Forma as Converted	Patapsco Bancorp Historical	Merger Adjustments (3)	Minimum, as adjusted 5,525,000 Shares at $ 10.00 per Share (4)	Minimum 5,525,000 Shares at $ 10.00 per Share (4)	Midpoint 6,500,000 Shares at $ 10.00 per Share (4)	Maximum 7,475,000 Shares at $ 10.00 per Share (4)	Maximum, as adjusted, 8,596,750 Shares at $ 10.00 per Share (4)
Deposits (5)	$462,801	$ —	$ 462,801	$ 189,712	$ 554	$ 653,067	$ 653,067	$ 653,067	$653,067	$653,067
Borrowings	57,500	—	57,500	38,800	(1,640)	94,660	94,660	94,660	94,660	94,660
Subordinated debt	—	—	—	5,000	(7)	4,993	4,993	4,993	4,993	4,993
Total deposits and borrowed funds	520,301	—	520,301	233,512	(1,093)	752,720	752,720	752,720	752,720	752,720

Temporary equity-ESOP shares subject to put option	—	—	—	935	(935)	—	—	—	—	—
Stockholders’ equity:
Preferred stock	—	—	—	—	—	—	—	—	—	—
Common stock (6)	—	58	58	18	4	71	80	89	99	111
Additional paid-in capital	—	55,918	55,918	7,360	14,232	69,335	77,510	87,139	96,767	107,839
Retained earnings (6)	43,411	—	43,411	10,994	(11,192)	43,213	43,213	43,213	43,213	43,213
Accumulated other comprehensive income	(1,781)	—	(1,781)	(313)	313	(1,781)	(1,781)	(1,781)	(1,781)	(1,781)
Treasury shares
Less: Contribution to foundation (7)	—	(3,000)	(3,000)	—	—	(3,000)	(3,000)	(3,000)	(3,000)	(3,000)
Plus: Tax benefit of contribution to foundation (8)	—	1,020	1,020	—	—	1,020	1,020	1,020	1,020	1,020
Less: Common stock acquired by employee stock ownership plan (9)	—	(4,640)	(4,640)	—	—	(4,640)	(4,640)	(5,420)	(6,200)	(7,097)
Less: Common stock acquired by equity incentive plan (10)	—	(2,320)	(2,320)	(78)	78	(2,320)	(2,320)	(2,710)	(3,100)	(3,549)
Total stockholders’ equity-permanent	$41,630	$ 47,036	$ 88,666	$ 17,981	$ 3,435	$ 101,898	$ 110,082	$ 118,550	$127,018	$136,756
Total stockholders’ equity- including temporary equity	$41,630	$ 47,036	$ 88,666	$ 18,916	$ 1,034	$ 101,898	$ 110,082	$ 118,550	$127,018	$136,756
Total stockholders’ equity-permanent/assets (11)	7.32%	—	14.40%	7.04%	—	11.79%	12.62%	13.46%	14.28%	15.21%
Tangible stockholders’ equity-permanent/tangible assets (12)	5.68%	—	13.00%	5.82%	—	7.29%	8.20%	9.13%	10.04%	11.06%

(1)        For a discussion of the assumptions used in calculating the expenses of the offering, see “Pro Forma Data.” Shares issued and outstanding total 7,132,604, 7,961,354, 8,936,354, 9,911,354 and 11,032,604, respectively, at the minimum, as adjusted, minimum, midpoint, maximum and maximum, as adjusted, of the offering range including shares sold in the offering, issued to Patapsco Bancorp stockholders, and contributed to Bradford Bank Foundation.

(2)        Reflects the offering adjustments at the minimum of the offering range, reflecting the sale of 5,525,000 shares in the offering, the contribution of $250,000 in cash and 275,000 shares to Bradford Bank Foundation, the establishment of the employee stock ownership plan and the purchase of shares for the restricted stock awards under the proposed equity incentive plan. The offering adjustment column is shown only for the minimum of the offering range for illustrative purposes. Adjustments for the midpoint, maximum, and maximum as adjusted of the offering range are included in “Pro Forma Data—Additional Pro Forma Conversion Data.”

(3)        Reflects the merger adjustments resulting from the acquisition of Patapsco Bancorp, including purchase accounting adjustments applied to deposits, borrowings and subordinated debt to reflect fair value adjustments, the issuance of common stock by Bradford Bancorp as merger consideration, and the effect of one-time restructuring expenses that have been or will be charged to expense. Merger adjustments assume that Patapsco Bancorp’s employee stock ownership plan shares subject to put option receive merger consideration in the same manner as all the other Patapsco Bancorp shares issued and outstanding. See also “Pro Forma Data—June 30, 2007 Pro Forma Balance Sheet – Minimum of the Offering Range.”

(4)        Reflects total shares issued, including shares sold in the offering, as well as all shares to be issued in the merger, and contributed to Bradford Bank Foundation. For minimum, as adjusted column, gives effect to the issuance of 828,750 unsubscribed conversion shares to Patapsco Bancorp stockholders as merger consideration to complete the acquisition.

(5)        Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.

(6)        Retained earnings are restricted by applicable regulatory capital requirements.

(7)        Reflects the contribution of 275,000 shares at a value of $10.00 per share and $250,000 in cash.

(8)        Reflects a tax benefit at a 34.0% effective tax rate.

(9)        Assumes that 8.0% of the common stock issued in the offering, including shares contributed to Bradford Bank Foundation, will be acquired by the employee stock ownership plan in the offering with funds borrowed from Bradford Bancorp. Under United States generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital. As shares are released to plan participants’ accounts, a compensation expense will be charged, along with a related tax benefit, and a reduction in the charge against capital will occur in the amount of the compensation expense recognized. Since the funds are borrowed from Bradford Bancorp, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the consolidated financial statements of Bradford Bancorp. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(10)  Assumes the purchase in the open market at $10.00 per share, for restricted stock awards under the proposed equity incentive plan, of a number of shares equal to 4.0% of the common stock issued in the offering, including shares contributed to Bradford Bank Foundation. The shares are reflected as a reduction of stockholders’ equity. The equity incentive plan will be submitted to stockholders for approval at a meeting following the offering. See “Risk Factors—Stockholders who purchase in the offering will have their ownership interests diluted by the issuance of shares in the merger, the contribution of shares to Bradford Bank Foundation and the possible issuance of shares for benefit programs.” “Pro Forma Data” and “Our Management—Benefit Plans—Future Equity Incentive Plan.”

(11)  Reflects the quotient of stockholders’ equity – permanent divided by total assets.

(12)  Reflects the quotient of stockholders’ equity – permanent, after deducting the balance of intangible assets, divided by total assets, after deducting the balance of intangible assets.

Regulatory Capital Compliance

At June 30, 2007, Bradford Bank exceeded all regulatory capital requirements. The following table presents Bradford Bank’s regulatory capital position relative to the regulatory capital requirements at June 30, 2007, on a historical and a pro forma basis assuming completion of the merger with Patapsco Bancorp and completion of the offering. The table reflects receipt by Bradford Bank of a percentage of the net proceeds of the offering as set forth in “Use of Proceeds.”  For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan (8.0% of the shares of common stock issued in the offering, including shares contributed to Bradford Bank Foundation) are deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.”  For a discussion of the capital standards applicable to Bradford Bank and Patapsco Bank, see “Regulation and Supervision—Regulation of Bradford Bancorp and Bradford Bank—Federal Savings Institution Regulation—Capital Requirements.”

			Pro Forma (giving effect to the offering, merger and other acquisitions) at June 30, 2007 (1)(5)
	Bradford Bank Historical at June 30, 2007		Minimum, as Adjusted of Offering Range 5,525,000 Shares at $ 10.00 per Share (2)		Minimum of Offering Range 5,525,000 Shares at $ 10.00 per Share		Midpoint of Offering Range 6,500,000 Shares at $ 10.00 per Share		Maximum of Offering Range 7,475,000 Shares at $ 10.00 per Share		15% Above Maximum of Offering Range 8,596,250 Shares at $ 10.00 per Share
(Dollars in thousands)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
Capital under generally accepted accounting principles	$ 43,386	7.75%	$ 95,766	11.73%	$ 103,950	12.61%	$ 112,028	13.44%	$ 120,106	14.26%	$ 129,396	15.18%

Tangible Capital:
Actual	34,025	6.08	54,363	6.66	62,547	7.59	70,625	8.48	78,703	9.35	87,993	10.32
Requirement	8,394	1.50	12,244	1.50	12,367	1.50	12,500	1.50	12,633	1.50	12,786	1.50
Excess	25,631	4.58	42,119	5.16	50,180	6.09	58,125	6.98	66,070	7.85	75,207	8.82

Core Capital:
Actual	34,025	6.08	54,363	6.66	62,547	7.59	70,625	8.48	78,703	9.35	87,993	10.32
Requirement	16,788	3.00	24,489	3.00	24,734	3.00	25,000	3.00	25,266	3.00	25,571	3.00
Excess	17,237	3.08	29,874	3.66	37,813	4.59	45,625	5.48	53,437	6.35	62,421	7.32

Risk-Based Capital:
Actual (4)	36,754	9.87	58,202	10.38	66,386	11.80	74,464	13.20	82,542	14.58	91,832	16.17
Requirement	29,802	8.00	44,867	8.00	44,998	8.00	45,140	8.00	45,282	8.00	45,445	8.00
Excess	6,952	1.87	13,335	2.38	21,388	3.80	29,324	5.20	37,260	6.58	46,387	8.17

(1)        Reflects the issuance of 2,161,354 shares in the merger with Patapsco Bancorp.

(2)        If Bradford Bancorp does not receive orders for at least 5,525,000 shares in the offering, then, in Bradford Bancorp’s discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 828,750 unsubscribed shares may be issued to stockholders of Patapsco Bancorp as merger consideration.

(3)        Shown as a percent of assets under generally accepted accounting principles, adjusted total, or adjusted risk-weighted assets as appropriate.

(4)        Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

(5)        Reconciliation of capital adjustment for Bradford Bank:

(Dollars in thousands)	Minimum, as Adjusted	Minimum	Midpoint	Maximum	Maximum, as Adjusted
Gross offering proceeds	$55,250	$55,250	$65,000	$74,750	$85,963
Less: offering expenses	(1,920)	(2,024)	(2,136)	(2,248)	(2,377)
Less: merger shares used to complete the offering	(8,288)	—	—	—	—
Less: cash funding of foundation	(250)	(250)	(250)	(250)	(250)
Less: loan to the ESOP	(4,640)	(4,640)	(5,420)	(6,200)	(7,097)
Less: retirement of The Bankers Bank loan	(3,000)	(3,000)	(3,000)	(3,000)	(3,000)
Less: cash retained by the holding company	(5,000)	(5,000)	(5,000)	(5,000)	(5,000)
Net cash infused into Bradford Bank	32,152	40,336	49,194	58,052	68,239
Less: ESOP adjustment at Bradford Bank	(4,640)	(4,640)	(5,420)	(6,200)	(7,097)
Net increase in capital resulting from the offering	27,512	35,696	43,774	51,852	61,142
Net increase in capital resulting from the merger with Patapsco Bancorp (a)	24,868	24,868	24,868	24,868	24,868
Increase in GAAP capital	52,380	60,564	68,642	76,720	86,010
Less: increase in disallowed intangible assets (b)	(32,042)	(32,042)	(32,042)	(32,042)	(32,042)
Increase in Tier 1 capital	20,338	28,522	36,600	44,678	53,968
Plus: increase in allowable Tier 2 capital	1,110	1,110	1,110	1,110	1,110
Increase in risk-based capital	21,448	29,632	37,710	45,788	55,078

(a)         Includes Patapsco Bank equity, effect on bank capital of trust preferred securities acquired with Patapsco Bancorp and other accounting entries related to the application of purchase accounting.

(b)        Adjustment to intangible assets includes $26.8 million of goodwill and $5.2 million of core deposit intangibles created as a result of the acquisition of Patapsco Bancorp.

Pro Forma Data

The following tables and related footnotes are included in this “Pro Forma Data” section:

The following pro forma unaudited condensed consolidated statements of financial condition and the pro forma unaudited consolidated statements of income give effect to the proposed offering and the merger with Patapsco Bancorp, based on the assumptions set forth below. As a result, the pro forma data assumes the completion of the offering and the merger with Patapsco Bancorp. The condensed pro forma unaudited consolidated financial statements are based, in part, on the audited consolidated financial statements of Bradford Bancorp for the year ended December 31, 2006, the unaudited consolidated financial statements of Patapsco Bancorp for the twelve months ended December 31, 2006 and the unaudited consolidated financial statements of Bradford Bancorp and Patapsco Bancorp for the six months ended June 30, 2007. In addition, the condensed pro forma unaudited consolidated financial statements include, where appropriate, the impact of the merger with Valley Bancorp including merger adjustments. The pro forma unaudited condensed consolidated financial statements give effect to the offering at historical cost and the merger using purchase accounting as required by accounting principles generally accepted in the United States of America.

The pro forma adjustments in the tables assume the issuance of 5,525,000 shares, which is the minimum of the offering range, and 8,596,250 shares, which is the maximum of the offering range, as adjusted, in the offering and the merger. Patapsco Bancorp stockholders will receive in the merger $23.00 in cash, 2.3 shares of Bradford Bancorp common stock for each share of Patapsco Bancorp stock, or a combination thereof with the aggregate amount of common stock being issued in the merger equal to 50.0% of the merger consideration based on the terms of the merger agreement. The remainder of the merger consideration will consist of cash. For a more detailed discussion of how many shares will be issued in connection with the offering and the merger, see the analysis set forth below. The purchase price for purposes of the pro forma presentation for Patapsco Bancorp was calculated as follows:

June 30, 2007
(In thousands)
Net assets acquired before purchase accounting	$18,916
Purchase accounting adjustments:
Estimated non-tax deductible merger costs (1)	(797)
Estimated tax deductible merger costs (1)	(1,670)
Loans (2)	(1,627)
Deposits (2)	(554)
Borrowings (2)	1,640
Subordinated debt (2)	7
Fixed assets (3)	1,445
Increase in core deposit intangible asset (4)	4,849
Tax impact of purchase accounting adjustments at 34%	(1,390)
Increase in goodwill (5)	23,886
Purchase price, net	$44,705

(1)          The non-tax deductible merger costs and the tax deductible merger costs have been or will be incurred in the first twelve months following consummation of the offering and merger.

(2)          Loans, deposits and borrowings adjustments reflect the market value adjustment assigned to each class of these items. For loans receivable, the purchase accounting adjustments were calculated as the present value difference between the yields of acquired loans and market rates for similar loans as of June 30, 2007. For deposits and borrowings, the purchase accounting adjustments were calculated as the present value difference between the interest costs of the acquired liabilities and market interest costs for liabilities with comparable maturities as of June 30, 2007. For subordinated debt, the purchase accounting adjustment was based on a market quote of fair value as of June 30, 2007 for the trust preferred securities acquired in the merger with Patapsco Bancorp. Purchase accounting adjustments are amortized using the estimated lives of the respective assets and liabilities.

(3)          Estimated market value of land and building acquired in the merger with Patapsco.

(4)          Core deposit intangible was calculated to be $5.197 million. Figure shown is the net increase to the $348,000 core deposit intangible currently reported by Patapsco Bancorp. Core deposit intangible reflects the present value benefit to Bradford Bancorp of utilizing the acquired core deposits as a funding source relative to wholesale funding costs based on the rates of Federal Home Loan Bank advances. The core deposit intangible is calculated using deposit balances and interest rates as of June 30, 2007. Costs of the acquired core deposits include interest costs, plus estimated operating expenses, less estimated noninterest income to be derived from the core deposits. Acquired core deposits are projected to decay based on assumptions promulgated by the Office of Thrift Supervision. The yield benefit for each period is discounted to present value using a weighted average cost of capital. The core deposit intangible resulting from the acquisition of Patapsco Bancorp will be amortized over an estimated life of 7.4 years, calculated as the time at which 90% of the present value benefit of acquired core deposits will have been realized. The estimated life is based upon the specific composition and characteristics of the deposit base acquired from Patapsco Bancorp. The core deposit intangible will be amortized using the double declining balance methodology, an accelerated amortization methodology that approximates the recognition of value from the acquired deposits, and will be reviewed annually for impairment consistent with SFAS No. 142.

(5)          Including the increase in goodwill resulting from the Patapsco Bancorp acquisition, Bradford Bancorp will report a pro forma balance of goodwill of $35.7 million at June 30, 2007. Goodwill will not be amortized but will be tested annually for impairment consistent with SFAS No. 142. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. In the event of impairment, an impairment loss would be recognized in an amount equal to that excess.

The net proceeds are based upon the following assumptions:

•                                          Bradford Bancorp will sell all shares of common stock offered in the subscription offering;

•                                          Bradford Bancorp’s employee stock ownership plan will purchase a number of shares equal to 8.0% of the shares sold in the offering and contributed to the charitable foundation, with the employee stock ownership plan purchase funded by a loan from Bradford Bancorp;

•                                          Bradford Bancorp’s equity incentive plan will purchase, in open market purchases, a number of shares equal to 4.0% of the shares sold in the offering and contributed to the charitable foundation, with such purchases assumed to occur at $10.00 per share;

•                                          Bradford Bancorp will contribute 275,000 shares and $250,000 in cash to the charitable foundation;

•                                          expenses of the offering, other than the fees to be paid to Sandler O’Neill, are estimated to be $1,407,750;

•                                          131,000 shares of common stock will be purchased by Bradford Bancorp’s executive officers and directors, and their immediate families; and

•                                          Sandler O’Neill will receive fees equal to 1.25% of the aggregate purchase price of the shares of stock sold in the offering, excluding any shares purchased by any employee benefit plans, the charitable foundation established by Bradford Bancorp and any of Bradford Bancorp’s directors, officers or employees or members of their immediate families.

In addition, the expenses of the offering and the merger may vary from those estimated, and the fees paid to Sandler O’Neill will vary from the amounts estimated if the amount of shares of Bradford Bancorp common stock sold varies from the amounts assumed above or if a syndicated community offering becomes necessary. These items, net of income tax effects, are shown as a reduction in stockholders’ equity in the following tables, but are not shown as a reduction in net income for the periods shown in the following tables.

The unaudited condensed consolidated pro forma balance sheets assume the offering and merger were consummated on June 30, 2007 and on December 31, 2006. In addition, the December 31, 2006 pro forma balance sheets include the pro forma effects of the merger of Valley Bancorp, completed in January 2007, with and into Bradford Bancorp including the purchase accounting and merger adjustments.

The stockholders’ equity represents the resulting book value of the common stockholders’ ownership of Bradford Bancorp and Patapsco Bancorp computed in accordance with accounting principles generally accepted in the United States of America. Pro forma stockholders’ equity and book value are not intended to represent the fair market value of the common stock and, due to the existence of the tax bad debt reserve, intangible assets and the liquidation account, may be different than amounts that would be available for distribution to stockholders in the event of liquidation.

The pro forma unaudited statements are provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the offering and merger been consummated on June 30, 2007 or on December 31, 2006, and is not indicative of future results. The pro forma unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto of Bradford Bancorp and Patapsco Bancorp contained elsewhere in this document.

Pro forma net earnings has been calculated for the six months ended June 30, 2007 and for the year ended December 31, 2006 as if the shares of Bradford Bancorp common stock to be issued in the offering had been sold and the merger exchange shares had been issued as of the beginning of the period. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Bradford Bancorp common stock.

The unaudited pro forma net earnings and common stockholders’ equity derived from the above assumptions are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Bradford Bancorp common stock or the actual results of operations of Bradford Bancorp and Patapsco Bancorp for any period. Such pro forma data may be materially affected by the actual gross proceeds from the sale of shares of Bradford Bancorp in the offering and the actual expenses incurred in connection with the offering and the merger. Pro forma merger adjustments to stockholders’ equity include $300,000 of one-time restructuring charges estimated to be incurred to consolidate the electronic data processing systems of Patapsco Bancorp.

Pro forma merger adjustments to net income include entries to reflect the estimated fair value adjustments on financial assets and liabilities and the amortization of identifiable intangible assets created in the merger with Patapsco Bancorp. Excluded from the calculation of pro forma net income are any adjustments to reflect the estimated interest income to be earned on the net proceeds of the offering, the estimated interest income to be foregone on the cash required to fund the merger with Patapsco Bancorp and related expenses, and other estimated expense reductions from consolidating the operations of Patapsco Bancorp with those of Bradford Bancorp. Such entries will be recorded as incurred, are non-recurring and are thus not reflected in the calculations of pro forma income. See “Use of Proceeds.”

June 30, 2007 Pro Forma Balance Sheet – Minimum of Offering Range. The following table presents pro forma balance sheet information at June 30, 2007 at the minimum of the offering range assuming the sale of 5,525,000 shares in the offering, the issuance of 2,161,354 shares to stockholders of Patapsco Bancorp in the merger, and the contribution of 275,000 shares to the charitable foundation.

(Dollars in thousands)	Bradford Bank MHC Historical	Offering Adjustments (1)		Bradford Bancorp Pro Forma as Converted	Patapsco Bancorp Historical	Merger Adjustments (2)		Bradford Bancorp Pro Forma Consolidated
Assets:
Cash and cash equivalents	$ 8,224	$ 46,016	(3)	$ 54,240	$ 7,470	$ (25,859	)(11)	$ 35,851
Deposits in other financial institutions	2,637	—		2,637	—	—		2,637
Investment securities available for sale	88,725	—		88,725	13,147	—		101,872
Investment securities held to maturity	7,667	—		7,667	—	—		7,667
Loans receivable, net	431,124	—		431,124	220,239	(1,627	)(12)	649,736
Ground rents	2,449	—		2,449	—	—		2,449
Premises and equipment, net	5,156	—		5,156	4,474	1,445	(13)	11,075
Federal Home Loan Bank stock, at cost	3,465	—		3,465	2,599	—		6,064
Goodwill	8,892	—		8,892	2,955	23,886	(14)	35,733
Core deposit intangible	1,025	—		1,025	348	4,849	(15)	6,222
Other amortizing intangible assets	502	—		502	—	—		502
Other assets	8,702	1,020	(4)	9,722	4,226	(1,287	)(16)	12,661
Total assets	$ 568,568	$ 47,036		$ 615,604	$ 255,458	$ 1,407		$ 872,469

Liabilities:
Deposits	$ 462,801	$ —		$ 462,801	$ 189,712	$ 554	(17)	$ 653,067
Borrowings	57,500	—	(5)	57,500	38,800	(1,640	)(18)	94,660
Other liabilities	6,637	—		6,637	3,030	—		9,667
Subordinated debentures	—	—		—	5,000	(7)	(19)	4,993
Total liabilities	$ 526,938	$ —		$ 526,938	$ 236,542	$ (1,093)		$ 762,387

Temporary equity-ESOP shares subject to put option	—	—		—	935	(935	)(23)	—

Stockholders’ equity:
Common stock	—	58	(6)	58	18	4	(20)	80
Additional paid-in capital	—	55,918	(7)	55,918	7,360	14,232	(21)	77,510
Retained earnings	43,411	(1,980	)(8)	41,431	10,994	(11,192	)(22)	41,233
Accumulated other comprehensive (loss) income	(1,781)	—		(1,781)	(313)	313	(24)	(1,781)
Employee stock ownership plan	—	(4,640	)(9)	(4,640)	—	—		(4,640)
Restricted stock	—	(2,320	)(10)	(2,320)	(78)	78	(24)	(2,320)
Total stockholders’ equity-permanent	41,630	47,036		88,666	17,981	3,435		110,082
Total stockholders’ equity including temporary equity	41,630	47,036		88,666	18,916	2,500		110,082

Total liabilities and equity	$ 568,568	$ 47,036		$ 615,604	$ 255,458	$ 1,407		$ 872,469

(1)          Shows the effect of the offering of Bradford Bancorp, assuming gross proceeds of $55.3 million, the minimum of the offering range, offering expenses of $2.0 million, and establishment of an employee stock ownership plan and an equity incentive plan that will acquire 8.0% and 4.0% of the shares issued in the offering plus foundation shares, respectively. The employee stock ownership plan will purchase its shares in the offering and possibly open market purchases. The equity incentive plan will purchase shares in the open market. Open market shares purchases by the employee stock ownership plan and equity incentive plan are assumed to occur at $10.00 per share.

(2)          Reflects the purchase accounting and acquisition adjustments related to the acquisition of Patapsco Bancorp for a price of $23.00 per share in cash and common stock issued in the offering.

(3)          Pro forma adjustment to cash and cash equivalents calculated as follows:

(In thousands)
Gross proceeds of offering	$55,250
Estimated expenses	(2,024)
Cash contribution to foundation	(250)
Common stock acquired by employee stock ownership plan	(4,640)
Common stock acquired by equity incentive plan	(2,320)
Pro forma adjustment	$46,016

(4)          Reflects the deferred tax asset recorded to reflect the tax effect of funding the charitable foundation at an effective tax rate of 34.0%.

(5)          The employee stock ownership plan loan is assumed to be funded internally with a loan from Bradford Bancorp, thus no borrowing liability will be recorded on the consolidated balance sheet of Bradford Bancorp.

(6)          Par value $0.01 per share; reflects the issuance of 5,525,000 shares in the offering and 275,000 shares contributed to the charitable foundation.

(7)          Pro forma adjustment to additional paid-in capital calculated as follows:

(In thousands)
Net proceeds of offering	$53,226
Shares contributed to the charitable foundation	2,750
Less: par value (footnote 6)	(58)
Pro forma adjustment	$55,918

(8)          After tax effect of contributing $250,000 in cash and 275,000 shares to the charitable foundation after applying an effective tax rate of 34.0%.

(9)          Contra-equity account established to reflect the obligation to repay the loan to the employee stock ownership plan.

(10)    Contra-equity account established to reflect the equity incentive plan.

(11)    Includes the cash portion of the merger consideration paid to Patapsco Bancorp, non-tax deductible transaction costs, tax deductible acquisition costs, and one time restructuring expenses.

(In thousands)
Cash portion of merger consideration	$23,092
Non-tax deductible transaction expenses	797
Tax deductible transaction expenses	1,670
One time restructuring expenses	300
Total cash adjustment	$25,859

(12)    The yield adjustment reflects the present value difference between portfolio yields and market rates as of June 30, 2007 for loans acquired in the merger. For variable rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value. For other categories of loans such as fixed rate residential mortgage, commercial and consumer loans, fair value is estimated based on discounting the future cash flows using the current rate at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities. Yield adjustments are accreted into income over the lives of the related loans. Patapsco Bancorp has loan balances aggregating $972,000 and related allowances of $200,000 that fall under the scope of SOP 03-3 which prohibits the carryover of such allowances. The pro forma merger adjustments thus reflect elimination of the $200,000 valuation allowance and an adjustment to the carrying value of the related loans by a corresponding amount.

(13)    Estimated market value of fixed assets acquired with Patapsco Bancorp.

(14)    Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as follows:

(Dollars in thousands, except per share data)	Patapsco Bancorp Goodwill
Purchase price per share	$23.00
Number of Patapsco Bancorp shares acquired (includes 14,853 restricted shares)	1,879,438
Number of Patapsco Bancorp deferred shares paid out in cash	40,944
Number of Patapsco Bancorp options assumed	47,872
Average exercise price of options	$6.02

Cost of purchasing outstanding shares and restricted shares	$43,227
Cost of purchasing deferred shares	942
Cost of purchasing options	813
Tax effect of purchasing options at 34.0%	(277)
Purchase price, net	44,705
Less: acquired stockholders’ equity including temporary equity	(18,916)
Plus: non-tax deductible transaction costs	797
Plus: taxable purchase accounting adjustments:
Tax deductible transactions expenses	1,670
Yield adjustment for acquired certificates of deposit	554
Yield adjustment for acquired borrowings	(1,640)
Yield adjustment for acquired subordinated debt	(7)
Yield adjustment for acquired loans	1,627
Market value of acquired fixed assets	(1,445)
Core deposit intangible	(4,849)
Tax effect at marginal tax rate of 34.0%	1,390
Goodwill adjustment	$23,886

(15)    Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Patapsco Bancorp core deposit base, calculated as the present value benefit of funding operations with the acquired core deposits versus using an alternative wholesale funding source. The core deposit intangible resulting from the acquisition of Patapsco Bancorp will be amortized over an estimated life of 7.4 years, calculated at the time at which 90% of the present value benefit of acquired core deposits will have been realized. The estimated life is based upon the specific composition and characteristics of the deposit base acquired from Patapsco Bancorp. The core deposit intangible will be amortized using the double declining balance methodology, an accelerated amortization methodology that approximates the timing of recognition of value from the acquired deposits.

(16)    Deferred tax asset created as a result of purchase accounting (see footnote 14) and as a result of one time restructuring expenses (see footnote 22).

(17)    Yield adjustment to reflect the difference between portfolio yields and market rates as of June 30, 2007 for time deposits acquired in the merger. The yield adjustment is estimated using present value analysis and the yield adjustment is accreted into income over the lives of the related time deposits.

(18)    Yield adjustment to reflect the present value difference between portfolio costs and market rates as of June 30, 2007 for borrowings with comparable maturities. The yield adjustment is accreted into income over the lives of the related borrowings.

(19)    Market value adjustment was provided by a third party investment banking concern. The adjustment is accreted into income over the remaining fixed rate term of the subordinated debt.

(20)    Pro forma adjustment to common stock is calculated as follows:

(In thousands)
Eliminate existing Patapsco Bancorp common stock	$(18)
Par value of common stock issued in acquisition at $0.01 per share	22
Adjustment to common stock	$4

(21)    Pro forma adjustment to paid in capital is calculated as follows:

(In thousands)
Eliminate existing Patapsco Bancorp paid-in capital	$(7,360)
Stock issued to Patapsco Bancorp stockholders in the merger	21,614
Less par value of common stock issued in merger	(22)
Adjustment to paid-in capital	$14,232

(22)    The pro forma adjustment to retained earnings is calculated as follows. The one time restructuring expenses are non-recurring and were thus not considered in the pro forma income statements.

(In thousands)
Eliminate existing Patapsco Bancorp retained earnings	$(10,994)
One time restructuring expenses	(300)
Less tax effect at 34.0%	102
Adjustment to retained earnings	$(11,192)

(23)    Pro forma adjustment to eliminate Temporary equity–ESOP shares subject to put option. Assumes that the Patapsco Bancorp ESOP shares subject to the put option receive merger consideration in the same manner as other common shares. Upon completion of the offering and merger, Bradford Bancorp will have no ESOP shares subject to the put option.

(24)    Pro forma adjustment to eliminate capital accounts of Patapsco Bancorp pursuant to purchase accounting.

June 30, 2007 Pro Forma Balance Sheet – Maximum, as Adjusted, of Offering Range. The following table presents pro forma balance sheet information at June 30, 2007 at the adjusted maximum of the offering range assuming the sale of 8,596,250 shares in the offering, the issuance of 2,161,354 shares to stockholders of Patapsco Bancorp in the merger, and the contribution of 275,000 shares to the charitable foundation.

(Dollars in thousands)	Bradford Bank MHC Historical	Offering Adjustments (1)		Bradford Bancorp Pro Forma as Converted	Patapsco Bancorp Historical	Merger Adjustments (2)		Bradford Bancorp Pro Forma Consolidated
Assets:
Cash and cash equivalents	$ 8,224	$ 72,690	(3)	$ 80,914	$ 7,470	$ (25,859	)(11)	$ 62,525
Deposits in other financial institutions	2,637			2,637	—	—		2,637
Investment securities available for sale	88,725	—		88,725	13,147	—		101,872
Investment securities held to maturity	7,667	—		7,667	—	—		7,667
Loans receivable, net	431,124	—		431,124	220,239	(1,627	)(12)	649,736
Ground rents	2,449	—		2,449	—	—		2,449
Premises and equipment, net	5,156	—		5,156	4,474	1,445	(13)	11,075
Federal Home Loan Bank stock, at cost	3,465	—		3,465	2,599	—		6,064
Goodwill	8,892	—		8,892	2,955	23,886	(14)	35,733
Core deposit intangible	1,025	—		1,025	348	4,849	(15)	6,222
Other amortizing intangible assets	502	—		502	—	—		502
Other assets	8,702	1,020	(4)	9,722	4,226	(1,287	)(16)	12,661
Total assets	$ 568,568	$ 73,710		$ 642,278	$ 255,458	$ 1,407		$ 899,143

Liabilities:
Deposits	$ 462,801	$ —		$ 462,801	$ 189,712	$ 554	(17)	$ 653,067
Borrowings	57,500	—	(5)	57,500	38,800	(1,640	)(18)	94,660
Other liabilities	6,637	—		6,637	3,030	—		9,667
Subordinated debentures	—	—		—	5,000	(7)	(19)	4,993
Total liabilities	$ 526,938	$ —		$ 526,938	$ 236,542	$ (1,093)		$ 762,387

Temporary equity-ESOP shares subject to put option	—	—		—	935	(935	)(23)	—

Stockholders’ equity:
Common stock	—	89	(6)	89	18	4	(20)	111
Additional paid-in capital	—	86,247	(7)	86,247	7,360	14,232	(21)	107,839
Retained earnings	43,411	(1,980	(8)	41,431	10,994	(11,192	)(22)	41,233
Accumulated other comprehensive (loss) Income	(1,781)	—		(1,781)	(313)	313	(24)	(1,781)
Employee stock ownership plan	—	(7,097	)(9)	(7,097)	—	—		(7,097)
Restricted stock	—	(3,549	(10)	(3,549)	(78)	78	(24)	(3,549)
Total stockholders’ equity-permanent	41,630	73,710		115,340	17,981	3,435		136,756
Total stockholders’ equity including temporary equity	41,630	73,710		115,340	18,916	2,500		136,756

Total liabilities and equity	$ 568,568	$ 73,710		$ 642,278	$ 255,458	$ 1,407		$ 899,143

(1)          Shows the effect of the offering of Bradford Bancorp, assuming gross proceeds of $86.0 million, the adjusted maximum of the offering range, offering expenses of $2.4 million, and establishment of an employee stock ownership plan and an equity incentive plan that will acquire 8.0% and 4.0% of the shares issued in the offering plus foundation shares, respectively. The employee stock ownership plan will purchase its shares in the offering and possibly open market purchases. The equity incentive plan will purchase shares in the open market. Open market purchases by the employee stock ownership plan and equity incentive plan are assumed to occur at $10.00 per share.

(2)          Reflects the purchase accounting and acquisition adjustments related to the acquisition of Patapsco Bancorp for a price of $23.00 per share in cash and common stock issued in the offering.

(3)          Pro forma adjustment to cash and cash equivalents calculated as follows:

(In thousands)
Gross proceeds of offering	$85,963
Estimated expenses	(2,377)
Cash contribution to foundation	(250)
Common stock acquired by employee stock ownership plan	(7,097)
Common stock acquired by equity incentive plan	(3,549)
Pro forma adjustment	$72,690

(4)          Reflects the deferred tax asset recorded to reflect the tax effect of funding the charitable foundation at an effective tax rate of 34.0%.

(5)          The employee stock ownership plan loan is assumed to be funded internally with a loan from Bradford Bancorp, thus no borrowing liability will be recorded on the consolidated balance sheet of Bradford Bancorp.

(6)          Par value $0.01 per share; reflects issuance of 8,596,250 shares in the offering and 275,000 shares contributed to the charitable foundation.

(7)          Pro forma adjustment to additional paid-in capital calculated as follows:

(In thousands)
Net proceeds of offering	$83,586
Shares contributed to the charitable foundation	2,750
Less: par value (footnote 6)	(89)
Pro forma adjustment	$86,247

(8)          After tax effect of contributing $250,000 in cash and 275,000 shares to the charitable foundation after applying an effective tax rate of 34.0%.

(9)          Contra-equity account established to reflect the obligation to repay the loan to the employee stock ownership plan.

(10)    Contra-equity account established to reflect the equity incentive plan.

(11)    Includes the cash portion of the merger consideration paid to Patapsco Bancorp, non-tax deductible transaction costs, tax deductible acquisition costs, and one time restructuring expenses.

(In thousands)
Cash portion of merger consideration	$23,092
Non-tax deductible transaction expenses	797
Tax deductible transaction expenses	1,670
One time restructuring expenses	300
Total cash adjustment	$25,859

(12)    The yield adjustment reflects the present value difference between portfolio yields and market rates as of June 30, 2007 for loans acquired in the merger. For variable rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value. For other categories of loans such as fixed rate residential mortgage, commercial and consumer loans, fair value is estimated based on discounting the future cash flows using the current rate at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities. Yield adjustments are accreted into income over the lives of the related loans. Patapsco Bancorp has loan balances aggregating $972,000 and related allowances of $200,000 that fall under the scope of SOP 03-3 which prohibits the carryover of such allowances. The pro forma merger adjustments thus reflect elimination of the $200,000 valuation allowance and an adjustment to the carrying value of the related loans by a corresponding amount.

(13)    Estimated market value of fixed assets acquired with Patapsco Bancorp.

(14)    Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as follows:

(Dollars in thousands, except per share data)	Patapsco Bancorp Goodwill
Purchase price per share	$23.00
Number of Patapsco Bancorp shares acquired (includes 14,853 restricted shares)	1,879,438
Number of Patapsco Bancorp deferred shares paid out in cash	40,944
Number of Patapsco Bancorp options assumed	47,872
Average exercise price of options	$6.02

Cost of purchasing outstanding and restricted shares	$43,227
Cost of purchasing deferred shares	942
Cost of purchasing options	813
Tax effect of purchasing options at 34.0%	(277)
Purchase price, net	44,705
Less: acquired stockholders’ equity including temporary equity	(18,916)
Plus: non-tax deductible transaction costs	797
Plus: taxable purchase accounting adjustments:
Tax deductible transactions expenses	1,670
Yield adjustment for acquired certificates of deposit	554
Yield adjustment for acquired borrowings	(1,640)
Yield adjustment for acquired subordinated debt	(7)
Yield adjustment for acquired loans	1,627
Market value of acquired fixed assets	(1,445)
Core deposit intangible adjustment	(4,849)
Tax effect at marginal tax rate of 34.0%	1,390
Goodwill adjustment	$23,886

(15)    Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Patapsco Bancorp core deposit base, calculated as the present value benefit of funding operations with the acquired core deposits versus using an alternative wholesale funding source. The core deposit intangible resulting from the acquisition of Patapsco Bancorp will be amortized over an estimated life of 7.4 years, calculated at the time at which 90% of the present value benefit of acquired core deposits will have been realized. The estimated life is based upon the specific composition and characteristics of the deposit base acquired from Patapsco Bancorp. The core deposit intangible will be amortized using the double declining balance methodology, an accelerated amortization methodology that approximates the timing of recognition of value from the acquired deposits.

(16)    Deferred tax asset created as a result of purchase accounting (see footnote 14) and as a result of one time restructuring expenses (see footnote 22).

(17)    Yield adjustment to reflect the difference between portfolio yields and market rates as of June 30, 2007 for time deposits acquired in the merger. The yield adjustment is estimated using present value analysis and the yield adjustment is accreted into income over the lives of the related time deposits.

(18)    Yield adjustment to reflect the present value difference between portfolio costs and market rates as of June 30, 2007 for borrowings with comparable maturities. The yield adjustment is accreted into income over the lives of the related borrowings.

(19)    Market value adjustment was provided by a third party investment banking concern. The adjustment is accreted into income over the remaining fixed rate term of the subordinated debt.

(20)    Pro forma adjustment to common stock is calculated as follows:

(In thousands)
Eliminate existing Patapsco Bancorp common stock	$(18)
Par value of common stock issued in acquisition at $0.01 per share	22
Adjustment to common stock	$4

(21)   Pro forma adjustment to paid in capital is calculated as follows:

(In thousands)
Eliminate existing Patapsco Bancorp paid-in capital	$(7,360)
Stock issued to Patapsco Bancorp stockholders in the merger	21,614
Less par value of common stock issued in merger	(22)
Adjustment to paid-in capital	$14,232

(22)   The pro forma adjustment to retained earnings is calculated as follows. The one time restructuring expenses are non-recurring and were thus not considered in the pro forma income statements.

(In thousands)
Eliminate existing Patapsco Bancorp retained earnings	$(10,994)
One time restructuring expenses	(300)
Less tax effect at 34.0%	102
Adjustment to retained earnings	$(11,192)

(23)   Pro forma adjustment to eliminate Temporary equity–ESOP shares subject to put option. Assumes that the Patapsco Bancorp ESOP shares subject to the put option receive merger consideration in the same manner as other common shares. Upon completion of the offering and merger, Bradford Bancorp will have no ESOP shares subject to the put option.

(24)   Pro forma adjustment to eliminate capital accounts of Patapsco Bancorp pursuant to purchase accounting.

December 31, 2006 Pro Forma Balance Sheet – Minimum of Offering Range. The following table presents pro forma balance sheet information at December 31, 2006 at the minimum of the offering range assuming the issuance of 5,525,000 shares in the offering, the issuance of 2,144,300 shares to stockholders of Patapsco Bancorp in the merger, and the contribution of 275,000 shares to the charitable foundation.

(Dollars in thousands)	Bradford Bank MHC Historical	Valley Bancorp Adjustments (1)	Offering Adjustments (2)		Bradford Bancorp Pro Forma as Converted	Patapsco Bancorp Historical	Merger Adjustments (3)		Bradford Bancorp Pro Forma Consolidated
Assets:
Cash and cash equivalents	$ 22,235	$ (9,209)	$ 46,016	(4)	$ 59,042	$ 4,746	$ (26,180	)(12)	$ 37,608
Deposits in other financial institutions	3,032	—	—		3,032	—	—		3,032
Investment securities available for sale	79,375	—	—		79,375	15,203	—		94,578
Investment securities held to maturity	18,022	6,824	—		24,846	—	—		24,846
Loans receivable, net	380,789	37,982	—		418,771	213,038	(1,627	)(13)	630,182
Ground rents	356	2,167	—		2,523	—	—		2,523
Premises and equipment, net	4,915	134	—		5,049	3,678	1,445	(14)	10,172
Federal Home Loan Bank stock, at cost	3,105	480	—		3,585	2,539	—		6,124
Goodwill	3,904	5,492	—		9,396	2,955	23,882	(15)	36,233
Core deposit intangible	708	448	—		1,156	374	4,798	(16)	6,328
Other amortizing intangible assets	564	—	—		564	—	—		564
Other assets	5,520	588	1,020	(5)	7,128	4,281	(1,271	)(17)	10,138
Total assets	$ 522,525	$ 44,906	$ 47,036		$ 614,467	$ 246,814	$ 1,047		$ 862,328

Liabilities:
Deposits	$ 428,861	$ 37,549	$ —		$ 466,410	$ 182,597	$ 554	(18)	$ 649,561
Borrowings	46,900	6,987	—	(6)	53,887	37,912	(1,640	)(19)	90,159
Other liabilities	3,666	370	—		4,036	2,200	—		6,236
Subordinated debentures	—	—	—		—	5,000	(7	)(20)	4,993
Total liabilities	$ 479,427	$ 44,906	$ —		$ 524,333	$ 227,709	$ (1,093)		$ 750,949

Temporary equity – ESOP shares subject to put option	—	—	—		—	1,203	(1,203	)(24)	—

Common stock	—	—	58	(7)	58	19	2	(21)	79
Additional paid-in capital	—	—	55,918	(8)	55,918	7,419	14,003	(22)	77,340
Retained earnings	44,022	—	(1,980	)(9)	42,042	10,786	(10,984	)(23)	41,844
Accumulated other comprehensive (loss) income	(924)	—	—		(924)	(244)	244	(25)	(924)
Employee stock ownership plan	—	—	(4,640	)(10)	(4,640)	—	—		(4,640)
Restricted stock	—	—	(2,320	)(11)	(2,320)	(78)	78	(25)	(2,320)
Total stockholders’ equity-permanent	43,098	—	47,036		90,134	17,902	3,343		111,379
Total stockholders’ equity including temporary equity	43,098	—	47,036		90,134	19,105	2,140		111,379

Total liabilities and equity	$ 522,525	$ 44,906	$ 47,036		$ 614,467	$ 246,814	$ 1,047		$ 862,328

(1)         Shows the effect of the merger of Valley Bancorp into Bradford Bancorp. The Valley Bancorp acquisition closed in January 2007 subsequent to the fiscal year end date included in this table. Valley Bancorp was a stock corporation, and the merger with Valley Bancorp was a cash transaction accounted for using the purchase method. The chart below shows summary information for Valley Bancorp as of the most recent fiscal year end as noted. The chart includes the pro forma merger adjustments for the Valley Bancorp merger, applying the purchase accounting and merger adjustments to the September 30, 2006 fiscal year end figures.

(In thousands)	September 30, 2006 Valley Bancorp Historical	Valley Bancorp Adjustments	Adjustments
Assets	$ 50,056	$ (5,150)	$ 44,906
Goodwill	—	5,492	5,492
Core deposit intangibles	—	448	448
Deposits	37,365	184	37,549
Equity	5,321	(5,321)	—

(2)         Shows the effect of the offering of Bradford Bancorp, assuming gross proceeds of $55.3 million, the minimum of the offering range, offering expenses of $2.0 million, and establishment of an employee stock ownership plan and an equity incentive plan that will acquire 8.0% and 4.0% of the shares issued in the offering plus foundation shares, respectively. The employee stock ownership plan will purchase its shares in the offering and possibly open market purchases. The equity incentive plan will purchase shares in the open market. Open market share purchases by the employee stock ownership plan and equity incentive plan are assumed to occur at $10.00 per share.

(3)         Reflects the purchase accounting and acquisition adjustments related to the acquisition of Patapsco Bancorp for a price of $23.00 per share in cash and common stock issued in the offering.

(4)         Pro forma adjustment to cash and cash equivalents calculated as follows:

(In thousands)
Gross proceeds of offering	$55,250
Estimated expenses	(2,024)
Cash contribution to foundation	(250)
Common stock acquired by employee stock ownership plan	(4,640)
Common stock acquired by equity incentive plan	(2,320)
Pro forma adjustment	$46,016

(5)         Reflects the deferred tax asset recorded to reflect the tax effect of funding the charitable foundation at an effective tax rate of 34.0%.

(6)         The employee stock ownership plan loan is assumed to be funded internally with a loan from Bradford Bancorp, thus no borrowing liability will be recorded on the consolidated balance sheet of Bradford Bancorp.

(7)         Par value $0.01 per share; reflects the issuance of 5,525,000 shares in the offering and 275,000 shares contributed to the charitable foundation.

(8)         Pro forma adjustment to additional paid-in capital calculated as follows:

(In thousands)
Net proceeds of offering	$53,226
Stock contribution to foundation	2,750
Less: par value (footnote 7)	(58)
Pro forma adjustment	$55,918

(9)         After tax effect of contributing $250,000 in cash and 275,000 shares to the charitable foundation after applying an effective tax rate of 34.0%.

(10)   Contra-equity account established to reflect the obligation to repay the loan to the employee stock ownership plan.

(11)   Contra-equity account established to reflect the equity incentive plan.

(12)   Includes the cash portion of the merger consideration paid to Patapsco Bancorp, non-tax deductible transaction costs, tax deductible acquisition costs, and one time restructuring expenses.

(In thousands)
Cash portion of merger consideration	$23,413
Non-tax deductible transaction expenses	797
Tax deductible transaction expenses	1,670
One time restructuring expenses	300
Total cash adjustment	$26,180

(13)   The yield adjustment reflects the present value difference between portfolio yields and market rates as of June 30, 2007 for loans acquired in the merger. For variable rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value. For other categories of loans such as fixed rate residential mortgages, commercial and consumer loans, fair value is estimated based on discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities. Yield adjustments are accreted into income over the lives of the related loans. Patapsco Bancorp has loan balances aggregating $972,000 and related allowances of $200,000 that fall under the scope of SOP 03-3 which prohibits the carryover of such allowances. The pro forma merger adjustments thus reflect elimination of the $200,000 valuation allowance and an adjustment to the carrying value of the related loans by a corresponding amount.

(14)   Estimated market value of fixed assets acquired in the merger with Patapsco Bancorp.

(15)   Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as follows:

(Dollars in thousands, except per share data)	Patapsco Bancorp Goodwill
Purchase price per share	$23.00
Number of Patapsco Bancorp shares acquired (includes 14,453 restricted shares)	1,864,610
Number of Patapsco Bancorp deferred shares paid out in cash	40,559
Number of Patapsco Bancorp options assumed	92,720
Average exercise price of options	$6.06

Cost of purchasing outstanding and restricted shares	$42,886
Cost of purchasing deferred shares	933
Cost of purchasing options	1,571
Tax effect of purchasing options at 34.0%	(534)
Purchase price, net	44,856
Less: acquired stockholders’ equity including temporary equity	(19,105)
Plus: non-tax deductible transaction costs	797
Plus: taxable purchase accounting adjustments:
Tax deductible transactions expenses	1,670
Yield adjustment for acquired certificates of deposit	554
Yield adjustment for acquired borrowings	(1,640)
Yield adjustment for subordinated debt	(7)
Yield adjustment for acquired loans	1,627
Market value of acquired fixed assets	(1,445)
Core deposit intangible adjustment	(4,798)
Tax effect at marginal tax rate of 34.0%	1,373
Goodwill adjustment	$23,882

(16)   Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Patapsco Bancorp core deposit base, calculated as the present value benefit of funding operations with the acquired core deposits versus using an alternative wholesale funding source. The core deposit intangible resulting from the acquisition of Patapsco Bancorp will be amortized over an estimated life of 7.4 years, calculated at the time at which 90% of the present value benefit of acquired core deposits will have been realized. The estimated life is based upon the specific composition and characteristics of the deposit base acquired from Patapsco Bancorp. The core deposit intangible will be amortized using the double declining balance methodology, an accelerated amortization methodology that approximates the timing of recognition of value from the acquired deposits.

(17)   Deferred tax asset created as a result of purchase accounting (see footnote 15) and as a result of one time restructuring expenses (see footnote 23).

(18) Yield adjustment to reflect the present value difference between portfolio yields and market rates as of June 30, 2007 for time deposits acquired in the merger. The  yield adjustment is estimated using present value analysis and the yield adjustment is accreted into income over the lives of the related time deposits.

(19) Yield adjustment to reflect the present value difference between portfolio costs and market rates as of June 30, 2007 for borrowings with comparable maturities. The yield adjustment is accreted into income over the lives of the related borrowings.

(20) Market value adjustment was provided by a third party investment banking concern. The adjustment is accreted into income over the remaining fixed rate term of the subordinated debt.

(21)    Pro forma adjustment to common stock is calculated as follows:

(In thousands)
Eliminate existing Patapsco Bancorp common stock	$(19)
Par value of common stock issued in acquisition at $0.01 per share	21
Adjustment to common stock	$2

(22)    Pro forma adjustment to paid in capital is calculated as follows:

(In thousands)
Eliminate existing Patapsco Bancorp paid-in capital	$(7,419)
Stock issued to Patapsco Bancorp stockholders in the merger	21,443
Less par value of common stock issued in merger	(21)
Adjustment to paid-in capital	$14,003

(23)   The pro forma adjustment to retained earnings is calculated as follows. The one time restructuring expenses are non-recurring and were thus not considered in the pro forma income statements.

(In thousands)
Eliminate existing Patapsco Bancorp retained earnings	$(10,786)
One time restructuring expenses	(300)
Less tax effect at 34.0%	102
Adjustment to retained earnings	$(10,984)

(24)   Pro forma adjustment to eliminate temporary equity–ESOP shares subject to put option. Assumes that the Patapsco Bancorp ESOP shares subject to the put option receive merger consideration in the same manner as other shares. Upon completion of the offering and merger, Bradford Bancorp will have no ESOP shares subject to the put option.

(25)   Pro forma adjustment to eliminate capital accounts of Patapsco Bancorp pursuant to purchase accounting.

December 31, 2006 Pro Forma Balance Sheet – Maximum, as Adjusted, of Offering Range. The following table presents pro forma balance sheet information at December 31, 2006 at the adjusted maximum of the offering range assuming the issues of 8,596,250 shares in the offering, the issuance of 2,144,300 shares to stockholders of Patapsco Bancorp in the merger, and the contribution of 275,000 shares to the charitable foundation.

(Dollars in thousands)	Bradford Bank MHC Historical	Valley Bancorp, Adjustments (1)	Offering Adjustments (2)		Bradford Bancorp Pro Forma as Converted	Patapsco Bancorp Historical	Merger Adjustments (3)		Bradford Bancorp Pro Forma Consolidated
Assets:
Cash and cash equivalents	$ 22,235	$ (9,209)	$ 72,690	(4)	$ 85,716	$ 4,746	$ (26,180	)(12)	$ 64,282
Deposits in other financial institutions	3,032	—	—		3,032	—	—		3,032
Investment securities available for sale	79,375	—	—		79,375	15,203	—		94,578
Investment securities held to maturity	18,022	6,824	—		24,846	—	—		24,846
Loans receivable, net	380,789	37,982	—		418,771	213,038	(1,627	)(13)	630,182
Ground rents	356	2,167	—		2,523	—	—		2,523
Premises and equipment, net	4,915	134	—		5,049	3,678	1,445	(14)	10,172
Federal Home Loan Bank stock, at cost	3,105	480	—		3,585	2,539	—		6,124
Goodwill	3,904	5,492	—		9,396	2,955	23,882	(15)	36,233
Core deposit intangible	708	448	—		1,156	374	4,798	(16)	6,328
Other amortizing intangible assets	564	—	—		564	—	—		564
Other assets	5,520	588	1,020	(5)	7,128	4,281	(1,271	)(17)	10,138
Total assets	$ 522,525	$ 44,906	$ 73,710		$ 641,141	$ 246,814	$ 1,047		$ 889,002

Liabilities:
Deposits	$ 428,861	$ 37,549	$ —		$ 466,410	$ 182,597	$ 554	(18)	$ 649,561
Borrowings	46,900	6,987	—	(6)	53,887	37,912	(1,640	)(19)	90,159
Other liabilities	3,666	370	—		4,036	2,200	—		6,236
Subordinated debentures	—	—	—		—	5,000	(7	)(20)	4,993
Total liabilities	$ 479,427	$ 44,906	$ —		$ 524,333	$ 227,709	$ (1,093)		$ 750,949

Temporary equity—ESOP shares subject to put option	—	—	—		—	1,203	(1,203	)(24)	—

Common stock	—	—	89	(7)	89	19	2	(21)	110
Additional paid-in capital	—	—	86,247	(8)	86,247	7,419	14,003	(22)	107,669
Retained earnings	44,022	—	(1,980	)(9)	42,042	10,786	(10,984	)(23)	41,844
Accumulated other comprehensive (loss) income	(924)	—	—		(924)	(244)	244	(25)	(924)
Employee stock ownership plan	—	—	(7,097	)(10)	(7,097)	—	—		(7,097)
Restricted stock	—	—	(3,549	)(11)	(3,549)	(78)	78	(25)	(3,549)
Total stockholders’ equity-permanent	43,098	—	73,710		116,808	17,902	3,343		138,053
Total stockholders’ equity including temporary equity	43,098	—	73,710		116,808	19,105	2,140		138,053

Total liabilities and equity	$ 522,525	$ 44,906	$ 73,710		$ 641,141	$ 246,814	$ 1,047		$ 889,002

(1)         Shows the effect of the merger of Valley Bancorp into Bradford Bancorp. The Valley Bancorp acquisition closed in January 2007 subsequent to the fiscal year end date included in this table. Valley Bancorp was a stock corporation, and the merger with Valley Bancorp was a cash transaction accounted for using the purchase method. The chart below shows summary information for Valley Bancorp as of the most recent fiscal year end as noted. The chart includes the pro forma merger adjustments for the Valley Bancorp merger, applying the purchase accounting and merger adjustments to the September 30, 2006 fiscal year end figures.

(Dollars in thousands)	September 30, 2006 Valley Bancorp Historical	Valley Bancorp Adjustments	Adjustments
Assets	$ 50,056	$ (5,150)	$ 44,906
Goodwill	—	5,492	5,492
Core deposit intangibles	—	448	448
Deposits	37,365	184	37,549
Equity	5,321	(5,321)	—

(2)         Shows the effect of the conversion offering of Bradford Bancorp, assuming gross proceeds of $86.0 million, the adjusted maximum of the valuation range, offering expenses of $2.4 million, and establishment of an employee stock ownership plan and an equity incentive plan that will acquire 8.0% and 4.0% of the shares issued in the offering plus foundation shares, respectively. The employee stock ownership plan will purchase its shares in the offering and possibly open market purchases. The equity incentive plan will purchase shares in the open market. Open market share purchases by the employee stock ownership plan and equity incentive plan are assumed to occur at $10.00 per share.

(3)         Reflects the purchase accounting and acquisition adjustments related to the acquisition of Patapsco Bancorp for a price of $23.00 per share in cash and common stock issued in the offering.

(4)          Pro forma adjustment to cash and cash equivalents calculated as follows:

(In thousands)
Gross proceeds of offering	$85,963
Estimated expenses	(2,377)
Cash contribution to foundation	(250)
Common stock acquired by employee stock ownership plan	(7,097)
Common stock acquired by incentive plan	(3,549)
Pro forma adjustment	$72,690

(5)         Reflects the deferred tax asset recorded to reflect the tax effect of funding the charitable foundation at an effective tax rate of 34.0%.

(6)   The employee stock ownership plan loan is assumed to be funded internally with a loan from Bradford Bancorp, thus no borrowing liability will be recorded on the consolidated balance sheet of Bradford Bancorp.

(7)   Par value $0.01 per share; reflects the issuance of 8,596,250 shares in the offering and 275,000 shares contributed to the charitable foundation.

(8)   Pro forma adjustment to additional paid-in capital calculated as follows:

(In thousands)
Net proceeds of offering	$83,586
Stock contribution to foundation	2,750
Less: par value (footnote 7)	(89)
Pro forma adjustment	$86,247

(9)         After tax effect of contributing $250,000 in cash and 275,000 shares to the charitable foundation after applying an effective tax rate of 34.0%.

(10) Contra-equity account established to reflect the obligation to repay the loan to the employee stock ownership plan.

(11) Contra-equity account established to reflect the equity incentive plan.

(12) Includes the cash portion of the merger consideration paid to Patapsco Bancorp, non-tax deductible transaction costs, tax deductible acquisition costs, and one time restructuring expenses.

(In thousands)
Cash portion of merger consideration	$23,413
Non-tax deductible transaction expenses	797
Tax deductible transaction expenses	1,670
One time restructuring expenses	300
Total cash adjustment	$26,180

(13)   The yield adjustment reflects the present value difference between portfolio yields and market rates as of June 30, 2007 for loans acquired in the merger. For variable rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value. For other categories of loans such as fixed rate residential mortgage, commercial and consumer loans, fair value is estimated based on discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities. Yield adjustments are accreted into income over the lives of the related loans. Patapsco Bancorp has loan balances aggregating $972,000 and related allowances of $200,000 that fall under the scope of SOP 03-3 which prohibits the carryover of such allowances. The pro forma merger adjustments thus reflect elimination of the $200,000 valuation allowance and an adjustment to the carrying value of the related loans by a corresponding amount.

(14)   Estimated market value of fixed assets acquired with Patapsco Bancorp.

(15) Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as follows:

(Dollars in thousands, except per share data)	Patapsco Bancorp Goodwill
Purchase price per share ($)	$23.00
Number of Patapsco Bancorp shares acquired (includes 14,453 restricted shares)	1,864,610
Number of Patapsco Bancorp deferred shares paid out in cash	40,559
Number of Patapsco Bancorp options assumed	92,720
Average exercise price of options ($)	$6.06

Cost of purchasing outstanding and restricted shares	$42,886
Cost of purchasing deferred shares	933
Cost of purchasing options	1,571
Tax effect of purchasing options at 34.0%	(534)
Purchase price, net	44,856
Less: acquired stockholders’ equity including temporary equity	(19,105)
Plus: non-tax deductible transaction costs	797

Plus: taxable purchase accounting adjustments:
Tax deductible transactions expenses	1,670
Yield adjustment for acquired certificates of deposit	554
Yield adjustment for acquired borrowings	(1,640)
Yield adjustment for acquired subordinated debt	(7)
Yield adjustment for acquired loans	1,627
Market value of acquired fixed assets	(1,445)
Core deposit intangible adjustment	(4,798)
Tax effect at marginal tax rate of 34.0%	1,373
Goodwill adjustment	$23,882

(16)   Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Patapsco Bancorp core deposit base, calculated as the present value benefit of funding operations with the acquired core deposits versus using an alternative wholesale funding source. The core deposit intangible resulting from the acquisition of Patapsco Bancorp will be amortized over an estimated life of 7.4 years, calculated as the time at which 90% of the present value benefit of acquired core deposits will have been realized. The estimated life is based upon the specific composition and characteristics of the deposit base acquired with Patapsco Bancorp. The core deposit intangible will be amortized using the double declining balance methodology, an accelerated amortization methodology that approximates the timing of recognition of value from the acquired deposits.

(17) Deferred tax asset created as a result of purchase accounting (see footnote 15) and as a result of one time restructuring expenses (see footnote 23).

(18) Yield adjustment to reflect the present value difference between portfolio yields and market rates as of June 30, 2007 for time deposits acquired in the merger. The yield adjustment is estimated using present value analysis and the yield adjustment is accreted into income over the lives of the related time deposits.

(19) Yield adjustment to reflect the present value difference between portfolio costs and market rates as of June 30, 2007 for borrowings with comparable maturities. The yield adjustment is accreted into income over the lives of the related borrowings.

(20) Market value adjustment was provided by a third party investment banking concern. The adjustment is accreted into income over the remaining fixed rate term of the subordinated debt.

(21) Pro forma adjustment to common stock is calculated as follows:

(In thousands)
Eliminate existing Patapsco Bancorp common stock	$(19)
Par value of common stock issued in acquisition at $0.01 per share	21
Adjustment to common stock	$2

(22)   Pro forma adjustment to paid in capital is calculated as follows:

(In thousands)
Eliminate existing Patapsco Bancorp paid-in capital	$(7,419)
Stock issued to Patapsco Bancorp stockholders in the merger	21,443
Less par value of common stock issued in merger	(21)
Adjustment to paid-in capital	$14,003

(23)   The pro forma adjustment to retained earnings is calculated as follows. The one time restructuring expenses are non-recurring and were thus not considered in the pro forma income statements.

(In thousands)
Eliminate existing Patapsco Bancorp retained earnings	$(10,786)
One time restructuring expenses	(300)
Less tax effect at 34.0%	102
Adjustment to retained earnings	$(10,984)

(24)   Pro forma adjustment to eliminate temporary equity – ESOP shares subject to put option. Assumes that Patapsco Bancorp ESOP shares subject to the put option receive merger consideration in the same manner as other shares. Upon completion of the offering and merger, Bradford Bancorp will have no ESOP shares subject to the put option.

(25)   Pro forma adjustment to eliminate capital accounts of Patapsco Bancorp pursuant to purchase accounting.

June 30, 2007 Pro Forma Income Statement – Minimum of Offering Range. The following table presents pro forma income statement information for the six months ended June 30, 2007 for Bradford Bancorp and Patapsco Bancorp, at the minimum of the offering range, including 5,525,000 shares sold in the offering, 275,000 shares contributed to the charitable foundation, and 2,161,354 shares issued to stockholders of Patapsco Bancorp in the merger.

(Dollars in thousands)	Bradford Bank MHC Historical	Offering Adjustments (1)		Bradford Bancorp Pro Forma as Converted	Patapsco Bancorp Historical	Merger Adjustments (2)		Bradford Bancorp Pro Forma Consolidated
Interest and dividend income	$ 17,477	$ —		$ 17,477	$ 8,502	$ 378	(4)	$ 26,357
Interest expense	(10,504)	—		(10,504)	(4,001)	169	(5)	(14,336)
Net interest income	6,973	—		6,973	4,501	547		12,021
Provision for loan losses	(219)	—		(219)	(320)	—		(539)
Net interest income after provision for loan losses	6,754	—		6,754	4,181	547		11,482
Noninterest income	753	—		753	461	—		1,214
Noninterest expense	(8,936)	(117	)(3)	(9,053)	(3,872)	(693	)(6)	(13,618)
Income (loss) before income taxes	(1,429)	(117)		(1,546)	770	(146)		(922)
Income tax (expense) benefit	817	40		857	(300)	50	(7)	607

Net income (loss)	$ (612)	$ (77)		$ (689)	$ 470	$ (96)		$ (315)
Basic earnings per share	$ —	$ —		$ (0.13)	$ 0.24	$ —		$ (0.04)
Diluted earnings per share	$ —	$ —		$ (0.13)	$ 0.24	$ —		$ (0.04)

(1)         Shows the effect of the offering of Bradford Bancorp assuming gross proceeds of $55.3 million, the minimum of the offering range, offering expenses of $2.0 million, and establishment of an employee stock ownership plan and equity incentive plan that will acquire 8.0% and 4.0% of the shares issued in the offering and to the foundation, respectively. The employee stock ownership plan will purchase shares in the offering and in open market purchases. Employee stock ownership plan share purchases will be financed by a loan from Bradford Bancorp and amortizing over 20 years on a straight line basis. The equity incentive plan will purchase shares in the open market, with such purchases assumed to occur at $10.00 per share. Equity incentive plan share awards will vest over a period of five years. Bradford Bancorp also intends to adopt a stock option plan that will include 10.0% of the shares issued in the offering and to the foundation. Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $4.05 per option and option grants will vest over a period of five years. The equity incentive plan and stock option plan are subject to stockholder approval. Adjustments to record estimated employee stock ownership plan expense are included in the table and are calculated assuming employee stock ownership plan shares are released based on the 20 year amortization term of the employee stock ownership plan loan and that employee stock ownership plan shares are released at a value of $10.00 per share. Adjustments to record estimated equity incentive plan expense, stock option plan expense, and interest income to be earned on the net proceeds of the offering will be recorded as incurred. Since these estimates are speculative, they are not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $46.0 million are invested at an average pretax yield of 4.91% for the six months ended June 30, 2007 would be approximately $1.1 million pretax. The yield utilized approximates the yield on a one year U.S. Treasury security as of June 30, 2007. The estimated expense for the equity incentive plan assuming gross proceeds of $55.3 million and a five year vesting period is $232,000 pretax for the six months ended June 30, 2007. The estimated expense for the stock option plan assuming gross proceeds of $55.3 million, a fair value of $4.05 per option and a five year vesting period is $235,000 pretax for the six months ended June 30, 2007. Taxes are calculated on an assumed marginal income tax rate of 34.0%. No effect is shown for merger related expenses or the contribution to the foundation, all of which are one time expenses.

(2)         Reflects the purchase accounting and acquisition adjustments related to the acquisition of Patapsco Bancorp for a price of $23.00 per share in cash and common stock issued in the offering.

(3)         Employee stock ownership plan loan is funded internally, so no interest expense is recorded on the consolidated income statement of Bradford Bancorp. Employee stock ownership plan expense reflects the amortization of principal and the release of shares at an assumed value of $10.00 per share.

(4)         Adjustment to interest income is the accretion of the loan discount on the Patapsco Bancorp loans resulting from purchase accounting and the accretion of the discount on investment securities available for sale. Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration paid to stockholders of Patapsco Bancorp and the expenses of the merger will be recorded as incurred. These expenses are speculative and are not reflected in the pro forma income statement. The estimated reduction in interest income assuming funding requirements of $25.9 million for the merger and related expenses, assuming such cash costs were funded with investments yielding 4.91% for the six months ended June 30, 2007, would be approximately $635,000 on a pretax basis. The yield utilized approximates the yield on a one year U.S. Treasury security as of June 30, 2007. The adjustment shown is calculated as follows:

(In thousands)
Accretion of loan discount from purchase accounting	$290
Accretion of investment securities discount from purchase accounting	88
Adjustment to interest income	$378

(5)   Adjustment to interest expense is calculated as follows:

(In thousands)
Amortization of deposit premium from purchase accounting	$285
Accretion of borrowings discount from purchase accounting	(116)
Accretion of subordinated debt premium from purchase accounting	—
Adjustment to interest expense	$169

(6)   Adjustment to noninterest expense is calculated as follows:

(In thousands)
Amortization of core deposit intangible	$(701)
Elimination of Patapsco Bancorp historical core deposit intangible amortization	26
Depreciation of increased fixed asset market value	(18)
Adjustment to noninterest expense	$(693)

(7)   Marginal tax rate of 34.0%.

June 30, 2007 Pro Forma Income Statement – Maximum, as Adjusted, of Offering Range. The following table presents pro forma income statement information for the six months ended June 30, 2007 for Bradford Bancorp and Patapsco Bancorp, at the adjusted maximum of the offering range, including 8,596,250 shares sold in the offering, 275,000 shares contributed to the charitable foundation, and 2,161,354 shares issued to stockholders of Patapsco Bancorp in the merger.

(Dollars in thousands)	Bradford Bancorp Historical	Offering Adjustments (1)		Bradford Bancorp Pro Forma as Converted	Patapsco Bancorp Historical	Merger Adjustments (2)		Bradford Bancorp Pro Forma Consolidated
Interest and dividend income	$ 17,477	$ —		$ 17,477	$ 8,502	$ 378	(4)	$ 26,357
Interest expense	(10,504)	—		(10,504)	(4,001)	169	(5)	(14,336)
Net interest income	6,973	—		6,973	4,501	547		12,021
Provisions for loan losses	(219)	—		(219)	(320)	—		(539)
Net interest income after provision for loan losses	6,754	—		6,754	4,181	547		11,482
Noninterest income	753	—		753	461	—		1,214
Noninterest expense	(8,936)	(177	)(3)	(9,113)	(3,872)	(693	)(6)	(13,678)
Income (loss) before income taxes	(1,429)	(177)		(1,606)	770	(146)		(982)
Income tax (expense) benefit	817	60		877	(300)	50	(7)	627

Net income (loss)	$ (612)	$ (117)		$ (729)	$ 470	$ (96)		$ (355)

Basic earnings per share	$ —	$ —		$ (0.09)	$ 0.24	$ —		$ (0.03)
Diluted earnings per share	$ —	$ —		$ (0.09)	$ 0.24	$ —		$ (0.03)

(1)   Shows the effect of the offering of Bradford Bancorp assuming gross proceeds of $86.0 million, the maximum, as adjusted, of the offering range, offering expenses of $2.4 million, and establishment of an employee stock ownership plan and equity incentive plan that will acquire 8.0% and 4.0% of the shares issued in the offering and to the foundation, respectively. The employee stock ownership plan will purchase shares in the offering and in open market purchases. Employee stock ownership plan share purchases will be financed by a loan from Bradford Bancorp amortizing over 20 years on a straight line basis. The equity incentive plan will purchase shares in the open market, with such purchases assumed to occur at $10.00 per share. Equity incentive plan share awards will vest over a period of five years. Bradford Bancorp also intends to adopt a stock option plan that will include 10.0% of the shares issued in the offering and to the foundation. Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $4.05 per option and option grants will vest over a period of five years. The equity incentive plan and stock option plan are subject to stockholder approval. Adjustments to record estimated employee stock ownership plan expense are included in the table and are calculated assuming employee stock ownership plan shares are released based on the 20 year amortization term of the employee stock ownership plan loan and that employee stock ownership plan shares are released at a value of $10.00 per share. Adjustments to record estimated equity incentive plan expense, stock option plan expense, and interest income to be earned on the net proceeds of the offering will be recorded as incurred. Since these estimates are speculative, they are not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $72.7 million are invested at an average pretax yield of 4.91% for the six months ended June 30, 2007 would be approximately $1.8 million pretax. The yield utilized approximates the yield on a one year U.S. Treasury security as of June 30, 2007. The estimated expense for the equity incentive plan assuming gross proceeds of $86.0 million and a five year vesting period is $355,000 pretax for the six months ended June 30, 2007. The estimated expense for the stock option plan assuming gross proceeds of $86.0 million, a fair value of $4.05 per option and a five year vesting period is $360,000 pretax for the six months ended June 30, 2007. Taxes are calculated on an assumed marginal income tax rate of 34.0%. No effect is shown for merger related expenses or the contribution to the foundation, all of which are one time expenses.

(2)   Reflects the purchase accounting and acquisition adjustments related to the acquisition of Patapsco Bancorp for a price of $23.00 per share in cash and common stock issued in the offering.

(3)   Employee stock ownership plan loan is funded internally, so no interest expense is recorded on the consolidated income statement of Bradford Bancorp. Employee stock ownership plan expense reflects the amortization of principal and the release of shares at an assumed value of $10.00 per share.

(4)   Adjustment to interest income is the accretion of the loan discount on the Patapsco Bancorp loans resulting from purchase accounting and the accretion of the discount on investment securities available for sale. Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration paid to stockholders of Patapsco Bancorp and the expenses of the merger will be recorded as incurred. These expenses are speculative and are not reflected in the pro forma income statement. The estimated reduction in interest income assuming funding requirements of $25.9 million for the merger and related expenses, assuming such cash costs were funded with investments yielding 4.91% for the six months ended June 30, 2007, would be approximately $635,000 on a pretax basis. The yield utilized approximates the yield on a one year U.S. Treasury security as of June 30, 2007. The adjustment shown is calculated as follows:

(In thousands)
Accretion of loan discount from purchase accounting	$290
Accretion of investment securities discount from purchase accounting	88
Adjustment to interest income	$378

(5)   Adjustment to interest expense is calculated as follows:

(In thousands)
Amortization of deposit premium from purchase accounting	$285
Accretion of borrowings discount from purchase accounting	(116)
Accretion of subordinated debt premium from purchase accounting	—
Adjustment to interest expense	$169

(6)   Adjustment to noninterest expense is calculated as follows:

(In thousands)
Amortization of core deposit intangible	$(701)
Elimination of Patapsco Bancorp historical core deposit intangible amortization	26
Depreciation of increased fixed asset value	(18)
Adjustment to noninterest expense	$(693)

(7)   Marginal tax rate of 34.0%.

December 31, 2006 Pro Forma Income Statement – Minimum of Offering Range. The following table presents pro forma income statement information for the year ended December 31, 2006 for Bradford Bancorp and for the twelve months ended December 31, 2006 for Patapsco Bancorp, at the minimum of the offering range, including 5,525,000 shares sold in the offering, 275,000 shares contributed to the charitable foundation, and 2,144,300 shares issued to stockholders of Patapsco Bancorp in the merger.

(Dollars in thousands)	December 31, 2006 Bradford Bank MHC Historical	Valley Bancorp Adjustments (1)	Offering Adjustments (2)		Bradford Bancorp Pro Forma as Converted	December 31, 2006 Patapsco Bancorp Historical	Merger Adjustments (3)		Bradford Bancorp Pro Forma Consolidated
Interest and dividend income	$ 29,420	$ 3,874	$ —		$ 33,294	$ 15,107	$ 677	(5)	$ 49,078
Interest expense	(15,801)	(1,663)	—		(17,464)	(6,285)	143	(6)	(23,606)
Net interest income	13,619	2,211	—		15,830	8,822	820		25,472
Provision for loan losses	(948)	—	—		(948)	(135)	—		(1,083)
Net interest income after provision for loan losses	12,671	2,211	—		14,882	8,687	820		24,389
Noninterest income	939	141	—		1,080	835	—		1,915
Noninterest expense	(11,767)	(1,601)	(232	)(4)	(13,600)	(7,232)	(1,387	)(7)	(22,219)
Income (loss) before income taxes	1,843	751	(232)		2,362	2,290	(567)		4,085
Income tax (expense) benefit	(1,252)	(286)	79		(1,459)	(851)	193	(8)	(2,117)
Net income (loss)	$ 591	$ 465	$ (153)		$ 903	$ 1,439	$ (374)		$ 1,968
Basic earnings per share	$ —	$ —	$ —		$ 0.17	$ 0.81	$ —		$ 0.26
Diluted earnings per share	$ —	$ —	$ —		$ 0.17	$ 0.75	$ —		$ 0.26

(1)   Shows the effect of the merger of Valley Bancorp into Bradford Bancorp. The Valley Bancorp acquisition closed in January 2007 subsequent to the date of the fiscal year data included in this table. Valley Bancorp was a stock corporation, and the merger with Valley Bancorp was a cash transaction accounted for using the purchase method. The chart below shows summary information for Valley Bancorp as of its most recent fiscal year end as noted. The chart includes the purchase accounting entries for the Valley Bancorp acquisition, applying the purchase accounting and merger adjustments to the September 30, 2006 fiscal year end figures.

(Dollars in thousands)	September 30, 2006 Valley Bancorp Historical	Valley Bancorp Adjustments	Adjustments
Net interest income	$ 2,056	$ 155	$ 2,211
Noninterest income	141	—	141
Noninterest expense	(1,519)	(82)	(1,601)
Net income (loss)	$ 417	$ 48	$ 465

(2)   Shows the effect of the offering of Bradford Bancorp assuming gross proceeds of $55.3 million, the minimum of the offering range, offering expenses of $2.0 million, and establishment of an employee stock ownership plan and equity incentive plan that will acquire 8.0% and 4.0% of the shares issued in the offering and to the foundation, respectively. The employee stock ownership plan will purchase shares in the offering and in open market purchases. Employee stock ownership plan share purchases will be financed by a loan from Bradford Bancorp amortizing over 20 years on a straight line basis. The equity incentive plan will purchase shares in the open market, with such purchases assumed to occur at $10.00 per share. Equity incentive plan share awards will vest over a period of five years. Bradford Bancorp also intends to adopt a stock option plan that will include 10.0% of the shares issued in the offering and to the foundation. Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $4.05 per option and option grants will vest over a period of five years. The equity incentive plan and stock option plan are subject to stockholder approval. Adjustments to record estimated employee stock ownership plan expense are included in the table and are calculated assuming employee stock ownership plan shares are released based on the 20 year amortization term of the employee stock ownership plan loan and that employee stock ownership plan shares are released at a value of $10.00 per share. Adjustments to record estimated equity incentive plan expense, stock option plan expense, and interest income to be earned on the net proceeds of the offering will be recorded as incurred. Since these estimates are speculative, they are not reflected in the calculations of pro forma income. The estimated interest income, assuming net cash proceeds of $46.0 million are invested at an average pretax yield of 4.99 % for the year ended December 31, 2006, would be approximately $2.3 million pretax. The yield utilized approximates the yield on a one year U.S. Treasury security as of December 31, 2006. The estimated expense for the equity incentive plan assuming gross proceeds of $55.3 million and a five year vesting period is $464,000 pretax for the year ended December 31, 2006. The estimated expense for the stock option plan assuming gross proceeds of $55.3 million, a fair value of $4.05 per option and a five year vesting period is $470,000 pretax for the year ended December 31, 2006. Taxes are calculated on an assumed marginal income tax rate of 34.0%. No effect is shown for merger related expenses or the contribution to the foundation, all of which are one time expenses.

(3)   Reflects the purchase accounting and acquisition adjustments related to the acquisition of Patapsco Bancorp for a price of $23.00 per share in cash and common stock issued in the offering.

(4)   Employee stock ownership plan loan is funded internally, so no interest expense is recorded on the consolidated income statement of Bradford Bancorp. Employee stock ownership plan expense reflects the amortization of principal and the release of shares at an assumed value of $10.00 per share.

(5)   Adjustment to interest income is the accretion of the loan discount on the Patapsco Bancorp loans resulting from purchase accounting and the accretion of the discount on investment securities available for sale. Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration paid to stockholders of Patapsco Bancorp and the expenses of the merger will be recorded as incurred. These expenses are speculative and are not reflected in the pro forma income statement. The estimated reduction in interest income assuming funding requirements of $26.2 million for the merger and related expenses, assuming such cash costs were funded with investments yielding 4.99% for the year ended December 31, 2006, would be approximately $1.3 million on a pretax basis. The yield utilized approximates the yield on a one year U.S. Treasury security as of December 31, 2006. The adjustment is calculated as follows:

(In thousands)
Accretion of loan discount from purchase accounting	$506
Accretion of investment securities discount from purchase accounting	171
Adjustment to interest income	$677

(6)   Adjustment to interest expense is calculated as follows:

(In thousands)
Amortization of deposit premium from purchase accounting	$371
Accretion of borrowings discount from purchase accounting	(227)
Accretion of subordinated debt premium from purchase accounting	(1)
Adjustment to interest expense	$143

(7)   Adjustment to noninterest expense is calculated as follows:

(In thousands)
Amortization of core deposit intangible	$(1,402)
Elimination of Patapsco Bancorp historical core deposit intangible amortization	51
Depreciation of increased fixed asset value	(36)
Adjustment to noninterest expense	$(1,387)

(8)   Marginal tax rate of 34.0%.

December 31, 2006 Pro Forma Income Statement – Maximum, as Adjusted, of Offering Range. The following table presents pro forma income statement information for the year ended December 31, 2006 for Bradford Bancorp and for the twelve months ended December 31, 2006 for Patapsco Bancorp, at the adjusted maximum of the offering range, including 8,596,250 shares sold in the offering, 275,000 shares contributed to the charitable foundation, and 2,144,300 shares issued to stockholders of Patapsco Bancorp in the merger.

(Dollars in thousands)	December 31, 2006 Bradford Bank MHC Historical	Valley Bancorp Adjustments (1)	Offering Adjustments (2)		Bradford Bancorp Pro Forma as Converted	December 31, 2006 Patapsco Bancorp Historical	Merger Adjustments (3)		Bradford Bancorp Pro Forma Consolidated
Interest and dividend income	$ 29,420	$ 3,874	$ —		$ 33,294	$ 15,107	$ 677	(5)	$ 49,078
Interest expense	(15,801)	(1,663)	—		(17,464)	(6,285)	143	(6)	(23,606)
Net interest income	13,619	2,211	—		15,830	8,822	820		25,472
Provision for loan losses	(948)	—	—		(948)	(135)	—		(1,083)
Net interest income after provision for loan Losses	12,671	2,211	—		14,882	8,687	820		24,389
Noninterest income	939	141	—		1,080	835	—		1,915
Noninterest expense	(11,767)	(1,601)	(355	)(4)	(13,723)	(7,232)	(1,387	)(7)	(22,342)
Income (loss) before income taxes	1,843	751	(355)		2,239	2,290	(567)		3,962
Income tax (expense) benefit	(1,252)	(286)	121		(1,417)	(851)	193	(8)	(2,075)

Net income (loss)	$ 591	$ 465	$ (234)		$ 822	$ 1,439	$ (374)		$ 1,887
Basic earnings per share	$ —	$ —	$ —		$ 0.10	$ 0.79	$ —		$ 0.18
Diluted earnings per share	$ —	$ —	$ —		$ 0.10	$ 0.74	$ —		$ 0.18

(1)   Shows the effect of the merger of Valley Bancorp into Bradford Bancorp. The Valley Bancorp acquisition closed in January 2007 subsequent to the date of the fiscal year data included in this table. Valley Bancorp was a stock corporation, and the merger with Valley Bancorp was a cash transaction accounted for using the purchase method. The chart below shows summary information for Valley Bancorp as of its most recent fiscal year end as noted. The chart includes the purchase accounting entries for the Valley Bancorp acquisition, applying the purchase accounting and merger adjustments to the September 30, 2006 fiscal year end figures.

(Dollars in thousands)	September 30, 2006 Valley Bancorp Historical	Valley Bancorp Adjustments	Adjustments
Net interest income	$ 2,056	$ 155	$ 2,211
Noninterest income	141	—	141
Noninterest expense	(1,519)	(82)	(1,601)
Net income (loss)	$ 417	$ 48	$ 465

(2)   Shows the effect of the offering of Bradford Bancorp assuming gross proceeds of $86.0 million, the maximum, as adjusted of the offering range, offering expenses of $2.4 million, and establishment of an employee stock ownership plan and equity incentive plan that will acquire 8.0% and 4.0% of the shares issued in the offering and to the foundation, respectively. The employee stock ownership plan will purchase shares in the offering and in open market purchases. Employee stock ownership plan share purchases will be financed by a loan from Bradford Bancorp amortizing over 20 years on a straight line basis. The equity incentive plan will purchase shares in the open market, with such purchases assumed to occur at $10.00 per share. Equity incentive plan share awards will vest over a period of five years. Bradford Bancorp also intends to adopt a stock option plan that will include 10.0% of the shares issued in the offering and to the foundation. Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $4.05 per option and option grants will vest over a period of five years. The equity incentive plan and stock option plan are subject to stockholder approval. Adjustments to record estimated employee stock ownership plan expense are included in the table and are calculated assuming employee stock ownership plan shares are released based on the 20 year amortization term of the employee stock ownership plan loan and that employee stock ownership plan shares are released at a value of $10.00 per share. Adjustments to record estimated equity incentive plan expense, stock option plan expense, and interest income to be earned on the net proceeds of the offering will be recorded as incurred. Since these estimates are speculative, they are not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $72.7 million are invested at an average pretax yield of 4.99% for the year ended December 31, 2006 would be approximately $3.6 million pretax. The yield utilized approximates the yield on a one year U.S. Treasury security as of December 31, 2006. The estimated expense for the equity incentive plan assuming gross proceeds of $86.0 million and a five year vesting period is $710,000 pretax for the year ended December 31, 2006. The estimated expense for the stock option plan assuming gross proceeds of $86.0 million, a fair value of $4.05 per option and a five year vesting period is $719,000 pretax for the year ended December 31, 2006. Taxes are calculated on an assumed marginal income tax rate of 34.0%. No effect is shown for merger related expenses or the contribution to the foundation, all of which are one time expenses.

(3)   Reflects the purchase accounting and acquisition adjustments related to the acquisition of Patapsco Bancorp for a price of $23.00 per share in cash and common stock issued in the offering.

(4)   Employee stock ownership plan loan is funded internally, so no interest expense is recorded on the consolidated income statement of Bradford Bancorp. Employee stock ownership plan expense reflects the amortization of principal and the release of shares at an assumed value of $10.00 per share.

(5)   Adjustment to interest income is the accretion of the loan discount on the Patapsco Bancorp loans resulting from purchase accounting and the accretion of the discount on investment securities available for sale. Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration paid to stockholders of Patapsco Bancorp and the expenses of the merger will be recorded as incurred. These expenses are speculative and are not reflected in the pro forma income statement. The estimated reduction in interest income assuming funding requirements of $26.2 million for the merger and related expenses, assuming such cash costs were funded with investments yielding 4.99% for the year ended December 31, 2006, would be approximately $1.3 million on a pretax basis. The yield utilized approximates the yield on a one year U.S. Treasury security as of December 31, 2006. The adjustment is calculated as follows:

(In thousands)
Accretion of loan discount from purchase accounting	$506
Accretion of investment securities discount from purchase accounting	171
Adjustment to interest income	$677

(6)   Adjustment to interest expense is calculated as follows:

(In thousands)
Amortization of deposit premium from purchase accounting	$371
Accretion of borrowings discount from purchase accounting	(227)
Accretion of subordinated debt premium from purchase accounting	(1)
Adjustment to interest expense	$143

(7)   Adjustment to noninterest expense is calculated as follows:

(In thousands)
Amortization of core deposit intangible	$(1,402)
Elimination of Patapsco Bancorp historical core deposit intangible amortization	51
Depreciation of increased fixed asset value	(36)
Elimination of Patapsco Bancorp restricted stock expense	—
Adjustment to noninterest expense	$(1,387)

(8)   Marginal tax rate of 34.0%.

Additional Pro Forma Conversion Data

The following tables show information about Bradford Bancorp’s and Patapsco Bancorp’s historical combined consolidated net income and stockholders’ equity prior to the offering and merger and Bradford Bancorp’s pro forma consolidated net income and stockholders’ equity following the offering and merger. The information provided illustrates our consolidated pro forma net income and stockholders’ equity based on the sale of common stock at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. In addition, the information illustrates the consolidated pro forma net income and stockholders’ equity at the minimum, as adjusted, of the offering range, assuming that Bradford Bancorp elects to use up to 828,750 of the unsubscribed merger shares to complete the offering. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

•              Bradford Bancorp will sell all shares of common stock offered in the subscription offering;

•              Bradford Bancorp’s employee stock ownership plan will purchase a number of shares equal to 8.0% of the shares sold in the offering and contributed to the charitable foundation, with the employee stock ownership plan purchase funded by a loan from Bradford Bancorp;

•              Bradford Bancorp’s equity incentive plan will purchase, in open market purchases, a number of shares equal to 4.0% of the shares sold in the offering and contributed to the charitable foundation, with such purchases assumed to occur at $10.00 per share;

•              Bradford Bancorp will contribute 275,000 shares and $250,000 in cash to the charitable foundation;

•              131,000 shares of common stock will be purchased by Bradford Bancorp’s executive officers and directors, and their immediate families; and,

•              Total expenses of the offering, including fees to be paid to Sandler O’Neill, are estimated to range between $2,024,000 assuming the offering is completed at the minimum of the offering range and $2,377,000 assuming the offering is completed at the adjusted maximum of the offering range.

Actual expenses may vary from this estimate, and the amount of fees paid will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares (which would increase offering expenses), and other factors.

Consolidated pro forma net income for the six months ended June 30, 2007 and the year ended December 31, 2006 have been calculated as if the offering were completed at the beginning of the period, and the net proceeds had been invested at assumed rates of  4.91% and 4.99% for the six months ended June 30, 2007 and the year ended December 31, 2006, respectively. These assumed rates represent the yield on a one-year treasury rate as of each date. We believe that the one-year treasury rate represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required by Office of Thrift Supervision regulations. Pro forma after-tax rates of 3.24% and 3.29% have been utilized for the six months ended June 30, 2007 and the year ended December 31, 2006, after giving effect to a combined federal and state income tax rate of 34.0%. The actual tax rate experienced by Bradford Bancorp may vary. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables

Pro forma net income considers both the reinvestment income estimated to be earned on the net investable proceeds from the offering and the interest income foregone as a result of paying the cash portion of the merger consideration and cash expenses related to the merger which, at June 30, 2007 and December 31, 2006, were assumed to be $25.9 million and $26.2 million, respectively. The pro forma after-tax rates of 3.24% and 3.29% for the six months ended June 30, 2007 and the year ended December 31, 2006 have been utilized to calculate the interest income foregone to reflect the funds used to complete the merger.

Pro forma stockholders’ equity has been shown both on a reported basis, utilizing generally accepted accounting principles, and on a tangible basis after giving effect to the estimated pro forma intangible assets after completion of the offering and merger. Pro forma intangible assets include goodwill and core deposit intangible and have been assumed to be $42.0 million and $42.6 million as of June 30, 2007 and December 31, 2006, respectively.

When reviewing the following tables, you should also consider the following:

•              The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if RP Financial increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations, or changes in market conditions after the offering begins. See “The Conversion and Stock Offering—How We Determined the Offering Range and the $10.00 Purchase Price.”

•              Since funds on deposit at Bradford Bank may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts.

•              Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•              Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values of intangible assets, the establishment of the liquidation account or amounts available for distribution to stockholders, in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Bradford Bank’s special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•              The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of our common stock.

•              The pro forma tables do not reflect the impact of the new expenses that we expect to incur as a result of operating as a public company.

The following consolidated pro forma data may not represent the actual financial effects of the offering and merger or our operating results after the offering. The consolidated pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables. The consolidated pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to stockholders if we were to be liquidated after the offering.

We are offering our common stock on a best efforts basis. We must issue a minimum of 5,525,000 shares in the offering and in connection with the merger to complete the offering. This minimum issuance may include shares allocated to Patapsco Bancorp stockholders as merger consideration.

	At or For the Six Months Ended June 30, 2007
(Dollars in thousands, except per share amounts)	Minimum, as Adjusted 5,525,000 at $10.00 per share	Minimum 5,525,000 at $10.00 per share	Midpoint 6,500,000 at $10.00 per share	Maximum 7,475,000 at $10.00 per share	Maximum, as Adjusted 8,596,750 at $10.00 per share (12)

Gross proceeds of offering	$ 55,250	$ 55,250	$ 65,000	$ 74,750	$ 85,963
Fair value of shares issued in merger with Patapsco Bancorp (1)	13,326	21,614	21,614	21,614	21,614
Pro forma value	68,576	76,864	86,614	96,364	107,577
Plus: foundation shares	2,750	2,750	2,750	2,750	2,750
Pro forma value including foundation shares (11)	$ 71,326	$ 79,614	$ 89,364	$ 99,114	$ 110,327

Gross proceeds of offering	$ 55,250	$ 55,250	$ 65,000	$ 74,750	$ 85,963
Less: estimated expenses	(1,920)	(2,024)	(2,136)	(2,248)	(2,377)
Estimated net proceeds	53,330	53,226	62,864	72,502	83,586
Less: merger shares used to complete the offering (10)	(8,288)	—	—	—	—
Less: common stock acquired by employee stock ownership plan	(4,640)	(4,640)	(5,420)	(6,200)	(7,097)
Less: common stock to be acquired by equity incentive plan	(2,320)	(2,320)	(2,710)	(3,100)	(3,549)
Less: cash contribution to the foundation	(250)	(250)	(250)	(250)	(250)
Net investable proceeds from offering	$ 37,832	$ 46,016	$ 54,484	$ 62,952	$ 72,690

Funds required to effect the merger with Patapsco Bancorp (2)	$ (25,859)	$ (25,859)	$ (25,859)	$ (25,859)	$ (25,859)

Consolidated pro forma net income:
Pro forma net income:
Historical combined including merger adjustments	$ (238)	$ (238)	$ (238)	$ (238)	$ (238)
Pro forma income on net investable proceeds	613	746	883	1,020	1,178
Pro forma impact of funding the merger with Patapsco Bancorp	(419)	(419)	(419)	(419)	(419)
Pro forma employee stock ownership plan adjustments (4)	(77)	(77)	(89)	(102)	(117)
Pro forma restricted stock award expense (5)	(153)	(153)	(179)	(205)	(234)
Pro forma stock option expense (6)	(215)	(215)	(251)	(287)	(329)
Pro forma net income (loss) (7)	$ (489)	$ (356)	$ (293)	$ (231)	$ (159)

Pro forma net income per share (3):
Historical combined	$ (0.04)	$ (0.03)	$ (0.03)	$ (0.02)	$ (0.03)
Pro forma income on net investable proceeds	0.09	0.10	0.11	0.11	0.11
Pro forma impact of funding the merger with Patapsco Bancorp	(0.06)	(0.06)	(0.05)	(0.05)	(0.04)
Pro forma employee stock ownership plan adjustments (4)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma restricted stock award expense (5)	(0.02)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma stock option expense (6)	(0.03)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma net income (loss) per share (7)	$ (0.07)	$ (0.05)	$ (0.03)	$ (0.02)	$ (0.02)

Offering price as a multiple of pro forma net income per share	(71.43)	(100.00)	(166.67)	(250.00)	(250.00)

Number of shares used to calculate pro forma earnings per share (3)	6,680,204	7,508,954	8,407,904	9,306,854	10,340,646

Pro forma stockholders’ equity:
Pro forma stockholders’ equity (book value):
Historical combined including merger adjustments	$ 63,046	$ 63,046	$ 63,046	$ 63,046	$ 63,046
Estimated net proceeds	53,330	53,226	62,864	72,502	83,586
Merger shares used to complete the offering	(8,288)	—	—	—	—
Less: common stock acquired by employee stock ownership plan (4)	(4,640)	(4,640)	(5,420)	(6,200)	(7,097)
Less: common stock to be acquired by equity incentive plan (5)	(2,320)	(2,320)	(2,710)	(3,100)	(3,549)
Less: stock and cash contribution to the foundation	(3,000)	(3,000)	(3,000)	(3,000)	(3,000)
Plus: tax benefit of contribution to the foundation	1,020	1,020	1,020	1,020	1,020
Plus: shares issued to the foundation	2,750	2,750	2,750	2,750	2,750
Pro forma stockholders’ equity	101,898	110,082	118,550	127,018	136,756
Intangible assets (8)	(41,955)	(41,955)	(41,955)	(41,955)	(41,955)
Pro forma tangible stockholders’ equity	$ 59,943	$ 68,127	$ 76,595	$ 85,063	$ 94,801

Pro forma stockholders’ equity per share (9):
Historical combined including merger adjustments	$ 8.84	$ 7.92	$ 7.05	$ 6.36	$ 5.71
Estimated net proceeds	7.48	6.68	7.05	7.32	7.58
Merger shares used to complete the offering	(1.16)	—	—	—	—
Less: common stock acquired by employee stock ownership plan (4)	(0.65)	(0.58)	(0.61)	(0.63)	(0.64)
Less: common stock to be acquired by equity incentive plan (5)	(0.33)	(0.29)	(0.30)	(0.31)	(0.32)
Less: stock and cash contribution to the foundation	(0.42)	(0.38)	(0.34)	(0.30)	(0.27)
Plus: tax benefit of contribution to the foundation	0.14	0.13	0.11	0.10	0.09
Plus: shares issued to the foundation	0.39	0.35	0.31	0.28	0.25
Pro forma stockholders’ equity per share	14.29	13.83	13.27	12.82	12.40
Intangible assets (8)	(5.88)	(5.27)	(4.69)	(4.23)	(3.80)
Pro forma tangible stockholders’ equity per share	$ 8.41	$ 8.56	$ 8.58	$ 8.59	$ 8.60

Offering price as a percentage of pro forma equity per share	69.98%	72.31%	75.36%	78.00%	80.65%
Offering price as a percentage of pro forma tangible equity per share	118.91%	116.82%	116.55%	116.41%	116.28%
Shares used for pro forma stockholders’ equity per share (9)	7,132,606	7,961,354	8,936,354	9,911,354	11,032,604

(1)   Reflects the issuance of 2,161,354 shares to Patapsco Bancorp stockholders in the merger.

(2)   For the purposes of this presentation, the funds required to effect the merger with Patapsco Bancorp, pre-tax, which are expected to be paid upon consummation of the offering and merger (which are to occur simultaneously) or shortly thereafter, are reflected as an adjustment for purposes of the pro forma net income and pro forma net income per share information. Funds required to effect the merger include the cash portion of the merger consideration of $23.1 million and one-time transaction and restructuring costs of $2.8 million on a pre-tax basis.

(3)   Per share income data is based on weighted average shares outstanding, which represents shares sold in the offering, shares issued in the merger, shares to be contributed to charitable foundation and shares to be allocated or distributed under Bradford Bancorp’s employee stock ownership plan. For the six months ended June 30, 2007, the weighted average shares outstanding for purposes of computing earnings per share have been calculated as follows:

	5,525,000 Shares at Minimum of Offering Range	6,500,000 Shares at Midpoint of Offering Range	7,475,000 Shares at Maximum of Offering Range	8,596,250 Shares at Maximum, as Adjusted of Offering Range

Shares issued and outstanding	7,961,354	8,936,354	9,911,354	11,032,604
Shares acquired by the employee stock ownership plan	(464,000)	(542,000)	(620,000)	(709,700)
Employee stock ownership plan shares allocated or committed to be released	11,600	13,550	15,500	17,742
Weighted-average shares outstanding	7,508,954	8,407,904	9,306,854	10,340,646

(4)   Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 8.0% of the shares sold in the offering and contributed to the charitable foundation (464,000, 542,000, 620,000 and 709,700 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds to acquire these shares from the net offering proceeds retained by Bradford Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 8.25%, and a term of 20 years. Bradford Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that Bradford Bancorp will earn on the loan will offset a portion of the compensation expense recorded by Bradford Bank as it contributes to the employee stock ownership plan. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (5.0% of the total, based on a 20-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released will be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(5)   Assumes that Bradford Bancorp will purchase in the open market a number of shares of stock equal to 4.0% of the shares sold in the offering and contributed to the charitable foundation (232,000, 271,000, 310,000 and 354,850 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), that will be reissued as restricted stock awards under an equity incentive plan to be adopted following the offering. Purchases will be funded with cash on hand at Bradford Bancorp or with dividends paid to Bradford Bancorp by Bradford Bank. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 3.12% at the adjusted maximum.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of Bradford Bancorp common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 34%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(6)   The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the equity incentive plan to be adopted following the offering. If the equity incentive plan is approved by stockholders, a number of shares equal to 10.0% of the shares sold in the offering and contributed to the charitable foundation (580,000, 677,500, 775,000 and 887,125) shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. We will follow Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment, to account for stock options issued. This standard requires compensation cost relating to share-based payment transactions be recognized in the consolidated financial statements over the period the employee is required to provide services for the award. The cost will be measured based on the fair value of the equity instruments issued. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $4.05 for each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 11.31%; and risk-free interest rate, 5.03%. Because there currently is no market for Bradford Bancorp common stock, the assumed expected volatility is based on the SNL Index for all publicly-traded thrifts. The dividend yield is assumed to be 0% because there is no history of dividend payments and the board of directors has not expressed an intention to commence dividend payments upon completion of the offering. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded is an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate is 34%. We plan to use the Black-Scholes option-pricing formula; however, if the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 7.44% at the adjusted maximum.

(7)   Does not give effect to the non-recurring expense that will be recognized in fiscal 2007 as a result of the contribution of 275,000 shares of common stock and $250,000 of cash to the charitable foundation. The following table shows the estimated after-tax expense associated with the contribution to the foundation, as well as pro forma net income (loss) and pro forma net income (loss) per share assuming the contribution to the foundation was expensed during the periods presented.

(Dollars in thousands, except per share amounts)	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range

After-tax expense of contribution to foundation:	$ (1,980)	$ (1,980)	$ (1,980)	$ (1,980)

Pro forma net loss:
Six months ended June 30, 2007	(2,336)	(2,273)	(2,211)	(2,139)

Pro forma net loss per share:
Six months ended June 30, 2007	(0.31)	(0.27)	(0.24)	(0.21)

(8)   Includes $9.9 million of goodwill and core deposit intangible from Bradford Bancorp and $32.0 million of goodwill and core deposit intangibles resulting from the merger with Patapsco Bancorp.

(9)   Includes the following:

Shares sold in the offering	5,525,000	6,500,000	7,475,000	8,596,250
Shares issued to Patapsco Bancorp	2,161,354	2,161,354	2,161,354	2,161,354
Shares issued to the charitable foundation	275,000	275,000	275,000	275,000
Shares used for pro forma stockholders’ equity per share	7,961,354	8,936,354	9,911,354	11,032,604

(10) If Bradford Bancorp does not receive orders for at least 5,525,000 shares in the offering, then, at Bradford Bancorp’s discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 828,750 shares of the unsubscribed offering shares may be issued to stockholders of Patapsco Bancorp as merger consideration. If the stock offering were to close at the adjusted minimum, the stock offering would be completed with 828,750 shares issued to stockholders of Patapsco Bancorp as merger consideration plus 4,696,250 shares sold to investors.

(11) Pro forma value including foundation shares reflects the total market value of Bradford Bancorp upon completion of the offering, the contribution to the foundation, and the merger with Patapsco Bancorp. Pro forma value is an indicator of the potential liquidity and trading interest in the common stock.

(12) In the event that all existing options to acquire shares of Patapsco Bancorp at June 30, 2007 were exercised prior to the acquisition, the number of shares issued to Patapsco Bancorp stockholders would increase to 2,216,850 shares of common stock, the pro forma shares outstanding including shares issued in the offering, in the acquisition, and to the Bradford Bank Foundation would be 11,088,100 shares of common stock representing a market value of $110.9 million, pro forma earnings would be ($0.02) per share for the six months ended June 30, 2007, pro forma book value would be $12.38 per share at June 30, 2007 and pro forma tangible book value would be $8.54 per share at June 30, 2007.

	At or For the Year Ended December 31, 2006
(Dollars in thousands, except per share amounts)	Minimum, as Adjusted 5,525,000 at $10.00 per share	Minimum 5,525,000 at $10.00 per share	Midpoint 6,500,000 at $10.00 per share	Maximum 7,475,000 at $10.00 per share	Maximum, as adjusted 8,596,250 at $10.00 per share (12)
Gross proceeds of offering	$ 55,250	$ 55,250	$ 65,000	$ 74,750	$ 85,963
Fair value of shares issued in merger with Patapsco Bancorp (1)	13,156	21,443	21,443	21,443	21,443
Pro forma value	68,406	76,693	86,443	96,193	107,406
Plus: foundation shares	2,750	2,750	2,750	2,750	2,750
Pro forma value including foundation shares (11)	$ 71,156	$ 79,443	$ 89,193	$ 98,943	$ 110,156

Gross proceeds of offering	$ 55,250	$ 55,250	$ 65,000	$ 74,750	$ 85,963
Less: estimated expenses	(1,920)	(2,024)	(2,136)	(2,248)	(2,377)
Estimated net proceeds	53,330	53,226	62,864	72,502	83,586
Less: merger shares used to complete the offering (10)	(8,288)	—	—	—	—
Less: common stock acquired by employee stock ownership plan	(4,640)	(4,640)	(5,420)	(6,200)	(7,097)
Less: common stock to be acquired by equity incentive plan	(2,320)	(2,320)	(2,710)	(3,100)	(3,549)
Less: cash contribution to the foundation	(250)	(250)	(250)	(250)	(250)
Net investable proceeds from offering	$ 37,832	$ 46,016	$ 54,484	$ 62,952	$ 72,690

Funds required to effect the merger with Patapsco Bancorp (2)	$ (26,180)	$ (26,180)	$ (26,180)	$ (26,180)	$ (26,180)

Consolidated pro forma net income:
Pro forma net income:
Historical combined including merger adjustments	$ 2,121	$ 2,121	$ 2,121	$ 2,121	$ 2,121
Pro forma income on net investable proceeds	1,246	1,515	1,794	2,073	2,394
Pro forma impact of funding the merger with Patapsco Bancorp	(862)	(862)	(862)	(862)	(862)
Pro forma employee stock ownership plan adjustments (4)	(153)	(153)	(179)	(205)	(234)
Pro forma restricted stock award expense (5)	(306)	(306)	(358)	(409)	(468)
Pro forma stock option expense (6)	(430)	(430)	(502)	(574)	(658)
Pro forma net income (7)	$ 1,616	$ 1,885	$ 2,014	$ 2,144	$ 2,293

Pro forma net income per share (3):
Historical combined	$ 0.31	$ 0.28	$ 0.25	$ 0.22	$ 0.20
Pro forma income on net investable proceeds	0.19	0.20	0.21	0.22	0.23
Pro forma impact of funding the merger with Patapsco Bancorp	(0.13)	(0.11)	(0.10)	(0.09)	(0.08)
Pro forma employee stock ownership plan adjustments (4)	(0.02)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma restricted stock award expense (5)	(0.05)	(0.04)	(0.04)	(0.04)	(0.05)
Pro forma stock option expense (6)	(0.06)	(0.06)	(0.06)	(0.06)	(0.06)
Pro forma net income per share (7)	$ 0.24	$ 0.25	$ 0.24	$ 0.23	$ 0.22

Offering price as a multiple of pro forma net income per share	41.67	40.00	41.67	43.48	45.45

Number of shares used to calculate pro forma earnings per share (3)	6,674,750	7,503,500	8,404,400	9,305,300	10,341,335

Pro forma stockholders’ equity:
Pro forma stockholders’ equity (book value):
Historical combined including merger adjustments	$ 64,343	$ 64,343	$ 64,343	$ 64,343	$ 64,343
Estimated net proceeds	53,330	53,226	62,864	72,502	83,586
Less: merger shares used to complete the offering	(8,288)	—	—	—	—
Less: common stock acquired by employee stock ownership plan (4)	(4,640)	(4,640)	(5,420)	(6,200)	(7,097)
Less: common stock to be acquired by equity incentive plan (5)	(2,320)	(2,320)	(2,710)	(3,100)	(3,549)
Less: stock and cash contribution to the foundation	(3,000)	(3,000)	(3,000)	(3,000)	(3,000)
Plus: tax benefit of contribution to the foundation	1,020	1,020	1,020	1,020	1,020
Plus: shares issued to the foundation	2,750	2,750	2,750	2,750	2,750
Pro forma stockholders’ equity	103,195	111,379	119,847	128,315	138,053
Intangible assets (8)	(42,561)	(42,561)	(42,561)	(42,561)	(42,561)
Pro forma tangible stockholders’ equity	$ 60,634	$ 68,818	$ 77,286	$ 85,754	$ 95,492

Pro forma stockholders’ equity per share (9):
Historical combined including merger adjustments	$ 9.04	$ 8.08	$ 7.20	$ 6.49	$ 5.83
Estimated net proceeds	7.49	6.71	7.07	7.34	7.59
Less: merger shares used to complete the offering	(1.16)	—	—	—	—
Less: common stock acquired by employee stock ownership plan (4)	(0.65)	(0.58)	(0.61)	(0.63)	(0.64)
Less: common stock to be acquired by equity incentive plan (5)	(0.33)	(0.29)	(0.30)	(0.31)	(0.32)
Less: stock and cash contribution to the foundation	(0.42)	(0.38)	(0.34)	(0.30)	(0.27)
Plus: tax benefit of contribution to the foundation	0.14	0.13	0.11	0.10	0.09
Plus: shares issued to the foundation	0.39	0.35	0.31	0.28	0.25
Pro forma stockholders’ equity per share	14.50	14.02	13.44	12.97	12.53
Intangible assets (8)	(5.98)	(5.35)	(4.76)	(4.29)	(3.86)
Pro forma tangible stockholders’ equity per share	$ 8.52	$ 8.67	$ 8.68	$ 8.68	$ 8.67

Offering price as a percentage of pro forma equity per share	68.97%	71.33%	74.40%	77.10%	79.81%
Offering price as a percentage of pro forma tangible equity per share	117.37%	115.34%	115.21%	115.21%	115.34%
Shares used for pro forma stockholders’ equity per share (9)	7,115,550	7,944,300	8,919,300	9,894,300	11,015,550

(1)   Reflects the issuance of 2,144,300 shares to Patapsco Bancorp stockholders in the merger.

(2)   For the purposes of this presentation, the funds required to effect the merger with Patapsco Bancorp, pre-tax, which are expected to be paid upon consummation of the offering and merger (which are to occur simultaneously) or shortly thereafter, are reflected as an adjustment for purposes of the pro forma net income and pro forma net income per share information. Funds required to effect the merger include the cash portion of the merger consideration of $23.4 million and one-time transaction and restructuring costs of $2.8 million on a pre-tax basis.

(3)   Per share income data is based on weighted average shares outstanding, which represents shares sold in the offering, shares issued in the merger, shares to be contributed to charitable foundation and shares to be allocated or distributed under Bradford Bancorp’s employee stock ownership plan. For the year ended December 31, 2006, the weighted average shares outstanding for purposes of computing earnings per share have been calculated as follows:

	5,525,000 Shares at Minimum of Offering Range	6,500,000 Shares at Midpoint of Offering Range	7,475,000 Shares at Maximum of Offering Range	8,596,250 Shares at Maximum, as Adjusted of Offering Range
Shares issued and outstanding	7,944,300	8,919,300	9,894,300	11,015,550
Shares acquired by the employee stock ownership plan	(464,000)	(542,000)	(620,000)	(709,700)
Employee stock ownership plan shares allocated or committed to be released	23,200	27,100	31,000	35,485
Weighted-average shares outstanding	7,503,500	8,404,400	9,305,300	10,341,335

(4)   Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 8.0% of the shares sold in the offering and contributed to the charitable foundation (464,000, 542,000, 620,000 and 709,700 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds to acquire these shares from the net offering proceeds retained by Bradford Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 8.25%, and a term of 20 years. Bradford Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that Bradford Bancorp will earn on the loan will offset a portion of the compensation expense recorded by Bradford Bank as it contributes to the employee stock ownership plan. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (5.0% of the total, based on a 20-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released will be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(5)   Assumes that Bradford Bancorp will purchase in the open market a number of shares of stock equal to 4.0% of the shares sold in the offering and contributed to the charitable foundation (232,000, 271,000, 310,000 and 354,850 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), that will be reissued as restricted stock awards under an equity incentive plan to be adopted following the offering. Purchases will be funded with cash on hand at Bradford Bancorp or with dividends paid to Bradford Bancorp by Bradford Bank. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 3.12% at the adjusted maximum.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of Bradford Bancorp common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 34%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(6)   The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the equity incentive plan to be adopted following the offering. If the equity incentive plan is approved by stockholders, a number of shares equal to 10.0% of the shares sold in the offering and contributed to the charitable foundation (580,000, 677,500, 775,000 and 887,125) shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. We will follow Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment, to account for stock options issued. This standard requires compensation cost relating to share-based payment transactions be recognized in the consolidated financial statements over the period the employee is required to provide services for the award. The cost will be measured based on the fair value of the equity instruments issued. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $4.05 for each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 11.31%; and risk-free interest rate, 5.03%. Because there currently is no market for Bradford Bancorp common stock, the assumed expected volatility is based on the SNL Index for all publicly-traded thrifts. The dividend yield is assumed to be 0% because there is no history of dividend payments and the board of directors has not expressed an intention to commence dividend payments upon completion of the offering. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded is an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate is 34%. We plan to use the Black-Scholes option-pricing formula; however, if the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 7.44% at the adjusted maximum.

(7)   Does not give effect to the non-recurring expense that will be recognized in fiscal 2007 as a result of the contribution of 275,000 shares of common stock and $250,000 of cash to the charitable foundation. The following table shows the estimated after-tax expense associated with the contribution to the foundation, as well as pro forma net income (loss) and pro forma net income (loss) per share assuming the contribution to the foundation was expensed during the periods presented.

(Dollars in thousands, except per share amounts)	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range

After-tax expense of contribution to foundation:	$ (1,980)	$ (1,980)	$ (1,980)	$ (1,980)

Pro forma net income (loss):
Year ended December 31, 2006	(95)	34	164	313

Pro forma net income (loss) per share:
Three months ended December 31, 2006	(0.01)	0.00	0.02	0.03

(8)   Includes $4.6 million of goodwill and core deposit intangible from Bradford Bancorp at December 31, 2006, $6.0 million of goodwill and core deposit intangible created in the merger with Valley Bancorp and $32.0 million of goodwill and core deposit intangibles resulting from the merger with Patapsco Bancorp.

(9)   Includes the following:

Shares sold in the offering	5,525,000	6,500,000	7,475,000	8,596,250
Shares issued to Patapsco Bancorp	2,144,300	2,144,300	2,144,300	2,144,300
Shares issued to the charitable foundation	275,000	275,000	275,000	275,000
Shares used for pro forma stockholders’ equity per share	7,944,300	8,919,300	9,894,300	11,015,550

(10) If Bradford Bancorp does not receive orders for at least 5,525,000 shares in the offering, then, at Bradford Bancorp’s discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 828,750 shares of the unsubscribed offering shares may be issued to stockholders of Patapsco Bancorp as merger consideration. If the stock offering were to close at the adjusted minimum, the stock offering would be completed with 828,750 shares issued to stockholders of Patapsco Bancorp as merger consideration plus 4,696,250  shares sold to investors.

(11) Pro forma value including foundation shares reflects the total market value of Bradford Bancorp upon completion of the offering, the contribution to the foundation, and the merger with Patapsco Bancorp. Pro forma value is an indicator of the potential liquidity and trading interest in the common stock.

(12) In the event that all existing options to acquire shares of Patapsco Bancorp at December 31, 2006 were exercised prior to the acquisition, the number of shares issued to Patapsco Bancorp stockholders would increase to 2,251,373 shares of common stock, the pro forma shares outstanding including shares issued in the offering, in the acquisition, and to Bradford Bank Foundation would be 11,122,600 shares of common stock representing a market value of $111.2 million, pro forma earnings would be $0.22 per share for the year ended December 31, 2006, pro forma book value would be $12.51 per share at December 31, 2006 and pro forma tangible book value would be $8.57 per share at December 31, 2006.

Comparison of Independent Valuation and Pro Forma Financial Information
With and Without the Foundation

As set forth in the following table, if we do not establish and fund Bradford Bank Foundation as part of the offering, RP Financial estimates that our pro forma valuation would be greater, which would have resulted in an increase in the amount of common stock offered for sale in the offering. If the foundation is not established, there is no assurance that the updated appraisal that RP Financial will prepare at the closing of the offering would conclude that our pro forma market value would be the same as the estimate set forth in the table below. The updated appraisal will be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

The information presented in the following table is for comparative purposes only. It assumes that the offering was completed at June 30, 2007, based on the assumptions set forth under “Pro Forma Data.”

	At the Minimum, as Adjusted of the Estimated Valuation Range (1)		At the Minimum of Estimated Valuation Range		At the Midpoint of Estimated Valuation Range		At the Maximum of Estimated Valuation Range		At the Maximum, as Adjusted, of Estimated Valuation Range
(Dollars in thousands, except per share amounts)	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation

Estimated offering amount (2)	$55,250	$57,800	$55,250	$57,800	$65,000	$68,000	$74,750	$78,200	$85,963	$89,930
Estimated total market value	71,326	70,744	79,614	79,414	89,364	89,614	99,114	99,814	110,326	111,544
Pro forma total assets	864,285	865,679	872,469	874,241	880,937	883,100	889,405	891,958	899,143	902,146
Pro forma total liabilities	762,387	762,387	762,387	762,387	762,387	762,387	762,387	762,387	762,387	762,387
Pro forma stockholders’ equity	101,898	103,292	110,082	111,854	118,550	120,713	127,018	129,571	136,756	139,759
Pro forma net income	(489)	(447)	(356)	(309)	(293)	(245)	(231)	(178)	(159)	(103)
Pro forma stockholders’ equity per share	14.29	14.60	13.83	14.08	13.27	13.47	12.82	12.98	12.40	12.53
Pro forma tangible stockholders’ equity per share	8.41	8.67	8.56	8.80	8.58	8.79	8.59	8.78	8.60	8.77
Pro forma net income per share	(0.07)	(0.07)	(0.05)	(0.04)	(0.03)	(0.03)	(0.02)	(0.02)	(0.02)	(0.01)

Pro forma pricing ratios:
Offering price as a percent of pro forma stockholders’ equity per share	69.98%	68.49%	72.31%	71.02%	75.36%	74.24%	78.00%	77.04%	80.65%	79.81%
Offering price as a percent of pro forma tangible stockholders’ equity per share	118.91	115.34	116.82	113.64	116.55	113.77	116.41	113.90	116.28	114.03
Offering price as a multiple of pro forma net income per share	(71.43)	(71.43)	(100.00)	(125.00)	(166.67)	(166.67)	(250.00)	(250.00)	(250.00)	(500.00)
Offering price to assets	8.25	8.17	9.13	9.08	10.14	10.15	11.14	11.19	12.27	12.36

Pro forma financial ratios:
Return on assets	(0.06)%	(0.05)%	(0.04)%	(0.04)%	(0.03)%	(0.03)%	(0.03)%	(0.02)%	(0.02)%	(0.01)%
Return on stockholders’ equity	(0.48)	(0.43)	(0.32)	(0.28)	(0.25)	(0.20)	(0.18)	(0.14)	(0.12)	(0.07)
Stockholders’ equity to assets	11.79	11.93	12.62	12.79	13.46	13.67	14.28	14.53	15.21	15.49
Tangible stockholders’ equity to assets	7.29	7.45	8.20	8.40	9.13	9.36	10.04	10.31	11.06	11.37

(1)   If Bradford Bancorp does not receive orders for at least 5,525,000 shares in the offering, then, in Bradford Bancorp’s discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 828,750 unsubscribed shares may be issued to stockholders of Patapsco Bancorp as merger consideration.

(2)   Based on the independent valuation prepared by RP Financial as of August 31, 2007.

Business of Bradford Bancorp

General

Bradford Bancorp. Bradford Bancorp was organized as a Maryland corporation at the direction of Bradford Bank in March 2007 to become the holding company for Bradford Bank upon completion of the conversion. As a result of the conversion, Bradford Bank will be a wholly owned subsidiary of Bradford Bancorp.

Before the completion of the conversion, Bradford Bancorp will not engage in any significant activities other than those of an organizational nature. Upon completion of the conversion, Bradford Bancorp’s business activity will be the ownership of the outstanding capital stock of Bradford Bank and management of the investment of offering proceeds retained from the conversion. Initially, Bradford Bancorp will neither own nor lease any property but will instead use the premises, equipment and other property of Bradford Bank with the payment of appropriate rental fees, as required by applicable law and regulations. In connection with the offering, Bradford Bancorp is acquiring Patapsco Bancorp, a Maryland corporation and sole stockholder of Patapsco Bank, a Maryland state commercial bank. In the future, Bradford Bancorp may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

Bradford Bank. Bradford Bank was originally chartered in 1903 as a state chartered savings association under the name The Bradford Loan and Savings Association. In 1935, Bradford Bank became a federal savings and loan association and adopted the name Bradford Federal Savings & Loan Association. In 1987, Bradford Bank again changed its charter to a federal savings bank under the name Bradford Federal Savings Bank and in June 2002, changed its name to the present Bradford Bank. In February 2003, Bradford Bank acquired Wyman Park Bancorporation, Inc., Lutherville, Maryland, and its wholly owned subsidiary, Wyman Park Federal Savings & Loan Association.

In 2005, Bradford Bank reorganized into the mutual holding company structure, forming Bradford Mid-Tier Company (originally named Bradford Bancorp, Inc.) as our federally chartered stock holding company and Bradford Bank MHC as a federally chartered mutual holding company and sole stockholder of Bradford Mid-Tier Company. Upon completion of the offering and merger, both Bradford Bank MHC and Bradford Mid-Tier Company will cease to exist.

Bradford Bank operates as a community-oriented financial institution offering traditional financial services to consumers and businesses in its market area. Bradford Bank attracts deposits from the general public and uses those funds to originate one- to four-family real estate, commercial real estate, acquisition, development and construction, commercial construction, commercial business and consumer loans, which we primarily hold for investment.

Bradford Bank’s website address is www.bradfordbank.net. Information on our website should not be considered a part of this prospectus.

Recently Completed Acquisitions

Recently, we have sought to expand our franchise through acquisition opportunities. These acquisitions have extended our footprint to areas previously not served by our branch network. In particular, in 2006 and 2007, Bradford Bank acquired three financial institutions and acquired the deposits of a branch office of a fourth financial institution.

Senator Bank. On June 20, 2007, Bradford Bank completed a merger with Senator Bank, Cockeysville, Maryland, with Bradford Bank as the surviving financial institution. We retained Senator Bank’s one office located in Baltimore County, Maryland. At March 31, 2007, Senator Bank had total assets of $21.4 million, deposits of $20.1 million and total equity of $1.4 million. No purchase price was paid in connection with the acquisition since Senator Bank was a federally chartered mutual savings bank with no stockholders.

Golden Prague Federal Savings and Loan Association. On June 20, 2007, Bradford Bank completed a merger with Golden Prague, Baltimore, Maryland, with Bradford Bank as the surviving financial institution. We have closed the Baltimore City Golden Prague branch office due to its proximity to a current Bradford Bank branch, and we expect to close Golden Prague’s Parkville, Maryland branch office due to the proximity of this office to a Patapsco Bank branch office. At March 31, 2007, Golden Prague had total assets of $29.3 million, deposits of $24.8 million and total equity of $2.3 million. No purchase price was paid in connection with the acquisition since Golden Prague was a federally chartered mutual savings and loan association with no stockholders.

Valley Bancorp, Inc. In January 2007, Bradford Mid-Tier Company completed a $9.3 million acquisition of Valley Bancorp, Hunt Valley, Maryland, and merged Bradford Bank with Valley Bancorp’s wholly owned subsidiary, Valley Bank, with Bradford Bank as the surviving financial institution. We retained Valley Bank’s one full-service office located in Baltimore County, Maryland and closed an administrative office. At December 31, 2006, Valley Bancorp had total assets of $50.9 million, deposits of $37.3 million and stockholders’ equity of $5.4 million.

American Bank – Acquisition of Deposits of Ellicott City Branch. In October 2006, Bradford Bank completed the acquisition of $6.4 million of deposits located at the Ellicott City branch of American Bank, Silver Spring, Maryland.

Market Area

As of the date of this prospectus, we conduct our operations through our corporate headquarters and nine full-service locations in Baltimore City and Anne Arundel, Baltimore and Howard Counties, Maryland, all of which are located in the greater Baltimore metropolitan area. We have closed one of the branch offices we acquired from Golden Prague due to its proximity to a current Bradford Bank branch office and expect to close the second branch office we acquired from Golden Prague due to its proximity to a Patapsco Bank branch office. The Baltimore metropolitan area is the 19th largest metropolitan area in the United States, and together with Washington, DC and Northern Virginia, constitutes the fourth largest combined statistical area in the United States. Located adjacent to major transportation corridors and Washington, DC, the Baltimore metropolitan area provides a diversified economic base, with employment sectors that include a mix of services, manufacturing, wholesale/retail trade, federal and local government, health care facilities, finance and defense contractors. In addition, Bradford Bank’s market area demonstrates relatively strong population growth trends (except for Baltimore City) resulting from the shift to suburban markets for job opportunities and exhibits above average wealth in terms of income levels. Based on 2004 United States Census data, the per capita personal income for Anne Arundel County ($42,723), Baltimore County ($41,852) and Howard County ($49,186) were all greater than that for Maryland ($39,631) and the entire United States ($33,050). Baltimore City, which has a higher concentration of blue collar workers, had a lower per capita income level ($29,153).

Competition

We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the many financial institutions operating in our market area and, to a lesser extent, from other financial service companies such as brokerage firms, credit unions and insurance companies. Several large holding companies operate banks in our market area, including Bank of America Corporation, Wachovia Corporation, SunTrust Banks, Inc., The PNC Financial Services Group, Inc. and M&T Bank Corporation. These institutions are significantly larger than us and, therefore, have significantly greater resources. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. At June 30, 2007, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held approximately 1.00% of the deposits in the Baltimore metropolitan statistical area, which was the 19th largest market share out of the 84 institutions with offices in that metropolitan statistical area. Including our acquisition of Patapsco Bank, this market share percentage, on a pro forma basis, would be 1.41%, the 13th largest.

Our competition for loans comes primarily from financial institutions in our market area and, to a lesser extent, from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

We expect competition to remain intense in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

One- to Four-Family Residential Loans. We offer two types of residential mortgage loans:  fixed-rate loans, including balloon loans, and adjustable-rate loans. At June 30, 2007, our loan portfolio consisted of $202.8 million, or 46.8%, of one- to four-family residential loans. We offer fixed-rate mortgage loans with terms of up to 40 years. Our balloon loans typically have five-year terms and payments based on an amortization schedule of up to 30 years. The interest rate on balloon loans is fixed for the term of the loan at which time the entire balance of the loan becomes due. In most instances, at the due date of the balloon loan, a new rate is negotiated to meet market conditions and an extension of the loan is executed for a new term with a new amortization schedule. We offer adjustable-rate mortgage loans with interest rates and payments that adjust annually after an initial fixed period of one, three, five or seven years. Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate equal to a percentage above the applicable constant maturity U.S. Treasury index. The maximum amount by which the interest rate may be increased or decreased is generally 2.0% per adjustment period and the lifetime interest rate cap is generally 6.0% over the initial interest rate of the loan.

Borrower demand for adjustable-rate loans compared to fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees charged for fixed-rate mortgage loans as compared to the interest rates and loan fees charged for adjustable-rate loans. The relative amount of fixed-rate and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. The loan fees, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

While one- to four-family residential real estate loans are normally originated with up to 40-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

We generally do not make high loan-to-value loans (defined as loans with a loan-to-value ratio of 80% or more) without private mortgage insurance. We require all properties securing mortgage loans to be appraised by a board-approved independent appraiser. We generally require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance is required for loans on properties located in a flood zone.

In addition, we offer Alt-A loans, which are first mortgage loans that have prime credit characteristics, but have lower or alternative documentation requirements. All of our Alt-A loans are originated using underwriting criteria provided by a third party, including government sponsored entities such as Fannie Mae and Freddie Mac, and are immediately sold to these third parties without recourse and typically with servicing released. Prior to closing on Alt-A loans, Bradford Bank obtains a commitment from the third party to purchase the Alt-A loan and these loans are generally sold within 30 days of origination. We do not engage in subprime lending.

Commercial Real Estate Loans. We offer commercial real estate loans secured by real estate. At June 30, 2007, our loan portfolio consisted of $57.3 million, or 13.2%, of commercial real estate loans. Our commercial real estate loans are generally secured by properties used for business purposes such as office buildings, small shopping centers, retail facilities and churches. We originate commercial real estate loans generally for terms up to five years (or 10 years with a five year rate call) and payments based on an amortization schedule of up to 25 years. Our commercial real estate loans typically must be paid in full or refinanced in five years and typically bear an interest rate based on the corresponding U.S. Treasury rate plus a margin. Commercial real estate loans generally can be made with a loan-to-value ratio of up to 80%. At June 30, 2007, the largest commercial real estate loan was a $3.8 million loan secured by a retirement home. This loan was performing in accordance with its original terms at June 30, 2007.

We also offer rental investment loans secured by one- to four-family properties that are not owner-occupied and for-sale renovation loans secured by residential properties. These loans consist primarily of balloon rental investment loans with terms of three or five years, or interest only loans on for-sale properties. Investment loans generally can be made with a loan-to-value ratio of up to 80%. At June 30, 2007, rental investment loans totaled $7.1 million, or 12.4% of the commercial real estate loan portfolio. Before making a commitment to fund a commercial real estate or rental investment loan, we require an appraisal of the property by a board-approved independent licensed appraiser.

Acquisition, Development and Construction Loans. We originate loans to finance the acquisition, development and/or construction of residential dwellings in our market area. Our acquisition, development and construction loans are typical debt obligations of the borrowers and do not provide for our participation in residual profits or losses of the projects or involve equity positions through partnerships, joint ventures or other similar structures. At June 30, 2007, our loan portfolio consisted of $76.9 million, or 17.8%, of acquisition, development and construction loans. The largest portion of this portfolio are loans to selected developers to acquire land and develop residential lots. At June 30, 2007, such loans amounted to $55.6 million, or 12.8% of our total loan portfolio. We also offer loans to selected developers to acquire land, develop residential lots and to construct residences on the lots. At June 30, 2007, such loans amounted to $3.7 million, or 1.0% of our total loan portfolio. We make these acquisition and development and acquisition, development and construction loans with terms from one to three years, at interest rates equal to the prime rate plus a negotiated margin and that adjust with changes in the prime rate as published in the Wall Street Journal. We generally originate these loans at a loan-to-value ratio of 75% of the appraised value of the property. Acquisition and development and acquisition, development and construction loans generally are structured so that the loan will be completely repaid after the developer has sold 90% of the lots being developed and 100% of the residences being constructed. At June 30, 2007, our largest acquisition and development loan was for $4.0 million, $3.4 million of which was outstanding, for the development of lots for single family homes located in Maryland. This loan was performing according to its terms at June 30, 2007. At June 30, 2007, our largest acquisition, development and construction loan was for $1.9 million, $1.8 million of which was outstanding, for a condominium project located in Ocean City, Maryland. This loan was classified as substandard at June 30, 2007 because it was to the same borrower as a loan for a similar project upon which we foreclosed in May, 2007. The Ocean City condominium project is complete and the borrower is in the process of selling the units. The property upon which we foreclosed was sold at auction and the closing occurred in September 2007. We received the full principal balance due on the loan in September 2007, but are awaiting final release by the foreclosure trustees of interest due. We do not anticipate any loss of principal or interest on either transaction.

We offer loans to builders for the acquisition of developed lots and the construction of residential dwellings. At June 30, 2007, such loans amounted to $17.6 million, or 4.1% of our total loan portfolio. We make these acquisition and construction loans with terms from one to two years, at interest rates equal to the prime rate plus a negotiated margin and that adjust with changes in the prime rate. We generally originate these loans at a loan-to-value ratio of 80% of the completed project (75% for residences being built that have not been sold prior to commencement of construction (“spec” loans)). At June 30, 2007, our largest acquisition and construction loan was for $4.3 million, $1.1 million of which was outstanding, and related to single family lots and houses in two subdivisions in Prince Georges County, Maryland. This loan was performing according to its terms at June 30, 2007.

At June 30, 2007, our largest outstanding relationship to a single developer or builder for acquisition, development and/or construction loans totaled $4.4 million for the acquisition and development of finished single family residential lots in two subdivisions in Prince Georges County, Maryland. All loans to this developer were performing in accordance with their terms at June 30, 2007. Before making a commitment to fund an acquisition, development and construction loan, we require an appraisal of the property by a board-approved independent licensed appraiser. We also require an inspection of the property before disbursement of the funds during the term of the construction.

Commercial Construction Loans. We offer construction loans for commercial development projects. At June 30, 2007, our loan portfolio consisted of $12.4 million, or 2.9%, of commercial construction loans. Our commercial construction loans generally provide for the payment of interest only during the construction phase, which is usually one to three years. At the end of the construction period, the loan generally converts into a permanent loan. With regard to commercial construction loans that do not convert into permanent financing, the borrower is required to provide evidence of permanent financing by a qualified third party upon completion of the construction. Loans generally can be made with a loan-to-value ratio of up to 80% of the completed project. At June 30, 2007, our largest commercial construction loan commitment was for $3.8 million, $3.5 million of which was outstanding, for the construction of a church located in Baltimore, Maryland. This loan was performing according to its terms at June 30, 2007. Before making a commitment to fund a commercial construction loan, we require an appraisal of the property by a board-approved independent licensed appraiser. We also require an inspection of the property before disbursement of the funds during the term of the construction.

Commercial Business Loans. We offer commercial business loans to professionals, sole proprietorships and small businesses in our market area. At June 30, 2007, our loan portfolio consisted of $21.3 million, or 4.9%, of commercial business loans. At June 30, 2007, our commercial business loan portfolio consisted solely of commercial leases, commercial term loans, commercial vehicle loans, utility loans (loans secured by the charge paid for the construction of public water and sewer lines to a developed lot) and commercial lines of credit. Generally, our commercial leases, commercial term loans and commercial vehicle loans are made with terms of up to five years and carry fixed interest rates. Utility loans are made with terms of ten to fifteen years and require fixed monthly principal and interest payments. Our commercial lines of credit are offered at interest rates equal to the prime rate plus a negotiated margin and that adjust with changes in the prime rate. These loans are primarily secured by real property, inventory, accounts receivable, equipment or other security. When making these commercial business loans, we consider the financial statements of the borrower, the borrower’s payment history of both corporate and personal debt, the debt service capabilities of the borrower, the projected cash flows of the business, the viability of the industry in which the customer operates and the value of the collateral. We recently established a commercial lending team to expand our commercial and industrial loan program. These loans will be secured by business assets other than real estate.

At June 30, 2007, our largest commercial business loan relationship was a $2.0 million loan secured by real estate. This loan was performing in accordance with its original terms at June 30, 2007.

Consumer Loans. We offer a variety of consumer loans, including home equity loans and lines of credit, home improvement loans, automobile loans, boat loans and unsecured personal loans. We also offer share loans, overdraft lines of credit and bridge loans. At June 30, 2007, our loan portfolio consisted of $62.4 million, or 14.4%, of consumer loans.

We generally offer home equity loans and lines of credit with a maximum combined loan-to-value ratio of 100%. Home equity loans have fixed-rates of interest and are originated with terms of up to 30 years. Home equity lines of credit have adjustable rates and are based upon the prime rate. We typically do not hold a first mortgage position on the homes that secure our home equity loans.

We offer automobile loans directly to the borrower-owner. Direct automobile loans have fixed interest rates and generally have terms up to six years for new automobiles and four years for used automobiles. We offer direct automobile loans with loan-to-value ratios of up to 90% of the purchase price of the vehicle depending upon the credit history of the borrower and other factors.

In May 2006, we initiated an indirect automobile lending program. This program was discontinued in August 2007 because it was not generating sufficient profitability. These loans had fixed interest rates and generally had terms up to six years for both new and used automobiles in the current interest rate environment. We offered indirect automobile loans with loan-to-value ratios of up to 125% of dealer’s invoice for new automobiles or 125% of the National Automobile Dealers Association trade in value for used automobiles due to the inclusion of the cost of purchasing extended warranties in the loan amount. At June 30, 2007, our loan portfolio consisted of $24.7 million, or 5.7% of automobile loans, including $23.4 million of indirect automobile loans.

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

Loan Underwriting Risks.

Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, an increased monthly mortgage payment required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Commercial Real Estate Loans. Loans secured by commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide annual financial statements on commercial real estate loans and rent rolls where applicable. In reaching a decision on whether to make a commercial real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.20x. An environmental report is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

Acquisition, Development and Construction Loans. Acquisition, development and construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on such loans depends largely upon the accuracy of the initial estimate of the property’s value at completion of development or construction and the estimated cost (including interest) of development or construction. We attempt to mitigate this risk by closely monitoring construction of the project and granting funding draws only after periodic site inspections contracted by the bank and evidence of completed work is obtained. During the development or construction phase, a number of factors could result in delays and cost overruns. If the estimate of value proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a project having a value which is insufficient to assure full repayment. As a result of the foregoing, this type of lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay principal and interest. If we are forced to foreclose on a project before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Commercial Business Loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property, the value of which tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Consumer Loans. Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly, such as motor vehicles. In the latter case, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Loan Originations, Purchases and Sales. Loan originations come from a number of sources. The primary source of loan originations are existing customers, walk-in traffic, advertising, referrals from realtors and customers and third-party originators. We occasionally purchase participation interest in one- to four-family mortgage, commercial real estate and acquisition, development and construction loans to supplement our origination efforts.

Historically, we originated loans for our portfolio and occasionally sold fixed-rate one-to four-family residential mortgage loans in the secondary market, primarily our long-term fixed-rate loans. We recently began to sell a majority of the fixed-rate one- to four-family mortgage loans that we originate on a loan-by-loan or “flow” basis to different regional and national secondary market investors. This strategy enables us to have a much larger lending capacity, provide a much more comprehensive product offering and reduce the interest rate, prepayment and credit risks associated with residential lending. Our decision to sell loans is based on prevailing market interest rate conditions and interest rate risk management. Generally, our loans are sold with servicing released. We also sell all Alt-A loans that we originate with servicing released and without recourse. In addition, we sell participation interests in commercial real estate and acquisition, development and construction loans to local financial institutions, primarily on the portion of loans that exceed our legal lending limits. At December 31, 2006 and 2005, we had no material balance of loans classified as held for sale.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our board of directors and management. The board of directors has granted loan approval authority to certain officers up to prescribed limits, based on the officer’s experience and tenure, the type of loan and whether the loan is secured or unsecured. All loans in excess of $1.0 million for secured loans and $250,000 for unsecured loans must be approved by the loan committee of the board of directors.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is limited, by regulation, to generally 15% of our stated capital and reserves. At June 30, 2007, our regulatory limit on loans to one borrower was $5.3 million. At that date, our largest lending relationship was $4.4 million consisting of acquisition, development and construction loans and was secured by real estate. These loans were performing in accordance with their original terms at June 30, 2007.

Loan Commitments. We issue commitments for fixed- and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our loan commitments expire after 60 days.

Investment Activities

We have authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various U.S. government sponsored enterprises, federal agencies and state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in corporate securities and mutual funds. As a member of the Federal Home Loan Bank of Atlanta, we also are required to maintain an investment in Federal Home Loan Bank of Atlanta stock. While we have the authority under applicable law to invest in derivative instruments for hedging activities, we had no such investments at June 30, 2007.

At June 30, 2007, our investment portfolio totaled $96.4 million, or 17.0% of total assets, and consisted primarily of U.S. government and agency securities, mortgage-backed securities, municipal bonds, trust preferred securities and equity securities.

Our investment objectives are to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak and to generate a favorable return. Our board of directors has the overall responsibility for the investment portfolio, including approval of our investment policy, which is reviewed and approved at least annually. The Asset/Liability Management Committee of the board of directors is responsible for implementation of the investment policy, and monitoring our investment performance. Our Asset/Liability Management Committee reviews the status of our investment portfolio on a quarterly basis.

Deposit Activities and Other Sources of Funds

General. Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Substantially all of our depositors are residents of Maryland. Deposits are primarily attracted from within our market area through the offering of a broad selection of deposit instruments, including noninterest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), savings accounts and certificates of deposit. We recently began to offer commercial checking accounts designed for businesses in our market area. We do not utilize brokered funds. We do, however, offer Certificate of Deposit Registry Service (“CDARS”) deposits to our customers. This is a program which allows customers to deposit more than would normally be covered by insurance from the Federal Deposit Insurance Corporation. CDARS is a nationwide program that allows participating banks to “swap” customer deposits so that no customer has greater than the insurable maximum in one bank, but the customer only deals with his/her own bank. In addition, in connection with the acquisition of Valley Bancorp, we acquired $2.0 million of brokered deposits.

Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, the rates on borrowings, our liquidity needs, profitability to us, and customer preferences and concerns. We generally review our deposit mix and pricing bi-weekly. Our deposit pricing strategy has generally been to offer competitive rates on all types of deposit products, and to periodically offer special rates in order to attract deposits of a specific type or term.

Borrowings. We have the ability to utilize advances from the Federal Home Loan Bank of Atlanta to supplement our investable funds. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness. We also utilize federal funds purchased from correspondent banks to supplement our supply of investable funds and to meet deposit withdrawal requirements. At June 30, 2007, Bradford Mid-Tier Company also had a $3.0 million loan outstanding from The Bankers Bank, which was utilized to provide a capital contribution to Bradford Bank in order to facilitate the acquisition of Valley Bancorp in January 2007. We intend to repay this loan using a portion of the proceeds of this offering. See “Use of Proceeds.”

Financial Services

We have an operating agreement with a third-party registered broker-dealer, Securities America, Inc. We offer customers a range of nondeposit investment products, including money market funds, mutual funds and investment securities (stocks and bonds) which are cleared through Securities America, Inc. We receive a portion of the commissions generated by our sales to our customers which are cleared through Securities America, Inc. We also offer customers life insurance, fixed and variable annuities and long-term care insurance through various insurance companies which generates commissions for us. Our non-deposit products generated $218,000, $360,000 and $215,000 in noninterest income during the six months ended June 30, 2007 and the years ended December 31, 2006 and 2005.

Properties

At June 30, 2007, we conducted business through our corporate headquarters and nine full-service banking offices in Baltimore, Cockeysville, Ellicott City, Glen Burnie, Lutherville, Parkville, Phoenix and Pikesville, Maryland. We own all of our offices, except for Cockeysville (subject to a renewable lease that expires in 2008), Glen Burnie (subject to a renewable lease that expires in 2012), Lutherville (subject to a renewable ground lease that expires in 2012) and Pikesville (subject to a renewable lease that expires in 2008). The net book value of our land, buildings, furniture, fixtures and equipment was $5.2 million as of June 30, 2007.

One of Golden Prague’s branch offices located in Baltimore City has been closed and we expect to close Golden Prague’s Parkville branch office due to the proximity of that office to a current Patapsco Bank branch office.

Personnel

As of June 30, 2007, we had 105 full-time employees and three part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

The only subsidiary of Bradford Bank MHC is Bradford Mid-Tier Company. Bradford Mid-Tier Company has two wholly owned subsidiaries, Bradford Bank and Bradford Title, LLC. Bradford Title, LLC, a Maryland limited liability company, is a title agency that was acquired in December 2006. Bradford Bank has two wholly owned subsidiaries, Bradford Financial Group, Incorporated and GP Service Corporation. Bradford Financial, a Maryland corporation, provides non-deposit investment products through a third-party registered broker-dealer that maintains an office at Bradford Bank. GP Service Corporation, a Maryland corporation, was acquired in connection with the merger with Golden Prague and holds real estate acquired through foreclosure. At June 30, 2007, the value of the real estate held by GP Service Corporation was approximately $120,000. To date, the income generated by our subsidiaries has not been material to our net income.

Management’s Discussion and Analysis of
Bradford Bancorp

The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear at the end of this prospectus.

Overview

Our principal business is to acquire deposits from individuals and businesses in the communities surrounding our offices and to use these deposits to fund loans. We focus on providing our products and services to two segments of customers:  individuals and small businesses.

Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Changes in levels of interest rates affect our net interest income. In recent periods, short-term interest rates (which influence the rates we pay on deposits) have increased, while longer-term interest rates (which influence the rates we earn on loans) have not. The narrowing of the spread between the interest we earn on loans and investments and the interest we pay on deposits and borrowings has negatively affected our net interest income.

A secondary source of income is noninterest income, which is revenue that we receive from providing products and services. The majority of our noninterest income generally comes from commission income (primarily from the sale of non-deposit investment products through a third-party registered broker-dealer). In addition, a large portion of our noninterest income comes from service charges (mostly from service charges on deposit accounts). In some years, we recognize income from the sale of loans and securities.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Expenses. The noninterest expenses we incur in operating our business consist of compensation, occupancy, data processing, equipment, advertising and federal deposit insurance expenses and various other miscellaneous expenses.

Our largest noninterest expense is compensation, which consist primarily of salaries and wages paid to our employees, payroll taxes, and expenses for health insurance, retirement plans and other employee benefits. Following the offering, we will recognize additional annual compensation expenses stemming from the adoption of new equity benefit plans. For an illustration of expenses associated with new equity benefit plans, see “Pro Forma Data.”

Effective at the beginning of 2007, the Federal Deposit Insurance Corporation began assessing most insured depository institutions for deposit insurance at a rate between five cents and seven cents for every $100 of deposits. Assessment credits have been provided to institutions that paid high premiums in the past. According to information provided by the Federal Deposit Insurance Corporation, Bradford Bank will receive an assessment credit of approximately $521,000. We expect this credit will offset our deposit insurance premiums in 2007.

Following the offering, we will incur additional noninterest expenses as a result of operating as a public company. These additional expenses will consist primarily of legal and accounting fees, expenses of stockholder communications and meetings and expenses related to the addition of personnel.

Critical Accounting Policies

In the preparation of our consolidated financial statements, we have adopted various accounting policies that govern the application of accounting principles generally accepted in the United States. Our significant accounting policies are described in the notes to our consolidated financial statements, included in this prospectus.

Certain accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Actual results could differ from these judgments and estimates under different conditions, resulting in a change that could have a material impact on the carrying values of our assets and liabilities and our results of operations.

Allowance for Loan Losses. We consider the allowance for loan losses to be a critical accounting policy. The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are:  value of collateral; loss exposure at default; the amount and timing of future cash flows on impacted loans; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management reviews the level of the allowance at least quarterly and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectibility of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, the Office of Thrift Supervision, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to recognize adjustments to the allowance based on judgments about information available to them at the time of their examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings. See note 5 of the notes to the consolidated financial statements included in this prospectus.

Deferred Income Taxes. We use the asset and liability method of accounting for income taxes as prescribed in Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.”  Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings.

Recoverability of goodwill and purchased intangible assets. We account for goodwill and other intangibles under SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 prescribes a two-phase process for impairment testing of goodwill. The first phase screens for impairment; while the second phase, if necessary, measures the impairment. We consider Bradford Bancorp to be a single reporting unit. Accordingly, all of the goodwill is associated with the entire company. We perform the required impairment analysis of goodwill annually or on an interim basis if circumstances dictate. Any reduction of the enterprise fair value below the recorded amount of equity could require us to write down the value of goodwill or purchased intangibles and record an expense for an impairment loss.

Business Strategy

Our business strategy is to operate and grow a profitable community-oriented financial institution. We plan to achieve this by executing our strategy of:

•                                          Expanding our franchise and footprint through acquisition opportunities, such as our merger with Patapsco Bancorp, and through the opening of additional branch offices;

•                                          Continuing to increase commercial relationships by offering additional products and services in our market area;

•                                          Increasing our deposit market share in our expanding market area;

•                                          Growing noninterest income by continuing to increase our sale of non-deposit products and expanding the products and services we offer our customers; and

•                                          Applying conservative underwriting practices to maintain the high quality of our loan portfolio.

Expanding our franchise and footprint through acquisition opportunities, such as our merger with Patapsco Bancorp, and through the opening of additional branch offices

From 1976 until 2003, we operated out of four locations, one in Baltimore City, two north of Baltimore in Baltimore County and one west of Baltimore in Howard County. During the past five years, however, we have sought to expand our franchise through acquisition opportunities. These acquisitions have extended and will extend our footprint to areas previously not served by our branch network, in particular northeast and northwest of Baltimore. Upon completion of the offering and merger, we will operate out of 14 locations throughout the greater Baltimore metropolitan area, with plans to add two de novo branches by the first quarter of 2008.

In particular, our expansion strategy began in February 2003 with our acquisition of Wyman Park Bancorporation, and its wholly owned subsidiary, Wyman Park Federal Savings, a $70.0 million federally chartered savings and loan association with one branch office located north of Baltimore in Baltimore County and one branch office located south of Baltimore in Anne Arundel County. In 2006 and 2007, we made great strides in our expansion strategy. In October 2006, we completed the acquisition of $6.4 million of deposits located at the Ellicott City, Maryland branch of American Bank, moving those deposits to our branch office located in Howard County. In January 2007, we completed the acquisition of Valley Bancorp and its wholly owned subsidiary, Valley Bank, a $50.9 million federally chartered savings bank. We retained Valley Bank’s one full-service office located northwest of Baltimore in Baltimore County and closed an administrative office. On June 20, 2007, we completed the merger with Golden Prague, a $29.3 million federally chartered savings and loan association. We have closed one of Golden Prague’s branch offices and are in the process of closing the other Golden Prague office due to its proximity to a current Patapsco Bank branch office. On June 20, 2007, we completed the merger with Senator Bank, a $21.4 million federally chartered savings bank. We retained Senator Bank’s one office located north of Baltimore City in Baltimore County.

In March 2007, we entered into a merger agreement pursuant to which we will acquire Patapsco Bancorp and its wholly owned subsidiary Patapsco Bank. Patapsco Bank has five branch offices located east and northeast of Baltimore in Baltimore County and one branch office located in Baltimore City. We intend to keep all of these offices open.

In the future, we intend to continue to expand our franchise northeast of Baltimore, by opening branch offices in White Marsh (eastern Baltimore County) and Aberdeen (Harford County), which we expect to open in the first and second quarters of 2008, respectively. Based on current estimates, we expect the total cost of construction and equipment for the new White Marsh and Aberdeen locations to be approximately $2.5 million in the aggregate, $10,000 of which had been incurred at June 30, 2007.

Continuing to increase commercial relationships by offering additional products and services in our market area

Since hiring Mr. Dallas R. Arthur as President in 2001, we have worked to increase our commercial relationships. By hiring experienced senior lenders and increasing the staff in our commercial lending department, we have significantly expanded our commercial lending operations. In particular, since December 31, 2002, our commercial portfolio (including commercial real estate, acquisition, development and construction, commercial construction and commercial business loans) has increased $138.4 million, or 496.1%, and at June 30, 2007 was $167.9 million, or 38.9%, of our total loan portfolio. During this period, we have taken advantage of the significant growth in both residential and commercial real estate development in our market area and have established strong relationships with many local developers, builders and small businesses. More recently, we took steps to expand our asset-based commercial business lending operations by hiring an experienced commercial business lender. In addition, we also began developing services to attract commercial customers, such as business deposit and checking products and PC banking for commercial accounts.

Commercial and acquisition, development and construction loans provide diversification to our loan portfolio and, because these loans are based upon rate indices that are higher than those used for one- to four-family residential mortgage loans, improve the interest sensitivity of our assets. With the additional capital raised in the offering, we intend to continue to pursue the larger lending relationships associated with commercial and acquisition, development and construction lending. In addition, we will continue to expand and develop our business deposit and checking products to better serve our commercial customers.

Increasing our deposit market share in our expanding market area

Retail deposits are our primary source of funds for investing and lending. By offering a variety of deposit products, special and tiered pricing, and high level of customer service, we will seek to retain and expand existing customer relationships as well as attract new deposit customers. Personalized service and flexibility with regard to customer needs will continue to be augmented with a full array of delivery channels to maximize customer convenience. Through our continued focus on these deposit-gathering efforts in existing branch locations, coupled with our plans for geographic expansion, we expect to increase the overall level of deposits and our market share in the markets we serve.

Growing noninterest income by continuing to increase our sale of non-deposit products and expanding the products and services we offer our customers

Our profits rely heavily on the spread between the interest earned on loans and securities and interest paid on deposits and borrowings. In order to decrease our reliance on interest rate spread income we have pursued initiatives to increase noninterest income. We offer nondeposit products, including money market funds, mutual funds, securities (stocks and bonds), life insurance, fixed and variable annuities and long-term care insurance. In 2006, we expanded our non-deposit product operations by acquiring a book of term-life insurance policies on which we receive commissions. Our non-deposit products generated $218,000, $360,000 and $215,000 of noninterest income during the six months ended June 30, 2007 and years ended December 31, 2006 and 2005, respectively. After the merger with Patapsco Bancorp, we intend to increase the staff in this department by hiring from within our company. In addition, in December 2006, we acquired a real estate title agency. During the six months ended June 30, 2007, our title agency generated $91,000 of noninterest income. We intend to continue to seek opportunities to expand the products and services we make available to our customers.

Applying conservative underwriting practices to maintain the high quality of our loan portfolio

We believe that maintaining high asset quality is a key to long-term financial success. We have sought to grow and diversify our loan portfolio while keeping nonperforming assets to a minimum. We use underwriting standards that we believe are conservative and we diligently monitor collection efforts. At June 30, 2007, our nonperforming loans were 0.66% of our total loan portfolio. Although we intend to continue our efforts to originate commercial, acquisition, development and construction loans after the offering, we intend to maintain our philosophy of managing loan exposures through our conservative approach to lending.

Balance Sheet Analysis

Loans.  At June 30, 2007, total loans, net, were $431.1 million, or 75.8% of total assets.  In the six months ended June 30, 2007, the net loan portfolio grew $50.3 million, or 13.2%.  The increase was primarily due to the $39.0 million of loans acquired on January 19, 2007 in connection with the acquisition of Valley Bancorp.  In addition, automobile loans increased due to an increase in our indirect automobile lending program prior to the discontinuation of that program in August 2007.  In 2006, our total loan portfolio increased $42.9 million, or 12.6%.  In 2005, our total loan portfolio increased $34.1 million, or 11.1%.  One- to four-family real estate and acquisition, development and construction loans increased during 2006 and 2005 as a result of the growth in the residential and commercial real estate market and our continuing emphasis on acquisition, development and construction lending.  In addition, automobile loans increased during 2006 due to the introduction of our indirect automobile lending program during the year.

	June 30,		December 31,
	2007		2006		2005
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
One- to four-family	$202,783	46.82%	$185,068	48.45%	$175,808	51.75%
Commercial real estate	57,276	13.23	55,831	14.52	53,749	15.82
Acquisition, development and construction	76,942	17.77	71,371	18.66	56,491	16.63
Commercial construction	12,379	2.86	9,205	2.41	5,712	1.68
Total real estate loans	349,380	80.67	321,475	84.04	291,760	85.88

Commercial business loans	21,340	4.93	17,118	4.47	17,535	5.16

Consumer loans:
Home equity loans	18,606	4.30	16,208	4.24	14,806	4.36
Home equity lines of credit	14,325	3.31	13,747	3.59	13,677	4.03
Auto loans	24,703	5.70	12,426	3.25	1,080	0.32
Other consumer loans	4,725	1.09	1,575	0.41	872	0.26
Total consumer loans	62,359	14.40	43,956	11.49	30,435	8.96
Total loans	433,079	100.00%	382,549	100.00%	339,730	100.00%

Net deferred loan fees	461	0.11%	241	0.06%	(27)	(0.01% )
Premium on loans purchased	313	0.07%	397	0.10%	551	0.16%
Allowance for losses	(2,729)	(0.63% )	(2,398)	(0.63% )	(1,412)	(0.42% )
Loans, net	$431,124		$380,789		$338,842

	December 31,
	2004		2003		2002
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
One- to four-family	$161,774	52.98%	$162,657	59.89%	$149,853	73.74%
Commercial real estate	52,263	17.12	35,163	12.95	13,078	6.44
Acquisition, development and construction	42,370	13.88	24,792	9.13	8,519	4.19
Commercial construction	2,539	0.83	4,550	1.68	1,838	0.90
Total real estate loans	258,946	84.80	227,162	83.65	173,288	85.28

Commercial business loans	15,609	5.11	14,911	5.49	6,075	2.99

Consumer loans:
Home equity loans	12,565	4.11	14,002	5.16	15,128	7.44
Home equity lines of credit	16,622	5.44	13,850	5.10	6,446	3.17
Auto loans	767	0.25	1,010	0.37	1,297	0.64
Other consumer loans	845	0.28	643	0.24	973	0.48
Total consumer loans	30,799	10.09	29,505	10.86	23,844	11.73
Total loans	305,354	100.00%	271,578	100.00%	203,207	100.00%

Net deferred loan fees	80	0.03%	(12)	—%	(242)	(0.12% )
Premium on loans purchased	734	0.24%	1,034	0.38%	—	—%
Allowance for losses	(1,221)	(0.40% )	(898)	(0.33% )	(466)	(0.23% )
Loans, net	$304,947		$271,702		$202,499

Loan Maturity.  The following tables set forth certain information at June 30, 2007 and December 31, 2006 regarding the dollar amount of loan principal repayments becoming due during the periods indicated.  The table as of December 31, 2006 reflects only the loan maturities of Bradford Bank because loan maturity information for Golden Prague and Senator Bank was not available.  The tables do not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below.  Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.  The amounts shown below exclude unearned interest in consumer loans and net deferred loan costs or fees.  Our adjustable-rate mortgage loans generally do not provide for downward adjustments below the initial discounted contract rate.

December 31, 2006 (Dollars in thousands)	One- to Four-Family Loans	Commercial Real Estate Loans	Acquisition, Development and Construction	Commercial Construction Loans	Commercial Business Loans	Consumer Loans	Total Loans

Amounts due in:
One year or less	$9,195	$5,615	$49,114	$9,077	$10,808	$4,122	$87,931
More than one to five years	33,811	37,924	22,257	128	5,196	16,386	115,702
More than five to ten years	34,957	6,859	—	—	489	6,193	48,498
More than ten years	85,297	1,276	—	—	—	15,458	102,031
Total	163,260	51,674	71,371	9,205	16,493	42,159	354,162

Interest rate terms on amounts due after one year:
Fixed-rate loans	99,027	43,798	—	—	5,404	24,557	172,786
Adjustable-rate loans	55,038	2,261	22,257	128	281	13,481	93,446
Total	$154,065	$46,059	$22,257	$128	$5,685	$38,038	$266,232

June 30, 2007 (Dollars in thousands)	One- to Four-Family Loans	Commercial Real Estate Loans	Acquisition, Development and Construction	Commercial Construction Loans	Commercial Business Loans	Consumer Loans	Total Loans

Amounts due in:
One year or less	$13,287	$12,258	$67,012	$12,379	$11,301	$7,407	$123,644
More than one to five years	44,057	34,512	9,930	—	7,269	29,039	124,807
More than five to ten years	40,502	8,297	—	—	2,153	7,481	58,433
More than ten years	104,937	2,209	—	—	617	18,432	126,195
Total	202,783	57,276	76,942	12,379	21,340	62,359	433,079

Interest rate terms on amounts due after one year:
Fixed-rate loans	136,274	44,024	—	—	8,191	40,924	229,413
Adjustable-rate loans	53,222	993	9,930	—	1,848	14,028	80,021
Total	$189,496	$45,017	$9,930	$—	$10,039	$54,952	$309,434

Securities.  At June 30, 2007, the investment securities portfolio was $96.4 million, or 17.0% of total assets.  At that date, 83.3% of the investment portfolio was invested in U.S. government and agency securities and mortgage-backed securities.  The remainder was invested primarily in municipal bonds, trust preferred securities and equity securities.

	June 30,		December 31,
	2007		2006		2005		2004
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Securities available for sale:
U.S. Government and agency securities	$45,868	$44,747	$39,434	$38,930	$32,415	$31,660	$44,489	$44,126
Mortgage-backed securities	28,558	27,773	22,310	22,008	28,296	27,846	34,098	34,191
Trust preferred securities	4,500	4,546	4,500	4,561	4,500	4,532	4,500	4,513
Municipal bonds	11,596	11,313	11,891	11,951	7,562	7,414	3,442	3,425
Equity securities	346	346	1,964	1,925	1,683	1,646	4,527	4,490
Total available for sale	90,868	88,725	80,099	79,375	74,456	73,098	91,056	90,745

Securities held to maturity:
U.S. Government and agency securities	—	—	3,848	3,705	3,848	3,717	3,898	3,799
Mortgage-backed securities	7,667	7,356	14,174	13,878	15,479	15,201	18,176	18,339
Total held to maturity	7,667	7,356	18,022	17,583	19,327	18,918	22,074	22,138
Total	$98,535	$96,081	$98,121	$96,958	$93,783	$92,016	$113,130	$112,883

At June 30, 2007, we had no investments in a single company or entity (other than United States government sponsored enterprise securities) that had an aggregate book value in excess of 10% of our equity at June 30, 2007.

The following table sets forth the stated maturities and weighted average yields of the investment securities at June 30, 2007.  Certain securities have adjustable interest rates and will reprice monthly, quarterly or annually within the various maturity ranges.  These repricing schedules are not reflected in the table below.  All but approximately $7.0 million of the securities listed have fixed rates.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
June 30, 2007 (Dollars in thousands)	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield

Securities available for sale:
U.S. Government and agency securities	$4,978	3.79%	$11,333	4.55%	$19,034	5.20%	$9,402	5.05%	$44,747	4.85%
Mortgage-backed securities	153	5.24	2,234	5.40	8,240	4.51	17,146	5.22	27,773	5.02
Trust preferred securities	—		—		—		4,546	7.08	4,546	7.08
Municipal bonds	—		223	4.00	3,920	5.06	7,170	5.89	11,313	5.56
Equity securities	—		—		—		346		346
Total available for sale	5,131	3.83	13,790	4.68	31,194	5.00	38,610	5.47	88,725	5.09

Securities held to maturity:
Mortgage-backed securities	—		—		—		7,667	5.08	7,667	5.08
Total held to maturity	—		—		—		7,667	5.08	7,667	5.08
Total	$5,131	3.83%	$13,790	4.68%	$31,194	5.00%	$46,277	5.41%	$96,392	5.09%

Deposits.  Our deposit base is comprised of demand deposits, savings accounts, money market accounts and time deposits.  We consider demand deposits, savings accounts, money market accounts and time deposits less than $100,000 to be core deposits.  At June 30, 2007, core deposits were 76.1% of total deposits.  Deposits increased $33.9 million, or 7.9%, in the six months ended June 30, 2007, primarily as a result of acquiring $37.1 million of deposits in the acquisition of Valley Bancorp.  Deposits increased $40.0 million, or 10.3%, in 2006, including the acquisition of $6.4 million in deposits from American Bank in October 2006.  Certificates of deposit increased $45.0 million during 2006 as we have selectively competed for certain deposit maturities by adjusting our rates. However, we believe we are also successful attracting and retaining deposits by offering high level of customer service in combination with competitive but not premium interest rates.

	June 30,		December 31,
	2007		2006		2005		2004
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing demand deposits	$6,167	1.33%	$6,058	1.41%	$6,051	1.56%	$6,115	1.56%
Interest-bearing demand deposits	47,515	10.27	42,275	9.86	39,391	10.13	54,191	13.80
Savings accounts	31,284	6.76	32,724	7.63	40,519	10.42	51,665	13.16
Certificates of deposit	377,537	81.58	347,555	81.04	302,543	77.81	279,971	71.32
Other deposits	298	0.06	249	0.06	320	0.08	613	0.16
Total	$462,801	100.00%	$428,861	100.00%	$388,824	100.00%	$392,555	100.00%

The following table indicates the amount of certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 2007.

June 30, 2007 (Dollars in thousands)	Certificates of Deposit

Maturity Period:
Three months or less	$ 28,662
Over three through six months	13,433
Over six through twelve months	30,198
Over twelve months	38,492
Total	$ 110,785

The following table sets forth the time deposits classified by rates at the dates indicated.  Information for Golden Prague and Senator Bank was not available for December 31, 2004, 2005 and 2006 and is therefore not included in the table below.

	June 30,	December 31,
(In thousands)	2007	2006	2005	2004
0.00 - 1.00%	$182	$—	$—	$ _
1.01 - 2.00	38	—	17,525	65,693
2.01 - 3.00	7,640	10,914	63,090	93,214
3.01 - 4.00	35,790	56,935	113,303	36,365
4.01 - 5.00	239,680	158,314	63,886	32,159
5.01 - 6.00	94,207	85,798	4,720	5,377
6.01 - 7.00	—	—	2,322	8,002
Over 7.00	—	—	—	176
Total	$377,537	$311,961	$264,846	$240,986

The following table sets forth the amount and maturities of time deposits classified by rates at June 30, 2007.

	Amount Due					Percent of
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Total Time Deposit Accounts
			(Dollars in thousands)

0.00 - 1.00%	$99	$83	$—	$—	$182	0.05%
1.01 - 2.00	8	—	—	30	38	0.01
2.01 - 3.00	2,951	4,591	42	56	7,640	2.02
3.01 - 4.00	23,272	5,102	3,926	3,490	35,790	9.48
4.01 - 5.00	152,564	49,165	34,333	3,618	239,680	63.49
5.01 - 6.00	63,119	26,026	907	4,155	94,207	24.95
6.01 - 7.00	—	—	—	—	—	—
Total	$242,013	$84,967	$39,208	$11,349	$377,537	100.00%

Borrowings.  We use borrowings from the Federal Home Loan Bank of Atlanta, as well as other sources of borrowings, to supplement our supply of funds for loans and investments.

	Six Months Ended June 30,		Year Ended December 31,
(Dollars in thousands)	2007	2006	2006	2005	2004
Maximum amount outstanding at any month end during the period:
FHLB advances	$53,000	$20,100	$46,900	$22,000	$18,500
Other borrowings	4,500	5,000	14,000	2,600	2,600
Average amount outstanding during the period:
FHLB advances	$50,316	$19,763	$21,514	$18,620	$11,527
Other borrowings	4,901	722	2,483	115	892
Weighted average interest rate during the period:
FHLB advances	4.26%	3.62%	3.96%	3.71%	3.28%
Other borrowings	7.75	5.56	5.49	3.74	1.44
Balance outstanding at end of period:
FHLB advances	$53,000	$20,100	$46,900	$22,000	$18,500
Other borrowings	4,500	5,000	—	2,600	—
Weighted average interest rate at end of period:
FHLB advances	4.19%	4.11%	4.68%	3.92%	3.63%
Other borrowings	7.02	5.50	—	4.50	—

Our borrowings increased in 2007 principally as a result of Federal Home Loan Bank advances of Valley Bancorp acquired in the acquisition.  Other borrowings increased in 2007 due to a loan with a correspondent bank used to facilitate the acquisition of Valley Bancorp.  During 2006, we used borrowings from the Federal Home Loan Bank, supplemented by other short-term borrowings from correspondent banks, to fund loan growth.

Results of Operations for the Six Months Ended June 30, 2007 and 2006

Financial Highlights.  We incurred a net loss for the six months ended June 30, 2007 primarily due to an increase in noninterest expenses, in particular merger related expenses, compensation expense, and other noninterest expenses.  Compensation expense increased as we added staff due to the 2007 Valley Bancorp acquisition and our 2006 title insurance agency acquisition.  In addition, we increased the commercial lending staff to support our continuing emphasis on increasing our originations of these loans.  Prior to discontinuing the origination of loans under our indirect automobile lending program in August 2007, we also increased staff for this program.  Other noninterest expenses increased due to merger related costs ($2.0 million related to the merger of Golden Prague and Senator Bank), professional development costs (relating to training and education) and legal fees.

	Six Months Ended June 30,			Change 2007/2006
(Dollars in thousands)	2007		2006	$ Change	% Change

Net interest income (tax-equivalent basis) (1)	$7,088		$6,921	$167	2.41%
Provision for loan losses	219		120	99	82.50
Noninterest income	753		423	330	78.04
Noninterest expenses	8,936		5,459	3,477	63.69
Tax-equivalent adjustment	115		86	29	33.72
(Benefit) provision for income taxes	(817)		545	(1,362)	(249.91)
Net (loss) income	$(612)		$1,134	$(1,746)	(153.97)

Return on average equity	(2.95%	)	5.33%
Return on average assets	(0.22%	)	0.48%

(1)          Interest and rates are presented on a tax-equivalent basis utilizing a federal tax rate of 34% and a state tax rate of 7%.

Net Interest Income.  Net interest income increased primarily due to the increase in the average balance of and average yield on loans.  The average balance of interest-earning assets increased in 2007 primarily as a result of loan portfolio growth.  The acquisition of Valley Bancorp in the first six months of 2007 increased loans by $38.7 million, net, and continued internal growth in residential mortgage loans, acquisition, development and construction loans and indirect automobile lending during 2006 and 2007 contributed to the loan growth.  The average yield on loans and investment securities increased as a result of the increasing rate environment.

Interest expense increased due to an increase in the average balances and average costs of certificates of deposit and borrowings.  Certificates of deposits and borrowings increased as a result of the acquisition of Valley Bancorp and the use of Federal Home Loan Bank advances to fund loan growth.  The average rate paid on certificates of deposit and borrowings increased due to the increasing rate environment.

	Six Months Ended June 30,		Change 2007/2006
(Dollars in thousands)	2007	2006	Change	% Change

Components of net interest income
Loans	$14,583	$11,390	$3,193	28.03%
Investment securities (tax-equivalent basis) (1)	3,009	2,528	481	19.03
Total interest income (tax-equivalent basis)	17,592	13,918	3,674	26.40
Deposits	9,283	6,642	2,641	39.76
Borrowings	1,221	355	866	243.94
Total interest expense	10,504	6,997	3,507	50.12
Net interest income (tax-equivalent basis)	$7,088	$6,921		$2.41

Average yield and rates paid
Interest-earning assets (tax-equivalent basis)	6.55%	6.11%	0.44%	7.20%
Interest-bearing liabilities	4.15	3.35	0.80	23.88
Interest rate spread (tax-equivalent basis)	2.40	2.76	(0.36)	(13.04)
Net interest margin (tax-equivalent basis)	2.64	3.04	(0.40)	(13.16)

Average balances
Loans	$423,050	$347,358	$ %	21.79
Investment securities	118,308	112,318	5,990	5.33
Deposits	455,473	401,317	54,156	13.49
Borrowings	55,217	19,763	35,454	179.40

(1)          Interest and rates are presented on a tax-equivalent basis utilizing a federal tax rate of 34% and a state tax rate of 7%.

Provision for Loan Losses.  Based on our evaluation of loan loss factors, management made a provision of $219,000 for the six months ended June 30, 2007 and a provision of $120,000 for the six months ended June 30, 2006.  Charge-offs increased during the 2007 period and we experienced increases in classified assets and delinquencies.  In addition, management assessed the continued growth of the loan portfolio, particularly the increases in commercial real estate, acquisition, development and construction, commercial business and automobile loans.  The allowance for loan losses was $2.7 million, or 0.63% of total loans outstanding as of June 30, 2007, as compared to $2.4 million, or 0.63% of total loans as of December 31, 2006.  The allowance for loan losses at June 30, 2007 also reflects the allowances for loan losses aggregating $262,000 that were assumed in the acquisitions of Valley Bancorp, Golden Prague and Senator Bank.  An analysis of the changes in the allowance for loan losses is presented under “Risk Management—Analysis and Determination of the Allowance for Loan Losses.”

Noninterest Income.  Commission income increased primarily as a result of $91,000 in commission income generated by the title insurance agency we acquired in December 2006 and due to improved sales of our non-deposit investment products.  Miscellaneous noninterest income increased primarily due to income from ground rents acquired in the Valley Bancorp acquisition.

	Six Months Ended June 30,		Change 2007/2006
(Dollars in thousands)	2007	2006	$ Change	% Change

Commission income	$309	$179	$130	72.63%
Service charges on deposit accounts	89	77	12	15.58
Gain (loss) on sale of investments	—	(16)	16	(100.00)
Gain (loss) on sale of loans	—	—	—	N/A
Miscellaneous income	355	183	172	93.99
Total	$753	$423	$330	78.01%

Noninterest Expenses.  Compensation expense increased as we added staff due to the 2007 Valley Bancorp, Golden Prague and Senator Bank acquisitions and the 2006 title insurance agency acquisition.  In addition, we increased the lending staff in commercial lending to support our continuing emphasis on expanding this loan portfolio.  We also added staff in 2006 to begin our indirect automobile lending program.  This program was discontinued in August 2007.  Occupancy expense increased with the addition of a Valley Bancorp branch and the Senator Bank branch and for utility, maintenance and rent increases in our existing branch network.  Other noninterest expenses increased due to merger related costs, professional development costs (relating to training and education) and legal fees.

	Six Months Ended June 30,		Change 2007/2006
(Dollars in thousands)	2007	2006	$ Change	% Change

Compensation	$3,791	$3,188	$603	18.91%
Occupancy expense	520	407	113	27.76
Advertising	107	65	42	64.62
Furniture and equipment expense	289	236	53	22.46
Data processing services	452	413	39	9.44
FDIC insurance	41	41	—	—
Merger related expenses	2,022	—	2,022	N/A
Other expenses	1,714	1,109	605	54.55
Total	$8,936	$5,459	$3,477	63.69%

Income Tax Expense (Benefit).  We recorded a tax benefit of $817,000 for the 2007 period, reflecting an effective income tax benefit of 57.2% as compared to $546,000 in expense for the 2006 period, reflecting an effective tax rate of 32.5% in 2006.  A portion of the benefit for the 2007 period was a reduction of the tax valuation allowance related to the Golden Prague net operating loss carryforwards.

Results of Operations for the Years Ended December 31, 2006, 2005 and 2004

Financial Highlights.  Net income decreased during 2006 primarily due to an increase in compensation expense and an increase in our provision for loan losses, and an increase in the provision for income taxes.  Compensation expense resulted from additions to our loan staff to meet our expanding commercial and automobile loan portfolios and from merit increases.  The provision for loan losses increased due to a slowdown in real estate in our market area and the growth in classified loans in our portfolio.  In 2005, net income increased primarily due to the increase in the average balance of the higher yielding acquisition, development and construction loan portfolio and to rising interest rates.

	Year Ended December 31,			Change 2006/2005		Change 2005/2004
(Dollars in thousands)	2006	2005	2004	Change	% Change	Change	% Change
Net interest income (tax-equivalent basis) (1)	$13,825	$13,651	$12,919	$174	1.27%	$732	5.67%
Provision for loan losses	948	359	358	589	164.07	1	0.28
Noninterest income	939	682	621	257	37.68	61	9.82
Noninterest expenses	11,767	10,747	9,988	1,020	9.49	759	7.60
Tax-equivalent adjustment	206	133	105	73	54.89	28	26.67
Provision for income taxes	1,252	369	1,023	883	239.30	(654)	(63.93)
Net income	$591	$2,725	$2,066	$2,134)	(78.31)%	$659	31.90%

Return on average equity	1.39%	6.56%	5.19%
Return on average assets	0.12%	0.60%	0.46%

(1)          Interest and rates are presented on a tax-equivalent basis utilizing a federal tax rate of 34% and a state tax rate of 7%.

Net Interest Income.

2006 vs. 2005.  Net interest income increased primarily due to the increase in average interest-earning assets outstanding.  Average loans increased principally in residential acquisition, development and construction loans as a result of our continuing emphasis on this expanding loan portfolio.  The increasing rate environment and the growth in the higher yielding acquisition, development and construction loan portfolio helped to increase the average yield on loans.  Income from securities increased due primarily to a 68 basis point increase in the average yield on investments (tax-equivalent).  While the average balance of investment securities decreased, the average balance of municipal bonds increased.  Partially offsetting the increase in interest income was an increase in interest expense on deposits, resulting from a 91 basis point increase in the average rate paid on interest bearing deposits and an increase in the average balance of interest bearing deposits.  Total interest-bearing deposits increased in 2006 due in part to our efforts to attract deposits to fund loan growth.  In addition, the increasing rate environment resulting in the movement of customer funds from non-maturity deposit accounts, such as savings deposits and money market accounts, into higher costing certificates of deposit.

2005 vs. 2004.  Net interest income in 2005 also increased primarily due to the increase in average interest-earning assets outstanding.  Average loans increased due to increases in acquisition, development and construction loans and in residential mortgage loans.  The increasing rate environment and the growth in the higher yielding acquisition, development and construction loan portfolio helped to increase the average yield on loans.  Income from securities decreased as a result of a decrease in the average balance of investments outstanding.  This was partially offset by a 24 basis point increase in the average yield on investments (tax-equivalent).  During 2005, we redeployed investment securities into higher yielding loans and recognized a loss of $80,000 on the liquidation of certain securities in 2005.  Partially offsetting the increase in interest income was an increase in interest expense on interest bearing deposits, resulting from an increase in the average balance of interest bearing deposits and a 33 basis point increase in the average rate paid on interest bearing deposits.  Total interest-bearing deposits increased in 2005 due in part to our efforts to attract deposits to fund loan growth.  In addition, the increasing rate environment resulting in the movement of customer funds from non-maturity deposit accounts, such as savings deposits and money market accounts, into higher costing certificates of deposit.

	Year Ended December 31,			Change 2006/2005		Change 2005/2004
(Dollars in thousands)	2006	2005	2004	Change	% Change	Change	% Change

Components of net interest income
Loans	$24,167	$19,878	$17,400	$4,289	21.57%	$2,478	14.24%
Investment securities (tax-equivalent basis) (1)	5,459	4,835	5,020	625	12.92	(185)	(3.68)
Total interest income (tax-equivalent basis)	29,626	24,713	22,420	4,913	19.88	2,293	10.23
Deposits	14,784	10,368	9,145	4,415	42.59	1,223	13.37
Borrowings	1,017	694	356	324	46.69	338	94.80
Total interest expense	15,801	11,062	9,501	4,739	42.84	1,561	16.43
Net interest income (tax-equivalent basis)	$13,825	$13,651	$12,919	174	1.28	$732	5.66

Average yield and rates paid
Interest-earning assets (tax-equivalent basis)	6.27%	5.62%	5.19%	0.65%	11.65%	0.42%	8.13%
Interest-bearing liabilities	3.65	2.74	2.39	0.90	32.98	0.36	14.97
Interest rate spread (tax-equivalent basis)	2.62	2.88	2.80	(0.25)	(8.73)	0.08	2.86
Net interest margin (tax-equivalent basis)	2.93	3.10	2.99	(0.18)	(5.68)	0.11	3.65

Average balances
Loans	$358,957	$323,029	$302,750	$35,928	11.12%	$20,279	6.70%
Investment securities	113,584	117,049	128,954	(3,465)	(2.96)	(11,905)	(9.23)
Deposits	409,135	384,505	385,743	24,630	6.41	(1,238)	(0.32)
Borrowings	23,997	18,735	12,419	5,262	28.09	6,316	50.86

(1)          Interest and rates are presented on a tax-equivalent basis utilizing a federal tax rate of 34.0% and a state tax rate of 7.0%.

Provision for Loan Losses.  Based on our evaluation of loan loss factors, management made a provision of $948,000 for the year ended December 31, 2006, a provision of $359,000 for the year ended December 31, 2005, and a provision of $358,000 for the year ended December 31, 2004.  The provision for loan losses increased substantially in 2006 due primarily to economic market factors and the impact on our loan portfolio.  Our market area experienced a real estate slow down during 2006, and within the loan portfolio management noted an increasing delinquency trend and a significant increase in classified loans as compared to prior years.  In addition, our loan portfolio has experienced considerable annual growth in the last four years, particularly in acquisition, development and construction loans, which tend to be riskier than one- to four-family residential mortgage loans.  In addition, during 2006 we introduced our indirect automobile lending program which also exposed us to a greater risk of non-payment and loss.

The allowance for loan losses was $2.4 million, or 0.63%, of total loans outstanding as of December 31, 2006, as compared with $1.4 million, or 0.41% of total loans as of December 31, 2005 and $1.2 million, or 0.40%, as of December 31, 2004.  An analysis of the changes in the allowance for loan losses is presented under “Risk Management—Analysis and Determination of the Allowance for Loan Losses.”

Noninterest Income.  Commission income increased in 2006 and 2005 due to increased sales staff and the purchase of a book of term life insurance contracts in 2006.  We recorded a loss on the sale of investments in 2005 in order to redeploy the proceeds into loans with a higher yield.  Miscellaneous income increased in 2006 due to a combination of higher ATM surcharge income, higher debit card income and higher fee income from our official check vendor.

	Year Ended December 31,			Change 2006/2005		Change 2005/2004
(Dollars in thousands)	2006	2005	2004	$ Change	% Change	$ Change	% Change

Commission income	$359	$215	$139	$144	66.98%	$76	54.68%
Service charges on deposit accounts	149	150	151	(1)	(0.67)	(1)	(0.66)
Gain (loss) on sale of investments	4	(80)	(26)	84	(105.00)	(54)	207.69
Gain (loss) on sale of loans	—	8	(30)	(8)	(100.00)	38	(127.67)
Miscellaneous income	427	389	387	38	9.77	2	0.52
Total	$939	$682	$621	$257	37.68%	$61	9.82%

Noninterest Expenses.  Compensation increased in 2006 primarily due to the addition of loan staff and merit increases.  We increased the lending staff in commercial lending to support our continuing emphasis of this loan portfolio.  We also added staff in 2006 to begin our indirect automobile lending program.  This program was discontinued in August 2007.  Occupancy expense increased in 2006 primarily for building maintenance costs and increased in 2005 due to an increase in utilities, building maintenance costs and depreciation.  Advertising decreased in 2006 due to the elimination of radio advertising and lower usage of print advertising.  Data processing expense increased in both 2006 and 2005 due to account growth.  Other expenses for 2006, 2005, and 2004, contain expenses related to professional development/training and business development of $301,000, $229,000 and $179,000, security of $194,000, $184,000 and $194,000, core deposit intangible amortization of $177,000, $171,000 and $171,000, professional services of $130,000, $250,000 and $75,000, Office of Thrift Supervision assessment of $100,000, $94,000 and $108,000, courier and messenger services of $99,000, $82,000 and $100,000 and postage and express charges of $78,000, $81,000 and $76,000, respectively.  Other expenses of less than $100,000 annually were incurred for telephone costs, software maintenance, office supplies, stationery and printing, legal fees, audit expenses, bank service charges, automobile expenses, contributions and gifts and other noninterest expenses.

	Year Ended December 31,			Change 2006/2005		Change 2005/2004
(Dollars in thousands)	2006	2005	2004	$ Change	% Change	$ Change	% Change
Compensation	$6,531	$5,828	$5,422	$703	12.06%	$406	7.49%
Occupancy expense	986	799	671	187	23.40	128	19.08
Advertising	191	450	416	(259)	(57.56)	34	8.17
Furniture and equipment expense	469	481	529	(12)	(2.49)	(48)	(9.07)
Data processing services	865	755	638	110	14.57	117	18.34
FDIC insurance	104	96	101	8	8.33	(5)	(4.95)
Other expenses	2,621	2,338	2,211	283	12.10	127	5.74
Total	$11,767	$10,747	$9,988	$1,020	9.49%	$759	7.60%

Income Tax Expense.  Income taxes were $1,252,000 for 2006, reflecting an effective tax rate of 67.9% compared to $369,000 for 2005, reflecting an effective tax rate of 11.9%, and $1.0 million for 2004, reflecting an effective tax rate of 33.1%.  The tax provision for 2006 included an increase in the tax valuation allowance of Golden Prague of $664,000 and an increase in the effective tax rate by 36.0%.  The effective income tax rate decreased in 2005 due to use of tax deductions arising from the Wyman Park Bancorp, Inc. acquisition in 2003 not previously recorded and from a decrease in the valuation allowance for Golden Prague of $322,000.  Golden Prague decreased its deferred tax valuation allowance in 2005 based on the assumption that it would be able to use prior net operating losses.  Golden Prague had generated taxable income for each of its past three fiscal years.  In 2006, Golden Prague generated a loss before taxes which resulted in it increasing the deferred tax valuation allowance since the ability to use net operating losses again was questionable.

Average Balance Table

The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs.  The yields and costs for the periods indicated are derived by dividing income or expense by the average daily balances of assets or liabilities, respectively, for the periods presented.  The amortization of loan fees and costs in accordance with SFAS No. 91 are included in interest income on loans and are not material.  In addition, non-accrual loans are included in the average balances but are not deemed material.  Interest and rates are presented on a tax-equivalent basis utilizing a federal tax rate of 34% and a state tax rate of 7%.

	June 30,	Six Months Ended June 30,
	2007	2007			2006
(Dollars in thousands)	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Assets:
Interest-earning assets:
Loans	6.95%	$423,050	$14,583	6.95%	$347,358	$11,390	6.61%
Mortgage-backed securities	5.14	37,401	932	5.03	41,932	941	4.53
Municipal bonds (tax-equivalent basis)	5.32	11,716	301	5.19	9,003	224	5.02
U. S. government agencies (tax-equivalent basis)	5.20	46,442	1,171	5.08	40,737	879	4.35
Other interest-earning assets	6.73	22,749	605	5.36	20,646	484	4.72
Total interest-earning assets	6.65	541,358	17,592	6.55	459,676	13,918	6.11

Noninterest-earning assets		21,140			15,013
Total assets		562,498			474,689

Liabilities and equity:
Interest-bearing liabilities:
Savings deposits	1.07	31,857	160	1.01	36,811	241	1.32
NOW deposits	2.42	32,965	394	2.41	18,207	109	1.20
Money market deposits	2.53	17,325	175	2.04	21,175	153	1.45
Certificates of deposit	4.65	373,326	8,554	4.62	325,124	6,139	3.81
Total interest-bearing deposits	4.18	455,473	9,283	4.11	401,317	6,642	3.34
FHLB advances and other borrowings	4.49	55,217	1,221	4.46	19,763	355	3.62
Total interest-bearing liabilities	4.22	510,690	10,504	4.15	421,080	6,997	3.35
Noninterest-bearing demand deposits		6,795			8,567
Other noninterest-bearing liabilities		3,561			2,503
Total liabilities		521,046			432,150
Retained earnings		42,205			43,532
Accumulated other comprehensive income		(753)			(993)
Total equity		41,452			42,539
Total liabilities and equity		$562,498			$474,689
Net interest income (tax-equivalent basis)			$7,088			$6,921
Net interest rate spread (tax-equivalent basis)(1)	2.43%			2.40%			2.76%
Net interest margin (tax-equivalent basis)(2)	2.69%			2.64%			3.04%
Average interest-earning assets to average interest-bearing liabilities	106.37%			106.01%			109.17%

(1)          Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(2)          Net interest margin represents net interest income as a percentage of average interest-earning assets.

	Year Ended December 31,
	2006			2005			2004
(Dollars in thousands)	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Assets:
Interest-earning assets:
Loans	$358,957	$24,167	6.73%	$323,029	$19,878	6.15%	$302,750	$17,400	5.75%
Mortgage-backed securities	39,869	1,866	4.68	46,957	2,011	4.28	48,556	1,923	3.96
Municipal bonds (tax-equivalent basis)	10,361	533	5.14	6,020	315	5.23	3,961	214	5.40
U. S. government agencies (tax- equivalent basis)	43,081	2,111	4.90	43,042	1,754	4.07	51,720	2,285	4.42
Other interest-earning assets	20,273	949	4.68	21,030	755	3.59	24,717	598	2.42
Total interest-earning assets	472,541	29,626	6.27	440,078	24,713	5.62	431,704	22,420	5.19

Noninterest-earning assets	14,686			15,097			15,576
Total assets	487,227			455,175			447,280

Liabilities and equity:
Interest-bearing liabilities:
Savings deposits	36,363	446	1.23	45,182	433	0.96	52,622	449	0.85
NOW deposits	21,390	364	1.70	15,717	93	0.59	15,875	81	0.51
Money market deposits	19,047	294	1.54	32,054	401	1.25	39,880	405	1.02
Certificates of deposit	332,335	13,680	4.12	291,552	9,441	3.24	277,366	8,210	2.96
Total interest-bearing deposits	409,135	14,784	3.61	384,505	10,368	2.70	385,743	9,145	2.37
FHLB advances and other borrowings	23,997	1,017	4.24	18,735	694	3.70	12,419	356	2.87
Total interest-bearing liabilities	433,132	15,801	3.65	403,240	11,062	2.74	398,162	9,501	2.39
Noninterest-bearing demand deposits	8,741			7,523			6,980
Other noninterest-bearing liabilities	2,712			2,867			2,342
Total liabilities	444,585			413,630			407,484
Retained earnings	43,648			42,009			40,081
Accumulated other comprehensive income	(1,006)			(464)			(285)
Total equity	42,642			41,545			39,796
Total liabilities and equity	$487,227			$455,175			$447,280
Net interest income (tax-equivalent basis)		$13,825			$13,651			$12,919
Net interest rate spread (tax-equivalent basis) (1)			2.62%			2.88%			2.80%
Net interest margin (tax-equivalent basis) (2)			2.93%			3.10%			2.99%
Average interest-earning assets to average interest-bearing liabilities			109.10%			109.14%			108.42%

(1)          Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(2)          Net interest margin represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on our net interest income on a tax-equivalent basis utilizing a federal tax rate of 34% and a state tax rate of 7%.  The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume).  The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate).  The net column represents the sum of the prior columns.  Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006
(In thousands)	Volume	Rate	Net
Interest income:
Loans receivable	$2,584	$609	$3,193
Mortgage-backed securities	(57)	47	(10)
Municipal bonds (tax-equivalent basis)	70	8	78
U.S. government agency securities (tax-equivalent basis)	133	159	292
Other interest-earning assets	52	69	121
Total	2,782	892	3,674
Interest expense:
Savings deposits	(31)	(51)	(82)
NOW deposits	128	157	285
Money market deposits	(12)	35	22
Certificates of deposit	990	1,425	2,415
FHLB advances and other borrowings	767	99	866
Total	$1,842	$1,665	$3,507
Increase (decrease) in net interest income	$940	$(773)	$167

	2006 Compared to 2005
(In thousands)	Volume	Rate	Net
Interest income:
Loans receivable	$2,323	$1,966	$4,289
Mortgage-backed securities	(321)	175	(146)
Municipal bonds (tax-equivalent basis)	223	(5)	218
U.S. government agency securities (tax-equivalent basis)	2	355	357
Other interest-earning assets	(28)	223	195
Total	2,199	2,714	4,913
Interest expense:
Savings deposits	(94)	107	13
NOW deposits	44	227	271
Money market deposits	(187)	80	(107)
Certificates of deposit	1,441	2,797	4,238
FHLB advances and other borrowings	214	110	324
Total	$1,418	$3,321	$4,739
Increase (decrease) in net interest income	$781	$(607)	$174

	2005 Compared to 2004
(In thousands)	Volume	Rate	Net

Interest income:
Loans receivable	$1,206	$1,272	$2,478
Mortgage-backed securities	(65)	153	88
Municipal bonds (tax-equivalent basis)	108	(7)	101
U.S. government agency securities (tax-equivalent basis)	(363)	(168)	(531)
Other interest-earning assets	(99)	256	157
Total interest income	787	1,506	2,293

Interest expense:
Savings deposits	(68)	52	(16)
NOW deposits	(1)	13	12
Money market deposits	(88)	84	(4)
Certificates of deposit	432	799	1,231
FHLB advances and other borrowings	215	123	338
Total interest expense	$490	$1,071	$1,561
Net interest income	$297	$435	$732

Explanation of Use of Non-GAAP Financial Measures

We believe that it is common practice in the banking industry to present interest income and related yield information on tax exempt securities on a tax-equivalent basis and that such information is useful to investors because it facilitates comparisons among financial institutions.  However, the adjustment of interest income and yields on tax exempt securities to a tax-equivalent amount may be considered to include non-GAAP financial information.  A reconciliation to GAAP is provided below.

	Six Months Ended June 30,					Year Ended December 31,
	2007		2006		2006		2005		2004
(Dollars in thousands)	Interest	Average Yield	Interest	Average Yield	Interest	Average Yield	Interest	Average Yield	Interest	Average Yield
Municipal bonds (non-tax adjusted)	$223	3.85%	$166	3.73%	$389	3.75%	$218	3.62%	$142	3.58%
Tax-equivalent adjustment (1)	78		58		144		97		72
Municipal bonds (tax equivalent basis)	$301	5.19%	$224	5.02%	$533	5.14%	$315	5.23%	$214	5.40%

U.S. government agencies (non-tax adjusted)	$1,134	4.92%	$851	4.21%	$2,049	4.76%	$1,748	3.99%	$2,252	4.35%
Tax-equivalent adjustment (1)	37		28		62		36		33
U.S. government agencies (tax equivalent basis)	$1,171	5.08%	$879	4.35%	$2,111	4.90%	$1,784	4.07%	$2,285	4.42%

Net interest income (non-tax adjusted)	$6,973		$6,835		$13,619		$13,518		$12,814
Tax-equivalent adjustment (1)	115		86		206		133		105
Net interest income (tax equivalent basis)	$7,088		$6,921		$13,825		$13,651		$12,919

Interest rate spread (no tax adjustment)	2.36%		2.72%		2.58%		2.84%		2.78%
Net interest margin (no tax adjustment)	2.60%		3.00%		2.88%		3.07%		2.97%

(1)          The tax-equivalent adjustment is based on a federal tax rate of 34% and a state tax rate of 7% for all periods presented.

Risk Management

Overview.  Managing risk is an essential part of successfully managing a financial institution.  Our most prominent risk exposures are credit risk, interest rate risk and market risk.  Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due.  Interest rate risk is the potential reduction of interest income as a result of changes in interest rates.  Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis.  Other risks that we face are operational risks, liquidity risks and reputation risk.  Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery.  Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers.  Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management.  Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans.

When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status, including contacting the borrower by phone beginning on the 16th day of delinquency.  On the 30th day of delinquency a notice will be sent to the borrower and on the 60th day we will commence collection proceedings.  If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure.  Management informs the board of directors monthly of the amount of nonperforming loans, delinquent loans and charge-offs.

Analysis of Nonperforming and Classified Assets.  We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets.  Loans are generally placed on nonaccrual status when they become 90 days delinquent at which time the accrual of interest ceases.  Loans can also be placed by management on nonaccrual prior to becoming 90 days delinquent if there is doubt about the ability of the borrower to pay all principal and interest payments on the loan.  Once a loan is placed on nonaccrual, any accrued but uncollected interest is charged against interest income.  Typically, payments received on a nonaccrual loan are allocated to principal and interest in accordance with the contractual terms of the loan, or allocated entirely to principal if in managements’ judgment there is doubt as to the ultimate collection of all amounts due from the borrower.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold.  When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan plus foreclosure costs, or fair market value at the date of foreclosure less estimated costs to sell.  Holding costs and declines in fair value after acquisition of the property result in charges against income.

On June 20, 2007, Bradford Bank merged with Golden Prague and acquired its subsidiary, GP Service Corporation.  GP Service Corporation holds as its only asset a property classified as real estate owned and valued at $120,000.  This property was written down to estimated realizable value.  The addition of this property for $120,000 as real estate owned does not affect the credit risk characteristics of Bradford Bancorp since the amount is insignificant.  In addition, a land loan acquired from Valley Bank was foreclosed in June 2007.  We recorded a loss of $75,000 upon foreclosure and classified the remaining balance of $250,000 as other real estate owned.

The following table provides information with respect to our nonperforming assets at the dates indicated.  We did not have any troubled debt restructurings at the dates presented.

	June 30,	December 31,
(Dollars in thousands)	2007	2006	2005	2004	2003	2002
Real estate loans:
One- to four-family	$885	$639	$732	$1,324	$810	$506
Commercial real estate	534	627	—	—	66	—
Acquisition, development and construction	1,405	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
Total real estate loans	2,824	1,266	732	1,324	876	$506

Commercial business loans	—	181	212	234	360	—

Consumer loans:
Home equity loans and lines of credit	—	120	48	51	66	7
Automobile loans	10	—	—	—	—	—
Other consumer loans	12	1	6		20
Total consumer loans	22	120	54	51	86	7
Total nonaccrual loans	2,846	1,568	998	1,609	1,322	513
Real estate owned	370	120	195	195	195	391

Total nonperforming assets	3,216	1,688	1,193	1,804	1,517	904

Total nonperforming loans to total loans	0.66%	0.41%	0.29%	0.53%	0.48%	0.25%
Total nonperforming loans to total assets	0.50%	0.30%	0.22%	0.35%	0.30%	0.14%
Total nonperforming assets to total assets	0.57%	0.32%	0.26%	0.40%	0.34%	0.26%

The balance of nonperforming commercial real estate loans at December 31, 2006 of $627,000 consisted of a loan secured by an apartment building which was put on nonaccrual on December 31, 2006 when it became 90 days delinquent.  The loan was brought current by the borrower in January 2007 and paid off in February 2007.

The nonperforming commercial real estate loans of $534,000 at June 30, 2007 were comprised of three loans.  One loan for $236,000 secured by a small building operating as a bar/restaurant was acquired in the merger with Golden Prague.  One loan for $79,000 was secured by a residential property that was rented and was also acquired in the merger with Golden Prague.  The remaining loan for $178,000 was secured by a two story commercial building operating as a restaurant.  We have entered into a forbearance agreement with the borrower to provide the borrower time to sell the property.  The borrower has made cash payments to reduce the outstanding balance by approximately $6,000, and we have an additional $4,000 in escrow from the borrower.  Management believes the value of the property based on a recent appraisal will be sufficient to cover the principal balance of the loan when sold.

Each of these three loans was included in managements’ evaluation for impairment under Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan.”  Based on estimated or documented collateral values, we considered the bar/restaurant loan as impaired and established a $16,000 impairment allowance using estimated collateral values.

We had $370,000 in real estate owned at June 30, 2007.  We had no troubled debt restructurings or any accruing loans past due 90 days or more at the dates presented above.  Interest income that would have been recorded for the six months ended June 30, 2007 and the year ended December 31, 2006, had nonaccruing loans and accruing loans past due 90 days or more been current according to their original terms amounted to $199,000 and $111,000, respectively.  Income related to nonaccrual loans included in interest income for the six months ended June 30, 2007 and the year ended December 31, 2006 was $35,000 and $84,000, respectively.

Federal regulations require us to review and classify our assets on a regular basis.  In addition, the Office of Thrift Supervision has the authority to identify problem assets and, if appropriate, require them to be classified.  There are three classifications for problem assets:  substandard, doubtful and loss.  “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected.  “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss.  An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted.  The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention.  When we classify an asset as doubtful we establish a specific allowance for loan losses.  If we classify an asset as loss, we charge off an amount equal to 100% of the portion of the asset classified loss.

The following table shows the aggregate amounts of our classified assets at the dates indicated.  Information for classified assets was not available for Golden Prague and Senator Bank as of December 31, 2006, 2005 and 2004, and is therefore not included for those dates in the table below.

	June 30,	December 31,
(Dollars in thousands)	2007	2006	2005	2004
Special mention assets	$10,711	$10,668	$3,731	$1,323
Substandard assets	5,226	997	1,034	1,044
Doubtful assets	—	—	125	—
Loss assets	—	—	—	—
Total classified assets	$15,937	$11,665	$4,890	$2,367

The pool of loans totaling $10.7 million which represented special mention assets at December 31, 2006 is primarily the same loans classified as special mention at June 30, 2007 totaling $10.7 million.  Loans are listed on the watch list initially because of an indication of delinquency in the case of loans requiring monthly payments, or a slower development or sales pace on acquisition, development and construction loans.  Once a loan is listed on our watch list, it typically remains on the watch list for monitoring purposes and management reviews the status of each loan on a monthly basis in an asset review committee and then with the board of directors.  If a loan deteriorates in credit quality, the classification is changed from special mention to substandard, doubtful, or loss depending on the circumstances and the evaluation.  Of the loans classified as special mention assets at December 31, 2006, one loan for $627,000 secured by a 12 unit apartment building paid off in February 2007.  Of the remaining loans, four loans totaling $5.8 million are commercial mortgage loans secured by various types of income producing properties which were current at June 30, 2007.  Two of the remaining loans totaling $3.4 million were acquisition and development loans for single family residential developments.  One of these two loans, which was for $1.5 million, was performing in accordance with its terms at June 30, 2007.  The remaining $1.9 million loan is for a Northern Virginia residential development project and is discussed below.  The loans classified as special mention are typically adequately secured by real estate and exhibit loan to collateral value ratios of 80% or less or 75% or less for acquisition, development and construction loans.  Real estate mortgage or term loans generally require monthly principal and interest payments over the term of the loan.  Acquisition, development, and construction loans depend on proceeds from the sale of developed lots or completed homes to repay the debt.  We do not participate or share in any residual profits or losses or invest in development projects through joint ventures or similar entities with our borrowing customers.

The pool of loans totaling $5.2 million classified as substandard at June 30, 2007 included five loans totaling $3.6 million which were not classified at December 31, 2006.  One loan for $1.4 million secured by a nine-unit resort condominium project was auctioned in May and settled in September 2007.  We received the full principal balance due on the loan in September 2007, but are awaiting final release by the foreclosure trustee of interest due.  We did not finance the purchase of this property for the new buyer.  A second loan for $1.8 million for a three-unit resort condominium project was classified as substandard since it was to the same borrower as the $1.4 million loan for the condominium project that was auctioned in May, but this loan is current and is expected to be repaid by sales of units in the project.  Of the remaining three loans, two were acquired from Golden Prague totalling $315,000 and are discussed in the section on nonperforming commercial real estate loans above and the third is a $15,000 lease for a bus to a private school that is in liquidation.  The loans classified as substandard are typically adequately secured by real estate and exhibit loan to collateral value ratios of 80% or less or 75% or less for acquisition, development and construction loans.

Other than disclosed in the above tables, there are no other loans that management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms and would result in disclosure as nonaccrual, 90 days past due, restructured or impaired.  Special mention assets at June 30, 2007 and December 31,

2006 included an acquisition, development and construction loan in the amount of $1.9 million to purchase and develop residential lots located in Northern Virginia (in which the borrower has experienced slower than anticipated sales) and a $2.0 million commercial real estate loan secured by an office building located in Baltimore, Maryland due to delinquent payments.  In the case of the Northern Virginia residential development loan, the borrower has secured additional investors for the project.

Loan Delinquencies.  The following table provides information about delinquencies in our loan portfolio at the dates indicated.   Delinquency information for Golden Prague and Senator Bank was not available for the years ended December 31, 2004, 2005 or 2006, and is therefore not included for those periods in the table below.

	June 30,		December 31,
	2007		2006		2005		2004
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
Real estate loans:
One- to four-family	$2,607	$781	$1,894	$720	$976	$572	$1,103	$177
Multi-family	—	—	—	—	—	—	—	—
Commercial real estate	152	178	183	—	383	—	940	—
Acquisition, development and construction	2,459	—	2,584	—	296	1,926	216	—
Commercial construction	—	—	1,551	—	—	—	—	—
Total real estate	5,218	959	6,212	720	1,655	2,498	2,259	177

Commercial business	1,065	160	1,247	155	179	160	—	174

Consumer:
Home equity loans and lines of credit	190	—	540	22	304	55	50	61
Auto loans	52	—	18	—	—	—	—	—
Other consumer loans	2	—	4	—	10	1	16	—
Total consumer	244	—	562	22	314	56	66	61
Total	$6,527	$1,119	$8,021	$897	$2,148	$2,714	$2,325	$412

The composition of the $2.5 million of acquisition, development and construction loans delinquent 30-59 days at June 30, 2007 was three loans totaling $1.5 million for single-family residential lot acquisition and construction, and two loans totaling $900,000 for land acquisition and single-family residential lot development.  Since June 30, 2007, four of the loans totaling $1.5 million have been brought current and one loan totaling $900,000 remains 30-59 days past due.

Analysis and Determination of the Allowance for Loan Losses.  The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio.  We evaluate the adequacy of the allowance for loan losses on a quarterly basis.  When the allowance needs to be increased, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of:  (1) a general valuation allowance on identified problem loans; (2) a general valuation allowance on the remainder of the loan portfolio; and (3) an unallocated component.  Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available to absorb losses in the loan portfolio.

We evaluate all classified loans and establish a general reserve if a determination is made that full collectibility may not be reasonably assured.  When this occurs, we consider the estimated fair value of the underlying collateral, less selling costs and other market conditions.  If a shortfall exists, we establish a general allowance amount.  In previous years, we established a general reserve balance based on our asset review and classified loan list.  Each loan category was assigned a percentage.  Loans classified as “loss” were assigned a percentage of 100%, loans classified as “doubtful” were assigned a percentage of 50%, loans classified as “substandard” were assigned a percentage of 15% and loans classified as “special mention” were assigned a percentage of 2%.

We establish a general allowance for loans that are not evaluated separately for impairment to recognize the inherent losses associated with lending activities.  This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages to each category.  The allowance percentages have been derived using percentages commonly applied under the regulatory framework for Bradford Bank and other similarly-sized institutions.  The percentages may be adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date.  These significant risk factors may include changes in lending policies and procedures, recent loss experience in particular segments of the portfolio, trends in loan volumes, levels and trends in delinquent loans, changes in existing general economic and business conditions affecting our primary lending areas, as well as other factors such as: concentrations, seasoning of the loan portfolio, duration of the current business cycle and bank regulatory examination results.  The applied loss factors are reevaluated periodically to ensure their relevance in the current economic environment.  An unallocated component is maintained to cover uncertainties that could affect our estimate of probable losses.

We identify loans that may need to be charged off as a loss by reviewing all delinquent loans, classified loans and other loans that management may have concerns about collectibility.  For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan as well as a shortfall in collateral value would result in our charging off the loan or the portion of the loan that was impaired.

The Office of Thrift Supervision, as an integral part of their examination process, periodically review our allowance for loan losses.  The Office of Thrift Supervision may require us to make additional provisions for loan losses based on judgments different from ours.

We acquired loans pursuant to the acquisition of Valley Bancorp.  In accordance with American Institute of Certified Public Accountants (“AICPA”) Statement of Position 03-3 (“SOP 03-3”), at acquisition, we review each loan to determine whether there is evidence of deterioration of credit quality since origination and if it is probable that we will be unable to collect all amounts due according to the loan’s contractual terms.  When both conditions exist, we account for each loan individually and consider expected prepayments and estimate the amount and timing of undiscounted expected principal, interest and other cash flows (expected at acquisition) for each loan.  We determine the excess of the loan’s scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted into interest income (nonaccretable difference).  The remaining amount, representing the excess of the loan’s cash flows expected to be collected over the amount paid, is accreted into interest income over the remaining life of the loan (accretable yield).  None of the Valley Bancorp loans met the criteria of SOP 03-3 at the time of acquisition.

At June 30, 2007 and at December 31, 2006, our allowance for loan losses represented 0.63% of total gross loans.  The allowance for loan losses at June 30, 2007 reflects an allowance for loan losses of $262,000 that was assumed in the acquisition of Valley Bancorp.  The allowance for loan losses increased 69.8% from December 31, 2005 to December 31, 2006, following the provision for loan losses of $948,000 for 2006.  The decision to increase the allowance in 2006 reflected the slowdown in the real estate market in our area, the increase in the acquisition, development and construction loan portfolio by 29.5% in 2006, the implementation of our indirect automobile lending program during the year (resulting in a 1,050.6% increase in our automobile loan portfolio) and increases in nonperforming loans, classified and criticized assets and delinquencies.  At December 31, 2005, our allowance for loan losses represented 0.41% of total gross loans.  The allowance for loan losses increased 15.6% from December 31, 2004 to December 31, 2005, following the provision for loan losses of $359,000.  The decision to increase the allowance reflected the increase in the acquisition, development and construction loan portfolio by 38.5% and increases in classified and criticized assets and delinquencies.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.  Since Golden Prague and Senator had no allocation methodology but were primarily one- to four-family residential lenders, the entire allowance for loan losses for those institutions at December 31, 2006, 2005, 2004, 2003 and 2002 was allocated to one- to four-family loans.

				December 31,
	June 30, 2007			2006			2005
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
Real estate loans:
One- to four-family	$700	25.65%	46.81%	$667	27.81%	48.45%	$459	32.48%	51.91%
Commercial real estate	178	6.52	13.23	163	6.80	14.52	35	2.48	15.66
Acquisition, development and construction	457	16.75	17.77	547	22.81	18.66	221	15.65	16.63
Commercial construction	29	1.06	2.86	26	1.08	2.41	11	0.78	1.68
Total real estate loans	1,364	49.98%	80.67	1,403	58.51	84.04	726	51.38	85.88

Commercial business	595	21.80	4.93	437	18.22	4.47	468	33.17	5.16

Consumer:
Home equity loans and lines of credit	232	8.50	7.61	219	9.13	7.83	45	3.19	8.38
Automobile loans	299	10.96	5.70	172	7.17	3.25	10	0.71	0.32
Other consumer loans	60	2.20	1.09	14	0.58	0.41	10	0.71	0.26
Total consumer loans	591	21.66	14.40	405	16.89	11.49	65	4.61	8.96

Unallocated	179	6.56		153	6.38		153	10.84
Total allowance for loan losses	$2,729	100.00%	100.00%	$2,398	100.00%	100.00%	$1,412	100.00%	100.00%

				December 31,
	2004			2003			2002
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
Real estate loans:
One- to four-family	$414	33.93%	52.98%	$393	43.76%	59.89%	$301	64.59%	73.74%
Commercial real estate	44	3.60	17.12	32	3.56	12.95	4	0.86	6.44
Acquisition, development and construction	36	2.95	13.88	88	9.80	9.13	50	10.73	4.19
Commercial construction	3	0.25	0.83	3	0.33	1.68	1	0.21	0.90
Total real estate loans	497	40.73	84.81	516	57.46	83.65	356	76.39	85.27

Commercial business	614	50.30	5.11	300	33.41	5.49	86	18.45	2.99

Consumer:
Home equity loans and lines of credit	26	2.09	9.55	58	6.46	10.25	20	4.29	10.62
Automobile loans	8	0.66	0.25	12	1.34	0.37	2	0.43	0.64
Other consumer loans	11	0.90	0.28	12	1.34	0.24	2	0.43	0.48
Total consumer loans	45	3.65	10.08	82	9.13	10.86	24	5.15	11.74

Unallocated	65	5.32	—	—	—%	—	—	—%	—
Total allowance for loan losses	$1,221	100.00%	100.00%	$898	100.00%	100.00%	$466	100.00%	100.00%

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations.  Furthermore, while we believe we have established our allowance for loan losses in compliance with generally accepted accounting principles, there can be no assurance that regulators, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses.  In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above.  Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

	Six Months Ended June 30,		Year Ended December 31,
(Dollars in thousands)	2007	2006	2006	2005	2004	2003	2002

Allowance at beginning of period	$2,398	$1,412	$1,412	$1,221	$898	$466	$394
Provision for loan losses	219	120	948	359	358	469	105
Allowance from Valley Bancorp, Inc.	262	—	—			25
Charge offs:
Real estate loans:
One- to four-family	60	12	—	20	10	25	16
Acquisition, development and construction	75	—	—	—	—	—	—
Total real estate loans	135	12	—	20	10	25	16

Commercial business loans	—	—	—	150	11	—	—

Consumer:
Home equity lines of credit	—	—	—	—	—	—	—
Automobile loans	15	—	10	—	—	—	—
Other consumer loans	—	—	—	14	18	41	17
Total consumer loans	15	—	10	14	18	41	17
Total charge-offs	150	12	10	184	39	66	33

Recoveries:
Real estate loans	—	—	—	—	—	—	—
Commercial business	—	37	48
Consumer:
Other consumer loans	—	—	—	16	4	4	—
Total consumer loans	—	—	—	16	4	4	—
Total recoveries	—	37	48	16	4	4	—
Net charge-offs (recoveries)	$150	$(25)	$(38)	$168	$35	$62	$33

Allowance at end of period	$2,729	$1,557	$2,398	$1,412	$1,221	$898	$466

Allowance to nonperforming loans	95.89%	194.14%	152.93%	141.53%	75.89%	67.94%	90.84%
Allowance to total loans outstanding at the end of the period	0.63%	0.43%	0.63%	0.41%	0.40%	0.33%	0.23%
Net charge-offs (recoveries) to average loans outstanding during the period	0.07%	(0.01)%	(0.01)%	0.05%	0.01%	0.03%	0.02%

Interest Rate Risk Management.  Our earnings and the market value of our assets and liabilities are subject to fluctuations caused by changes in the level of interest rates.  We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment.  Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits.  As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings.  To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread.  Our strategy for managing interest rate risk emphasizes:  originating loans with adjustable interest rates; selling loans on a flow basis; and promoting core deposit products and short-term time deposits.

We have an Asset/Liability Management Committee to coordinate all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

We use two net portfolio analyses, one prepared by the Office of Thrift Supervision and the other prepared by us, to review our level of interest rate risk.  These analyses measure interest rate risk by computing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates.  Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items.  These analyses assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 to 200 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement.  We measure interest rate risk by modeling the changes in net portfolio value over a variety of interest rate scenarios.

The following table, which is based on the sensitivity analysis we perform, presents the change in our net portfolio value at June 30, 2007 that would occur in the event of an immediate change in interest rates based on our assumptions, with no effect given to any steps that we might take to counteract that change.

	Net Portfolio Value (Dollars in thousands)			Net Portfolio Value as % of Portfolio Value of Assets
Basis Point (“bp”) Change in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change

300	$14,943	$(23,209)	(61.00)%	2.88%	(396	) bp
200	22,536	(15,616)	(41.00)	4.24	(260	) bp
100	30,349	(7,803)	(20.00)	5.58	(126	) bp
0	38,152	—	—	6.84
(100)	43,607	5,455	14.00	7.65	81	bp
(200)	44,654	6,502	17.00	7.72	88	bp

The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at June 30, 2007 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

	Net Portfolio Value (Dollars in thousands)			Net Portfolio Value as % of Portfolio Value of Assets
Basis Point (“bp”) Change in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change

300	$2,001	$(31,338)	(94.00)%	0.39%	(564	) bp
200	16,071	(17,268)	(52.00)	3.04	(299	) bp
100	23,315	(10,024)	(30.00)	4.31	(172	) bp
0	33,339			6.03
(100)	40,063	6,724	20.00	7.11	108	bp
(200)	43,642	10,303	31.00	7.63	160	bp

Historically, the differences between our net portfolio analysis and the analysis calculated by the Office of Thrift Supervision is primarily due to the more specific assumptions built into our model, including more specificity in our cash flow projection assumptions (such as maturity dates, amortization schedules and prepayment rates).  We and the Office of Thrift Supervision use certain assumptions in assessing the interest rate risk of savings institutions.  These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.  As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table.  For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates.  Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.  Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset.  Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

Liquidity Management.  Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities of and payments on investment securities and borrowings from the Federal Home Loan Bank of Atlanta.  While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of our asset/liability management policy.

Our most liquid assets are cash and cash equivalents.  The levels of these assets depend on our operating, financing, lending and investing activities during any given period.  At June 30, 2007, cash and cash equivalents totaled $8.2 million.  In addition, at June 30, 2007, we had arrangements to borrow up to $104.4 million from the Federal Home Loan Bank of Atlanta.  On June 30, 2007, we had $53.0 million of advances outstanding.

A significant use of our liquidity is the funding of loan originations.  At June 30, 2007, we had $115.6 million in loan commitments outstanding, which consisted of $24.1 million and $49.5 million in commercial real estate loans and acquisition, development and construction loans, respectively, $7.8 million and $31.2 million in residential/home equity loans and consumer unused lines of credit, respectively, and $2.9 million in standby letters of credit.  Historically, many of the commitments expire without being fully drawn; therefore, the total commitment amounts do not necessarily represent future cash requirements.  Another significant use of our liquidity is the funding of deposit withdrawals.  Certificates of deposit due within one year of June 30, 2007 totaled $242.0 million, or 64.1% of certificates of deposit.  The large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods in the recent low interest rate environment.  If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and borrowings.  Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2008.  We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us.  We have the ability to attract and retain deposits by adjusting the interest rates offered.

The following table presents certain of our contractual obligations at June 30, 2007.

Payment Due by Period
At June 30, 2007 (In thousands)	Total	Less than One Year	One to Three Years	Three to Five Years	More Than 5 Years

Contractual obligations:
Long-term debt obligations	$ 54,300	$ —	$ 7,000	$ 31,300	$ 16,000
Capital lease obligations	—	—	—	—	—
Operating lease obligations	787	283	277	165	62
Purchase obligations	—	—	—	—	—
Other long-term liabilities reflected on the balance sheet	—	—	—	—	—
Total	$ 55,087	$ 283	$ 7,277	$ 31,465	$ 16,062

Our primary investing activities are the origination and purchase of loans and the purchase of securities.  Our primary financing activities consist of activity in deposit accounts and Federal Home Loan Bank advances.  Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors.  We generally manage the pricing of our deposits to be competitive.  Occasionally, we offer promotional rates on certain deposit products to attract deposits.

Capital Management.  We are subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation, including a risk-based capital measure.  The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories.  At June 30, 2007, we exceeded all of our regulatory capital requirements.  We are considered “adequately capitalized” under regulatory guidelines.  See “Regulation and

Supervision—Bank Regulation—Prompt Corrective Regulatory Action,” “Regulatory Capital Compliance” and note 12 of the notes to the consolidated financial statements.

This offering and our acquisitions is expected to increase our equity by $85.4 million to $127.0 million at the maximum of the offering range.  See “Capitalization.”  Following completion of this offering, we also will manage our capital for maximum stockholder benefit. The capital from the offering will significantly increase our liquidity and capital resources.  Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities.  Our financial condition and results of operations will be enhanced by the capital from the offering, resulting in increased net interest-earning assets and net income.  However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity.  Following the offering, we may use capital management tools such as cash dividends and common share repurchases.  However, under Office of Thrift Supervision regulations, we will not be allowed to repurchase any shares during the first year following the offering, except: (1) in extraordinary circumstances, we may make open market repurchases of up to 5% of our outstanding stock if we receive the prior non-objection of the Office of Thrift Supervision to such repurchases; (2) repurchases of qualifying shares of a director or if we conduct an Office of Thrift Supervision-approved offer to repurchase made to all stockholders; (3) if we repurchase to fund a restricted stock award plan that has been approved by stockholders; or (4) if we repurchase stock to fund a tax-qualified employee stock benefit plan.  All repurchases are prohibited, however, if the repurchase would reduce Bradford Bank’s regulatory capital below regulatory required levels.

Off-Balance Sheet Arrangements.  In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our consolidated financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit.  For information about our loan commitments and unused lines of credit, see note 14 of the notes to the consolidated financial statements.

For the six months ended June 30, 2007 and the year ended December 31, 2006, we did not engage in any off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see note 1 of the notes to the consolidated financial statements of Bradford Bank MHC included in this prospectus.

Effect of Inflation and Changing Prices

The consolidated financial statements and related financial data presented in this prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature.  As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation.  Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Business of Patapsco Bancorp

General

Patapsco Bancorp, Inc.  Patapsco Bancorp was incorporated under the laws of the State of Maryland in November 1995.  On April 1, 1996, Patapsco Federal Savings and Loan Association, the predecessor of The Patapsco Bank, converted from mutual to stock form and reorganized into the holding company form of ownership as a wholly owned subsidiary of Patapsco Bancorp.

Patapsco Bancorp has no significant assets other than its investment in Patapsco Bank.  Patapsco Bancorp is primarily engaged in the business of directing, planning and coordinating the business activities of Patapsco Bank.  Accordingly, the information set forth in this prospectus, including financial statements and related data, focuses primarily on Patapsco Bank.  Currently, Patapsco Bancorp does not maintain offices separate from those of Patapsco Bank or employ any persons other than its officers who are not separately compensated for such service.

Patapsco Bancorp’s and Patapsco Bank’s executive offices are located at 1301 Merritt Boulevard, Dundalk, Maryland 21222-2194, and the main telephone number is (410) 285-1010.

The Patapsco Bank.  Patapsco Bank is a Maryland commercial bank operating through five full-service offices located in Dundalk, Parkville, Carney, Glen Arm and Baltimore City, Maryland.  The primary business of Patapsco Bank is to attract deposits from individual and corporate customers and to originate residential and commercial mortgage loans, commercial business loans and consumer loans, primarily in the Greater Baltimore Metropolitan area.  Patapsco Bank is subject to competition from other financial and mortgage institutions in attracting and retaining deposits and in making loans.  Patapsco Bank is subject to the regulations of certain agencies of the federal government and undergoes periodic examination by those agencies.  Patapsco Bank has two active operating subsidiaries, Prime Business Leasing and Patapsco Financial Services. The primary business of Prime Leasing is the origination and servicing of commercial finance leases. The primary business of Patapsco Financial Services is the sale of consumer investments.

At June 30, 2007, Patapsco Bank had $74.3 million, $52.7 million, $23.9 million, $36.3 million, $20.4 and $17.4 million in residential mortgage loans, small business loans, construction loans, commercial real estate loans, home equity and other consumer loans, and equipment leases, respectively.

Available Information

Patapsco Bank maintains a website at http://www.patapscobank.com, which makes available Patapsco Bancorp’s Section 16 filings with the Securities and Exchange Commission.  The Securities and Exchange Commission maintains a website at http://www.sec.gov that makes available Patapsco Bancorp’s annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended, free of charge, on the site as soon as reasonably practicable after Patapsco Bancorp has electronically filed these documents with, or otherwise furnished them to, the Securities and Exchange Commission.  Patapsco Bancorp’s Internet website and the information contained therein or connected thereto are not intended to be incorporated into this document.

Market Area

Patapsco Bank’s market area for gathering deposits consists of the Hampden area of Baltimore City and eastern and northeastern Baltimore County, Maryland, while Patapsco Bank makes loans to customers in much of the Mid-Atlantic area with a strong emphasis on the Baltimore metropolitan area.  The economy of Patapsco Bank’s market area has historically been based on industries such as steel, shipyards and automobile assembly.  The economy in Patapsco Bank’s market area continues to be dependent, to some extent, on a small number of major industrial employers.  A significant portion of eastern Baltimore County has been designated as an “Enterprise Zone.”  As a result, employers relocating to this area are entitled to significant tax and other economic incentives.  Based on 2004 United States Census data, the per capita personal income for Baltimore County ($42,852) is greater than that of Maryland as a whole ($39,631) and the United States ($33,050). The per capita personal income for Baltimore City ($29,153) is lower than both the Maryland and United States averages.

Lending Activities

General. Patapsco Bancorp’s gross loan portfolio totaled $225.0 million at June 30, 2007, representing 88.1% of total assets at that date. At June 30, 2007, $74.3 million, or 33.0%, of Patapsco Bancorp’s gross loan portfolio, consisted of residential mortgage loans. Other loans secured by real estate include construction and commercial real estate loans, which amounted to $60.2 million, or 26.8%, of Patapsco Bancorp’s gross loan portfolio at June 30, 2007. In addition, Patapsco Bancorp originates consumer and other loans, including home equity loans, home improvement loans and loans secured by deposits. At June 30, 2007, consumer and other loans totaled $20.4 million, or 9.1%, of Patapsco Bancorp’s gross loan portfolio. Patapsco Bancorp’s commercial loan portfolio, which consists of small business loans and commercial leases, totaled $70.1 million, or 31.2%, of Patapsco Bancorp’s gross loan portfolio.

Originations, Purchases and Sales of Loans. Patapsco Bancorp generally has authority to originate and purchase loans throughout the United States. Consistent with its emphasis on being a community-oriented financial institution, Patapsco Bancorp concentrates its lending activities in its Maryland market area with limited loan and equipment lease origination activity in Delaware, Pennsylvania and Northern Virginia and on rare occasions, outside these markets.

Patapsco Bancorp’s loan originations are derived from a number of sources, including loan brokers, advertising and referrals by depositors and borrowers. Patapsco Bancorp’s solicitation programs consist of advertisements in local media, in addition to participation in various community organizations and events. All of Patapsco Bancorp’s loan personnel are salaried; however, three originators do receive commissions on loans and leases approved by officers of the bank. With the exception of applications for home improvement loans and equipment leases, which loans may be originated on an indirect basis through a limited number of approved home improvement contractors and loan brokers, loan applications are accepted at Patapsco Bancorp’s office. In addition, Patapsco Bancorp’s loan originators may travel to meet prospective borrowers and take applications. In all cases, Patapsco Bancorp has final approval of the application.

In recent years, Patapsco Bancorp has purchased whole loans and loan participation interests. During the year ended June 30, 2007 Patapsco Bancorp purchased $10.5 million in participation interests and $1.6 million in consumer home improvement loans.

Loan Underwriting Policies. Patapsco Bancorp’s lending activities are subject to Patapsco Bancorp’s non-discriminatory underwriting standards and to loan origination procedures prescribed by Patapsco Bancorp’s Board of Directors and management. Detailed loan applications are obtained to determine the borrower’s ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. Certain officers and committees have been granted authority by the Board of Directors to approve residential and commercial real estate, commercial business loans and equipment leases in varying amounts depending upon whether the loan is secured or unsecured and, with respect to secured loans, whether the collateral is liquid or illiquid. Individual officers and certain committees of Patapsco Bancorp have been granted authority by the Board of Directors to approve consumer loans up to varying specified dollar amounts, depending upon the type of loan.

Applications for single-family real estate loans are typically underwritten and closed in accordance with the standards of Freddie Mac and Fannie Mae. Generally, upon receipt of a loan application from a prospective borrower, a credit report and verifications are ordered to confirm specific information relating to the loan applicant’s employment, income and credit standing. If a proposed loan is to be secured by a mortgage on real estate, an appraisal of the real estate is undertaken, pursuant to Patapsco Bancorp’s Appraisal Policy, by an appraiser approved by Patapsco Bancorp and licensed by the State of Maryland. In the case of single-family residential mortgage loans, except when Patapsco Bancorp becomes aware of a particular risk of environmental contamination, Patapsco Bancorp generally does not obtain a formal environmental report on the real estate at the time a loan is made. A formal environmental report may be required in connection with nonresidential real estate loans.

It is Patapsco Bancorp’s policy to record a lien on the real estate securing a loan and to obtain title insurance, which insures that the property is free of prior encumbrances and other possible title defects. Borrowers must also obtain hazard insurance policies prior to closing and, when the property is in a flood plain as designated by the Department of Housing and Urban Development, pay flood insurance policy premiums. Upon receipt of a loan application from a prospective borrower, a credit report generally is ordered to verify specific information relating to the loan applicant’s employment, income and credit standing.

With respect to single-family residential mortgage loans, Patapsco Bancorp makes a loan commitment of between 30 and 60 days for each loan approved. If the borrower desires a longer commitment, the commitment may be extended for good cause and upon written approval. Typically, a $500 commitment fee is charged in connection with the issuance of a commitment letter; however, extension fees are usually charged. The interest rate is guaranteed for the commitment term.

It is the policy of Patapsco Bancorp that appraisals be obtained in connection with all loans for the purchase of real estate or to refinance real estate loans where the existing mortgage is held by a party other than Patapsco Bancorp. It is Patapsco Bancorp’s policy that all appraisals be performed by appraisers approved by Patapsco Bancorp’s Board of Directors and licensed by the State of Maryland, for properties located in the State of Maryland.

Under applicable law, with certain limited exceptions, loans and extensions of credit by a commercial bank to a person outstanding, including commitments, at one time shall not exceed 15% of the bank’s unimpaired capital and surplus. Under these limits, Patapsco Bancorp’s loans to one borrower were limited to $3.0 million at June 30, 2007. At that date, Patapsco Bancorp had no lending relationships in excess of the loans-to-one-borrower limit. At June 30, 2007, Patapsco Bancorp’s largest lending relationship consisted of $2.5 million in loans secured by real estate, which was current and performing in accordance with its terms at June 30, 2007.

Interest rates charged by Patapsco Bancorp on loans are affected principally by competitive factors, the demand for such loans and the supply of funds available for lending purposes. These factors are, in turn, affected by general economic conditions, monetary policies of the federal government, including the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), legislative tax policies and government budgetary matters.

Residential Real Estate Lending. Patapsco Bancorp historically has been an originator of residential real estate loans in its market area. Residential real estate loans consist of both single-family and multi-family residential real estate loans. At June 30, 2007, residential mortgage loans totaled $74.3 million, or 33.0%, of Patapsco Bancorp’s gross loan portfolio. Of such loans, $3.7 million were secured by nonowner-occupied investment properties.

Patapsco Bancorp’s multi-family residential loan portfolio consists primarily of loans secured by small apartment buildings. Such loans generally range in size from $100,000 to $500,000. At June 30, 2007, Patapsco Bancorp had $7.3 million of multi-family residential real estate loans, which amounted to 3.2% of Patapsco Bancorp’s gross loan portfolio at such date. Multi-family real estate loans either are originated on an adjustable-rate basis with terms of up to 25 years or are amortized over a maximum of 25 years with a three or five-year note maturity, and are underwritten with loan-to-value ratios of up to 80% of the lesser of the appraised value or the purchase price of the property.

Multi-family residential real estate lending entails additional risks as compared with single-family residential property lending. Multi-family residential real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers. The payment experience on such loans typically is dependent on the successful operation of the real estate project. These risks can be significantly impacted by supply and demand conditions in the market for residential space, and, as such, may be subject to a greater extent to adverse conditions in the economy generally. To minimize these risks, Patapsco Bancorp generally limits itself to its market area or to borrowers with which it has prior experience or who are otherwise known to Patapsco Bancorp. It has been Patapsco Bancorp’s policy to obtain annual financial statements of the business of the borrower or the project for which multi-family residential real estate loans are made. Patapsco Bancorp seeks to expand multi-family residential real estate lending.

Construction Lending. Patapsco Bank also offers residential and commercial construction loans and land acquisition and development loans. Residential construction loans are offered to individuals who are having their primary or secondary residence built, as well as to local builders to construct single-family dwellings. Residential construction advances are made on a stage of completion basis. Generally, loans to owner/occupants for the construction of residential properties are originated in conjunction with the permanent mortgage on the property. The term of the construction loans is normally from 6 to 18 months and has a variable interest rate, which is normally up to 2% above the prime interest rate. Upon completion of construction, the permanent loan rate will be set at the interest rate offered by Patapsco Bank on that loan product not sooner than 60 days prior to completion. Interest rates on residential construction loans to builders are set at the prime interest rate plus a margin of 0.5% to 2.0% as may be adjusted from time to time. Interest rates on commercial construction loans and land acquisition and development loans are based on the prime rate plus a negotiated margin of between 0.5% and 2.0% and adjust from time to time, with construction terms generally not exceeding 18 months. Advances are made on a percentage of completion basis. At June 30, 2007, $23.9 million, or 10.6% of Patapsco Bancorp’s loan portfolio consisted of construction loans.

Prior to making a commitment to fund a loan, Patapsco Bank requires an appraisal of the property by appraisers approved by the Board of Directors and may require a study of the feasibility of the proposed project. Patapsco Bank also reviews and inspects each project at the commencement of construction and prior to payment of draw requests during the term of the construction loan. Dependent upon market forces, Patapsco Bank generally charges a construction fee between 1% and 2%.

Construction financing generally is considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate and the borrower is unable to meet Patapsco Bank’s requirements of putting up additional funds to cover extra costs or change orders, then Patapsco Bank will demand that the loan be paid off and, if necessary, institute foreclosure proceedings, or refinance the loan. If the estimate of value proves to be inaccurate, Patapsco Bank may be confronted, at or prior to the maturity of the loan, with collateral having a value that is insufficient to assure full repayment. Patapsco Bank has sought to minimize this risk by limiting construction lending to qualified borrowers (i.e., borrowers who satisfy all credit requirements and whose loans satisfy all other underwriting standards which would apply to Patapsco Bank’s permanent mortgage loan financing for the subject property) in Patapsco Bank’s market area. On loans to builders, Patapsco Bank works only with selected builders with whom it has experience and carefully monitors the creditworthiness of the builders.

Commercial Real Estate Lending. Patapsco Bancorp’s commercial real estate loan portfolio consists of loans to finance the acquisition of small office buildings, shopping centers and commercial and industrial buildings. Such loans generally range in size from $100,000 to $2.0 million. At June 30, 2007, Patapsco Bancorp had $36.3 million of commercial real estate loans, which amounted to 16.1% of Patapsco Bancorp’s gross loan portfolio at such date. Commercial real estate loans are typically originated on an adjustable-rate basis with terms of up to 25 years or are amortized over a maximum of 25 years with a maturity generally of three to ten years, and are underwritten with loan-to-value ratios of up to 80% of the lesser of the appraised value or the purchase price of the property. Because of the inherently greater risk involved in this type of lending, Patapsco Bancorp generally limits its commercial real estate lending to borrowers within its market area or with which it has had prior experience. Patapsco Bancorp seeks to expand commercial real estate lending.

Commercial real estate lending entails additional risks as compared with single-family residential property lending. Commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers. The payment experience on such loans typically is dependent on the successful operation of the real estate project, retail establishment or business. These risks can be significantly impacted by supply and demand conditions in the market for office, retail and residential space, and, as such, may be subject to a greater extent to adverse conditions in the economy generally. To minimize these risks, Patapsco Bancorp generally limits itself to its market area or to borrowers with which it has prior experience or who are otherwise known to Patapsco Bancorp. It has been Patapsco Bancorp’s policy to obtain annual financial statements of the business of the borrower or the project for which commercial real estate loans are made. In addition, in the case of commercial mortgage loans made to a partnership or a corporation, Patapsco Bancorp seeks, whenever possible, to obtain personal guarantees and annual financial statements of the principals of the partnership or corporation.

Consumer Lending. The consumer loans currently in Patapsco Bancorp’s loan portfolio consist of home improvement loans, home equity loans, loans secured by savings deposits and overdraft protection for checking accounts and other consumer loans. At June 30, 2007, consumer and other loans totaled $20.4 million, or 9.1%, of Patapsco Bancorp’s gross loan portfolio.

In July 1995, Patapsco Bancorp instituted a home improvement loan program. Such loans are made to finance a variety of other home improvement projects, such as replacement windows, siding and room additions. Patapsco Bancorp’s policy is to originate home improvement loans throughout Maryland, Virginia, Delaware, New Jersey and Southern Pennsylvania. While Patapsco Bancorp originates some home improvement loans on a direct basis, most of the home improvement loans in Patapsco Bancorp’s portfolio are originated on an indirect basis through Patapsco Bancorp’s relationships with selected independent contractors. Patapsco Bancorp’s underwriting policies apply to all home improvement loans whether or not directly originated by Patapsco Bancorp. Home improvement loans generally have terms ranging from three to 10 years and have fixed interest rates. Home improvement loans are made on both secured and unsecured basis. However, the majority of home improvement loans with a principal loan amount over $10,000 or which have a term longer than 84 months are made on a secured basis with loan-to-value ratios up to 80% or 90%, depending on the type of project financed. At June 30, 2007, home improvement loans amounted to $12.5 million, or 5.6% of Patapsco Bancorp’s loan portfolio.

Consumer lending affords Patapsco Bancorp the opportunity to earn yields higher than those obtainable with other types of lending. However, consumer loans entail greater risk than do other loans, particularly in the case of loans that are unsecured or secured by rapidly depreciable assets. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by events such as job loss, divorce, illness or personal bankruptcy.

Commercial Lending. Patapsco Bank’s commercial loans consist of commercial business loans and the financing of lease transactions, which may not be secured by real estate.

At June 30, 2007, Patapsco Bancorp’s commercial loans totaled $70.1 million, or 31.2%, of Patapsco Bancorp’s loan portfolio. This commercial lending program employs many of the alternative financing and guarantee programs available through the U.S. Small Business Administration and other state and local economic development agencies.

Patapsco Bank originates commercial business loans to small and medium-sized businesses in its market area. Patapsco Bank’s commercial business loans may be structured as term loans, lines of credit, or mortgages. Patapsco Bank’s commercial borrowers are generally small businesses engaged in manufacturing, distribution or retailing, or professionals in healthcare, accounting and law. Commercial business loans are generally made to finance the purchase of inventory, new or used commercial business assets or for short-term working capital, or the purchase of real estate to be occupied by the operating company. Such loans generally are secured by business assets and, when applicable, cross-collateralized by a real estate lien, although commercial business loans are sometimes granted on an unsecured basis. Such loans are generally made for terms of seven years or less, depending on the purpose of the loan and the collateral. Interest rates on commercial business loans and lines of credit are either fixed for the term of the loan or adjusted periodically. Generally, commercial business loans are made in amounts ranging between $10,000 and $2.0 million.

Patapsco Bank underwrites its commercial business loans on the basis of the borrower’s cash flow and ability to service the debt from earnings and Patapsco Bank seeks to structure such loans to have more than one source of repayment. The borrower is required to provide Patapsco Bank with sufficient information to allow Patapsco Bank to make its lending determination. In most instances, this information consists of at least two years of financial statements, a statement of projected cash flows, current financial information on any guarantor and any additional information on the collateral. For loans with maturities exceeding one year, Patapsco Bank requires that borrowers and guarantors provide updated financial information at least annually throughout the term of the loan.

Commercial business term loans are generally made to finance the purchase of assets and have maturities of five years or less. Commercial business lines of credit are typically made for the purpose of providing working capital and are usually approved with a term of 12 months and are reviewed at that time to determine if extension is warranted. Patapsco Bank also offers standby letters of credit for its commercial borrowers. The terms of standby letters of credit generally do not exceed one year but may contain a renewal option.

Commercial business loans are often larger and may involve greater risk than residential and consumer lending. Because payments on such loans are often dependent on successful operation of the business involved, repayment of such loans may be subject to a greater extent to adverse conditions in the economy. Patapsco Bank seeks to minimize these risks through its underwriting guidelines, which require that the loan be supported by adequate cash flow of the borrower, profitability of the business, collateral and personal guarantees of the individuals in the business. In addition, Patapsco Bank generally limits this type of lending to its market area and to borrowers with which it has prior experience or who are otherwise well known to Patapsco Bank.

Patapsco Bancorp offers loans to finance lease transactions, secured by the lease and the underlying equipment, to businesses of various size through its subsidiary, Prime Business Leasing. In extending the financing in a commercial lease transaction, Patapsco Bancorp reviews the borrower’s financial statements, credit reports, tax returns and other documentation. Generally, commercial lease financing is made in amounts ranging between $3,000 and $120,000 with terms of up to five years and carry fixed interest rates. At June 30, 2007, commercial lease finance transaction loans totaled $17.4 million, or 7.7%, of Patapsco Bancorp’s loan portfolio.

Loan Fees and Servicing. Patapsco Bancorp receives fees in connection with late payments and for miscellaneous services related to its loans. Patapsco Bancorp also charges fees in connection with loan originations typically up to 2 points (one point being equal to 1% of the loan amount) on real estate loan originations. Patapsco Bancorp generally does not service loans for others. Patapsco Bancorp has sold participating interests on commercial real estate and commercial business loans to other local financial institutions. At June 30, 2007, Patapsco Bancorp was servicing these participation interests for others totaling approximately $12.2 million.

Nonperforming Loans and Other Problem Assets. It is management’s policy to continually monitor its loan portfolio to anticipate and address potential and actual delinquencies. When a borrower fails to make a payment on a loan, Patapsco Bancorp takes immediate steps to have the delinquency cured and the loan restored to current status. Loans, which are delinquent between ten and 15 days, depending on the type of loan, typically incur a late fee of 5% of principal and interest due. As a matter of policy, Patapsco Bancorp will contact the borrower after the date the late payment is due. If payment is not promptly received, the borrower is contacted again, and efforts are made to formulate an affirmative plan to cure the delinquency. Generally, after any loan is delinquent 90 days or more, formal legal proceedings are commenced to collect amounts owed.

Loans generally are placed on nonaccrual status if the loan becomes past due more than 90 days, except in instances where in management’s judgment there is no doubt as to full collectibility of principal and interest. At June 30, 2007, all loans past due more than 90 days were on nonaccrual. Consumer loans are generally charged off after they become more than 90 days past due. All other loans are charged off when management concludes that they are uncollectible.

Real estate acquired by Patapsco Bancorp as a result of foreclosure is classified as real estate owned until such time as it is sold. When such property is acquired, it is initially recorded at the lower of cost or estimated fair value and subsequently at the lower of book value or fair value less estimated costs to sell. Fair value is defined as the amount in cash or cash-equivalent value of other consideration that a real estate parcel would yield in a current sale between a willing buyer and a willing seller, as measured by market transactions. If a market does not exist, fair value of the item is estimated based on selling prices of similar items in active markets or, if there are no active markets for similar items, by discounting a forecast of expected cash flows at a rate commensurate with the risk involved. Fair value is generally determined through an appraisal at the time of foreclosure. Any required write-down of the loan to its fair value upon foreclosure is charged against the allowance for loan losses.

Investment Activities

General. Patapsco Bancorp makes investments in order to maintain the levels of liquid assets preferred by regulatory authorities and manage cash flow, diversify its assets, obtain yield and to satisfy certain requirements for favorable tax treatment. The investment activities of Patapsco Bancorp consist primarily of investments in mortgage-backed securities and other investment securities. Typical investments include federally sponsored agency mortgage pass-through securities, federally sponsored agency debt securities, U.S. treasury obligations and investment grade corporate securities. Investment and aggregate investment limitations and credit quality parameters of each class of investment are prescribed in Patapsco Bancorp’s investment policy. Patapsco Bancorp performs analyses on securities prior to purchase and on an ongoing basis to determine the impact on earnings and market value under various interest rate and prepayment conditions. Senior management and Patapsco Bancorp’s Asset/Liability Management Committee have limited authority to sell investment securities and purchase comparable investment securities with similar characteristics. The Board of Directors reviews all securities transactions on a monthly basis.

Under applicable accounting rules, investment securities classified as held to maturity are recorded at amortized cost and those classified as available for sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders’ equity. At June 30, 2007, Patapsco Bancorp’s entire portfolio of investment securities was classified as available for sale and had an aggregate carrying value of $13.1 million and an unrealized net loss after tax of $0.3 million. Management of Patapsco Bancorp currently does not anticipate that the presence of unrealized losses in Patapsco Bancorp’s portfolio of investment securities and mortgage-backed securities is likely to have a material adverse effect on Patapsco Bancorp’s financial condition, results of operations or liquidity.

Deposit Activity and Other Sources of Funds

General. Deposits are the primary source of Patapsco Bancorp’s funds for lending, investment activities and general operational purposes. In addition to deposits, Patapsco Bancorp derives funds from loan principal and interest repayments, maturities of investment securities and mortgage-backed securities and interest payments thereon. Although loan repayments are a relatively stable source of funds, deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds, or on a long-term basis for general operational purposes. Patapsco Bank may borrow from the FHLB of Atlanta and The Bankers Bank of Atlanta, Georgia.

Deposits. Patapsco Bancorp attracts deposits principally from within its market area by offering a variety of deposit instruments, including checking accounts, Christmas Club accounts, money market accounts, statement and passbook savings accounts, Individual Retirement Accounts, and certificates of deposit which range in maturity from seven days to 66 months. Deposit terms vary according to the minimum balance required, the length of time the funds must remain on deposit, and the interest rate. Maturities, terms, service fees and withdrawal penalties for its deposit accounts are established by Patapsco Bancorp on a periodic basis. Patapsco Bancorp reviews its deposit mix and pricing on a weekly basis. In determining the characteristics of its deposit accounts, Patapsco Bancorp considers the rates offered by competing institutions, lending and liquidity requirements, growth goals and federal regulations. Management believes it prices its deposits comparably to rates offered by its competitors.

Patapsco Bancorp attempts to compete for deposits with other institutions in its market area by offering competitively priced deposit instruments that are tailored to the needs of its customers. Additionally, Patapsco Bancorp seeks to meet customers’ needs by providing convenient customer service to the community, efficient staff and convenient hours of service. Substantially all of Patapsco Bancorp’s depositors are Maryland residents. To provide additional convenience, Patapsco Bancorp participates in the STAR Automatic Teller Machine network at locations throughout the United States, through which customers can gain access to their accounts at any time.

Borrowings. While savings deposits historically have been the primary source of funds for Patapsco Bancorp’s lending, investments and general operating activities, Patapsco Bank utilizes advances from the Federal Home Loan Bank of Atlanta to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The Federal Home Loan Bank of Atlanta functions as a central reserve bank providing credit for member financial institutions. As a member of the Federal Home Loan Bank System, Patapsco Bank is required to own stock in the Federal Home Loan Bank of Atlanta and is authorized to apply for advances. Advances are pursuant to several different programs, each of which has its own interest rate and range of maturities. Patapsco Bank has a Blanket Agreement for advances with the Federal Home Loan Bank under which Patapsco Bank may borrow up to 25% of assets subject to normal collateral and underwriting requirements. Advances from the Federal Home Loan Bank of Atlanta are secured by Patapsco Bank’s stock in the Federal Home Loan Bank of Atlanta and other eligible assets. At June 30, 2007, Patapsco Bancorp had outstanding Federal Home Loan Bank of Atlanta advances of $38.8 million with an average rate of 4.65%. Additionally, Patapsco Bank has a $5.1 million line of credit, of which no amount was outstanding at June 30, 2007 with The Bankers Bank of Atlanta, Georgia.

Subsidiary Activities

Patapsco Bank has three subsidiaries, PFSL Holding Corp. (“PFSL”), which it formed in November 1995 to hold certain real estate owned at that time and which is currently inactive, Prime Business Leasing that was formed in October 1998 and is discussed under commercial lending and Patapsco Financial Services, Inc., which was formed in March 2000 in order to sell alternative investment products to Patapsco Bancorp’s customers.

Competition

Patapsco Bancorp faces strong competition both in originating loans and in attracting deposits. Patapsco Bancorp competes for loans principally on the basis of interest rates, the types of loans it originates, the deposit products it offers and the quality of services it provides to borrowers. Patapsco Bancorp also competes by offering products that are tailored to the local community. Its competition in originating loans comes primarily from other commercial banks, savings institutions and mortgage bankers, credit unions and finance companies.

Management considers its market area for gathering deposits to be eastern Baltimore County, Baltimore City, and Harford County in Maryland. Patapsco Bancorp originates loans throughout much of the Mid-Atlantic area. Patapsco Bancorp attracts its deposits through its offices in Dundalk, Parkville, Carney, Hampden and Glen Arm primarily from the local community. Consequently, competition for deposits is principally from other commercial banks, savings institutions, credit unions, mutual funds and brokers in the local community. Patapsco Bancorp competes for deposits and loans by offering what it believes to be a variety of deposit accounts at competitive rates, convenient business hours, a commitment to outstanding customer service and a well-trained staff.

Employees

As of June 30, 2007, Patapsco Bancorp had 68 full-time and 17 part-time employees, none of whom were represented by a collective bargaining agreement. Management considers Patapsco Bancorp’s relationships with its employees to be good.

Taxation

For fiscal year 2007, Patapsco Bancorp’s maximum federal income tax rate was 34%. Patapsco Bancorp and Patapsco Bank, together with Patapsco Bank’s subsidiary, have filed a consolidated federal income tax return for the fiscal year ended June 30, 2006. Patapsco Bancorp has had no material tax liability through June 30, 2007.

Patapsco Bank’s federal income tax returns have been audited through June 30, 1995. Patapsco Bancorp’s tax returns have never been audited.

The State of Maryland imposes an income tax of approximately 7% on income measured substantially the same as federally taxable income, except that U.S. Government interest is not fully taxable.

Description of Property

The following table sets forth the location and certain additional information regarding Patapsco Bank’s offices at June 30, 2007.

	Year Opened	Owned or Leased	Book Value at June 30, 2007	Approximate Square Footage
	(Dollars in thousands)

Headquarters and Branch Office:
1301 Merritt Boulevard Dundalk, Maryland 21222	1970	Owned	$438	9,600

Branch Offices:
2028 Joppa Road Baltimore, Maryland 21234	2007	Leased	3,095	7,000

7802 Harford Road Baltimore, Maryland 21234	1979	Owned	226	2,000

821 W. 36th Street Baltimore, Maryland 21211	1988	Owned	113	1,100

12128 Long Green Pike Glen Arm, Maryland 21057	1988	Leased	25	1,400

11630 Glen Arm Road Glen Arm, Maryland 21057	2006	Leased	0	400

The book value of Patapsco Bank’s investment in premises and equipment totaled $4.5 million at June 30, 2007.

Management’s Discussion and Analysis of
Patapsco Bancorp

General

Patapsco Bancorp’s results of operations depend primarily on its level of net interest income, which is the difference between interest earned on interest-earning assets, consisting primarily of loans, investment securities, and other investments, and the interest paid on interest-bearing liabilities, consisting primarily of deposits and advances from the Federal Home Loan Bank of Atlanta. The net interest income earned on interest-earning assets (“net interest margin”) and the ratio of interest-earning assets to interest-bearing liabilities have a significant impact on net interest income. Patapsco Bancorp’s net interest margin is affected by regulatory, economic and competitive factors that influence interest rates, loan and deposit flows. Patapsco Bancorp, like other financial institutions, is subject to interest rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a different basis, than its interest-bearing liabilities. To a lesser extent, Patapsco Bancorp’s results of operations are also affected by the amount of its noninterest income, including loan fees and service charges, and levels of noninterest expense, which consists principally of compensation and employee benefits, insurance premiums, professional fees, equipment expense, occupancy costs, advertising, data processing and other operating expenses.

Patapsco Bancorp’s operating results are significantly affected by general economic and competitive conditions, in particular, changes in market interest rates, government policies and actions taken by regulatory authorities. Lending activities are influenced by general economic conditions, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the level of personal income and savings in Patapsco Bancorp’s market area.

Critical Accounting Policies

Patapsco Bancorp’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and follow general practices within the industry in which it operates. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the consolidated financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. These estimates, assumptions and judgments are necessary when financial instruments are required to be recorded at fair value or when the decline in the value of an asset carried on the balance sheet at historic cost requires an impairment write-down or a valuation reserve to be established.

The allowance for loan losses (“allowance”) represents an amount, that in the judgment of management, will be adequate to absorb probable losses on outstanding loans and leases that may become uncollectible. The allowance represents an estimate made based upon two principles of accounting: (1) Statement of Financial Accounting Standards (“SFAS”) No. 5 “Accounting for Contingencies”, that requires losses to be accrued when their occurrence is probable and estimable, and (2) SFAS No. 114 “Accounting by Creditors for Impairment of a Loan”, that requires losses be accrued when it is probable that the lender will not collect all principal and interest when due under the original term of the loan. The adequacy of the allowance is determined through careful evaluation of the loan portfolio. This determination is inherently subjective and requires significant estimates, including estimated losses on pools of homogeneous loans based on historical loss experience and consideration of the current economic environment that may be subject to change. Loans and leases deemed uncollectible are charged against the allowance and recoveries of previously charged-off amounts are credited to it. The level of the allowance is adjusted through the provision for loan losses that is recorded as a current period expense.

The methodology for assessing the appropriateness of the allowance includes a specific allowance, a formula allowance and a nonspecific allowance. The specific allowance is for risk rated credits on an individual basis. The formula allowance reflects historical losses by credit category. The nonspecific allowance captures losses whose impact on the portfolio have occurred but have yet to be recognized in either the specific allowance or the formula allowance. The factors used in determining the nonspecific allowance include trends in delinquencies, trends in volumes and terms of loans, the size of loans relative to the allowance, concentration of credits, the quality of the risk identification system and credit administration and local and national economic trends.

 In accordance with the provisions of SFAS No. 114, Patapsco Bancorp determines and recognizes impairment of certain loans. A loan is determined to be impaired when, based on current information and events, it is probable that Patapsco Bancorp will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of insignificant delay in payment if Patapsco Bancorp expects to collect all amounts due, including past-due interest. Patapsco Bancorp generally considers a period of insignificant delay in payment to include delinquency up to and including 90 days. SFAS No. 114 requires that impairment be measured through a comparison of the loan’s carrying amount to  the present value of its expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

SFAS No. 114 is generally applicable for all loans except large groups of smaller-balance homogeneous loans that are evaluated collectively for impairment, including residential first and second mortgage loans and consumer installment loans. Impaired loans are therefore generally comprised of commercial mortgage, real estate development, and certain restructured residential loans. In addition, impaired loans are generally loans which management has placed in non-accrual status since loans are placed in non-accrual status on the earlier of the date that management determines that the collection of principal and/or interest is in doubt or the date that principal or interest is 90 days or more past-due.

Management believes that the allowance is adequate. However, its determination requires significant judgment, and estimates of the probable losses in the loan and lease portfolio can vary significantly from losses that actually occur.

Marketable equity securities and debt securities not classified as held to maturity or trading are classified as available for sale. Securities available for sale are acquired as part of Patapsco Bancorp’s asset/liability management strategy and may be sold in response to changes in interest rates, loan demand, changes in prepayment risk and other factors. Securities available for sale are carried at fair value, with unrealized gains or losses based on the difference between amortized cost and fair value, reported net of deferred tax, as accumulated other comprehensive income (loss), a separate component of stockholders’ equity. Realized gains and losses, using the specific identification method, are included as a separate component of noninterest income. Related interest and dividends are included in interest income.  Declines in the fair value of individual available for sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value.  Factors affecting the determination of whether an other-than-temporary impairment has occurred include a downgrading of the security by a rating agency, a significant deterioration in the financial condition of the issuer, or that management would not have the intent and ability to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value.

Effective July 1, 2002, Patapsco Bancorp adopted SFAS No. 142, “Goodwill and Other Intangible Assets.”  SFAS No. 142 revised the accounting for purchased intangible assets and, in general, requires that goodwill no longer be amortized, but rather that it be tested for impairment on an annual basis at the reporting unit level, which is either at the same level or one level below an operating segment. Other acquired intangible assets with finite lives, such as purchased customer accounts, are required to be amortized over their estimated lives. Prior to July 1, 2002, substantially all of Patapsco Bancorp’s goodwill was amortized using the straight-line method over 15 years. Other intangible assets are amortized using the straight-line method over estimated useful lives of 10 years. Patapsco Bancorp periodically assesses whether events or changes in circumstances indicate that the carrying amounts of goodwill and other intangible assets may be impaired

Comparison of Financial Condition at June 30, 2007 and 2006

General. Total assets increased by $27.4 million or 12.0% to $255.5 million at June 30, 2007 from $228.1 million at June 30, 2006. Growth was funded primarily with interest-bearing deposits, primarily certificate accounts, and to a lesser extent, borrowings.

Loans Receivable. Gross loans receivable increased by $26.1 million, or 13.1%, to $225.0 million at June 30, 2007 from $198.9 million at June 30, 2006. Construction loans increased by $9.9 million or 71.8%, commercial business loans increased by $17.9 million or 51.4%, commercial real estate loans increased by $6.6 million or 22.1%, consumer loans increased $2.1 million or 11.3%. Commercial leases decreased by $4.0 million or 18.9% and residential mortgages decreased by $6.4 million or 7.9%.

The following table sets forth selected data relating to the composition of Patapsco Bancorp’s loan portfolio by type of loan at the dates indicated. At June 30, 2007, Patapsco Bancorp had no concentrations of loans exceeding 10% of gross loans other than as disclosed below:

	At June 30,
	2007		2006		2005
(Dollars in thousand)	Amount	%	Amount	%	Amount	%

Real estate loans:
Residential	$74,332	33.03%	$80,693	40.58%	$74,600	44.46%
Commercial	36,302	16.13	29,712	14.94	25,109	14.96
Construction (1)	23,907	10.62	13,913	7.00	5,520	3.29
Consumer loans:
Home improvements	12,481	5.55	11,442	5.75	7,910	4.71
Home equity	4,964	2.21	4,400	2.21	5,205	3.10
Other consumer	2,955	1.31	2,483	1.25	2,401	1.43
Commercial loans:
Commercial loans	52,711	23.43	34,827	17.51	28,102	16.75
Commercial leases	17,366	7.72	21,409	10.76	18,969	11.30
	225,018	100.00%	198,879	100.00%	167,816	100.00%
Less:
Deferred loan origination fees, net of costs	240		178		99
Unearned interest consumer loans	1,147		1,245		503
Unearned interest commercial leases	2,480		6,091		5,446
Purchase accounting discount, net	(198)		(224)		(271)
Allowance for loan losses	1,110		1,000		945
Total	$220,239		$190,589		$161,094

	At June 30,
	2004		2003
(Dollars in thousand)	Amount	%	Amount	%

Real estate loans:
Residential	$78,303	49.27%	$48,664	40.76%
Commercial	16,545	10.41	14,622	12.25
Construction (1)	6,510	4.10	4,266	3.57
Consumer loans:
Home improvements	8,063	5.07	9,161	7.67
Home equity	4,244	2.67	3,709	3.11
Other consumer	2,170	1.36	2,194	1.84
Commercial loans:
Commercial loans	21,919	13.79	17,564	14.70
Commercial leases	21,182	13.33	19,225	16.10
	158,936	100.00%	119,405	100.00%
Less:
Deferred loan origination fees, net of costs	94		96
Unearned interest consumer loans	465		408
Unearned interest commercial leases	6,473		4,356
Purchase accounting (discount) premium, net	(445)		154
Allowance for loan losses	936		1,139
Total	$151,413		$113,252

(1)           Net of loans in process.

The following table sets forth certain information at June 30, 2007 regarding the dollar amount of selected loan types maturing or repricing in Patapsco Bancorp’s portfolio. The table does not include any estimate of prepayments that significantly shorten the average life of all loans and may cause Patapsco Bancorp’s repayment experience to differ from that shown below.

(In thousands)	Due during the year ending June 30, 2008	Due 1 through 5 years after June 30, 2007	Due 5 years or more after June 30, 2007	Total
Construction Loans	$17 ,877	$6,030	$—	$23,907
Commercial Loans	6,331	7,274	39,106	52,711
Total	$24,208	$13,304	$39,106	$76,618

The following table sets forth at June 30, 2007 the dollar amount of the above  loans which may reprice or are due one year or more after June 30, 2007 which have predetermined interest rates and have floating or adjustable interest rates.

(In thousands)	Predetermined Rates	Floating or Adjustable Rates	Total
Construction Loans	$—	$23,907	$23,907
Commercial Loans	20,090	32,621	52,711
Total	$20,090	$56,528	$76,618

Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans is substantially less than their contractual terms because of prepayments

Investment Securities. U.S. government agency and corporate  securities decreased by $1.9 million or 22.8% to $6.6 million at June 30, 2007 from $8.5 million at June 30, 2006 due to scheduled maturities and a decrease in the unrealized loss on these securities. Mortgage-backed securities decreased by $1.6 million, or 19.3%, in the year ended June 30, 2007 as pay-downs in the portfolio were not replaced with any purchases. Stock in the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Richmond increased by $0.2 million due to the membership requirements of these organizations.

The following table sets forth the carrying value of Patapsco Bancorp’s investments at the dates indicated.

	At June 30,
(Dollars in thousands)	2007	2006	2005

Securities available for sale, at fair value:
U.S. government and agency securities	$4,676	$6,559	$11,661
Equity securities	—	78	68
Corporate securities	1,913	1,903	2,580
Mortgage-backed securities	6,558	8,127	10,491
Total securities available for sale	13,147	16,667	24,800

Investments required by law, at cost:
FHLB of Atlanta stock	2,190	2,018	1,279
FRB of Richmond stock	409	398	398
Total investments required by law, at cost	2,599	2,416	1,677
Total investments	$15,746	$19,083	$26,477

The following table sets forth the scheduled maturities, carrying amounts, fair values and average yields for Patapsco Bancorp’s investment portfolio at June 30, 2007:

	One Year or Less		One to Five Years		Five to Ten Years		More than Ten Years		Total Investment Portfolio
(Dollars in thousands)	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Fair Value	Average Yield

Securities available for sale:
Mortgage-backed securities	$1	8.00%	$—	—%	$2,575	4.68%	$4,336	4.91%	$6,912	$6,558	5.09%
U.S. government and agency securities	1,000	3.25	2,496	5.05	500	4.88	750	4.25	4,746	4,676	4.59
Corporate securities	—	—	1,000	3.73	—	—	1,000	5.60	2,000	1,913	4.88
Investment required by law	—	—	—	—	—	—	2,599	6.00	2,599	2,599	6.00
Total	$1,001	3.25%	$3,496	4.67%	$3,075	4.71%	$8,685	5.26%	$16,257	$15,746	5.07%

Deposits. Total deposits increased by $22.9 million, or 13.7%, to $189.7 million at June 30, 2007 from $166.8 million at June 30, 2006. Decreases in savings ($5.6 million) and noninterest checking ($1.4 million) were offset by increases in certificates of deposit ($26.7 million) and money market ($3.2 million) accounts. Rising rates paid on deposits in Patapsco Bancorp’s market area have resulted in depositors moving money into higher yielding certificate accounts. Competition for deposits in Patapsco Bancorp’s market area remains intense. Of the $26.7 million increase in certificates of deposit, $12.9 million, or 48.3%, was due to an increase in brokered deposits.

The following table sets forth deposit balances by type as of the dates indicated.

	At June 30,
	2007		2006		2005
(Dollars in thousands)	Balance	% Total	Balance	% Total	Balance	% Total

Savings accounts	$20,228	10.66%	$25,819	15.48%	$31,984	19.46%
NOW checking	12,745	6.72	12,781	7.66	13,406	8.16
Money market	32,235	16.99	28,968	17.36	29,211	17.78
Certificates of deposit	112,751	59.43	86,079	51.60	77,647	47.25
Interest-bearing deposits	177,959	93.80	153,647	92.10	152,248	92.65
Noninterest-bearing checking	11,753	6.20	13,186	7.90	12,072	7.35
Total	$189,712	100.00%	$166,833	100.00%	$164,320	100.00%

The following table sets forth the average balances based on daily balances and interest rates for various types of deposits as of the dates indicated.

	At June 30,
	2007		2006		2005
(Dollars in thousands)	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

Savings accounts	$22,512	0.43%	$29,021	0.42%	$31,434	0.47%
NOW checking	12,473	0.20	12,130	0.13	12,778	0.29
Money market	29,561	2.49	29,029	1.49	29,612	0.01
Certificates of deposit	104,778	4.44	82,152	3.54	78,815	3.20
Noninterest-bearing checking	12,366	—	12,776	—	11,324	—
Total	$181,690		$165,108		$163,963

The following table indicates the amount of Patapsco Bancorp’s certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 2007. At such date, such deposits represented 12.55% of total deposits and had a weighted average rate of 4.79%.

Maturity Period	Certificates of Deposits
(In thousands)
Three months or less	$1,276
Over three through 6 months	5,884
Over six through 12 months	7,574
Over 12 months	9,084
Total	$23,818

Borrowings. Patapsco Bancorp’s long-term borrowings increased by $3.7 million, or 10.7%, to $38.8 million at June 30, 2007 from $35.1 million at June 30, 2006. Loan fundings well in excess of deposit growth is the reason for the growth.

The following table sets forth certain information regarding borrowings, but not the subordinated debt, by Patapsco Bancorp at the dates indicated:

	Year Ended June 30,
(Dollars in thousands)	2007	2006	2005

Amounts outstanding at end of period:
FHLB advances	$38,800	$35,050	$18,400
Other borrowings	—	—	1,833

Weighted average rate paid on:
FHLB advances	4.65%	4.33%	4.36%
Other borrowings	—	—	4.72

Maximum amount of borrowings outstanding at any month end:
FHLB advances	$38,800	$35,050	$20,900
Other borrowings	—	—	2,000

Approximate average borrowings outstanding with respect to:
FHLB advances	$36,933	$27,452	$19,325
Other borrowings	—	—	1,971

Comparison of Operating Results for the Years Ended June 30, 2007 and 2006

General. Patapsco Bancorp’s net income decreased by $0.2 million, or 14.6%, to $1.2 million for the year ended June 30, 2007 from $1.4 million for the year ended June 30, 2006. The decrease in Patapsco Bancorp’s net income is a result of  higher operating expenses resulting from the previously disclosed merger agreement with Bradford Bancorp and a higher provision for loan losses. Direct expenses, primarily professional fees, related to the transaction for the year ended June 30, 2007 totaled $385,000. Additionally, the provision for loan losses increased substantially in the comparative year-to-date periods.

Net Interest Income. Patapsco Bancorp’s net interest income increased by $0.3 million, or 3.7%, to $8.9 million in the year ended June 30, 2007 from $8.6 million in the year ended June 30, 2006. Interest income increased by $2.9 million. or 21.2%. and interest expense increased by $2.6 million, or 51.6%.

The increase in net interest income is primarily attributable to higher average balances of interest-earning assets, primarily loans, in the year ended June 30, 2007 compared to the year ended June 30, 2006, offsetting higher rates paid on deposits and borrowings.

Patapsco Bancorp’s net interest margin decreased to 3.87% for the year ended June 30, 2007 from 4.22% for the year ended June 30, 2006. Intense competition for both loans and deposits, as well as a flat yield curve has made it difficult to maintain the net interest margin.

Interest Income. Patapsco Bancorp’s total interest income increased by $2.9 million, or 21.2%, to $16.4 million from $13.6 million in the year ended June 30, 2006. The increase in interest income is primarily attributable to higher average loan balances and higher yields earned on all interest-earning asset classes offsetting reduced income from securities available for sale due to lower average balances in the year ended June 30, 2007 compared to the year ended June 30, 2006. As shown in the rate/volume analysis below, the increase in the average volume of loans is responsible for a $2.3 million increase in interest income. This is somewhat offset by lower average balances of investment securities.

Interest income on loans increased $2.9 million, or 23.7%, during fiscal year 2007 due to both higher average balances and higher rates earned on the loan portfolio.

Interest income on investment  securities decreased by $139,000, or 14.8%, to $0.8 million in fiscal year 2007 compared to $0.9 million in fiscal year 2006. The decrease was the result of lower average balances resulting from scheduled maturities and pay-downs offsetting higher rates earned on these securities.

Interest income on short-term investments and other interest earning assets increased $49,000, or 43.0%, to $163,000 in the fiscal year ended June 30, 2007 from $114,000 in the fiscal year ended June 30, 2006. The increase is due to both higher rates earned on these assets and higher average balances outstanding during the year.

Interest Expense. Patapsco Bancorp’s total interest expense increased by $2.6 million, or 51.6%, to $7.5 million in fiscal year 2007 from $4.9 million in fiscal 2006. As shown in the rate/volume table below, the increase in rates paid on deposits and borrowings is responsible for $1.7 million of the increase while the higher average balances of deposits and borrowings outstanding is responsible for the remainder.

Interest expense on deposits increased $2.0 million, or 56.6%, to $5.5 million in fiscal year 2007 from $3.5 million in fiscal 2006. The increase is due to both higher rates paid on deposits and higher average balances.

Interest expense on short-term borrowings which includes federal funds borrowed and  borrowings from the Federal Home Loan Bank of Atlanta, decreased by $103,000, or 73.6%, to $37,000  in the year ended June 30, 2007 from $140,000 in the year ended June 30, 2006 due to lower average balances outstanding offsetting higher rates paid on these borrowings.

Interest expense on long-term borrowings, which includes borrowings from the Federal Home Loan Bank of Atlanta and subordinated debentures, increased $685,000, or 51.8%, to $2.0 million in the year ended June 30, 2007 from $1.3 million in the year ended June 30, 2006. This increase is the result of both higher average balances used to fund loan growth and higher rates paid on long-term borrowings.

Provision for Loan Losses. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for probable loan losses. The method utilized for the determination of the allowance is described in “Critical Accounting Policies” above and in Note 1 of the Consolidated Financial Statements.

The provision for loan losses was $430,000 in fiscal year 2007, an increase of  $365,000, or 561.5%, from the fiscal year 2006 provision of $65,000. Patapsco Bancorp’s allowance for loan losses as a percentage of total loans outstanding decreased to 0.50% at June 30, 2007 from 0.52% at June 30, 2006. The decrease in this percentage resulted from the increase in loans outstanding offsetting the small growth in the allowance. The primary driver of the level of the allowance for loan losses is Patapsco Bancorp’s determination of the level of risk in the portfolio. Patapsco Bancorp has determined that there is minimal risk in the residential loan portfolio (33% of total loans.)  The residential mortgage portfolio consists of conventionally underwritten mortgages that generally conform to Fannie Mae and Freddie Mac guidelines. Patapsco Bancorp has not participated in the sub-prime mortgage market. Patapsco Bancorp conservatively underwrites all commercial business and commercial real estate loans with multiple sources of repayment. Loans granted must cash-flow on their own and be backed by substantial collateral. Additionally, $6.3 million of the commercial loan portfolio, including the two commercial loans on nonaccrual are guaranteed by the Small Business Administration with an average guarantee percentage of 76%. In Patapsco Bancorp’s estimation, the most risk in the loan portfolio resides in the commercial leasing portfolio whose net balance of $14.9 million represents 7.0% of the portfolio and whose average lease size is only $16,750. These determinations by management have been reviewed by an independent third party loan review consultant in a report dated November 13, 2006. Patapsco Bancorp’s allowance for loan losses as a percentage of nonperforming loans was 230.3% at June 30, 2007 as compared to 409.8% at June 30, 2006.

Noninterest Income. Patapsco Bancorp’s noninterest income consists of deposit fees, service charges, fees on the sale of annuities and investment products, and gains and losses on sales of securities, loans and repossessed and other assets. Total noninterest income decreased by $5,000, or 0.6%, to $866,000 during the year ended June 30, 2007 from $871,000 during the year ended June 30, 2006.

Noninterest Expense. Patapsco Bancorp’s total noninterest expense increased by $0.2 million, or 3.4%, to $7.4 million during fiscal 2007, as compared to $7.2 million in fiscal 2006. The primary reason for the increase are the direct expenses, primarily professional fees, resulting from the previously disclosed merger agreement with Bradford Bancorp. These expenses totaled $385,000 for the year ended June 30, 2007, respectively.

Income tax Provision. Patapsco Bancorp had  income tax expense of $0.73 million in 2007 compared to $0.82 million in 2006. The resulting effective tax rates were 38.0% and 37.2% respectively. The increase in the effective tax rate is a result of the non-deductability of certain merger related expenses.

Comparison of Operating Results for the Years Ended June 30, 2006 and 2005

General. Patapsco Bancorp’s net income increased by $42,000, or 3.1%, to $1.39 million in the year ended June 30, 2006 compared to $1.35 million in the year ended June 30, 2005. The increase in net income was primarily due to  higher  net interest income, noninterest income and a lower provision for loan losses slightly offsetting higher operating expenses.

Net Interest Income. Patapsco Bancorp’s net interest income increased by $0.5 million, or 6.8%, to $8.6 million in the year ended June 30, 2006 from $8.1 million in the year ended June 30, 2005. Interest income increased by $1.7 million, or 14.8%, and interest expense increased by $1.2 million, or 31.8%.

The increase in net interest income is primarily attributable to higher average balances of interest-earning assets, primarily loans, in the twelve months ended June 30, 2006 compared to the twelve months ended June 30, 2005, offsetting higher rates paid on deposits and borrowings. The increase in interest expense is primarily due to higher rates paid on deposits as well as higher average balances of borrowings.

Patapsco Bancorp’s net interest margin was relatively unchanged at 4.22% for the year ended June 30, 2006 compared to 4.21% for the year ended June 30, 2005. Intense competition for both  loans and deposits, as well as a flat yield curve makes margin expansion very difficult. Like many financial institutions, a steeper yield curve (one with a greater difference between short-term interest rates and long-term interest rates) will be beneficial to Patapsco Bancorp.

Interest Income. Patapsco Bancorp’s total interest income increased by $1.7 million or 14.8%. The increase in interest income is primarily attributable to higher average balances of loans in the twelve months ended June 30, 2006 compared to the twelve months ended June 30, 2005. The higher average balances primarily result from increased loan production and lower early pay-offs in the first mortgage portfolio. The increase in the average volume of loans is responsible for a $1.6 million increase in interest income. This is somewhat offset by lower average balances of investment securities and other interest-earning assets. Higher rates earned on all classes of interest-earning assets also contributed to the increase in interest income.

Interest income on loans increased $1.9 million, or 17.8% during fiscal year 2006 due to both higher average balances, resulting from increased production and lower pre-payments and higher rates earned on the loan portfolio.

Interest income on investment securities decreased by $105,000 or 10.1% to $0.9 million in fiscal year 2006 compared to $1.0 million in fiscal year 2005. The decrease was the result of lower average balances resulting from scheduled maturities and pay-downs offsetting higher rates earned on these securities.

Interest income on short-term investments and other interest earning assets decreased $38,000, or 24.8%, to $114,000 in the fiscal year ended June 30, 2006 from $152,000 in the fiscal year ended June 30, 2005. The lower average balance of these assets, primarily federal funds sold, offset higher rates earned on these assets.

Interest Expense. Patapsco Bancorp’s total interest expense increased by $1.2 million, or 31.8%, to $4.9 million in fiscal year 2006 from $3.7 million in fiscal 2005. The increase in rates paid on deposits and borrowings is responsible for $0.74 million of the increase while the higher average balance of borrowings outstanding is responsible for the remainder.

Interest expense on deposits increased $0.7 million, or 23.7%, to $3.5 million in fiscal year 2006 from $2.8 million in fiscal 2005. The impact of higher rates paid on deposits more than offset the slightly lower average balances of interest-bearing deposits outstanding.

Interest expense on short-term borrowings which includes federal funds borrowed and borrowings from the Federal Home Loan Bank of Atlanta, totaled $0.14 million in the year ended June 30, 2006. There was no interest expense on short-term borrowings in the year ended June 30, 2005.

Interest expense on long-term borrowings, which includes borrowings from the Federal Home Loan Bank of Atlanta and subordinated debentures, increased $387,000, or 41.4%, to $1.3 million in the year ended June 30, 2006 from $0.9 million in the year ended June 30, 2005. This increase is the result of both higher average balances used to fund loan growth and higher rates paid on long-term borrowings.

Provision for Loan Losses. The provision for loan losses was $65,000 in fiscal year 2006, a decrease of $160,000, or 71.1%, from the fiscal year 2005 provision of $225,000. The low level of net charge-offs experienced in the year ended June 30, 2006 ($10,000) is one of the primary reasons for the lower provision. Patapsco Bancorp’s allowance for loan losses as a percentage of total loans outstanding decreased to 0.52% at June 30, 2006 from 0.58% at June 30, 2005. The decrease in this percentage resulted from the increase in loans outstanding offsetting the small growth in the allowance. Patapsco Bancorp’s allowance for loan losses as a percentage of nonperforming loans was 409.9% at June 30, 2006 as compared to 2,486.8% at June 30, 2005. See “—Allowance for Loan Losses and Nonperforming Assets.”

Noninterest Income. Patapsco Bancorp’s noninterest income consists primarily of  service charges on deposit accounts,  and net gains and losses on sales of investment securities and repossessed assets. Total noninterest income increased by $187,000 or 27.4% to $871,000 in fiscal year 2006 as compared to $684,000 in fiscal year 2005. Fees and service charges increased $131,000 or 25.0% to $656,000 from $525,000 primarily due to higher service charges, overdraft and debit card income. Patapsco Bancorp sold a former branch office facility for a gain of $64,000. Other noninterest income decreased $10,000 or 6.2% to $149,000 due to a decline in the commissions earned on the sale of insurance and investment products.

Noninterest Expense. Patapsco Bancorp’s total noninterest expense increased by $0.8 million, or 12.4%, to $7.2 million during fiscal 2006, as compared to $6.4 million in fiscal 2005. Increases in compensation and benefits ($717,000), occupancy ($246,000) equipment expense ($42,000) and data processing expense ($41,000) exceeded the decreases in other expenses ($112,000), advertising expense ($92,000) and professional fees ($46,000). The increase in compensation and benefits was a result of new hires in the loan production area as well as salary adjustments made as a result of the level of compensation required to hire new commercial lenders. The increase in occupancy expense was primarily a result of the cost of leasing the land on the site of the new branch and loan administration building under construction as well as the accelerated depreciation of leasehold improvements and equipment in the leased space housing loan administration that will be vacated once the building is complete. The decrease in other expenses is due to cost controls on other discretionary spending.

Income Tax Provision. Patapsco Bancorp had an income tax expense of $0.82 million in 2006 compared to $0.76 million in 2005. The resulting effective tax rates were 37.2% and 36.1 % respectively.

Average Balance Table

The following table sets forth certain information relating to Patapsco Bancorp’s average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods  indicated. Dividing income or expense by the average daily balance of assets or liabilities, respectively, derives such yields and costs for the periods presented. Average balances are derived from daily balances.

The table also presents information for the periods indicated with respect to the institution’s net interest margin, which is net interest income divided by the average balance of interest earning assets. This is an important indicator of commercial bank profitability. The net interest margin is affected by yields on interest-earning assets, the costs of interest-bearing liabilities and the relative amounts of interest-earning assets and interest-bearing liabilities. Another indicator of an institution’s net interest income is the interest rate spread or the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.

	Year Ended June 30,
	2007			2006			2005
(Dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost

Interest-earning assets:
Loans receivable (1)	$209,228	$15,461	7.39%	$177,598	$12,501	7.04%	$155,352	$10,613	6.83%
Investment securities (2)	17,866	802	4.49	23,412	941	4.02	28,327	1,046	3.69
Short-term investments and other interest-earning assets	3,283	163	4.98	3,036	114	3.77	7,671	152	1.98
Total interest-earning assets	230,277	16,426	7.13	204,046	13,556	6.64	191,350	11,811	6.17
Noninterest-earning assets	14,581			12,848			13,367
Total assets	244,958			216,894			204,717
Interest-bearing liabilities:
Deposits (3)	169,324	5,458	3.22	152,904	3,486	2.28	153,961	2,818	1.83
Short-term borrowings	661	37	5.61	3,116	140	4.51	—	—	—
Long-term borrowings	41,538	2,008	4.83	28,444	1,323	4.65	21,296	936	4.39
Total interest-bearing liabilities	211,523	7,503	3.55	184,464	4,949	2.68	175,257	3,754	2.14
Noninterest-bearing liabilities	14,369			14,528			12,353
Total liabilities	225,892			198,992			187,610
Total equity	19,066			17,902			17,107
Total liabilities and equity	$244,958			$216,894			$204,717
Net interest income		$8,923			$8,607			$8,057
Interest rate margin			3.87%			4.22%			4.21%
Net interest spread			3.58%			3.96%			4.03%
Ratio of average interest-earning assets to average interest-bearing liabilities			108.91%			110.62%			109.18%

(1)           Includes nonaccrual loans.

(2)           Includes investments required by law.

(3)           Includes escrow accounts.

Rate/Volume Analysis

The following table sets forth certain information regarding changes in interest income and interest expense of Patapsco Bancorp for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by the prior year’s rate); and (ii) changes in rate (changes in rate multiplied by the prior year’s volume). Combined rate/volume variances, a third element of the calculation, are allocated to the volume and rate variances based on their relative size.

	Year Ended June 30			Year Ended June 30,
	2007	vs.	2006	2006	vs.	2005
	Increase (Decrease) Due to			Increase (Decrease) Due to
(In thousands)	Volume	Rate	Total	Volume	Rate	Total

Interest income:
Loans receivable	$2,313	$647	$2,960	$1,558	$330	$1,888
Investment securities	(235)	96	(139)	(132)	27	(105)
Short-term investments and other interest-earning assets	11	38	49	(134)	96	(38)
Total interest-earning assets	2,089	781	2,870	1,292	453	1,745
Interest expense:
Deposits (1)	406	1,566	1,972	(19)	687	668
Short-term borrowings	(150)	47	(103)	140	—	140
Long-term borrowings	631	54	685	330	57	387
Total interest-bearing liabilities	887	1,667	2,554	451	744	1,195
Change in net interest income	$1,202	$(886)	$316	$841	$(291)	$550

(1)           Includes interest-bearing escrow accounts.

Allowance for Loan Losses and Nonperforming Assets

Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for loan losses. The components of the allowance for loan losses represent an estimation done pursuant to either Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies,” or SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.”  The adequacy of the allowance for loan losses is determined through a continuous review of the loan and lease portfolio and considers factors such as prior loss experience, type of collateral, industry standards, past due loans in Patapsco Bancorp’s loan portfolio, current economic conditions, both national and local, and other factors unique to particular loans and leases. Patapsco Bancorp’s management periodically monitors and adjusts its allowance for loan losses based upon its analysis of the loan portfolio. The method utilized for the determination of the allowance is described under “—Critical Accounting Policies.”

The following table shows the activity in the allowance for loan losses in the periods indicated:

	Year Ended June 30,
(Dollars in thousands)	2007	2006	2005	2004	2003

Balance at beginning of period	$ 1,000	$ 945	$ 936	$ 1,139	$ 1,438

Loans charged off:
Real estate mortgage	—	—	—	40	—
Commercial loan	9	—	5	16	499
Commercial lease	265	40	184	178	320
Consumer	202	146	143	212	145
Total charge offs	476	186	332	446	964

Recoveries:
Real estate mortgage	—	41	—	—	—
Commercial loan	33	16	5	51	37
Commercial lease	48	78	54	95	55
Consumer	75	41	57	55	42
Total recoveries	156	176	116	201	134
Net loans charged off	320	10	216	245	830
Provision for loan losses	430	65	225	42	531
Balance at end of period	$ 1,110	$ 1,000	$ 945	$ 936	$ 1,139
Ratio of net charge-offs to average loans outstanding during the period	0.15%	0.01%	0.14%	0.20%	0.72%
Ratio of allowance to nonperforming loans	230.34%	409.84%	2,487.45%	188.01%	348.32%

The following table allocates the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

	As of June 30,
	2007		2006		2005
(Dollars in thousands)	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans
Real estate mortgage:
Residential	$ 45	33.1%	$ 61	40.6%	$ 60	44.5%
Commercial	144	16.1	67	14.9	79	15.0
Construction	146	10.6	64	7.0	55	3.3
Consumer and other	137	9.1	67	9.2	99	9.2
Commercial business	413	23.4	558	17.5	494	16.7
Commercial leases	225	7.7	183	10.8	158	11.3
Total allowance for loan losses	$ 1,110	100.0%	$ 1,000	100.0%	$ 945	100.0%

	As of June 30,
	2004		2003
(Dollars in thousands)	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans
Real estate mortgage:
Residential	$78	49.3%	$118	40.8%
Commercial	70	10.4	95	12.2
Construction	65	4.1	163	3.6
Consumer and other	95	9.1	153	12.6
Commercial business	428	13.8	275	14.7
Commercial leases	200	13.3	335	16.1
Total allowance for loan losses	$936	100.0%	$1,139	100.0%

The following table sets forth information with respect to Patapsco Bancorp’s nonperforming assets at the dates indicated.

	At June 30,
(Dollars in thousands)	2007	2006	2005	2004	2003
Loans accounted for on a nonaccrual basis: (1)
Real estate:
Residential	$168	$13	$—	$—	$90
Commercial	—	146	—	—	—
Construction	—	—	—	—	—
Consumer	14	7	16	12	44
Commercial loan/lease	300	78	22	486	193
Total	482	244	38	498	327

Accruing loans which are contractually past due 90 days or more	—	—	—	—	—
Total	—	—	—	—	—

Total nonperforming loans	$482	$244	$38	$498	$327

Percentage of total loans	0.22%	0.13%	0.02%	0.33%	0.26%
Other nonperforming assets (2)	$5	—	$60	$—	$19

(1)          Nonaccrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management’s assessment of the collectability of the loan.

(2)          Other nonperforming assets represents property and equipment acquired by Patapsco Bancorp through foreclosure or repossession.

At June 30, 2007, nonaccrual loans consisted of one residential mortgage with a balance of $168,000 and an approximate loan-to-value ratio of 44%, two commercial business loans with a combined balance of $247,000, both with 85% guarantees from the SBA, four commercial leases with balances of $53,000 and four consumer loans with a balance of $14,000.

At June 30, 2007, Patapsco Bancorp had no loans not classified as nonaccrual, 90 days past due or restructured where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may subsequently result in disclosure as nonaccrual, 90 days past due or restructured.

Asset/Liability Management

Patapsco Bancorp’s net income is largely dependent on Patapsco Bank’s net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income. Net interest income is also affected by changes in the portion of interest-earning assets that are funded by interest-bearing liabilities rather than by other sources of funds, such as noninterest-bearing deposits, other liabilities and stockholders’ equity.

Patapsco Bancorp has established an Asset/Liability Management Committee (“ALCO”) that currently is comprised of four non-employee directors, the President , the Chief Financial Officer and the Senior Vice Presidents of Lending and Operations. This Committee meets on a monthly basis and reviews the maturities of Patapsco Bancorp’s assets and liabilities and establishes policies and strategies designed to regulate Patapsco Bancorp’s flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing Patapsco Bancorp’s assets and liabilities is to maintain an acceptable net interest margin while reducing the net effects of changes in interest rates.

Management’s principal strategy in managing Patapsco Bancorp’s interest rate risk has been to maintain short and intermediate-term assets in portfolio, including locally originated adjustable-rate commercial real estate and commercial business loans. In addition, Patapsco Bancorp has available for sale investment  securities, carried at fair value, totaling $13.1 million as of June 30, 2007. Patapsco Bancorp is holding these investment securities as available for sale because it may sell these securities prior to maturity should it need to do so for liquidity or asset and liability management purposes.

Patapsco Bancorp’s Board of Directors is responsible for reviewing Patapsco Bancorp’s asset and liability management policies. The Asset/Liability Management Committee reports to the Board monthly on interest rate risk and trends, as well as liquidity and capital ratios and requirements. Patapsco Bancorp’s management is responsible for administering the policies of the Board of Directors with respect to Patapsco Bancorp’s asset and liability goals and strategies.

Patapsco Bank’s interest rate sensitivity, as measured by the re-pricing of its interest sensitive assets and liabilities at June 30, 2007, is presented in the following table. The table was derived using assumptions which management believes to be reasonable.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2007 that are expected to mature or reprice in each of the time periods shown.

(Dollars in thousands)	Three Months or Less	Over Three Months Through One Year	Over One Through Five Years	Over Five Through Ten Years	Over Ten Through Twenty Years	Over Twenty Years	Total

Rate sensitive assets:
Loans receivable	$60,188	$55,253	$76,854	$24,873	$6,970	$880	$225,018
Investment securities	1,272	910	6,792	2,150	2,008	15	13,147
Short-term investments and other interest-earning assets	5,761	—	—	—	—	—	5,761
Total	67,221	56,163	83,646	27,023	8,978	895	243,926

Rate sensitive liabilities:
Deposits	30,939	64,087	70,376	9,577	2,386	594	177,959
Borrowings	17,700	9,000	12,100	5,000	—	—	43,800
Total	48,639	73,087	82,476	14,577	2,386	594	221,759

Interest sensitivity gap	$18,582	$(16,924)	$1,170	$12,446	$6,592	$301
Cumulative interest sensitivity gap	$18,582	$1,658	$2,828	$15,274	$21,866	$22,167
Ratio of cumulative gap to total assets	7.27%	0.65%	1.11%	5.98%	8.58%	8.68%

The interest rate-sensitivity of Patapsco Bancorp’s assets and liabilities illustrated in the table above could vary substantially if different assumptions were used or actual experience differs from the assumptions used. If passbook and NOW accounts were assumed to mature in one year or less, Patapsco Bancorp’s one-year positive gap would be negative.

Certain shortcomings are inherent in the method of analysis presented in the above table. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. The ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

Patapsco Bancorp utilizes two additional measures of risk. These are quantitative measures of the percentage change in net interest income and equity capital resulting from a hypothetical change of plus or minus 200 basis points  in market interest rates for maturities from one day to thirty years. As of June 30, 2007, Patapsco Bank had the following estimated sensitivity profile for net interest income and fair value of equity:

	+200 basis points	-200 basis points	Policy Limit
% Change in Net Interest Income	+3.7%	-9.0%	±15.0%
% Change in Fair Value of Equity	+7.1%	-19.8%	±25.0%

Liquidity and Capital Resources

An important component of Patapsco Bancorp’s asset/liability structure is the level of liquidity available to meet the needs of customers and creditors. Patapsco Bancorp’s Asset/Liability Management Committee has established general guidelines for the maintenance of prudent levels of liquidity. The Committee continually monitors the amount and source of available liquidity, the time to acquire it and its cost.

Patapsco Bancorp’s most liquid assets are cash on hand, interest-bearing deposits and Federal funds sold, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on Patapsco Bancorp’s operating, financing and investing activities during any given period. At June 30, 2007, Patapsco Bancorp’s cash on hand, interest-bearing deposits and Federal funds sold totaled $7.5 million.

Patapsco Bancorp anticipates that it will have sufficient funds available to meet its current loan origination and unused lines-of-credit commitments of approximately $34.4 million and $25.0 million at June 30, 2007 and 2006,  respectively. Certificates of deposit that are scheduled to mature in less than one year at June 30, 2007 totaled $75.4 million. Historically, a high percentage of maturing deposits have remained with Patapsco Bancorp.

Patapsco Bancorp’s primary sources of funds are deposits, borrowings and proceeds from maturing investment securities and mortgage-backed securities and principal and interest payments on loans. While maturities and scheduled amortization of mortgage-backed securities and loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors.

Patapsco Bancorp, as the holding company for Patapsco Bank, has an annual cash requirement of approximately $868,000 for the payment of common stock dividends and debt service on the subordinated debentures. The only source of internal funds for Patapsco Bancorp is dividends from Patapsco Bank. The amount of dividends that can be paid to Patapsco Bancorp from Patapsco Bank is limited by the earnings of Patapsco Bank.

Contingencies and Off-Balance Sheet Items

Patapsco Bancorp is a party to financial instruments with off-balance sheet risk including commitments to extend credit under both new facilities and under existing lines of credit. Commitments to fund loans typically expire after 60 days, commercial lines of credit are subject to annual reviews and home equity lines of credit are generally for a term of 20 years. These instruments contain, to varying degrees, credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.

Off-balance sheet financial instruments whose contract amounts represent credit and interest rate risk are summarized as follows:

(In thousands)	June 30, 2007	June 30, 2006
Commitments to originate new loans	$19,452	$13,860
Undisbursed lines of credit	14,909	11,161
Financial standby letters of credit	1,749	1,583

Contractual Obligations

The following table sets forth Patapsco Bancorp’s contractual obligations as of June 30, 2007.

(Dollars in thousands)	< 1 year	1 to 3 Years	4 to 5 Years	Over 5 Years	Total
Time deposits	$75,357	$23,400	$13,875	$119	$112,751
Long-term borrowings, including subordinated debentures	9,700	4,000	5,100	25,000	43,800
Lease obligations	181	336	318	2,449	3,284
Total contractual obligations	$85,238	$27,736	$19,293	$27,568	$159,835

Impact of Inflation and Changing Prices

The consolidated financial statements and notes thereto of Patapsco Bancorp presented in this prospectus have been prepared in accordance with accounting principles generally accepted in The United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and inflation. The impact of inflation is reflected in the increased cost of Patapsco Bancorp’s operations. Unlike most industrial companies, nearly all the assets and liabilities of Patapsco Bancorp are monetary in nature. As a result, interest rates have a greater impact on Patapsco Bancorp’s performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Our Management

Boards of Directors

The current board of directors of Bradford Bancorp consists of the eight current directors of Bradford Bank MHC, Bradford Mid-Tier Company and Bradford Bank. The board of directors of Bradford Bancorp are elected to terms of three years, approximately one-third of whom are elected annually.

Immediately following the merger with Patapsco Bancorp, the composition of our board of directors will change. One of our current directors, George K. Mister, Jr., has informed us that he will resign from our board of directors upon completion of the merger. At that time, we will also appoint Nicole N. Glaeser and Thomas P. O’Neill, currently directors of Patapsco Bancorp and Patapsco Bank, to the boards of directors of Bradford Bancorp and Bradford Bank.

All of our directors are independent under the current listing standards of the Nasdaq Stock Market, except for Mr. Dallas R. Arthur, our current President. Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of December 31, 2006. The period of service as a director also reflects time served as a director of Bradford Bank.

The following directors have terms ending in 2008:

G. Scott Barhight is a partner in the law firm of Whiteford, Taylor & Preston. Mr. Barhight specializes in land use, zoning, real estate development and real estate transactions. Mr. Barhight is a former director of Wyman Park Bancorporation, Inc., and its subsidiary, Wyman Park Federal Savings & Loan Association, which were acquired by Bradford Bank in February 2003. Age 49. Director since 2003.

Melvin C. Benhoff, Jr. is the President of Benhoff Builders Inc., a real estate development and investment company. Age 52. Director since 2002.

George K. Mister, Jr., a certified public accountant, has served as the President of Mister, Burton and Palmisano, P.C., an accounting firm since July 2006. Previously, Mr. Mister served as President of Scheiner, Mister & Grandizio, P.A., an accounting firm. Age 52. Director since 2004.

The following directors have terms ending in 2009:

Dallas R. Arthur has served as President of Bradford Bank since March 2001. Mr. Arthur previously served as President and Chief Executive Officer of Carrollton Bank in Baltimore, Maryland. Age 62. Director since 2001.

Gilbert D. Marsiglia, Sr. is the owner and President of Gilbert D. Marsiglia & Co., a residential real estate brokerage company, and Marsiglia & Co., Inc., a commercial real estate brokerage company. Mr. Marsiglia is a former director of Wyman Park Bancorporation, Inc., and its subsidiary, Wyman Park Federal Savings & Loan Association, which were acquired by Bradford Bank in February 2003. Age 68. Director since 2003.

The following directors have terms ending in 2010:

Carl W. Brand, III is the President of Dulaney Motor Co. Inc., an automobile dealership. Age 65. Director since 1988.

Lawrence M. Denton is retired and worked as a consultant for The Weather Channel for 11 years until his retirement in 2004. Age 63. Director since 2001.

John O. Mitchell, III has served as Chairman of the Board of Bradford Bank since 2001. Mr. Mitchell is the President of Mitchell-Wiedefeld Funeral Home, Inc., a funeral home. Age 67. Director since 1983.

Directors to be appointed upon completion of merger with Patapsco Bancorp:

Nicole N. Glaeser has served as a director of Patapsco Bancorp and Patapsco Bank since 1995 and 1993, respectively. Ms. Glaeser is Budget Director for the Baltimore County Police Department, a position she has held since 1988. On a part-time basis, Ms. Glaeser is a practicing attorney and also a certified public accountant. Age 48.

Thomas P. O’Neill has served as Chairman of the Board of Patapsco Bancorp and Patapsco Bank since August 1999 and has been a director of Patapsco Bancorp and Patapsco Bank since 1995. He is a managing director of RSM McGladrey, Inc. Formerly, he was the managing partner of the regional accounting firm of Wolpoff & Company LLP. Mr. O’Neill is a member of the American Institute of Certified Public Accountants and the Maryland Association of Certified Public Accountants. He has served on the boards of many charitable and civic groups. Age 54.

Executive Officers

The current executive officers of Bradford Bancorp are the same as those who serve as executive officers of Bradford Bank. These executive officers are elected annually by their respective boards of directors and serve at the boards’ discretion. Currently, the executive officers of Bradford Bancorp are:

Name	Position
Dallas R. Arthur	President and Chief Executive Officer
David L. Costello, III	Executive Vice President and Chief Financial Officer

The officers of Bradford Bank are elected annually by the board of directors and serve at the board’s discretion. The executive officers and key employees of Bradford Bank are:

Name	Position
Dallas R. Arthur	President and Chief Executive Officer
David L. Costello, III	Executive Vice President and Chief Financial Officer

Immediately following the merger with Patapsco Bancorp, the composition of our executive management will change. We will appoint David L. Costello, III, our current Executive Vice President and Chief Financial Officer, as Executive Vice President and Chief Operating Officer and will appoint Michael J. Dee, the current President, Chief Executive Officer and Chief Financial Officer of Patapsco Bancorp and Patapsco Bank, as Senior Vice President and Chief Financial Officer.

Below is information regarding our executive officers after the merger with Patapsco Bancorp who are not also directors. Each executive officer has held his or her current position for at least the last five years, unless otherwise stated. Ages presented are as of December 31, 2006.

David L. Costello, a certified public accountant, has served as Executive Vice President and Chief Financial Officer of Bradford Bank since 2004. From 1999 to 2004, Mr. Costello served as Chief Financial Officer of Maryland Permanent Bank in Owings Mills, Maryland. Previously, Mr. Costello served as Chief Financial Officer of Carrollton Bank in Baltimore, Maryland. Age 55.

Michael J. Dee, a certified management accountant, has served as President, Chief Executive Officer and Chief Financial Officer of Patapsco Bancorp since 2006. From 1999 to 2006, Mr. Dee served Patapsco Bancorp as Senior Vice President, Chief Financial Officer and Controller. Previously, Mr. Dee served in a variety of senior financial positions at several other financial institutions in the greater Baltimore metropolitan area. Age 46.

Committees of Bradford Bancorp

In connection with our stock offering, we have formed the following committees of the board of directors of Bradford Bancorp:

The Audit Committee currently consists of Messrs. Barhight, Benhoff and Mister. The Audit Committee is responsible for providing oversight relating to our consolidated financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. Mr. Mister is currently the Chairman of the Audit Committee and the board of directors of Bradford Bancorp has designated Mr. Mister as an audit committee financial expert under the rules of the Securities and Exchange Commission. Effective upon Mr. Mister’s resignation at the completion of the merger, the board of directors of Bradford Bancorp will appoint Ms. Glaeser as Chairperson of the Audit Committee and will designate Ms. Glaeser as an audit committee financial expert under the rules of the Securities and Exchange Commission.

The Nominating and Corporate Governance Committee consists of all directors except Mr. Arthur. The Nominating and Corporate Governance Committee is responsible for the annual selection of management’s nominees for election as directors and developing and implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to our corporate governance policy. Mr. Denton is the Nominating and Corporate Governance Committee Chairman. Each member of the Nominating and Corporate Governance Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

The Compensation Committee consists of all directors except Mr. Arthur. The Compensation Committee is responsible for determining annual grade and salary levels for our employees and establishing our personnel policies. Mr. Brand is the Compensation Committee Chairman. Each member of the Compensation Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

Each of the committees listed above operates under a written charter which governs their composition, responsibilities and operations.

Compensation Discussion and Analysis

Our Compensation Philosophy. Our compensation philosophy starts from the premise that the success of Bradford Bancorp and Bradford Bank depends, in large part, on the dedication and commitment of the people we place in key operating positions to drive our business strategy. We strive to provide our management team with incentives tied to the successful implementation of our corporate objectives. We also recognize that Bradford Bancorp operates in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.

We base our compensation decisions on four basic principles:

•                                          Meeting the Demands of the Market – Our goal is to compensate our employees at competitive levels that position us as the preferred employer among our peers who provide similar financial services in the regional market.

•                                          Aligning with Stockholders – We intend to use equity compensation as a key component of our compensation mix to develop a culture of ownership among our key personnel and to align their individual financial interests with the interests of our stockholders.

•                                          Driving Performance – We will structure compensation around the attainment of company-wide, business unit and individual targets that return positive results to our bottom line.

•                                          Reflecting our Business Philosophy – Our approach to compensation reflects our values and the way we do business in the communities we serve.

Prior to our initial public offering, our compensation program relied on two primary elements: (i) base compensation or salary and (ii) discretionary cash-based, short-term incentive compensation. Following our initial public offering, we expect that equity-based, long-term incentive compensation will also become an important element of our executive compensation program. Our ability to introduce equity awards to our compensation mix will depend on stockholder approval of an equity compensation program and compliance with applicable regulatory guidelines relating to such programs. As a public company, we believe that we can meet the objectives of our compensation philosophy by achieving a balance among these three elements that is competitive with our industry peers and creates appropriate incentives for our management team. To achieve the necessary balance, we expect that the Compensation Committee of our board of directors will work closely with independent compensation consultants who will provide us with their expertise regarding competitive compensation practices and help us to benchmark our compensation program and financial performance to our peers.

Base Compensation. The salaries of our executive and other officers are reviewed at least annually to assess our competitive position and make any necessary adjustments. Our goal is to maintain salary levels for our officers at a level consistent with base pay received by those in comparable positions at our peers. To further that goal, we obtain peer group information from a variety of independent sources. We also evaluate salary levels at the time of promotion or other change in responsibilities or as a result of commitments we made when a specific officer was hired. Individual performance and retention risk are also considered as part of our annual compensation assessment.

Cash-Based Incentive Compensation. Our current cash-based incentive program is intended to reward employees based upon the successful performance of Bradford Bank and the attainment of individual performance goals. The Compensation Committee determines the bonus for the chief executive officer based first upon a percentage of the net income of Bradford Bank, and then adjusts the bonus amount accordingly based upon its assessment of the chief executive’s performance. See “—Compensation for the Named Executive Officers in 2006—Chief Executive Officer Compensation,” below.

Based upon the recommendations of the chief executive officer, the Compensation Committee approves a discretionary bonus pool for all other employees, including Mr. Costello. The chief executive officer, with input from the Compensation Committee where appropriate, then allocates the bonus pool based on an assessment of each employee’s performance.

Long-Term Compensation. Following our initial public offering, we intend to establish a long-term incentive compensation program to deliver competitive awards to our management team. We expect to use an equity-based, long-term incentive compensation program to reward outstanding performance with incentives that focus our management team on the task of creating long-term stockholder value. By increasing the equity holdings of our management team, we will provide them with a continuing stake in our success. The nature and size of awards to be made under an equity-based program will be based on a number of factors, including regulatory requirements, awards made to individuals holding comparable positions among our peer group of financial institutions and the tax or accounting treatment of specific equity compensation techniques.

Role of the Compensation Committee. Prior to our initial public offering, the Compensation Committee of the board of directors of Bradford Bank developed and administered the executive compensation program. As a public company, we will establish a Compensation Committee of Bradford Bancorp to develop our executive compensation program and to monitor the success of the program in achieving the objectives of our compensation philosophy. The Committee, which will consist of all of our independent directors, will be responsible for the administration of our compensation programs and policies, including the administration of our cash- and stock-based incentive programs. The Committee will review and approve all compensation decisions relating to our executive officers. The Committee will operate under the mandate of a formal charter that establishes a framework for the fulfillment of its responsibilities.

Role of Management. Our Chief Executive Officer will make recommendations as to the appropriate mix and level of compensation for other executive officers to the Compensation Committee and will determine the compensation for subordinates of executive officers. Our Chief Executive Officer also recommends the overall amount of a bonus pool available for the other employees of Bradford Bank, including other named executive officers, and the bonuses for each employee from among the available bonus pool, as discussed above under “Cash-Based Incentive Compensation.” In making his recommendations, the Chief Executive Officer will consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Our Chief Executive Officer will not participate in discussions related to his compensation or the Committee’s review of any documents related to the determination of his compensation, however.

Peer Group Analysis. In its review of overall compensation, the Compensation Committee has referred to information published by America’s Community Bankers with respect to compensation paid by a peer group of approximately sixty-five financial institutions of similar assets size and geographic location. As a public company, a critical element of our compensation philosophy and a key determinant of specific compensation decisions for our management team will be a comparative analysis of our compensation mix and levels relative to a peer group of publicly-traded banks and thrifts. We firmly believe that the cornerstone of our compensation program is the maintenance of a competitive compensation program relative to the companies with whom we compete for talent. The peer group will reflect consideration of several factors, including geographic location, size, operating characteristics, and financial performance.

Allocation Among Compensation Components. Under our present structure, base salary has represented the largest component of compensation for our executive officers. As a public company, we expect that the mix of base salary, bonus and long-term cash and equity compensation will vary, depending upon the role of the individual officer in the organization. In allocating compensation among these elements, we believe that the compensation of our most senior levels of management should be predominately performance-based, while lower levels of management should receive a greater portion of their compensation in base salary.

Severance and Change in Control Benefits. Prior to our initial public offering, we generally did not maintain formal employment or severance agreements with our executive officers. As a public company, we expect to enter into employment agreements or other severance arrangements with our senior officers on terms consistent with the compensation packages for the highest senior management among our peers. The severance payments under these agreements, which will be contingent on the occurrence of certain termination events, are intended to provide the executive with a sense of security in making the commitment to dedicate his or her professional career to the success of our company.

Tax and Accounting Considerations. In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Retirement Benefits; Employee Welfare Benefits. Currently, our primary retirement savings vehicle is our defined contribution 401(k) plan, which enables our employees to supplement their retirement savings with elective deferral contributions that we match at specified levels. In addition to retirement programs, we provide our employees with coverage under medical, life insurance and disability plans on terms consistent with industry practice. We also sponsor a supplemental executive retirement plan to provide certain officers with supplemental benefits. (See “—Nonqualified Deferred Compensation.”)

Perquisites. We annually review the perquisites that we make available to our executive officers. The primary perquisites for executive officers include the use of an automobile paid for by Bradford Bank (including insurance and gasoline expenses) or the provision of an automobile allowance and membership at a Baltimore business luncheon club.

Director Compensation. Our outside directors are compensated through a combination of retainers and meeting fees. Directors who are also employees of Bradford Bank do not receive additional compensation for service on the board. Directors may also participate in the Director Voluntary Deferral and Supplemental Retirement Plan, as described further below. (See “—Director Compensation.”)  The level and mix of director compensation is revised by the Compensation Committee on a periodic basis to ensure consistency with the objectives of our overall compensation philosophy. We expect that, in the future, our review of director compensation will also consider the increased responsibility and liability of directors at publicly traded companies due to changes in the regulatory environment and the heightened scrutiny of corporate governance practices.

Stock Compensation Grant and Award Practices. As a mutual holding company without public stockholders, we have not been able to make equity-based awards to our officers and employees. As a public company, we expect that, following our implementation of an equity compensation program, as discussed above, our Compensation Committee’s grant-making process will be independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we expect that the release of material nonpublic information will never be timed with the purpose or intent to affect the value of executive compensation.

Stock Ownership Requirements. We have not adopted formal stock ownership requirements for our senior officers and board members. We expect that, following our initial public offering, the Compensation Committee will review prevailing practices among peer companies with respect to stock ownership guidelines and determine whether such guidelines are appropriate.

Compensation for the Named Executive Officers in 2007.

Chief Executive Officer Compensation. In determining Mr. Arthur’s compensation for 2007 and bonus for 2006, the Compensation Committee conducted a performance appraisal that reviewed Mr. Arthur’s financial, strategic and operational achievements. In its review, the Committee noted that Mr. Arthur has exhibited strong leadership skills and has been instrumental in growing the assets of Bradford Bank through strategic acquisitions. The Compensation  Committee also believes that the market is highly competitive for executive talent and that our CEO compensation package should help ensure stability in the chief executive officer position. The compensation paid to the CEO reflects his strategic role in developing and implementing our business plan and in working directly with the board of directors to identify business opportunities for Bradford Bank and its affiliates. In light of Mr. Arthur’s performance, the Compensation Committee established a base salary of $228,000 for Mr. Arthur, effective as of January 1, 2007, an increase of approximately 7.0% over 2006, and awarded Mr. Arthur a cash bonus of $25,000 for 2006.

Compensation for Our Other Named Executive Officer. In determining compensation for Mr. Costello, Mr. Arthur discussed Mr. Costello’s compensation arrangement with the Compensation Committee, but the Committee did not make any specific determinations regarding Mr. Costello’s compensation. Mr. Arthur reviewed Mr. Costello’s performance and, based on this assessment, authorized a base salary adjustment to $130,000 for Mr. Costello, effective as of January 1, 2007, an increase of approximately 11.1% over 2006. Mr. Costello was also awarded a bonus of $20,000 for 2006.

Executive Compensation

Summary Compensation Table. The following information is furnished for all individuals serving as the principal executive officer and principal financial officer of Bradford Bancorp or its subsidiaries for the 2006 fiscal year, who are the only executive officers of Bradford Bancorp or its subsidiaries whose total compensation for the 2006 fiscal year exceeded $100,000.

Name and Principal Position	Year	Salary ($ )	Bonus ($ )	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($ )(1)	All Other Compensation ($ )(2)	Total ($ )
Dallas R. Arthur President	2006	$213,000	$25,000	—	$ 26,609	$264,609
David L. Costello, III Executive Vice President and Chief Financial Officer	2006	117,000	20,000	—	6,042	$143,042

(1)          Represents the actuarial change in pension value in the executives’ accounts from December 31, 2005 to December 31, 2006 under the Bradford Bank Pension Plan and the Bradford Bank Supplemental Executive Retirement Plan. The Bradford Bank Pension Plan was frozen as of May 1, 2005. See the “—Pension Benefits” for a further discussion of the Pension Plan and Supplemental Executive Retirement Plan.

(2)          Consists of employer contributions to the 401(k) Plan of $8,247 and $5,480 for Messrs. Arthur and Costello, respectively, and employer-paid life insurance premiums of $960 and $562 for Messrs. Arthur and Costello, respectively. For Mr. Arthur, includes automobile allowance and expenses of $16,477 and a business luncheon club membership fee of $925.

Current Change in Control Agreements. Bradford Bank currently maintains change in control agreements with Messrs. Arthur and Costello (each referred to below as the “executive”). Under the agreements, if the executive is terminated without cause or resigns due to relocation outside the Baltimore metropolitan area or a reduction in title or responsibilities within one year after a change in control, he will receive a lump sum payment equal to two times his base salary. Following the offering, these agreements will be terminated and Bradford Bank and Bradford Bancorp will enter into employment agreements with Messrs. Arthur and Costello, as discussed below. (See “—Proposed Employment Agreements.”)

Proposed Employment Agreements. Upon completion of the offering, Bradford Bancorp and Bradford Bank intend to enter into separate three-year employment agreements with Messrs. Arthur and Costello as well as Michael J. Dee (referred to below as the “executives” or “executive”). The agreements at the company and bank levels have essentially identical provisions and the executives will not receive any duplicate payments under the agreements. Our continued success following the offering depends to a significant degree on the executives’ skills and competence, and the employment agreements help to ensure a stable management base.

The employment agreements will provide for three-year terms, subject to annual renewal by the boards of directors for an additional year beyond the then-current expiration date. The initial base salaries under the agreements will be $228,000, $130,000, and $170,000 for Messrs. Arthur, Costello and Dee, respectively. The agreements also will provide for participation in employee benefit plans and programs maintained for the benefit of senior management personnel, including discretionary bonuses and participation in future stock-based benefit plans and programs.

Upon termination of employment for cause, as defined in the agreement, the executive will receive no further compensation or benefits under the agreement. If we terminate the executive for reasons other than cause, or the executive resigns under circumstances equivalent to constructive termination, the executive or, upon his death, his beneficiary, will receive an amount equal to the base salary and employer contributions to benefit plans that would have been payable for the remaining term of the agreement. We will also continue or pay for each executive’s medical, dental and life insurance coverage for the remaining agreement term.

Under the employment agreements, upon the executives’ involuntary termination or voluntary termination under circumstances equivalent to constructive termination within one year after a change in control, they will receive a severance payment equal to three times their average annual compensation for the five preceding taxable years. The executives also will receive a payment equivalent to the cost of providing continued medical, dental and life insurance benefits for 36 months following termination in connection with a change in control.

The agreements will provide for the reduction of change in control payments to the executives to the extent necessary to ensure they will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, which would otherwise result in the imposition of a 20% excise tax under Section 4999 of the Internal Revenue Code and non-deductibility by Bradford Bancorp making such payments.

Upon termination of employment (other than involuntary termination in connection with a change in control), the executives will be required to refrain from engaging in competitive business activities, as outlined in the agreements, for a period of one year following termination. We will agree to pay all reasonable costs and legal fees of the executive incurred in connection with the enforcement of our obligations under the employment agreement, provided the executive succeeds on the merits in a related legal proceeding. Each employment agreement will also provide for indemnification of the executive to the fullest extent legally permitted.

Employee Severance Compensation Plan. We expect to adopt the Bradford Bank Employee Severance Compensation Plan in connection with the conversion and the offering. The plan will provide severance benefits to eligible employees who terminate employment as a result of a change in control of Bradford Bank or Bradford Bancorp. Employees will be eligible for a severance benefit under the plan if they complete a minimum of one year of service and do not enter into a separate employment or change in control agreement with Bradford Bank or Bradford Bancorp. Upon involuntary termination or voluntary termination under specified circumstances within 12 months after a change in control, former employees will receive a severance payment equal to two weeks of compensation for each year of service, up to a maximum of six months of base compensation; provided, however, that the board of directors may designate certain officers to receive a severance benefit equal to 12 months of base compensation.

Pension Benefits

Bradford Bank Pension Plan. Bradford Bank sponsors the Bradford Bank Pension Plan, a defined benefit pension plan providing retirement benefits to participating employees. Effective as of May 1, 2005, the Bank decided to freeze benefits under the Pension Plan for current participants. As a result, each active participant’s pension benefit will be determined based on the participant’s compensation and duration of employment as of April 30, 2005 and compensation and employment after that date will not be taken into account in determining pension benefits under the pension plan. As of December 31, 2006, Messrs. Arthur and Costello had six and three years of credited service and accrued benefits of $233,183 and $25,038, respectively, under the pension plan.

Benefit Plans

401(k) Plan. We maintain the Bradford Bank 401(k) Profit Sharing Plan, a tax-qualified defined contribution plan, for our employees. Employees who are 21 years of age or older generally become eligible to participate in the plan on the first day of the fiscal quarter following their completion of three months of service. Participants may contribute to the 401(k) plan on a pre-tax basis, subject to certain maximum contribution limits imposed by the Internal Revenue Code ($15,500 for 2007, with additional contributions of $5,000 permitted for participants over age 50). As a “safe harbor” 401(k) plan under the Internal Revenue Code, Bradford Bank makes a matching contribution equal to 100% of each participant’s salary deferrals, up to a maximum of 3% of compensation, plus 50% of each participant’s salary deferrals between 3% and 5% of annual compensation. Participants are always 100% vested in salary deferrals and employer contributions to the plan.

Participants may direct the investment of their individual accounts under the 401(k) plan among a variety of investment funds. In connection with the offering, the 401(k) plan has been amended to allow participants to open self-directed brokerage accounts with Charles Schwab to facilitate the purchase of Bradford Bancorp common stock in the initial public offering and in the open market following the close of the offering. Participants must have a minimum of $5,000 in their 401(k) plan account to open a self-directed brokerage account. A participant may not invest more than 50% of his or her 401(k) plan account balance in Bradford Bancorp common stock. A participant who elects to purchase common stock in the offering through the plan will receive the same subscription priority, and be subject to the same individual purchase limitations, as if the participant elects to purchase stock in the offering using other funds. See “The Conversion and Stock Offering—Subscription Offering and Subscription Rights” and “—Limitations on Purchases of Shares.”  An independent trustee will purchase common stock in the offering on behalf of 401(k) plan participants. Participants will direct the trustee regarding the voting of shares purchased for their 401(k) plan accounts.

Proposed Employee Stock Ownership Plan. In connection with the conversion, Bradford Bank has adopted an employee stock ownership plan for eligible employees. An employee is eligible to participate in the employee stock ownership plan if he or she has attained age 21 on the closing date of the conversion. Thereafter, new employees will be eligible to participate in the employee stock ownership plan upon the attainment of age 21 and completion of one year of service.

We have engaged an independent trustee to purchase, on behalf of the employee stock ownership plan, 8% of the total number of shares of Bradford Bancorp common stock issued in the offering, as well as shares contributed to Bradford Bank Foundation (464,000, 542,000 and 620,000 shares at the minimum, midpoint, and maximum of the offering range, respectively). However, if Bradford Bank’s tangible capital is not at least 10% following the offering, the amount of shares purchased by the employee stock ownership plan may be reduced to 7.0% of the shares sold in the offering, as well as shares contributed to Bradford Bank Foundation. The employee stock ownership plan will fund its stock purchase through a loan from Bradford Bancorp, which will be repaid over the anticipated 20-year loan term, principally through Bradford Bank’s contributions and dividends paid on the common stock held by the plan, with interest equal to the prime rate as published in The Wall Street Journal on the closing date of the offering. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in a loan suspense account, and will release the shares from the suspense account on a pro rata basis as Bradford Bank repays the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation. Participants will vest in their employee stock ownership plan allocations over a six-year period, at the rate of 20% upon the completion of two years of service and 20% per year thereafter. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The plan reallocates any unvested shares of common stock forfeited upon termination of employment among the remaining participants in the plan.

The employee stock ownership plan will permit participants to direct the plan trustee how to vote the shares of common stock credited to their accounts. The trustee will vote unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as it votes those shares for which participants provide instructions, subject to fulfillment of its fiduciary responsibilities as trustee for the plan.

Under applicable accounting requirements, Bradford Bank will record a compensation expense for a leveraged employee stock ownership plan at the fair market value of the shares when they are committed to be released from the suspense account to participants’ accounts under the plan.

Nonqualified Deferred Compensation

Supplemental Executive Retirement Plan. Bradford Bank has established a supplemental executive retirement plan designed to provide certain executives with the opportunity to defer compensation and receive supplemental retirement benefits. Under this plan, officers designated as participants by the Board of Directors may defer salary and bonus otherwise payable to them in the calendar year. In addition, Bradford Bank makes supplemental retirement contributions to the accounts of participants each year pursuant to a contribution schedule set forth as an appendix to the plan. Participants are 100% vested in their voluntary deferrals and vest in employer contributions immediately. Participants may also elect to have deferrals and employer contributions credited with earnings based on the performance of certain investments selected by the employer. Participants receive distributions from the plan upon separation from service, death, disability or a change in control, an unforeseeable emergency (defined in accordance with IRS regulations), or on a fixed date selected by the participant. Plan benefits are paid in a lump sum or annual installments, in accordance with participants’ elections. Upon the death of the participant, the designated beneficiary receives any remaining payments due under the plan.

The following table provides information for each nonqualified deferred compensation plan in which the named executive officers participated in 2006.

Name	Registrant Contributions in Last Fiscal Year ($ )	Aggregate Earnings in Last Fiscal Year ($ )	Aggregate Balance at Last Fiscal Year End ($ )
Dallas R. Arthur	$ 20,000	$ 230	$ 20,230
David L. Costello, III	12,000	350	12,350

Stock-Based Deferral Plan. In connection with the offering, Bradford Bank established the Bradford Bank Stock-Based Deferral Plan. The plan allows designated officers and directors to defer compensation which is credited under the plan in the form of stock units. The stock units will be valued based on the value of Bradford Bancorp common stock, and credited with hypothetical cash dividends equal to the dividends declared and paid on the common stock. Upon separation from service or a fixed payment date thereafter, participants will receive a distribution from the plan in the form of shares of Bradford Bancorp common stock, in a lump sum payment or annual installments over a two- to ten-year period. Under the plan, participants may make a one-time transfer of their previous cash compensation deferrals under the Bradford Bank Supplemental Executive Retirement Plan and Director Voluntary Deferral and Supplemental Retirement Plan to the stock-based deferral plan. All transferred amounts will thereafter be subject to the terms and provisions of the stock-based deferral plan.

Future Equity Incentive Plan

We intend to implement an equity incentive plan no earlier than six months after completion of the offering. Under current Office of Thrift Supervision regulations, if the plan is implemented within one year after the conversion, the plan must be approved by a majority of the total votes eligible to be cast and if the plan is implemented more than one year after the conversion, the plan must be approved by a majority of the total votes cast. Under this plan, if implemented within one year after the conversion, we may grant stock options in an amount up to 10.0% of the number of shares sold in the offering, as well as shares contributed to Bradford Bank Foundation and restricted stock awards in an amount equal to 4.0% of the shares issued in the offering, as well as shares contributed to Bradford Bank Foundation. However, if the plan is implemented within one year after the conversion and Bradford Bank’s tangible capital is not at least 10% at the time the plan is implemented, Office of Thrift Supervision regulations limit the amount of shares reserved for restricted stock eligible for award to 3.0% of the shares sold in the offering, as well as shares contributed to Bradford Bank Foundation. These limitations will not apply if the plan is implemented more than one year after the conversion.

Bradford Bancorp may fund the equity incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of Bradford Bancorp common stock. The acquisition of additional authorized, but unissued, shares by the equity incentive plan after the offering would dilute the interests of existing stockholders. See “Pro Forma Data.”

Bradford Bancorp will grant all stock options at an exercise price equal to 100% of the fair market value of the stock on the grant date, and will grant restricted stock awards at no cost to recipients. Restricted stock awards and stock options will generally vest at the rate of 20% per year over a five-year period, but Bradford Bancorp may also make vesting contingent upon the satisfaction of performance goals established by the board of directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control.

The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations. We will submit the equity incentive plan to stockholders for their approval, at which time we will provide stockholders with more detailed information about the plan. Under current office of Thrift Supervision Regulations, this plan, if voted implemented within one year of the conversion, must be approved by a majority of the total votes eligible to be cast by our stockholders.

The following table presents the total value of all shares to be available for restricted stock awards under the equity incentive plan, assuming the plan is implemented within one year after the conversion, based on a range of market prices from $8.00 per share to $14.00 per share. Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors.

	Value of
Share Price	232,000 Shares Awarded at Minimum of Range	271,000 Shares Awarded at Midpoint of Range	310,000 Shares Awarded at Maximum of Range	354,850 Shares Awarded at 15% Above Maximum of Range
	(In thousands)
$ 8.00	$ 1,856	$ 2,168	$ 2,480	$ 2,839
10.00	2,320	2,710	3,100	3,549
12.00	2,784	3,252	3,720	4,258
14.00	3,248	3,794	4,340	4,968

The following table presents the total value of all stock options available for grant under the equity incentive plan, assuming the plan is implemented within one year after the conversion, based on a range of market prices from $8.00 per share to $14.00 per share. For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”  Financial gains can be realized on a stock option only if the market price of the common stock increases above the price at which the option is granted.

		Value of
Exercise Price	Option Value	580,000 Options Granted at Minimum of Range	677,500 Options Granted at Midpoint of Range	775,000 Options Granted at Maximum of Range	887,125 Options Granted at 15% Above Maximum of Range
		(In thousands)
$ 8.00	$ 3.24	$ 1,879	$ 2,195	$ 2,511	$ 2,874
10.00	4.05	2,349	2,744	3,139	3,593
12.00	4.86	2,819	3,293	3,767	4,311
14.00	5.67	3,289	3,841	4,394	5,030

Director Compensation

The following table provides the compensation received by individuals who served as non-employee directors of the Company during the 2006 fiscal year.

Name	Fees Earned or Paid in Cash ($ )	Total ($ )
G. Scott Barhight	$ 35,900	$ 35,900
Melvin C. Benhoff, Jr.	36,650	36,650
Carl W. Brand, III	35,650	35,650
Lawrence M. Denton	35,400	35,400
Gilbert D. Marsiglia, Sr.	47,600	47,600
John O. Mitchell, III	65,250	65,250
George K. Mister, Jr.	36,400	36,400

Cash Retainer and Meeting Fees for Non-Employee Directors. The following table sets forth the applicable retainers and fees that will be paid to our non-employee directors for their service on the board of directors of Bradford Bancorp and Bradford Bank during 2007. Directors will not receive any fees for their service on the board of directors and committees of the board of Bradford Bancorp.

Annual retainer	$37,200
Annual retainer for Chairman of the Board	$58,200
Fee per committee meeting attended:
Loan Committee	$350
Audit, Executive, Facilities, Information Technology and Investment Committees	$250

Director Voluntary Deferral and Supplemental Retirement Plan. Bradford Bank has established the Director Voluntary Deferral and Supplemental Retirement Plan, which provides non-employee directors with the opportunity to voluntarily defer all or a portion of their fees for payment upon separation from service or on a fixed date elected by the participant. Directors may receive earnings on their deferrals to the plan based on the performance of certain investments selected from various options available under the plan, as determined by Bradford Bank. Bradford Bank also provides supplemental retirement benefits under the plan, payable in ten annual installments commencing upon the later of separation from service or the attainment of age 65. Directors with at least ten, but less than 15, years of service receive annual payments equal to 22.5% of their final year’s director fees; directors with at least 15, but less than 20, years of service receive annual payments equal to 33.75% of their final year’s director fees, and directors with 20 or more years of service receive annual payments equal to 45% of their final year’s director fees. Upon the death of a director prior to the receipt of all benefit payments, the director’s beneficiary receives a lump sum cash payment equal to the present value of the unpaid plan benefits.

Transactions with Management

Loans and Extensions of Credit. The aggregate amount of loans by Bradford Bank to its executive officers and directors, and members of their immediate families, was $509,000 at June 30, 2007. As of that date, these loans were performing according to their original terms. The outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Bradford Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features. For information about restrictions on our ability to make loans to insiders, see “Regulation and Supervision—Regulation of Bradford Bancorp and Bradford Bank—Federal Savings Institution Regulation—Transactions with Related Parties.”  On July 17, 2007, Bradford Bank made a $4.0 million commercial mortgage loan to one of our directors and members of his immediate family for the purchase of a cemetery. This loan also was made in the ordinary course of business, was made on substantially the same terms, including interest rates and collateral, as those prevailing at this time for comparable loans with persons not related to Bradford Bank, and did not involve more than the normal risk of collectibility, or present other unfavorable features.

Indemnification for Directors and Officers

Bradford Bancorp’s articles of incorporation contain provisions that limit the liability of and provide indemnification for its directors and officers. These provisions provide that a director or officer will be indemnified and held harmless by Bradford Bancorp when that individual is made a party to civil, criminal, administrative and investigative proceedings. Directors and officers will be indemnified to the fullest extent authorized by the Maryland General Corporation Law against all expense, liability and loss reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Bradford Bancorp pursuant to its articles of incorporation or otherwise, Bradford Bancorp has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Subscriptions by Executive Officers and Directors

The following table presents certain information as to the approximate purchases of common stock by our directors and executive officers, including their associates, if any, as defined by applicable regulations, as well as shares to be received by such persons in the merger. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 25% of the shares sold in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. We expect that our directors and executive officers, together with their associates, will subscribe for 1.6% of our outstanding shares at the minimum of the offering range and 1.3% of our outstanding shares at the maximum of the offering range.

	Proposed Purchases of Stock in the Offering
Name	Number of Shares	Dollar Amount
Dallas R. Arthur	10,000	$ 100,000
G. Scott Barhight	10,000	100,000
Melvin C. Benhoff, Jr.	10,000	100,000
Carl W. Brand, III	10,000	100,000
David L. Costello, III	10,000	100,000
Lawrence M. Denton	10,000	100,000
Gilbert D. Marsiglia, Sr.	11,000	110,000
John O. Mitchell, III	50,000	500,000
George K. Mister, Jr.	10,000	100,000
All directors and executive officers as a group (nine persons)	131,000	$ 1,310,000

In addition, Nicole N. Glaeser and Thomas P. O’Neill, both directors of Patapsco Bancorp who will become directors of Bradford Bancorp following completion of the merger, and Michael J. Dee, President, Chief Executive Officer and Chief Financial Officer of Patapsco Bancorp who will become an executive officer of Bradford Bancorp following completion of the merger, could elect to receive in the merger up to 251,974 shares in the aggregate of Bradford Bancorp common stock in exchange for their Patapsco Bancorp common stock, based on the number of shares of Patapsco Bancorp they own as of October 9, 2007 and subject to the election and proration procedure set forth in the merger agreement. Mr. O’Neill and Mr. Dee are not eligible account holders and are therefore not eligible to purchase shares of Bradford Bancorp common stock in the subscription offering. Ms. Glaeser is an eligible account holder and, together with her associates, intends to subscribe for 400 shares, or $4,000, of Bradford Bancorp common stock. Including the new directors and executive officer from Patapsco Bancorp (and excluding Mr. Mister who will be resigning as a director of Bradford Bancorp upon completion of the merger), all directors and executive officers, together with their associates, would own, upon completion of the merger, up to approximately 4.7% of our outstanding shares at the minimum of the offering range and up to approximately 3.8% of our outstanding shares at the maximum of the offering range, based on the number of shares of Patapsco Bancorp they own as of October 9, 2007.

Regulation and Supervision

Regulation of Bradford Bancorp and Bradford Bank

The following is a brief description of certain laws relating to the regulation of Bradford Bancorp and Bradford Bank after the proposed conversion. The description of statutory provisions and regulations applicable to savings institutions and their holding companies set forth below and elsewhere in this document does not purport to be a complete description of such statutes and regulations and their effects on Bradford Bank and Bradford Bancorp and is qualified in its entirety by reference to the actual laws and regulations.

General. As a savings and loan holding company, Bradford Bancorp will be required by federal law to report to, and otherwise comply with the rules and regulations of, the Office of Thrift Supervision. Bradford Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as the deposit insurer. Bradford Bank is a member of the Federal Home Loan Bank System and, with respect to deposit insurance, of the Deposit Insurance Fund managed by the Federal Deposit Insurance Corporation. Bradford Bank must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other savings institutions. The Office of Thrift Supervision and/or the Federal Deposit Insurance Corporation conduct periodic examinations to test Bradford Bank’s safety and soundness and compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the deposit insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on Bradford Bancorp, Bradford Bank and their operations. Certain regulatory requirements applicable to Bradford Bank and to Bradford Bancorp are referred to below or elsewhere herein.

Holding Company Regulation. Bradford Bancorp is a non-diversified unitary savings and loan holding company within the meaning of federal law. Under prior law, a unitary savings and loan holding company, such as Bradford Bancorp, was not generally restricted as to the types of business activities in which it may engage, provided that Bradford Bank continued to be a qualified thrift lender. See “Federal Savings Institution Regulation—QTL Test.”  The Gramm-Leach-Bliley Act of 1999 provided that no company may acquire control of a savings institution after May 4, 1999 unless the company engages only in the financial activities permitted for financial holding companies under law or for multiple savings and loan holding companies as described below. Further, the Gramm-Leach-Bliley Act specified that existing savings and loan holding companies may only engage in such activities. The Gramm-Leach-Bliley Act, however, grandfathered the unrestricted authority for activities with respect to unitary savings and loan holding companies existing prior to May 4, 1999, so long as the holding company’s savings institution subsidiary continued to comply with the qualified thrift lender test. Bradford Bancorp does not qualify for the grandfathering. Upon any non-supervisory acquisition by Bradford Bancorp of another savings institution or savings bank that meets the qualified thrift lender test and is deemed to be a savings institution by the Office of Thrift Supervision, Bradford Bancorp would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would generally be limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain activities authorized by Office of Thrift Supervision regulation. However, the Office of Thrift Supervision has issued an interpretation concluding that multiple savings and loan holding companies may also engage in activities permitted for financial holding companies.

A savings and loan holding company is prohibited from, directly or indirectly, acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company, without prior written approval of the Office of Thrift Supervision. Savings and loan holding companies are also prohibited from acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision considers factors such as the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the Deposit Insurance Fund, the convenience and needs of the community and competitive effects.

The Office of Thrift Supervision may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:  (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Although savings and loan holding companies are not currently subject to specific regulatory capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions as described below. Bradford Bank must notify the Office of Thrift Supervision 30 days before declaring any dividend to Bradford Bancorp. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision. The agency also has authority to order cessation of activities or divestiture of subsidiaries of a financial institution deemed to pose a threat to the safety and soundness of the institution.

Acquisition of Bradford Bancorp. Under the Federal Change in Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of Bradford Bancorp’s outstanding voting stock, unless the Office of Thrift Supervision has found that the acquisition will not result in the acquirer being deemed to control of Bradford Bancorp. Under the Change in Control Act, the Office of Thrift Supervision generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Any company that acquires control would then be subject to regulation as a savings and loan holding company.

Federal Savings Institution Regulation

Business Activities. The activities of federal savings institutions are governed by federal law and regulations. These laws and regulations delineate the nature and extent of the activities in which federal savings banks may engage. In particular, certain lending authority for federal savings institutions, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

Capital Requirements. The Office of Thrift Supervision capital regulations require savings institutions to meet three minimum capital standards:  a 1.5% tangible capital to total assets ratio; a 4% tier 1 capital to total assets leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system); and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

The risk-based capital standard for savings institutions requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet activities, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision based on the risks believed inherent in the type of asset. Core (Tier 1) capital is generally defined as common stockholders’ equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital (Tier 2 Capital) currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible debt securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets, and up to 45% of unrealized gains on available for sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances. At June 30, 2007, Bradford Bank met each of its capital requirements.

Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.”  A savings institution that has a total risk-based capital ratio less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.”  Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.”  The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings institution is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.”  Compliance with the plan must be guaranteed by any parent holding company in the amount of up to the lesser of 5% of the savings association’s total assets when it was deemed to be undercapitalized or the amount necessary to achieve compliance with applicable capital requirements. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors. Significantly and critically undercapitalized institutions are subject to additional mandatory and discretionary measures.

Insurance of Deposit Accounts. Bradford Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. The Deposit Insurance Fund is the successor to the Bank Insurance Fund and the Savings Association Insurance Fund, which were merged in 2006. The Federal Deposit Insurance Corporation recently amended its risk-based assessment system for 2007 to implement authority granted by the Federal Deposit Insurance Reform Act of 2005 (“Reform Act”). Under the revised system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors. An institution’s assessment rate depends upon the category to which it is assigned. Risk Category I, which contains the least risky depository institutions, is expected to include more than 90% of all institutions. Unlike the other categories, Risk Category I contains further risk differentiation based on the Federal Deposit Insurance Corporation’s analysis of financial ratios, examination component ratings and other information. Assessment rates are determined by the Federal Deposit Insurance Corporation and currently range from five to seven basis points for the healthiest institutions (Risk Category I) to 43 basis points of assessable deposits for the riskiest (Risk Category IV). The Federal Deposit Insurance Corporation may adjust rates uniformly from one quarter to the next, except that no single adjustment can exceed three basis points. No institution may pay a dividend if it is in default of the FDIC assessment.

The Reform Act also provided for a one-time credit for eligible institutions based on their assessment base as of December 31, 1996. Subject to certain limitations with respect to institutions that are exhibiting weaknesses, credits can be used to offset assessments until exhausted. The Reform Act also provided for the possibility that the Federal Deposit Insurance Corporation may pay dividends to insured institutions once the Deposit Insurance Fund reserve ratio equals or exceeds 1.35% of estimated insured deposits.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund. This payment is established quarterly and during the calendar year ending December 31, 2006 averaged 1.28 basis points of assessable deposits.

The Reform Act provided the Federal Deposit Insurance Corporation with authority to adjust the Deposit Insurance Fund ratio to insured deposits within a range of 1.15% and 1.50%, in contrast to the prior statutorily fixed ratio of 1.25%. The ratio, which is viewed by the Federal Deposit Insurance Corporation as the level that the fund should achieve, was established by the agency at 1.25% for 2007.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Bradford Bank. Management cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. The management of Bradford Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Loans to One Borrower. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. Generally, subject to certain exceptions, a savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

QTL Test. Federal law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least nine months out of each twelve-month period. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered “qualified thrift investments.”

A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. As of June 30, 2007, Bradford Bank maintained 81.0% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to stockholders of another institution in a cash-out merger. Under the regulations, an application to and prior approval of the Office of Thrift Supervision is required prior to any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like Bradford Bank, it is a subsidiary of a holding company. In the event Bradford Bank’s capital fell below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, Bradford Bank’s ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Office of Thrift Supervision determines that such distribution would constitute an unsafe or unsound practice.

Standards for Safety and Soundness. The federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

Transactions with Related Parties. Federal law limits Bradford Bank’s authority to lend to, and engage in certain other transactions with (collectively, “covered transactions”), “affiliates” (e.g., any company that controls or is under common control with an institution, including Bradford Bancorp, Inc. and its non-bank subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the institution’s capital and surplus. Loans and other specified transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.

The Sarbanes-Oxley Act generally prohibits loans by Bradford Bancorp to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Bradford Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Bradford Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit Bradford Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over savings institutions and has authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action to be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Assessments. Savings institutions are required to pay assessments to the Office of Thrift Supervision to fund the agency’s operations. The general assessments, paid on a semi-annual basis, are computed based upon the savings institution’s (including consolidated subsidiaries) total assets, financial condition and complexity of its portfolio. The Office of Thrift Supervision assessments paid by Bradford Bank for the fiscal year ended December 31, 2006 totaled $100,000.

Federal Home Loan Bank System. Bradford Bank is a member of the Federal Home Loan Bank System, which consists of twelve regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Bradford Bank, as a member of the Federal Home Loan Bank of Atlanta, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. Bradford Bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at June 30, 2007 of $3.5 million.

The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, Bradford Bank’s net interest income would likely also be reduced.

Federal Reserve System. The Federal Reserve Board regulations require savings institutions to maintain noninterest earning reserves against their transaction accounts (primarily negotiable order of withdrawal (NOW) and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows:  a 3% reserve ratio is assessed on net transaction accounts up to and including $45.8 million; a 10% reserve ratio is applied above $45.8 million. The first $8.5 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The amounts are adjusted annually. Bradford Bank complies with the foregoing requirements.

Regulation of Patapsco Bank

General. Patapsco Bank is a Maryland commercial bank and its deposit accounts are insured by the Deposit Insurance Fund administered by the Federal Deposit Insurance Corporation. Patapsco Bank also is a member of the Federal Reserve System. Patapsco Bank is subject to supervision, examination and regulation by the State of Maryland Commissioner of Financial Regulation, the Federal Reserve Board, Maryland and federal statutory and regulatory provisions governing such matters as capital standards, mergers and establishment of branch offices, and it is subject to the Federal Deposit Insurance Corporation’s authority to conduct special examinations. Patapsco Bank is required to file reports with the Commissioner and the Federal Reserve Board concerning its activities and financial condition and is required to obtain regulatory approvals prior to entering into certain transactions, including mergers with, or acquisitions of, other depository institutions.

The system of regulation and supervision applicable to Patapsco Bank establishes a comprehensive framework for the operations of Patapsco Bank and is intended primarily for the protection of the Federal Deposit Insurance Corporation and the depositors of Patapsco Bank. Changes in the regulatory framework could have a material effect on Patapsco Bank and their respective operations that in turn, could have a material adverse effect on Patapsco Bancorp.

Business Activities. The Commissioner regulates Patapsco Bank’s internal organization as well as its deposit, lending and investment activities. The basic authority for Patapsco Bank’s activities is specified by Maryland law. Additionally, Maryland law contains a parity statute by which Maryland commercial banks may, with the approval of the Commissioner, engage in any additional activity, service or practice permitted for national banks.

The Federal Reserve and Federal Deposit Insurance Corporation also regulate many of the areas regulated by the Commissioner and federal law may limit some of the authority provided to Patapsco Bank by Maryland law. Approval of the Commissioner and the Federal Reserve is required for, among other things, business combinations and the establishment of branch offices.

Capital Requirements. Patapsco Bank is subject to Federal Reserve Board capital requirements, as well as statutory capital requirements imposed under Maryland law. Federal Reserve Board regulations establish two capital standards for state-chartered banks that are members of the Federal Reserve System (“state member banks”): a leverage requirement and a risk-based capital requirement. In addition, the Federal Reserve may, on a case-by-case basis, establish individual minimum capital requirements for a bank that vary from the requirements that would otherwise apply under Federal Reserve Board regulations. A bank that fails to satisfy the capital requirements established under the Federal Reserve Board’s regulations will be subject to such administrative action or sanctions as the Federal Reserve Board deems appropriate.

The leverage ratio adopted by the Federal Reserve Board requires a minimum ratio of “Tier 1 capital” to adjusted total assets of 3% for banks rated composite 1 under the CAMELS examination rating system for banks. Banks not rated composite 1 under the CAMELS rating system for banks are required to maintain a minimum ratio of Tier 1 capital to adjusted total assets of at least 4%. Additional capital may be necessary for institutions with supervisory, financial, operational or managerial weaknesses, as well as institutions experiencing significant growth. For purposes of the Federal Reserve Board’s leverage requirement, Tier 1 capital consists primarily of common stockholders’ equity, certain perpetual preferred stock (which must be noncumulative with respect to banks), and minority interests in the equity accounts of consolidated subsidiaries; less most intangible assets, except for specified servicing assets and purchased credit card receivables and other specified deductions.

The risk-based capital requirements established by the Federal Reserve Board’s regulations require state member banks to maintain “total capital” equal to at least 8% of total risk-weighted assets. For purposes of the risk-based capital requirement, “total capital” means Tier 1 capital (as described above) plus “Tier 2 capital” (as described below), provided that the amount of Tier 2 capital may not exceed the amount of Tier 1 capital, less certain assets. Tier 2 capital elements include, subject to certain limitations, the allowance for losses on loans and leases, perpetual preferred stock that does not qualify for Tier 1 and long-term preferred stock with an original maturity of at least 20 years from issuance, hybrid capital instruments, including perpetual debt and mandatory convertible securities, and subordinated debt and intermediate-term preferred stock and up to 45% of unrealized gains on equity securities. Total risk-weighted assets generally are determined under the Federal Reserve Board’s regulations, which establish four risk categories, with general risk weights of 0%, 20%, 50% and 100%, based on the risk believed inherent to the type of loan involved.

In addition, Patapsco Bank is subject to the statutory capital requirements imposed by the State of Maryland. Under Maryland statutory law, if the surplus of a Maryland commercial bank at any time is less than 100% of its capital stock, then, until the surplus is 100% of the capital stock, the commercial bank: (i) must transfer to its surplus annually at least 10% of its net earnings; and (ii) may not declare or pay any cash dividends that exceed 90% of its net earnings.

The table below provides information with respect to Patapsco Bank’s compliance with its regulatory capital requirements at the dates indicated.

	Actual		Regulatory Requirements For Capital Adequacy Purposes		Regulatory Requirements To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of June 30, 2007
Total Capital (to Risk Weighted Assets)	$20,091	10.26%	$15,665	8.00%	$19,583	10.00%
Tier I Capital (to Risk Weighted Assets)	18,981	9.69	7,833	4.00	11,749	6.00
Tier I (to Average Assets)	18,981	7.57	10,030	4.00	12,537	5.00

Prompt Corrective Regulatory Action. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), the federal banking regulators are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees if the institution would thereafter fail to satisfy the minimum levels for any of its capital requirements. An institution that fails to meet the minimum level for any relevant capital measure (an “undercapitalized institution”) may be, among other things, subject to increased monitoring by the appropriate federal banking regulator, required to submit an acceptable capital restoration plan within 45 days and are subject to asset growth limits. The capital restoration plan must include a guarantee by the institution’s holding company that the institution will comply with the plan until it has been adequately capitalized on average for four consecutive quarters, under which the holding company would be liable up to the lesser of 5% of the institution’s total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan. A “significantly undercapitalized” institution, as well as any undercapitalized institution that did not submit an acceptable capital restoration plan, may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers, and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution could also be required to divest the institution or the institution could be required to divest subsidiaries. In their discretion, the federal banking regulators may also impose the foregoing sanctions on an undercapitalized institution if the regulators determine that such actions are necessary to carry out the purposes of the prompt corrective action provisions. If an institution’s ratio of tangible capital to total assets falls below a “critical capital level,” the institution will be subject to conservatorship or receivership within 90 days unless periodic determinations are made that forbearance from such action would better protect the deposit insurance fund. Unless appropriate findings and certifications are made by the appropriate federal bank regulatory agencies, a critically undercapitalized institution must be placed in receivership if it remains critically undercapitalized on average during the calendar quarter beginning 270 days after the date it became critically undercapitalized.

For purposes of these restrictions, an “undercapitalized institution” is a depository institution that has (i) a total risk-based capital ratio less than 8.0%; or (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0% (or less than 3.0% if the institution has a composite 1 CAMELS rating). A “significantly undercapitalized” institution is defined as a depository institution that has:  (i) a total risk-based capital ratio of less than 6.0%; or (ii) a Tier 1 risk-based capital ratio of less than 3.0%; or (iii) a leverage ratio of less than 3.0%. A “critically undercapitalized” institution is defined as a depository institution that has a ratio of “tangible equity” to total assets of less than 2.0%. The appropriate federal banking agency may reclassify a well capitalized depository institution as adequately capitalized and may require an adequately capitalized or undercapitalized institution to comply with the supervisory actions applicable to institutions in the next lower capital category (but may not reclassify a significantly undercapitalized institution as critically undercapitalized) if it determines, after notice and an opportunity for a hearing, that the institution is in an unsafe or unsound condition or that the institution has received and not corrected a less-than-satisfactory rating for any examination rating category. At June 30, 2007, Patapsco Bank was classified as well capitalized under Federal Reserve regulations.

Safety and Soundness Guidelines. Under FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994 (the “CDRI Act”), each federal banking agency was required to establish safety and soundness standards for institutions under its authority. The federal banking agencies, including the Federal Reserve Board, have released Interagency Guidelines Establishing Standards for Safety and Soundness. The guidelines require depository institutions to maintain internal controls and information systems and internal audit systems that are appropriate for the size, nature and scope of the institution’s business, establish certain basic standards for loan documentation, credit underwriting, asset quality, capital adequacy, earnings, interest rate risk exposure and asset growth and further provide that depository institutions should maintain safeguards to prevent the payment of compensation, fees and benefits that are excessive or that could lead to material financial loss. If the appropriate federal banking agency determines that a depository institution is not in compliance with the safety and soundness guidelines, it may require the institution to submit an acceptable plan to achieve compliance with the guidelines. Failure to submit or implement a compliance plan may subject the institution to regulatory sanctions. Management believes that Patapsco Bank meets substantially all the standards adopted in the interagency guidelines.

Federal Home Loan Bank System. The Federal Home Loan Bank System consists of 12 district Federal Home Loan Banks subject to supervision and regulation by the Federal Housing Finance Board. The Federal Home Loan Banks provide a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of Atlanta, Patapsco Bank is required to acquire and hold specified amounts of capital stock in the Federal Home Loan Bank of Atlanta. Patapsco Bank was in compliance with this requirement with an investment in Federal Home Loan Bank of Atlanta stock at June 30, 2007 of $2.2 million.

Federal Reserve System. Pursuant to regulations of the Federal Reserve Board, a financial institution must maintain average daily reserves equal to 3% on transaction accounts of over $8.5 million up to $45.8 million, plus 10% on the remainder. This percentage is subject to adjustment by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a noninterest-bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution’s interest-earning assets. As of June 30, 2007, Patapsco Bank met its reserve requirements.

The monetary policies and regulations of the Federal Reserve Board have a significant effect on the operating results of commercial banks. The Federal Reserve Board’s policies affect the levels of bank loans, investments and deposits through its open market operation in United States government securities, its regulation of the interest rate on borrowings of member banks from Federal Reserve Banks and its imposition of non-earning reserve requirements on all depository institutions, such as Patapsco Bank, that maintain transaction accounts or non-personal time deposits.

Deposit Insurance. Patapsco Bank’s savings deposits are insured by the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation. Patapsco Bank is required to pay assessments, based on a percentage of its insured deposits, to the Federal Deposit Insurance Corporation for insurance of its deposits by the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation is required to set semi-annual assessments for Deposit Insurance Fund-insured institutions at a level necessary to maintain the designated reserve ratio of the Deposit Insurance Fund at 1.25% of estimated insured deposits, or at a higher percentage of estimated insured deposits that the Federal Deposit Insurance Corporation determines to be justified for that year by circumstances indicating a significant risk of substantial future losses to the Deposit Insurance Fund.

Under the Federal Deposit Insurance Corporation’s risk-based deposit insurance assessment system, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution by the Federal Deposit Insurance Corporation, which is determined by the institution’s capital level and supervisory evaluations. Regular semi-annual Deposit Insurance Fund assessment rates set by the Federal Deposit Insurance Corporation currently range from 0 to 27 basis points with the strongest institutions having the lower rates. In addition, Federal Deposit Insurance Corporation-insured institutions are required to pay assessments to the Federal Deposit Insurance Corporation to help fund interest payments on certain bonds issued by the Financing Corporation (“FICO”), an agency of the federal government established to finance takeovers of insolvent thrifts.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in premiums would likely have an adverse effect on the operating expenses and results of operations of Patapsco Bank. Management cannot predict what insurance assessment rates will be in the future.

Federal Deposit Insurance Reform Act of 2005. The Federal Deposit Insurance Reform Act of 2005, signed by the President on February 8, 2006, revised the laws governing the federal deposit insurance system. The Federal Deposit Insurance Reform Act provides for the consolidation of the Bank and Savings Association Insurance Funds into a combined “Deposit Insurance Fund.”

Under the Federal Deposit Insurance Reform Act, insurance premiums are to be determined by the FDIC based on a number of factors, primarily the risk of loss that insured institutions pose to the Deposit Insurance Fund. The legislation eliminates the current minimum 1.25% reserve ratio for the insurance funds, the mandatory assessments when the ratio falls below 1.25% and the prohibition on assessing the highest quality banks when the ratio is above 1.25%. The Federal Deposit Insurance Reform Act provides the FDIC with flexibility to adjust the new insurance fund’s reserve ratio between 1.15% and 1.5%, depending on projected losses, economic changes and assessment rates at the end of a calendar year and allows for dividends to insured institutions when the reserve ratio exceeds specific levels.

The Federal Deposit Insurance Reform Act increased deposit insurance coverage limits from $100,000 to $250,000 for certain types of Individual Retirement Accounts, 401(k) plans and other retirement savings accounts. While it preserved the $100,000 coverage limit for individual accounts and municipal deposits, the FDIC was furnished with the discretion to adjust all coverage levels to keep pace with inflation beginning in 2010. Also, institutions that become undercapitalized will be prohibited from accepting certain employee benefit plan deposits. The Federal Deposit Insurance Reform Act also enacted a $4.7 billion one-time assessment credit to be allocated by the FDIC among institutions that were in existence as of December 31, 1996. According to the FDIC’s website, Patapsco Bank’s share of this assessment credit is $188,000.

Pursuant to the Federal Deposit Insurance Reform Act, the consolidation of the Bank and Savings Association Insurance Funds into the Deposit Insurance Fund occurred on March 21, 2006. The Federal Deposit Insurance Reform Act also states that the FDIC must promulgate final regulations implementing the remainder of its provisions not later than 270 days after its enactment.

Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the Federal Reserve. The management of Patapsco Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Dividend Restrictions. Patapsco Bank’s ability to pay dividends is governed by Maryland law and the regulations of the Federal Reserve Board. Under Maryland law relating to financial institutions, if the surplus of a commercial bank at any time is less than 100% of its capital stock, then, until the surplus is 100% of the capital stock, the commercial bank:  (i) must transfer to its surplus annually at least 10% of its net earnings; and (ii) may not declare or pay any cash dividends that exceed 90% of its net earnings.

Patapsco Bank’s payment of dividends is also subject to the Federal Reserve Board’s Regulation H, which provides that a state member bank may not pay a dividend if the total of all dividends declared by the bank in any calendar year exceeds the total of its net profits for the year combined with its retained net profits for the preceding two calendar years, less any required transfers to surplus or to a fund for the retirement of preferred stock, unless the bank has received the prior approval of the Federal Reserve Board. The previously referenced prompt corrective action requirements prohibit dividends where Patapsco Bank would be “undercapitalized”, “significantly undercapitalized”, or “critically undercapitalized” after the dividend. Additionally, the Federal Reserve Board has the authority to prohibit the payment of dividends by a Maryland commercial bank when it determines such payment to be an unsafe and unsound banking practice. Finally, Patapsco Bank is not able to pay dividends on its capital stock if its regulatory capital would thereby be reduced below the remaining balance of the liquidation account established in connection with its conversion in April 1996 from mutual to stock form.

Uniform Lending Standards. Under Federal Reserve Board regulations, state member banks must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards, including loan-to-value limits that are clear and measurable, loan administration procedures and documentation, approval and reporting requirements. The real estate lending policies of state member banks must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies that have been adopted by the federal banking agencies.

Management will periodically evaluate its lending policies to assure conformity to the Interagency Guidelines and does not anticipate that the Interagency Guidelines will have a material effect on its lending activities.

Limits on Loans to One Borrower. Patapsco Bank has chosen to be subject to federal law with respect to limits on loans to one borrower. Generally, under federal law, the maximum amount that a commercial bank may loan to one borrower at one time may not exceed 15% of the unimpaired capital and surplus of the commercial bank, plus an additional 10% if secured by specified “readily marketable collateral.”  Patapsco Bank’s lending limit to one borrower as of June 30, 2007 was $3.0 million.

Transactions with Related Parties. Transactions between a state member bank and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a state member bank is any company or entity, which controls, is controlled by or is under common control with the state member bank. In a holding company context, at a minimum, the parent holding company of a state member bank and any companies which are controlled by such parent holding company are affiliates of the state member bank. Generally, Sections 23A and 23B (i) limit the extent to which an institution or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such institution’s capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a nonaffiliate. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions.

State member banks also are subject to the restrictions contained in Section 22(h) of the Federal Reserve Act and the Federal Reserve’s Regulation O thereunder on loans to executive officers, directors and principal stockholders (“insiders”). Under Section 22(h), aggregate loans to directors, executive officers and greater than

10% stockholders may not exceed the institutions, unimpaired capital and unimpaired surplus. Section 22(h) also prohibits loans, above amounts prescribed by the appropriate federal banking agency, to insiders of a state member bank, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the institution with any “interested” director not participating in the voting. Regulation O prescribes the loan amount (which includes all other outstanding loans to such person) as to which prior board of director approval is required as being the greater of $25,000 or 5% of capital and surplus; however loans aggregating to $500,000 or more always require such approval. Further, Section 22(h) requires that loans to insiders be made on terms substantially the same as offered in comparable transactions to other persons with an exception for loans made to a bank-wide benefit or compensation program that does not give preference to insiders. Section 22(g) of the Federal Reserve Act places further restrictions on the types of loans that can be made to executive officers.

Additionally, Maryland statutory law imposes restrictions on certain transactions with affiliates of Maryland commercial banks. Generally, under Maryland law, a director, officer or employee of a commercial bank may not borrow, directly or indirectly, any money from the bank, unless the loan has been approved by a resolution adopted at and recorded in the minutes of the board of directors of the bank, or the executive committee of the bank, if that committee is authorized to make loans. If such a loan is approved by the executive committee, the loan approval must be reported to the board of directors at its next meeting. Certain commercial loans made to non-employee directors of a bank and certain consumer loans made to non-officer and non-director employees of the bank are exempt from the statute’s coverage.

Enforcement. The Federal Reserve has primary federal enforcement responsibility over member banks and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution or receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The FDIC has the authority to recommend to the Federal Reserve Board that enforcement action to be taken with respect to a particular savings institution. If action is not taken by the Federal Reserve Board, the FDIC has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

The Commissioner has extensive enforcement authority over Maryland banks. Such authority includes the ability to issues cease and desist orders and civil money penalties and to remove directors or officers. The Commissioner may also take possession of a Maryland bank whose capital is impaired and seek to have a receiver appointed by a court.

Regulation of Patapsco Bancorp

General. Patapsco Bancorp, as the sole stockholder of Patapsco Bank, is a bank holding company and is registered as such with the Federal Reserve Board. Bank holding companies are subject to comprehensive regulation and examination by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, and the regulations of the Federal Reserve Board. The Federal Reserve Board also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

Under the Bank Holding Company Act, a bank holding company must obtain Federal Reserve Board approval before: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company. In evaluating such applications, the Federal Reserve Board considers a variety of financial, managerial and competitive factors.

The Bank Holding Company Act also prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve Board regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities includes, among other things, operating a savings institution, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers. The Gramm-Leach-Bliley Act of 1999 authorized bank holding companies that meet certain management capital and other criteria to opt to become a “bank holding company” and thereby engage in a broad array of financial activities including insurance underwriting and investment banking. Patapsco Bancorp has not, up to now, opted to become a financial holding company.

Acquisitions of Bank Holding Companies and Banks. Under the Bank Holding Company Act, any company must obtain approval of the Federal Reserve Board prior to acquiring control of Patapsco Bancorp or Patapsco Bank. For purposes of the Bank Holding Company Act, control is defined as ownership of more than 25% of any class of voting securities of Patapsco Bancorp or Patapsco Bank, the ability to control the election of a majority of the directors, or the exercise of a controlling influence over management or policies of Patapsco Bancorp or Patapsco Bank. Any bank holding company must secure Federal Reserve Board approval prior to acquiring 5% or more of the stock of Patapsco Bancorp or Patapsco Bank.

The Change in Bank Control Act and the related regulations of the Federal Reserve Board require any person or persons acting in concert (except for companies required to make application under the Bank Holding Company Act), to file a written notice with the Federal Reserve Board before such person or persons may acquire control of Patapsco Bancorp or Patapsco Bank. The Change in Bank Control Act presumes control as the power, directly or indirectly, to vote 10% or more of any voting securities or to direct the management or policies of a bank holding company, such as Patapsco Bancorp, that has securities registered under the Securities Exchange Act of 1934.

Under Maryland law, acquisitions of 25% or more of the voting stock of a commercial bank or a bank holding company and other acquisitions of voting stock of such entities which affect the power to direct or to cause the direction of the management or policy of a commercial bank or a bank holding company must be approved in advance by the Commissioner. Any person proposing to make such an acquisition must file an application with the Commissioner at least 60 days before the acquisition becomes effective. The Commissioner may deny approval of any such acquisition if the Commissioner determines that the acquisition is anticompetitive or threatens the safety or soundness of a banking institution. Any voting stock acquired without the approval required under the statute may not be voted for a period of five years. This restriction is not applicable to certain acquisitions by bank holding companies of 5% or more of the stock of Maryland banks or Maryland bank holding companies which are governed by Maryland’s holding company statute and also require prior approval of the Commissioner.

Dividends. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board’s view that a bank holding company should pay cash dividends only to the extent that Patapsco Bancorp’s net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with Patapsco Bancorp’s capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve Board pursuant to FDICIA, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as “undercapitalized.”

Capital Requirements. The Federal Reserve Board has established capital requirements generally similar to the capital requirements for state member banks described above, for bank holding companies. Formerly, these were applied to bank holding companies with total assets of $150 million or above, including Patapsco Bancorp. However, in 2006, the Federal Reserve Board raised the threshold for the applicability of its capital requirements to a $500 million asset size except where Patapsco Bancorp (i) engages in significant non-banking activities; (ii) conducts significant off balance sheet activities or has a material amount of debt or equity securities outstanding registered with the Securities Exchange Commission. The Federal Reserve Board has reserved the right to apply its requirements to bank holding companies of any size when required for supervisory purposes.

Stock Repurchases. As a bank holding company, Patapsco Bancorp is required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of Patapsco Bancorp’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would violate any law, regulation, Federal Reserve Board order, directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. This requirement does not apply to bank holding companies that are “well capitalized,” received one of the two highest examination ratings at their last examination and are not the subject of any unresolved supervisory issues.

Sarbanes-Oxley Act of 2002. On July 30, 2002, the Sarbanes-Oxley Act of 2002 was signed into law which mandated a variety of reforms intended to address corporate and accounting fraud. The Sarbanes-Oxley Act contained provisions which amend the Securities Exchange Act of 1934, as amended and provisions which directed the Securities and Exchange Commission to promulgate rules. The resultant law and regulations under the Securities Exchange Act are set forth in the following paragraphs. The Sarbanes-Oxley Act provides for the establishment of the Public Company Accounting Oversight Board, which enforces auditing, quality control and independence standards for firms that audit Securities and Exchange Commission reporting companies and is funded by fees from all Securities and Exchange Commission reporting companies. The Sarbanes-Oxley Act imposed higher standards for auditor independence and restricts provision of consulting services by auditing firms to companies they audit. Any non-audit services being provided to an audit client will require preapproval by Patapsco Bancorp’s audit committee members. In addition, audit partners must be rotated periodically. The Sarbanes-Oxley Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement. In addition, under the Sarbanes-Oxley Act, counsel is required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

Longer prison terms will also be applied to corporate executives who violate federal securities laws, the period during which certain types of suits can be brought against a company or its officers has been extended, and bonuses issued to top executives prior to restatement of a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from trading during retirement plan “blackout” periods, and loans to company executives are restricted. Directors and executive officers must also report most changes in their ownership of a company’s securities within two business days of the change.

The Sarbanes-Oxley Act also increases the oversight and authority of audit committees of publicly traded companies. Audit committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, all Securities and Exchange Commission reporting companies must disclose whether at least one member of the committee is an audit committee “financial expert” (as such term is defined by the Securities and Exchange Commission rules) and if not, why not. Audit committees of publicly traded companies must have authority to retain their own counsel and other advisors funded by Patapsco Bancorp. Audit committees must establish procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters and procedures for confidential, anonymous submission of employee concerns regarding questionable accounting or auditing matters. It is the responsibility of the audit committee to hire, oversee and work on disagreements with Patapsco Bancorp’s independent auditor.

Beginning six months after the Securities and Exchange Commission determines that the Public Company Accounting Oversight Board is able to carry out its functions, it will be unlawful for any person that is not a registered public accounting firm to audit a Securities and Exchange Commission reporting company. Under the Securities Exchange Act, a registered public accounting firm is prohibited from performing statutorily mandated audit services for a company if such company’s chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions has been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Sarbanes-Oxley Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent public or certified accountant engaged in the audit of Patapsco Bancorp’s financial statements for the purpose of rendering the financial statement’s materially misleading. The Securities and Exchange Commission has prescribed rules requiring inclusion of an internal control report and assessment by management in the annual report to stockholders. The Sarbanes-Oxley Act requires the registered public accounting firm that issues the audit report to attest to and report on management’s assessment of Patapsco Bancorp’s internal controls. In addition, the Sarbanes-Oxley Act requires that each financial report required to be prepared in accordance with (or reconciled to) generally accepted accounting principles and filed with the Securities and Exchange Commission reflect all material correcting adjustments that are identified by a registered public accounting firm in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission.

Federal and State Taxation

Federal Income Taxation

General. We report our income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have not been audited during the past five years. For its 2006 fiscal year, Bradford Bank’s maximum federal income tax rate was 34.0%.

Bradford Bancorp and Bradford Bank will enter into a tax allocation agreement. Because Bradford Bancorp will own 100% of the issued and outstanding capital stock of Bradford Bank, Bradford Bancorp and Bradford Bank will be members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group Bradford Bancorp is the common parent corporation. As a result of this affiliation, Bradford Bank may be included in the filing of a consolidated federal income tax return with Bradford Bancorp and, if a decision to file a consolidated tax return is made, the parties will agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return.

Bad Debt Reserves. For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and required savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves as of December 31, 1987. Approximately $8.2 million of our accumulated bad debt reserves would not be recaptured into taxable income unless Bradford Bank makes a “non-dividend distribution” to Bradford Bancorp as described below.

Distributions. If Bradford Bank makes “non-dividend distributions” to Bradford Bancorp, the distributions will be considered to have been made from Bradford Bank’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from Bradford Bank’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Bradford Bank’s taxable income. Non-dividend distributions include distributions in excess of Bradford Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Bradford Bank’s current or accumulated earnings and profits will not be so included in Bradford Bank’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Bradford Bank makes a non-dividend distribution to Bradford Bancorp, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34.0% federal corporate income tax rate. Bradford Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

Maryland Taxation

Bradford Bancorp is subject to Maryland’s Corporation Business Tax at the rate of 7.0% on its taxable income, before net operating loss deductions and special deductions for federal income tax purposes. Bradford Bank is required to file Maryland income tax returns. For this purpose, “taxable income” generally means federal taxable income subject to certain adjustments (including addition of interest income on state and municipal obligations).

The Conversion and Stock Offering

The conversion and offering are being conducted pursuant to a plan of conversion approved by the boards of directors of Bradford Bank, Bradford Bancorp, Bradford Mid-Tier Company and Bradford Bank MHC. The plan of conversion also must be approved by the members of Bradford Bank MHC. A special meeting of members has been called for this purpose. The Office of Thrift Supervision also conditionally approved the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by such agency.

General

On March 16, 2007, the respective Boards of Directors of Bradford Bank, Bradford Mid-Tier Company and Bradford Bank MHC unanimously adopted the plan of conversion. Under the plan of conversion, Bradford Bank will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of Bradford Bancorp, a newly formed Maryland corporation. Following the conversion, Bradford Bank MHC and Bradford Mid-Tier Company will no longer exist.

The conversion to a stock holding company structure also includes the offering by Bradford Bancorp of its common stock to qualifying depositors and borrowers of Bradford Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The amount of capital being raised in the offering is based on an appraisal of Bradford Bancorp. Most of the terms of this offering are required by the regulations of the Office of Thrift Supervision. The Office of Thrift Supervision approved our plan of conversion, subject to the fulfillment of certain conditions, including the approval of the plan of conversion by Bradford Bank MHC’s members. The plan of conversion also provides for the establishment of Bradford Bank Foundation and our funding of the foundation with $250,000 in cash and $2.75 million in Bradford Bancorp common stock. The establishment of Bradford Bank Foundation is subject to a separate vote of Bradford Bank MHC’s members at the special meeting.

In connection with the conversion, Bradford Bancorp will acquire Patapsco Bancorp in a merger, whereby Patapsco Bancorp will be merged with and into Bradford Bancorp and Patapsco Bancorp’s wholly owned subsidiary, Patapsco Bank, will be merged with and into Bradford Bank. In connection with the merger, Patapsco Bancorp’s stockholders will be given the opportunity to exchange their shares of Patapsco Bancorp common stock for $23.00 in cash, 2.3 shares of Bradford Bancorp common stock, or a combination thereof, subject to the election and proration procedures set forth in the merger agreement. For more information on the merger with Patapsco Bancorp, see “The Acquisition of Patapsco Bancorp.”

The following is a brief summary of the pertinent aspects of the conversion and offering. A copy of the plan of conversion is available from Bradford Bank upon request and is available for inspection at the offices of Bradford Bank and at the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to the registration statement, of which this prospectus forms a part, that Bradford Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Conversion and Offering

Our primary reasons for this offering are the following:

•                                          The offering will facilitate the acquisition of Patapsco Bancorp by enabling us to issue stock and raise cash to pay the merger consideration.

•                                          The proceeds from the offering will increase the capital of Bradford Bank, which will support future lending and operational growth, including future expansion through branching.

•                                          The offering allows us to implement equity compensation plans to retain and attract qualified directors, officers and staff and to enhance our current compensation programs.

•                                          The public stock holding company structure will give us greater flexibility in structuring further mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company structure significantly limits our ability in offering shares of common stock as consideration in a merger or acquisition. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by enhancing our ability to offer stock or cash consideration, or a combination of the two. Other than our agreement to acquire Patapsco Bancorp, we currently have no agreements or understandings as to any specific acquisition.

The offering will afford our directors, officers and employees the opportunity to become stockholders, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The conversion and offering will also provide our customers and local community members with an opportunity to acquire our stock. In addition, the offering will allow Bradford Bank to increase its philanthropic endeavors to the communities it serves through the formation and funding of Bradford Bank Foundation.

The disadvantages of the conversion and offering considered by our Board of Directors are the additional expense and effort of operating as a public company and the fact that operating in the stock holding company form of organization could subject Bradford Bank to contests for corporate control.

Description of the Conversion and Stock Offering

Bradford Bancorp has been incorporated under Maryland law as a wholly owned subsidiary of Bradford Bank. To effect the conversion, the following will occur:

•                                          Bradford Mid-Tier Company will convert into an interim federal stock savings bank and simultaneously merge with and into Bradford Bank, pursuant to which Bradford Mid-Tier Company will cease to exist;

•                                          Bradford Bank MHC will convert from mutual form to a second interim federal stock savings bank and simultaneously merge with and into Bradford Bank, pursuant to which Bradford Bank MHC will cease to exist and the shares of Bradford Mid-Tier Company common stock held by Bradford Bank MHC will be canceled; and

•                                          A third interim federal savings bank will be formed as a wholly owned subsidiary of Bradford Bancorp, and then will merge with and into Bradford Bank.

As a result of the merger of the third interim federal savings bank with and into Bradford Bank, Bradford Bank will become a wholly owned subsidiary of Bradford Bancorp.

Pursuant to Office of Thrift Supervision regulations, consummation of the conversion (including the offering of common stock in the offering, as described below) is conditioned upon the approval of the plan of conversion by the Office of Thrift Supervision and at least a majority of the total number of votes eligible to be cast by members of Bradford Bank MHC at the special meeting of members.

Effects of Conversion on Deposits, Borrowers and Members

General. Each depositor in Bradford Bank currently has both a deposit account in the institution and a pro rata ownership interest in the net worth of Bradford Bank MHC based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that Bradford Bank MHC is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Bradford Bank MHC after other claims are paid. Any depositor who opens a deposit account at Bradford Bank obtains a pro rata ownership interest in the net worth of Bradford Bank MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of Bradford Bank MHC, which is lost to the extent that the balance in the account is reduced. When a mutual holding company converts to stock holding company form, depositors lose all rights to the net worth of the mutual holding company, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion.

Continuity. While the conversion is being accomplished, the normal business of Bradford Bank will continue without interruption, including being regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the conversion, Bradford Bank will continue to provide services for depositors and borrowers under current policies.

The Board of Directors of Bradford Bancorp is composed of the same individuals who serve on the Boards of Directors of Bradford Bank MHC, Bradford Mid-Tier Company and Bradford Bank. The directors of Bradford Bancorp after the conversion and the merger with Patapsco Bancorp will be the current directors of Bradford Bancorp, except that in connection with the merger, two directors of Patapsco Bancorp chosen by Bradford Bancorp will be added to the Boards of Directors of Bradford Bancorp and Bradford Bank and that one current director of both Bradford Bancorp and Bradford Bank is resigning.

The senior management of Bradford Bancorp after the conversion will consist of the current members of Bradford Bancorp’s senior management, however, immediately following the merger with Patapsco Bancorp, the composition of our executive management will change as a result of the merger. We will appoint David L. Costello, III, our current Executive Vice President and Chief Financial Officer, as Executive Vice President and Chief Operating Officer and appoint Michael J. Dee, the current President, Chief Executive Officer and Chief Financial Officer of Patapsco Bancorp and Patapsco Bank, as Senior Vice President and Chief Financial Officer of Bradford Bancorp and Bradford Bank.

Deposit Accounts and Loans. The conversion will not affect any deposit accounts or borrower relationships with Bradford Bank. All deposit accounts in Bradford Bank after the conversion will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the conversion. The conversion will not change the interest rate or the maturity of deposits at Bradford Bank.

After the conversion, all loans of Bradford Bank will retain the same status that they had before the conversion. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the conversion.

Effect on Voting Rights of Members. Voting rights in Bradford Bank MHC, as a mutual holding company, belong to its depositor and borrower members. After the conversion, depositors and borrowers will no longer be members and will no longer have voting rights in Bradford Bank MHC, which will cease to exist. The holders of the common stock of Bradford Bancorp will possess all voting rights in Bradford Bancorp, and Bradford

Bancorp, as the sole stockholder of Bradford Bank, will possess all voting rights in Bradford Bank. Depositors and borrowers of Bradford Bank will not have any voting rights after the conversion except to the extent that they become stockholders of Bradford Bancorp by purchasing common stock.

Effect on Liquidation Rights. If Bradford Bank MHC were to liquidate, all claims of Bradford Bank MHC’s creditors would be paid first. Thereafter, if there were any assets remaining, members of Bradford Bank MHC would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Bradford Bank immediately before liquidation. In the unlikely event that Bradford Bank were to liquidate after the conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the “liquidation account” to certain depositors (see “—Liquidation Rights” below), with any assets remaining thereafter distributed to Bradford Bancorp as the holder of Bradford Bank’s capital stock.

Liquidation Rights

In the unlikely event of a complete liquidation of Bradford Bank MHC before the conversion, each depositor in Bradford Bank would receive a pro rata share of any assets of Bradford Bank MHC remaining after payment of claims of all creditors. Each depositor’s pro rata share of the remaining assets would be in the same proportion as the value of his or her deposit account to the total value of all deposit accounts in Bradford Bank at the time of liquidation. In the event of a complete liquidation of Bradford Bank after the conversion, each depositor would have a claim as a creditor of the same general priority as the claim of all other general creditors of Bradford Bank. However, except as described below, his or her claim would be solely in the amount of the balance in his deposit account plus accrued interest. He or she would not have an interest in the value of the assets or Bradford Bank or Bradford Bancorp above that amount.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to Bradford Bank MHC’s equity as reflected in its latest statement of financial condition contained in the final prospectus utilized in the offering. Each eligible account holder and supplemental eligible account holder, if he or she were to continue to maintain his or her deposit account at Bradford Bank, would be entitled, upon a complete liquidation of Bradford Bank after the conversion, to an interest in the liquidation account before any payment to Bradford Bancorp as the sole stockholder of Bradford Bank. Each eligible account holder and supplemental eligible account holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in Bradford Bank at the close of business on December 31, 2005 or September 30, 2007, as the case may be. Each eligible account holder and supplemental eligible account holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the December 31, 2005 eligibility record date (or the September 30, 2007 supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in Bradford Bank on such date.

If, however, on any December 31 annual closing date of Bradford Bank, commencing December 31, 2007, the amount in any deposit account is less than the amount in such deposit account on December 31, 2005 or September 30, 2007, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to Bradford Bancorp as the sole stockholder of Bradford Bank.

No merger, consolidation, bulk purchase of assets with assumptions of savings accounts and other liabilities or similar transactions with another federally insured institution in which Bradford Bank is not the surviving institution will be considered to be a complete liquidation. In any of these transactions, the liquidation account will be assumed by the surviving institution.

Subscription Offering and Subscription Rights

Under the plan of conversion, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

1.                                       Eligible account holders – persons with $50 or more on deposit (“qualifying deposits”) as of December 31, 2005 at the following institutions:

•                                          Bradford Bank;

•                                          American Bank (provided the deposit account in American Bank was acquired by Bradford Bank pursuant to the Purchase Agreement by and between American Bank and Bradford Bank, dated June 7, 2006);

•                                          Valley Bank of Maryland;

•                                          Golden Prague Federal Savings and Loan Association; and

•                                          Senator Bank.

2.                                       Our employee stock ownership plan.

3.                                       Supplemental eligible account holders – persons with qualifying deposits as of September 30, 2007 at Bradford Bank.

4.                                       Other members – Bradford Bank’s depositors as of October 12, 2007, who were not able to subscribe for shares under categories 1 and 3 and the following borrowers:

•                                          borrowers of Bradford Bank as of December 14, 1987 whose loans continued to be outstanding at October 12, 2007;

•                                          borrowers of Golden Prague Federal Savings and Loan Association as of September 27, 1990 whose loans continued to be outstanding with Bradford Bank at October 12, 2007; and

•                                          borrowers of Senator Bank as of September 29, 1988 whose loans continued to be outstanding with Bradford Bank at October 12, 2007.

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering up to the maximum and minimum purchase limitations set forth in the plan of conversion. See “The Conversion and Stock Offering—Limitations on Purchases of Shares.”  All persons on a joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of a joint account. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.

Priority 1: Eligible Account Holders. Subject to the purchase limitations as described below under “The Conversion and Stock Offering—Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:

•                                          $500,000 of common stock (which equals 50,000 shares);

•                                          one-tenth of 1% of the total offering of common stock in the subscription offering; or

•                                          15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holders and the denominator is the total amount of qualifying deposits of all eligible account holders. The balance of qualifying deposits of all eligible account holders was $428 million.

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Subscription rights of eligible account holders who are also executive officers or directors of Bradford Bancorp or Bradford Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Bradford Bank in the one year period preceding December 31, 2005.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at December 31, 2005. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Priority 2: Tax-Qualified Employee Benefit Plans. Subject to the purchase limitations as described below under “The Conversion and Stock Offering—Limitations on Purchases of Shares,” our tax-qualified employee benefit plans have the right to purchase up to 10.0% of the shares of common stock issued in the offering, including shares issued to Bradford Bank Foundation. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 8.0% of the shares issued in the offering, including shares issued to Bradford Bank Foundation. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of conversion. If eligible account holders subscribe for all of the shares being sold, no shares will be available for our tax-qualified employee benefit plans. However, if we increase the number of shares offered above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to the amount of its subscription. If the plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from us with the approval of the Office of Thrift Supervision.

Priority 3: Supplemental Eligible Account Holders. Subject to the purchase limitations as described below under “The Conversion and Stock Offering—Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:

•                                          $500,000 of common stock (which equals 50,000 shares);

•                                          one-tenth of 1% of the total offering of common stock to persons in the subscription offering; or

•                                          15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. The balance of qualifying deposits of all supplemental eligible account holders was $457 million.

If eligible account holders and the employee stock ownership plan subscribe for all of the shares being sold, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at September 30, 2007. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Priority 4: Other Members. Subject to the purchase limitations as described below under “The Stock Offering—Limitations on Purchases of Shares,” each other member has the right to purchase up to the greater of $500,000 of common stock (which equals 50,000 shares) or one-tenth of 1% of the total offering of common stock in the subscription offering. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which such other member had an ownership interest at October 12, 2007 or each loan from Bradford Bank, Golden Prague or Senator Bank that was outstanding on December 14, 1987, September 27, 1990 or September 29, 1988, respectively, that continued to be outstanding on October 12, 2007. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering, and all subscription rights under the plan of conversion, will terminate at 4:00 p.m., Eastern time, on November 19, 2007. We will not accept orders for common stock in the subscription offering received after that time unless the expiration date is extended. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

We will not execute orders until at least the minimum number of shares in the offering range has been issued. This minimum issuance may include 828,750 shares to be issued to Patapsco Bancorp stockholders as merger consideration.

Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at our statement savings account rate and all withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to modify or rescind their purchase orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled. No single extension can exceed 90 days.

Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of conversion reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable or unduly burdensome for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. When registering your stock purchase on the order form, you should not add the name(s) of persons who have no subscription rights or who qualify in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the offering.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the United States government. Illegal transfers of subscription rights, including agreements made prior to completion of the offering to transfer shares after the offering, have been subject to enforcement actions by the Securities and Exchange Commission as violations of Rule 10b-5 of the Securities Exchange Act of 1934.

We intend to report to the Office of Thrift Supervision and the Securities and Exchange Commission anyone who we believe sells or gives away their subscription rights. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Direct Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may, in our discretion, offer shares to the general public in a direct community offering. In the direct community offering, preference will be given to natural persons and trusts of natural persons who are residents of Baltimore City and Anne Arundel, Baltimore and Howard Counties in Maryland.

We will consider a person to be resident of Baltimore City or Anne Arundel, Baltimore and Howard Counties in Maryland if he or she occupies a dwelling in the city or county, has the intent to remain for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence together with an indication that such presence is something other than merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to a person’s resident status. In all cases, the determination of residence status will be made by us in our sole discretion.

Purchasers in the community offering are eligible to purchase up to $500,000 of common stock (which equals 50,000 shares). If shares are available for preferred subscribers in the community offering but there are insufficient shares to satisfy all orders, the available shares will be allocated first to each preferred subscriber whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining preferred subscribers whose orders remain unsatisfied on an equal number of shares per order basis until all available shares have been allocated. If, after filling the orders of preferred subscribers in the community offering, shares are available for other subscribers in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for preferred subscribers.

The community offering, if held, may commence concurrently with, during or subsequent to the subscription offering and will terminate no later than 45 days after the close of the subscription offering unless extended by us, with approval of the Office of Thrift Supervision. If we receive regulatory approval for an extension, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to modify or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be promptly returned with interest.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community Offering or Underwritten Public Offering

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill, acting as our agent. In such capacity, Sandler O’Neill may form a syndicate of other brokers-dealers who are FINRA member firms. Alternatively, we may sell any remaining shares in an underwritten public offering. Neither Sandler O’Neill nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O’Neill has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until prior to the commencement of the syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See “The Conversion and Stock Offering—Direct Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

The opportunity to subscribe for shares of common stock in the syndicated community offering or underwritten public offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Common stock sold in the syndicated community offering also will be sold at the $10.00 per share purchase price. Purchasers in the syndicated community offering are eligible to purchase up to $500,000 of common stock (which equals 50,000 shares). We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and in excess of the proposed director and executive officer purchases discussed earlier, although no such purchases are currently intended. If other purchase arrangements cannot be made, we may: terminate the stock offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order for shares of Bradford Bancorp common stock; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

Limitations on Purchases of Shares

In addition to the purchase limitations described above under “The Conversion and Stock Offering—Subscription Offering and Subscription Rights,” “—Direct Community Offering” and “—Syndicated Community Offering or Underwritten Public Offering,” the plan of conversion provides for the following purchase limitations:

•                                          Except for our tax-qualified employee benefit plans, no individual (or individuals on a single deposit account) may purchase more than $500,000 of common stock (which equals 50,000 shares), subject to increase as described below, and no person together with associates of or persons acting in concert with such person may purchase in the aggregate more than $500,000 of common stock (which equals 50,000 shares), subject to increase as described below.

•                                          The aggregate amount of common stock acquired in the offering by our officers and directors, together with their associates, shall not exceed 26% of the total shares sold in the offerings.

•                                          Each subscriber must subscribe for a minimum of 25 shares.

We may, in our sole discretion, increase the individual or aggregate purchase limitation to up to 5% of the shares of common stock sold in the offering. We do not intend to increase the maximum purchase limitation unless market conditions warrant. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. We, in our discretion, also may give other large subscribers the right to increase their subscriptions.

In the event that we increase the maximum purchase limitation to 5% of the shares of common stock sold in the offering, we may further increase the maximum purchase limitation to 9.99%, provided that orders for common stock exceeding 5% of the shares of common stock sold in the offering may not exceed in the aggregate 10% of the total shares of common stock sold in the offering.

The plan of conversion defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion, our directors are not deemed to be acting in concert solely by reason of their board membership.

The plan of conversion defines “associate,” with respect to a particular person, to mean:

•                                          a corporation or organization other than Bradford Bank MHC, Bradford Mid-Tier Company, Bradford Bancorp or Bradford Bank or a majority-owned subsidiary of Bradford Bank MHC, Bradford Mid-Tier Company, Bradford Bancorp or Bradford Bank of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

•                                          a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

•                                          any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of Bradford Bank MHC, Bradford Mid-Tier Company, Bradford Bancorp or Bradford Bank or any of their subsidiaries.

For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Marketing Arrangements

Offering materials have been initially distributed through mailings to those eligible to subscribe in the subscription offering. To assist in the marketing of our common stock, we have retained Sandler O’Neill & Partners, L.P., which is a broker-dealer registered with the National Association of Securities Dealers, Inc. Sandler O’Neill will assist us in the offering by:

•                                          Consulting as to the financial and securities market implications of the plan of conversion and any related corporate documents;

•                                          Reviewing with the board the financial impact of the offering on Bradford Bancorp, based upon the independent appraiser’s appraisal of the common stock;

•                                          Reviewing all offering documents, including this prospectus, stock order forms and related offering materials (although the preparation and filing of such documents is the responsibility of Bradford Bancorp and its counsel);

•                                          Assisting in the design and implementation of a marketing strategy for the offering;

•                                          Assisting management in scheduling and preparing for meetings with potential investors and/or other broker-dealers in connection with the offering; and

•                                          Providing such other general advice and assistance as may be requested to promote the successful completion of the offering.

For these services, Sandler O’Neill will receive a fee of 1.25% of the aggregate dollar amount of the common stock sold in the subscription and direct community offerings, excluding shares sold to the employee stock ownership plan and to our officers, employees and directors and their immediate families and issued to Bradford Bank Foundation. We have made an advance payment to Sandler O’Neill of $25,000 which shall be credited against any fees or reimbursement of documented expenses actually incurred which are payable to Sandler O’Neill under the terms of its engagement. To the extent that the actual expenses incurred or fees due under such engagement aggregate less than such amount, Sandler O’Neill will reimburse such excess amount to us. In the event that Sandler O’Neill sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.00% of the dollar amount of total shares sold in the syndicated community offering, which fee, along with the fee payable to selected dealers (which may include Sandler O’Neill for the shares it sells) for the shares they sell, shall not exceed 7.00% of the aggregate dollar amount of shares sold in the syndicated offering. The maximum fee payable to Sandler O’Neill at the maximum, as adjusted, of the offering range is $969,444, assuming all shares are sold in the subscription offering. In the subscription offering and direct community offering, Sandler O’Neill will also be reimbursed for its allocable expenses, including legal fees and expenses, advertising, syndication and travel expenses, in an amount not to exceed $70,000. In the event that there is a resolicitation of subscribers, Sandler O’Neill may be required to provide significant additional services for which they may charge an additional administrative fee.

We have also engaged Sandler O’Neill to act as conversion agent in connection with the offering. In its role as conversion agent, Sandler O’Neill will assist us in the offering as follows:  (1) consolidation of accounts and vote calculation; (2) design and preparation of proxy and stock order forms; (3) organization and supervision of the conversion center; (4) proxy solicitation and special meeting services; and (5) subscription services. For these services, Sandler O’Neill will receive a fee of $10,000 and reimbursement for its reasonable out-of-pocket expenses. We have made an advance payment of $5,000 to Sandler O’Neill for these services.

We will indemnify Sandler O’Neill against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Sandler O’Neill is acting as a financial advisor and has delivered a fairness opinion to Patapsco Bancorp in connection with our proposed acquisition of Patapsco Bancorp. Sandler O’Neill has received a fee for such services and will receive an additional fee upon the closing of the merger.

The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Description of Sales Activities

Bradford Bancorp will offer the common stock in the subscription offering and community offering principally by the distribution of this prospectus and through activities conducted at our conversion center. The conversion center is expected to operate during normal business hours throughout the subscription offering and community offering. It is expected that at any particular time one or more Sandler O’Neill employees will be working at the conversion center. Employees of Sandler O’Neill will be responsible for mailing materials relating to the offering, responding to questions regarding the offering and processing stock orders.

Sales of common stock will be made by registered representatives affiliated with Sandler O’Neill or by the selected dealers managed by Sandler O’Neill. Bradford Bank’s officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. Bradford Bank’s officers may answer questions regarding our business when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Bradford Bank’s officers and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.

None of Bradford Bank’s officers, directors or employees will be compensated, directly or indirectly, for any activities in connection with the offer or sale of securities issued in the reorganization.

None of Bradford Bank’s personnel participating in the offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. Bradford Bank’s personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Securities Exchange Act of 1934. Rule 3a4-1 generally provides that an “associated person of an issuer” of securities will not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions. These conditions include, but are not limited to, that the associated person participating in the sale of an issuer’s securities not be compensated in connection with the offering at the time of participation, that the person not be associated with a broker or dealer and that the person observe certain limitations on his or her participation in the sale of securities. For purposes of this exemption, “associated person of an issuer” is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Prospectus Delivery. To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to that date. We are not obligated to deliver a prospectus or order form by means other than United States Mail. Execution of an order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Order forms will be distributed only if preceded or accompanied by a prospectus.

Termination of Offering; Rejection of Orders. We reserve the right in our sole discretion to terminate the offering at any time and for any reason. We may terminate the offering in the event the merger with Patapsco Bancorp is terminated. In the event we terminate the offering for any reason, we will cancel any deposit account withdrawal holds and promptly return all funds submitted, with interest calculated at Bradford Bank’s applicable statement savings account interest rate from the date of receipt.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and direct community offering, you must submit a properly completed and signed original stock order form. We will not accept orders submitted on photocopied or facsimiled stock order forms. All order forms must be received by our conversion center (not postmarked) prior to 4:00 p.m. Eastern time on November 19, 2007. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the space provided on the order form for withdrawal of full payment from a deposit account with Bradford Bank. You may submit your order form and payment in one of three ways: by mail using the reply envelope provided; by overnight delivery to the indicated address noted on the form; or by hand delivery to the conversion center located at 10100 Baltimore National Pike, Ellicott City, Maryland 21042. Order forms may not be delivered to Bradford Bank’s branch offices. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the offering has not been completed within 45 days after the end of the subscription offering, unless extended.

To ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account and the account number. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest. When entering the stock registration on your stock order form, you should not add the name(s) of persons without subscription rights, or who qualify only in a lower purchase priority than you. Joint registration of shares purchased in the subscription offering will be allowed only if the qualifying deposit account is so registered.

The reverse side of the order form contains a regulatorily mandated certification form. We will not accept order forms where the certification form is not executed. By executing and returning the certification form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The certification form could be used as support to show that you understand the nature of this investment.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made only by:

•                                          Personal check, bank draft or money order made payable directly to Bradford Bancorp (you may not remit Bradford Bank line of credit checks, and we will not accept third party checks, including those payable to you and endorsed over to Bradford Bancorp); or

•                                          Authorization of withdrawal from the types of Bradford Bank deposit account(s) provided for on the stock order form.

In the case of payments made by check or money order, these funds must be available in the account(s) when the order is received. Please do not overdraft your Bradford Bank account(s). No wire transfers will be accepted.

Checks and money orders will be cashed immediately and the subscription funds will be held by Bradford Bank in a segregated account or, at our discretion, in a segregated account at an independent insured depository institution.

Interest will be paid on payments made by check, bank draft or money order at our statement savings account rate from the date payment is received at the conversion center until the completion or termination of the offering. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the offering, unless the certificate matures after the date of receipt of the order form but before closing or termination of the offering, in which case funds will earn interest at the statement savings account rate from the date of maturity until the offering is completed or terminated, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the offering. When the offering is completed, the funds received in the offering will be used to purchase the shares of common stock ordered. The shares of common stock issued in the offering cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the offering is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the completion of the offering, though the account must contain the full amount necessary for payment at the time the subscription order is received. On your stock order form, please do not designate a withdrawal from accounts with check-writing privileges. Please submit a check instead. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are actually transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our passbook rate. You may not authorize direct withdrawal from a Bradford Bank IRA. If you wish to use funds in your Bradford Bank IRA to purchase shares of our common stock, please refer to the following section.

The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the offering; provided that there is in force from the time of its subscription until the completion of the offering a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

In the event a syndicated community offering is conducted, in accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, selected dealers will be required to forward the executed order form and the funds to Bradford Bancorp for deposit in the segregated deposit account at Bradford Bank (or, as noted, at an independent insured depository institution) prior to the completion of the syndicated community offering.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time prior to the 48 hours before the completion of the offering. This payment may be made by wire transfer.

Using IRA Funds To Purchase Shares. Our individual retirement accounts (IRAs) do not permit investment in common stock. A depositor interested in using his or her IRA funds to purchase common stock must do so through a self-directed IRA. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that the funds will be used to purchase our common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for such transfers. The new trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor’s IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an IRA with us to purchase common stock should contact the conversion center at least two weeks before November 19, 2007 because processing such transactions takes additional time.

How We Determined the Offering Range and the $10.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma value, as determined by an independent appraisal. We have retained RP Financial, which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. RP Financial will receive fees totaling $90,000 for the preparation and delivery of the original appraisal report, plus reimbursement of reasonable out-of-pocket expenses and $10,000 for the preparation and delivery of each required updated appraisal report. We have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the offering. RP Financial will also receive fees between $35,000 and $50,000 for preparation of the pro forma tables reflecting the independent appraisal in the prospectus and regulatory merger applications. RP Financial has not received any other revenue from Bradford Bancorp and its affiliates during the past two years.

RP Financial prepared the appraisal taking into account the pro forma impact of the offering, as well as the merger. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual consolidated financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed our conversion application as filed with the Office of Thrift Supervision and our registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. In connection with its routine due diligence of Bradford Bancorp, RP Financial reviewed the projections of Bradford Bancorp included in the confidential regulatory business plan submitted to the Office of Thrift Supervision. These projections were not relied upon or incorporated or factored  into RP Financial’s appraisal. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

In connection with its appraisal, RP Financial reviewed the following factors, among others:

•                                          the impact of the acquisition of Patapsco Bancorp by Bradford Bancorp;

•                                          the impact of the acquisitions of Senator Bank and Golden Prague by Bradford Bank;

•                                          the economic make-up of our market area;

•                                          our financial performance and condition in relation to publicly traded, fully converted financial institution holding companies that RP Financial deemed comparable to us;

•                                          the specific terms of the offering of our common stock;

•                                          the pro forma impact of the additional capital raised in the offering;

•                                          our proposed dividend policy;

•                                          conditions of securities markets in general; and

•                                          the market for thrift institution common stock in particular.

Consistent with the Office of Thrift Supervision appraisal guidelines, the independent appraisal applied three primary methodologies to estimate the pro forma market value of our common stock:  the pro forma price-to-book value approach applied to both reported book value and tangible book value after deducting intangible assets; the pro forma price-to-earnings approach applied to reported and estimated core earnings; and the pro forma price-to-assets approach, all of which are described in its report. RP Financial’s appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”  The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by RP Financial to be comparable to us after completion of the conversion and the merger, subject to valuation adjustments applied by RP Financial to account for differences between Bradford Bancorp and the peer group. The peer group analysis conducted by RP Financial included a total of 10 publicly-traded thrift institutions with assets between $350 million and $2 billion. The peer group is comprised of institutions that are based in the Mid-Atlantic region of the U.S. and have been in public ownership for at least one year. In preparing its appraisal, RP Financial considered the fully converted pricing ratios of the peer group and placed the greatest emphasis on the price-to-earnings approach and price-to-tangible book value approach with lesser emphasis on the price-to-book value and price-to-assets approaches in estimating pro forma market value. The peer group included companies with:

•                                          average assets of $718 million;

•                                          average nonperforming assets of 0.43% of total assets;

•                                          average loans of 66.5% of total assets;

•                                          average equity of 10.2% of total assets; and

•                                          average net income of 0.64% of average assets.

On the basis of the analysis in its report, RP Financial has advised us that, in its opinion, as of August 31, 2007, our estimated pro forma market value, including shares issued in the merger with Patapsco Bancorp and issued to Bradford Bank Foundation, was within the valuation range of $79,613,540 and $99,113,540 with a midpoint of $89,363,540.

The following table presents a summary of selected pricing ratios for Bradford Bancorp, for the peer group and for all fully converted publicly traded thrifts. The figures for Bradford Bancorp are from RP Financial’s appraisal report and they thus do not correspond exactly to the ratios presented in the “Pro Forma Data” section of this prospectus. Compared to the average pricing ratios of the peer group, Bradford Bancorp’s pro forma pricing ratios at the maximum of the offering range indicate a premium of 290.9% on a price-to-earnings basis and a discount of 32.6% on a price-to-book basis, and a discount of 9.1% on a price-to-tangible book basis.

	Price to Core Earnings Multiple(1)	Price to Book Value Ratio(2)	Price to Tangible Book Value Ratio(2)
Bradford Bancorp (pro forma):
Minimum, as adjusted (3)	80.42x	69.98%	118.91%
Minimum	68.46x	72.31	116.82
Midpoint	69.44x	75.36	116.55
Maximum	70.20x	78.00	116.41
Maximum, as adjusted	70.93x	80.65	116.28

Peer Group:
Average	17.96x	115.66	128.01

All fully-converted, publicly-traded thrifts:
Average	20.71x	130.65%	149.25%

(1)          Ratios are based on estimated core earnings for the 12 months ended June 30, 2007 and share prices as of August 31, 2007.

(2)          Ratios are based on book value as of June 30, 2007 and share prices as of August 31, 2007.

(3)          If Bradford Bancorp does not receive orders for at least 5,525,000 shares in the offering, then, in Bradford Bancorp’s discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 828,750 unsubscribed shares may be issued to stockholders of Patapsco Bancorp as merger consideration.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the valuation range was reasonable and adequate. RP Financial’s valuation range yielded an offering range of $55,250,000 to $74,750,000, with a midpoint of $65,000,000. Dividing these dollar amounts by the purchase price resulted in an offering range of between 5,525,000 (which may include up to 828,750 unsubscribed shares issued to Patapsco Bancorp stockholders as merger consideration) and 7,475,000 shares, with a midpoint of 6,500,000 shares. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the requirement under Office of Thrift

Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 8,596,250 shares without any further notice to you. In addition, in certain circumstances if all the existing options to acquire Patapsco Bancorp common stock at June 30, 2007 are exercised prior to closing, the number of shares issued in the acquisition could be increased to 2,216,850 shares of common stock without further notice to you.

No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, the offering may be canceled, a new offering range and price per share set and new subscription, community and syndicated community offerings held. Under those circumstances, all funds would be promptly returned and all subscribers would be given the opportunity to place a new order. If the offering is terminated all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If RP Financial establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the consolidated financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Recent Decrease in Our Pro Forma Market Value and Offering Range

RP Financial originally prepared an independent appraisal of our pro forma market value as of May 29, 2007. In its original appraisal, RP Financial estimated that our pro forma market value was between $84.0 million and $105.0 million, with a midpoint of $94.5 million and that our offering range was between $59.5 million and $80.5 million with a midpoint of $70.0 million.

Prior to the commencement of this offering, RP Financial updated its independent appraisal as of August 31, 2007. In the updated appraisal, RP Financial estimated that our pro forma market value had declined by approximately 5.2%. As a result, our offering range was reduced by approximately 7.1% from the original offering range. RP Financial estimated a lower pro forma market value in the updated appraisal due to the general decline in market conditions for publicly traded thrifts, including the companies that comprise Bradford Bancorp’s peer group.

Delivery of Certificates

Certificates representing the common stock sold in the offering will be mailed by our transfer agent to the persons whose subscriptions or orders are filled at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the offering. We will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock may have commenced.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, for a period of one year from the date of the completion of the offering we may not repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause Bradford Bank’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Conversion Applicable to Officers and Directors

Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers. Purchases by directors and officers will be for investment purposes only and not for resale.

Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the offering, except upon the death of the stockholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the offering will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their deposits with Bradford Bank as account holders. While this aspect of the offering makes it difficult, if not impossible, for insiders to purchase stock for the explicit purpose of meeting the minimum of the offering, any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the offering.

Purchases of outstanding shares of our common stock by directors, officers, or any person who becomes an executive officer or director after adoption of the plan of conversion, and their associates, during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the offering. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Material Income Tax Consequences

Although the conversion may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of conversion and applicable law, regulations and policies, it is intended that the conversion will be effected through various mergers. Completion of the conversion is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Maryland tax laws, that no gain or loss will be recognized by Bradford Bank, Bradford Mid-Tier Company, Bradford Bancorp or Bradford Bank MHC as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to Bradford Bank, Bradford Mid-Tier Company, Bradford Bancorp and Bradford Bank MHC and persons receiving subscription rights. Muldoon Murphy & Aguggia LLP has issued an opinion to Bradford Bank, Bradford Bank MHC, Bradford Mid-Tier Company and Bradford Bancorp that, for federal income tax purposes:

1.                                       the conversion of Bradford Bank MHC from mutual form to Bradford Interim Federal Savings Bank I will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by Bradford Interim Federal Savings Bank I or Bradford Bank MHC by reason of such conversion;

2.                                       the merger of Bradford Interim Federal Savings Bank I into Bradford Bank will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and no gain or loss will be recognized by Bradford Interim Federal Savings Bank I, Bradford Bank MHC or Bradford Bank by reason of such merger;

3.                                       the conversion of Bradford Mid-Tier Company to Bradford Interim Federal Savings Bank II will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by Bradford Interim Federal Savings Bank II or Bradford Mid-Tier Company by reason of such conversion;

4.                                       the merger of Bradford Interim Federal Savings Bank II into Bradford Bank will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and no gain or loss will be recognized by Bradford Interim Federal Savings Bank II, Bradford Mid-Tier Company or Bradford Bank by reason of such merger;

5.                                       the merger of Bradford Interim Federal Savings Bank III with and into Bradford Bank (“bank merger”) will qualify either as a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code or as an exchange under Section 351 of the Internal Revenue Code, and no gain or loss will be recognized by Bradford Interim Federal Savings Bank III or Bradford Bank or Bradford Bancorp by reason of the bank merger;

6.                                       no gain or loss will be recognized by Bradford Bancorp upon the sale of shares of common stock in the offering;

7.                                       no gain or loss will be recognized by members of Bradford Bank MHC upon the issuance to them of interests in the liquidation account in Bradford Bank pursuant to the merger of Bradford Bank MHC into Bradford Bank;

8.                                       it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Bradford Bancorp to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be recognized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights;

9.                                       it is more likely than not that the tax basis to the holders of shares of common stock purchased in the offering pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the offering; and

10.                                 the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

The opinions set forth in the 8th and 9th bullet points above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase Bradford Bancorp common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

Bradford Bank has also received an opinion from Stegman & Company, that, assuming the conversion does not result in any federal income tax liability to Bradford Bank, its account holders, Bradford Bank MHC, Bradford Mid-Tier Company or Bradford Bancorp, the implementation of the plan of conversion will not result in any Maryland income tax liability to those entities or persons.

The opinions of Muldoon Murphy & Aguggia LLP and Stegman & Company, are filed as exhibits to the registration statement that Bradford Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of conversion will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of conversion provides that, if deemed necessary or desirable, we may substantively amend the plan of conversion as a result of comments from regulatory authorities or otherwise.

Completion of the offering requires the sale of all shares of the common stock within 24 months following approval of the plan of conversion by the members of Bradford Bank MHC, unless an extension is granted by the Office of Thrift Supervision. If this condition is not satisfied, the plan of conversion will be terminated and we will continue our business as a wholly owned subsidiary of Bradford Bank MHC. We may terminate the plan of conversion at any time.

The Acquisition of Patapsco Bancorp

General

On March 19, 2007, Bradford Bancorp entered into an Agreement and Plan of Merger pursuant to which Patapsco Bancorp will merge with and into Bradford Bancorp, with Bradford Bancorp as the surviving entity. Immediately following the merger of Patapsco Bancorp with and into Bradford Bancorp, Patapsco Bank, a subsidiary of Patapsco Bancorp, will merge with and into Bradford Bank with Bradford Bank as the surviving entity. Patapsco Bank is a Maryland chartered commercial bank headquartered in Dundalk, Maryland. Patapsco Bank operates five full-service offices in the greater Baltimore metropolitan area. As of June 30, 2007, Patapsco Bancorp had total consolidated assets of $255.5 million, total deposits of $189.7 million and total stockholders’ equity of $18.9 million.

Reasons for the Acquisition

Our board of directors believes that the merger will enhance the competitive position of Bradford Bancorp by enabling us to expand the geographic scope of the Bradford Bank franchise in the greater Baltimore metropolitan area, facilitate our continued development as a full-service community bank, and provide for an opportunity to combine management talent. The merger will also increase Bradford Bank’s deposit base and its loan portfolio, and enable it to better serve the convenience and needs of our customers and communities through becoming a larger institution better suited to compete against regional financial institutions operating in our market area.

In addition to enabling Bradford Bank to expand its franchise and enhance its ability to compete in its market area, the merger, combined with the stock offering, will permit Bradford Bank to use a significant portion of its capital, while continuing to well exceed each of its regulatory capital requirements. This will reduce the pressure to leverage Bradford Bank’s balance sheet that typically exists when institutions with high capital levels engage in stock offerings.

Management of the Combined Company

The current board of directors of Bradford Bancorp consists of the eight current directors of Bradford Bank MHC, Bradford Mid-Tier Company and Bradford Bank. Immediately following the merger with Patapsco Bancorp, the composition of our board of directors will change. One of our current directors, George K. Mister, Jr., has informed us that he will resign from our board of directors upon completion of the merger. At that time, we will also appoint Nicole N. Glaeser and Thomas P. O’Neill, currently directors of Patapsco Bancorp, to the boards of directors of Bradford Bancorp and Bradford Bank.

In addition, immediately following the merger with Patapsco Bancorp, the composition of our executive management will change. We will appoint David L. Costello, III, our current Executive Vice President and Chief Financial Officer, as Executive Vice President and Chief Operating Officer and appoint Michael J. Dee, the current President, Chief Executive Officer and Chief Financial Officer of Patapsco Bancorp and Patapsco Bank, as Senior Vice President and Chief Financial Officer.

For information about our existing and prospective directors and executive officers, see “Our Management.”

Acquisition Details

Consideration to be Received in the Merger. When the merger becomes effective, each share of Patapsco Bancorp common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive, at the holder’s election, (a) $23.00 in cash without interest, (b) 2.3 shares of Bradford Bancorp common stock or (c) a combination thereof. Based on the current number of shares of Patapsco Bancorp common stock outstanding, Bradford Bancorp will issue an aggregate of approximately 2,161,354 shares of common stock and pay approximately $23.1 million in cash to stockholders of Patapsco

Bancorp. At the maximum of the offering range, former Patapsco Bancorp stockholders will own approximately 20.7% of the outstanding common stock of Bradford Bancorp.

Under the terms of the merger agreement, Patapsco Bancorp stockholders may elect to convert their shares into cash, Bradford Bancorp common stock or a mixture of cash and Bradford Bancorp common stock. All elections of Patapsco Bancorp stockholders are further subject to the allocation and proration procedures described in the merger agreement. These procedures provide that the number of shares of Patapsco Bancorp common stock to be converted into Bradford Bancorp common stock in the merger must be 50% of the total number of shares of Patapsco Bancorp common stock issued and outstanding on the date of the merger and that the total value of the stock portion of the merger consideration must be equal to at least 40% of the merger consideration. Neither Bradford Bancorp nor Patapsco Bancorp is making any recommendation as to whether Patapsco Bancorp stockholders should elect to receive cash or Bradford Bancorp common stock in the merger. Each holder of Patapsco Bancorp common stock must make his or her own decision with respect to such election.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if Patapsco Bancorp stockholders in the aggregate elect to receive more or less of the Bradford Bancorp common stock than Bradford Bancorp has agreed to issue. These procedures are summarized below.

•                                            If Stock Is Oversubscribed:  If Patapsco Bancorp stockholders elect to receive more Bradford Bancorp common stock than Bradford Bancorp has agreed to issue in the merger, then all Patapsco Bancorp stockholders who have elected to receive cash or who have made no election will receive cash for their Patapsco Bancorp shares and all stockholders who elected to receive Bradford Bancorp common stock will receive a pro rata portion of the available Bradford Bancorp shares plus cash for those shares not converted into Bradford Bancorp common stock.

•                                          If Stock Is Undersubscribed:  If Patapsco Bancorp stockholders elect to receive fewer shares of Bradford Bancorp common stock than Bradford Bancorp has agreed to issue in the merger, then all Patapsco Bancorp stockholders who have elected to receive Bradford Bancorp common stock will receive Bradford Bancorp common stock and all stockholders who elected to receive cash or who have made no election will be treated in the following manner:

•                                          If the number of shares held by Patapsco Bancorp stockholders who have made no election is sufficient to make up the shortfall in the number of Bradford Bancorp shares that Bradford Bancorp is required to issue, then all Patapsco Bancorp stockholders who elected cash will receive cash, and those stockholders who made no election will receive both cash and Bradford Bancorp common stock in whatever proportion is necessary to make up the shortfall.

•                                          If the number of shares held by Patapsco Bancorp stockholders who have made no election is insufficient to make up the shortfall, then all Patapsco Bancorp stockholders who made no election will receive Bradford Bancorp common stock and those Patapsco Bancorp stockholders who elected to receive cash will receive cash and Bradford Bancorp common stock in whatever proportion is necessary to make up the shortfall.

Notwithstanding these rules, it may be necessary for Bradford Bancorp to reduce the number of shares of Patapsco Bancorp common stock that will be converted into the right to receive cash and correspondingly increase the number of shares of Patapsco Bancorp common stock that will be converted into Bradford Bancorp common stock. If this adjustment is necessary, stockholders who elect to receive cash or a mixture of cash and stock may be required on a pro rata basis to receive a greater amount of Bradford Bancorp common stock than they otherwise would have received.

Patapsco Bancorp’s stockholders will not receive fractional shares of Bradford Bancorp common stock. Instead, they will receive a cash payment for any fractional shares in an amount equal to the product of such fractional amount multiplied by $10.00.

Treatment of Patapsco Bancorp Stock Options and Restricted Stock. At the effective time of the merger, each outstanding option to purchase shares of Patapsco Bancorp common stock will be cancelled in exchange for a cash payment from Patapsco Bancorp. The cash payment for each option will be equal to the excess of the $23.00 per share cash merger consideration over the exercise price per share of each option, net of any cash that must be withheld under the federal and state income and employment tax requirements.

Each share of restricted stock subject to a stock award granted by Patapsco Bancorp outstanding as of the effective time of the merger, to the extent not already vested, will vest and will represent a right to receive the same merger consideration provided to other holders of Patapsco Bancorp common stock pursuant to the merger agreement, net of any amounts that must be withheld under federal and state income and employment tax requirements.

Conditions to Completing the Acquisition

The merger agreement sets forth a series of conditions that must be satisfied or waived before Patapsco Bancorp and Bradford Bancorp are obligated to close the merger. These conditions include:

•                                          prior completion of the conversion and offering;

•                                          receipt of approval of the merger by Patapsco Bancorp’s stockholders;

•                                          receipt of all regulatory approvals, provided that none contain any conditions that would so materially and adversely impact the economic or business benefits to Bradford Bancorp or the transactions contemplated by the merger agreement that had such condition been known, Bradford Bancorp would not, with reasonable judgment, have entered into the merger agreement;

•                                          no injunctions or restraints exist preventing consummation of the merger;

•                                          all required third party consents have been obtained;

•                                          the other party’s representations and warranties in the merger agreement continuing to be true as of the closing date of the merger and the other party having performed its obligations under the merger agreement;

•                                          receipt of a tax opinion from counsel for both parties; and

•                                          the Registration Statement having been declared effective by the SEC and the common stock of Bradford Bancorp having been approved for listing on the Nasdaq Global Market.

Any shares of new Bradford Bancorp common stock to be issued in connection with the merger will be issued immediately following completion of the conversion and stock offering. The merger is contingent on completion of the conversion and subject to regulatory and stockholder approval.

Bradford Bank Foundation

General

In furtherance of our commitment to our local community, the plan of conversion provides that we will establish a charitable foundation in connection with the offering. We have established Bradford Bank Foundation as a nonstock Delaware corporation to serve as the charitable foundation. The foundation will be funded with $250,000 in cash and 275,000 shares of Bradford Bancorp common stock. By further enhancing our visibility and reputation in our local community, we believe that the foundation will enhance the long-term value of our community banking franchise. We believe the offering presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits.

Purpose of the Charitable Foundation

We emphasize community lending and community activities. Bradford Bank Foundation is being formed to complement, not to replace, our existing community activities. Although we intend to continue to emphasize community lending and community activities following the offering, such activities are not our sole corporate purpose. Bradford Bank Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to us. We believe that Bradford Bank Foundation will enable us to assist the communities within our market areas in areas beyond community development and lending and may enhance our current activities under the Community Reinvestment Act.

We further believe that the funding of Bradford Bank Foundation with our common stock will allow our community to share in our potential growth and success long after the offering. Bradford Bank Foundation will accomplish that goal by providing for continued ties between our community and us, thereby forming a partnership within the communities in which we operate.

We do not expect the contribution to Bradford Bank Foundation to take the place of our traditional community lending and charitable activities. For the six months ended June 30, 2007 and the years ended December 31, 2006 and December 31, 2005, we contributed $12,000, $42,000 and $56,000, respectively, to community organizations. We expect to continue making charitable contributions and donations within our community.

Structure of the Charitable Foundation

Bradford Bank Foundation will be incorporated under Delaware law as a non-stock corporation. The certificate of incorporation of Bradford Bank Foundation will provide that Bradford Bank Foundation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The certificate of incorporation will further provide that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to, its directors or officers.

We have selected an employee director and two of our independent directors, to serve on the initial board of directors of the foundation. The employee director who will serve as a director of the foundation is Dallas R. Arthur, President and director of Bradford Bank. Lawrence M. Denton and John O. Mitchell, III, independent directors of Bradford Bank, will also serve as directors of the foundation. We also will select one additional person to serve on the foundation’s board of directors who will not be one of our officers or directors. As required by Office of Thrift Supervision regulations, this independent director will have experience with local charitable organizations and grant making. While there are no plans to change the size of the initial board of directors during the year following the completion of the offering, following the first anniversary of the offering, the foundation may alter the size and composition of its board of directors. However, for five years after the offering, one seat on the foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and one seat on the foundation’s board of directors will be reserved for one of our directors. It is currently not anticipated that directors of the foundation will receive compensation for their service.

The board of directors of Bradford Bank Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a non-profit corporation, directors of Bradford Bank Foundation will always be bound by their fiduciary duty to advance the foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the foundation is established. The directors of Bradford Bank Foundation also will be responsible for directing the activities of the foundation, including the management and voting of our common stock held by the foundation. However, as required by Office of Thrift Supervision regulations, all shares of common stock held by Bradford Bank Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by our stockholders.

Bradford Bank Foundation’s place of business will be located at our administrative offices. The board of directors of Bradford Bank Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and

23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between us and the foundation.

Bradford Bank Foundation will receive working capital from:  (1) any cash on hand and any dividends that may be paid on our common stock in the future; (2) within the limits of applicable federal and state laws, loans collateralized by the common stock; or (3) the proceeds of the sale of any of the common stock in the open market from time to time. As a private foundation under Section 501(c)(3) of the Internal Revenue Code, Bradford Bank Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

Tax Considerations

Our independent tax advisor has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. Bradford Bank Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as Bradford Bank Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether Bradford Bank Foundation’s tax exempt status will be affected by the regulatory requirement that all shares of our common stock held by Bradford Bank Foundation must be voted in the same ratio as all other outstanding shares of common stock on all proposals considered by our stockholders.

We are authorized under federal law to make charitable contributions. We believe that the offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact of the contribution of common stock to Bradford Bank Foundation on the amount of common stock to be sold in the offering. See “Capitalization,” “Regulatory Capital Compliance,” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”  The amount of the contribution will not adversely impact our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position and does not raise safety and soundness concerns.

We have received an opinion from our independent tax advisor that our contribution of our stock and cash to Bradford Bank Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction under federal law in the amount of the fair market value of the stock at the time of the contribution, plus the amount of cash contributed. Under the Internal Revenue Code, we are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five year period following the contribution to Bradford Bank Foundation. We estimate that we will have sufficient income in the year in which the contribution is made and for the five-year period thereafter so that substantially all of the contribution should be deductible under federal law over the six-year period. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. Furthermore, even if the contribution is deductible under federal law, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to Bradford Bank Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction under federal law for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize Bradford Bank Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to Bradford Bank Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. See “Risk Factors—Stockholders who purchase shares in the offering will have their ownership interests diluted by the issuance of shares in the merger, the contribution of shares to Bradford Bank Foundation and the possible issuance of shares for benefit programs” and “—Our contribution to the charitable foundation may not be tax deductible which could reduce our profits.”

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. Bradford Bank Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. Bradford Bank Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Conditions Imposed on the Charitable Foundation

Office of Thrift Supervision regulations impose the following conditions on the establishment of Bradford Bank Foundation:

•                                          the Office of Thrift Supervision can examine the foundation;

•                                          the foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

•                                          the foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the foundation submits to the IRS;

•                                          the foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•                                          the foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•                                          the foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

In addition, within six months of completing the reorganization, Bradford Bank Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

Restrictions on Acquisition of Bradford Bancorp
and Bradford Bank

General

Certain provisions in Bradford Bancorp’s articles of incorporation and bylaws may discourage future takeover attempts by impeding efforts to acquire Bradford Bancorp. Such provisions will also make it more difficult to remove members of the Bradford Bancorp board of directors and Bradford Bancorp’s management. In addition, Maryland corporate law and federal regulatory restrictions may make it difficult for persons or companies to acquire control of either Bradford Bancorp or Bradford Bank.

Restrictions in Bradford Bancorp’s Articles of Incorporation and Bylaws

Bradford Bancorp’s articles of incorporation and bylaws contain provisions that could make more difficult an acquisition of Bradford Bancorp by means of a tender offer, proxy contest or otherwise. Some provisions will also render the removal of the incumbent board of directors or management of Bradford Bancorp more difficult. These provisions may have the effect of deterring a future takeover attempt that is not approved by the directors of

Bradford Bancorp, but which Bradford Bancorp stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so. The following description of these provisions is only a summary and does not provide all of the information contained in Bradford Bancorp’s articles of incorporation and bylaws. See “Where You Can Find More Information” for where to obtain a copy of these documents.

Business Combinations with Interested Stockholders. The articles of incorporation require the approval of the holders of at least 80% of Bradford Bancorp’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” with an “interested stockholder.”  This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of those members of Bradford Bancorp’s board of directors who are unaffiliated with the interested stockholder and who were directors before the time when the interested stockholder became an interested stockholder or if the proposed transaction meets certain conditions that are designed to afford the stockholders a fair price in consideration for their shares. In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient.

The term “interested stockholder” includes any individual, group acting in concert, corporation, partnership, association or other entity (other than Bradford Bancorp or its subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of Bradford Bancorp.

A “business combination” includes:

•                                          any merger or consolidation of Bradford Bancorp or any of its subsidiaries with any interested stockholder or affiliate of an interested stockholder or any corporation which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

•                                          any sale or other disposition to or with any interested stockholder of 25% or more of the assets of Bradford Bancorp or combined assets of Bradford Bancorp and its subsidiaries;

•                                          the issuance or transfer to any interested stockholder or its affiliate by Bradford Bancorp (or any subsidiary) of any securities of Bradford Bancorp (or any subsidiary) in exchange for cash, securities or other property the value of which equals or exceeds 25% of the fair market value of the common stock of Bradford Bancorp;

•                                          the adoption of any plan for the liquidation or dissolution of Bradford Bancorp proposed by or on behalf of any interested stockholder or its affiliate; and

•                                          any reclassification of securities, recapitalization, merger or consolidation of Bradford Bancorp with any of its subsidiaries which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of Bradford Bancorp or subsidiary owned directly or indirectly, by an interested stockholder or its affiliate.

Limitation on Voting Rights. The articles of incorporation of Bradford Bancorp provide that in no event shall any person, who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of stockholders entitled or permitted to vote on any matter (the “10% limit”), be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (1) have the right to acquire upon the exercise of conversion rights, exchange rights, warrants or options, and (2) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, and that are not otherwise beneficially, or deemed by Bradford Bancorp to be beneficially, owned by such person and his or her affiliates). The foregoing restriction does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of Bradford Bancorp or any subsidiary or a trustee of a plan.

Evaluation of Offers. The articles of incorporation of Bradford Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Bradford Bancorp (including a tender or exchange offer, merger or consolidation or sale of all or substantially all of the assets of Bradford Bancorp) may, in connection with the exercise of its judgment in determining what is in the best interest of Bradford Bancorp and its stockholders, give consideration to the following factors:

1.                                       the economic effect, both immediate and long-term, upon Bradford Bancorp’s stockholders, including stockholders, if any, choosing not to participate in the transaction;

2.                                       the social and economic effect on the employees, depositors and customers of, and others dealing with, Bradford Bancorp and its subsidiaries and on the communities in which Bradford Bancorp and its subsidiaries operate or are located;

3.                                       whether the proposal is acceptable based on the historical and current operating results or financial condition of Bradford Bancorp;

4.                                       whether a more favorable price could be obtained for Bradford Bancorp’s stock or other securities in the future;

5.                                       the reputation and business practices of the offeror and its management and affiliates as they would affect the employees;

6.             the future value of the stock or any other securities of Bradford Bancorp; and

7.             any antitrust or other legal and regulatory issues that are raised by the proposal.

By having these standards in the articles of incorporation of Bradford Bancorp, the board of directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of Bradford Bancorp, even if the price offered is significantly greater than the then market price of any equity security of Bradford Bancorp.

Board of Directors. The articles of incorporation and bylaws of Bradford Bancorp require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Any vacancy occurring in the board of directors, however caused, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present, and any director so chosen shall hold office only until the next annual meeting of stockholders at which directors are elected.

The bylaws of Bradford Bancorp also provide that to be eligible to serve on the board of directors a person must:

•                                          not have been: (1) subject to a supervisory action by a financial regulatory agency that resulted in a cease or desist order; or (2) been convicted or charged with the commission of a crime involving dishonesty or breach of trust that is punishable by a year or more in prison;

•                                          reside, for at least one year before his or her nomination or appointment, in the State of Maryland;

•                                          not be either a director or officer of another financial institution that engages in business activities in the same market area as Bradford Bancorp or any of its subsidiaries;

•                                          not be either a nominee or representative of a company of which any director, partner, trustee or stockholder controlling more than 10% of any class of voting stock would not be eligible for election or appointment to the board of directors under the bylaws; or

•                                          not be either the nominee or representative of a person, group or group acting in concert that includes a person who would be ineligible to be elected to the board of directors under the bylaws.

These qualification provisions may prevent stockholders from nominating themselves or persons of their choosing for election to the board of directors.

The articles of incorporation of Bradford Bancorp provide that any director may be removed by stockholders only for cause upon the affirmative vote of the holders of not less than 80% of the outstanding voting shares. The higher vote threshold will make it more difficult for stockholders to remove directors and replace them with their own nominees.

Special Meetings of Stockholders. The bylaws of Bradford Bancorp contain a provision pursuant to which special meetings of the stockholders of Bradford Bancorp may only be called by the Chairman, the President, the board of directors pursuant to a resolution adopted by two-thirds of the total number of directors which Bradford Bancorp would have if there were no vacancies on the board of directors or the holders of not less than a majority of the capital stock of Bradford Bancorp entitled to vote at a meeting.

Advance Notice Provisions for Stockholder Nominations and Proposals. Bradford Bancorp’s  bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders of Bradford Bancorp. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the Bradford Bancorp board of directors or by a stockholder who has given appropriate notice to Bradford Bancorp before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given Bradford Bancorp appropriate notice of its intention to bring that business before the meeting. Bradford Bancorp’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder who desires to raise new business must provide certain information to Bradford Bancorp concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide Bradford Bancorp with certain information concerning the nominee and the proposing stockholder.

Advance notice of nominations or proposed business by stockholders gives Bradford Bancorp’s board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about those matters.

Preferred Stock. The articles of incorporation authorize Bradford Bancorp’s board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although Bradford Bancorp’s board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt. Bradford Bancorp’s board of directors will make any determination to issue shares with those terms based on its judgment as to the best interests of Bradford Bancorp and its stockholders.

Amendment of Governing Instruments. The articles of incorporation of Bradford Bancorp generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment of Section C of Article Fifth (Limitation of Voting Common Stock), Sections A and C of Article Seventh (Removal of Directors), Sections F and J of Article Eighth (Amendment of Governing Instruments), Section L of Article Eighth (Directors Exercise of Business Judgment), Article Ninth (Approval of Business Combinations), must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the stockholders to increase or decrease the aggregate number of shares of capital stock. The bylaws of Bradford Bancorp may be amended by the majority vote of the board of directors.

Restrictions in Maryland Corporate Law

Maryland law contains certain provisions, described below, which may be applicable to Bradford Bancorp upon consummation of the conversion.

Business Combinations with Interested Stockholders. Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute provides for various exemptions from the application of its provisions, including for business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Control Share Acquisitions. The Maryland general corporation law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by the corporation’s officers or directors who are employees of the corporation. Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•                                          10% or more but less than 33 1/3%;

•                                          33 1/3% or more but less than a majority; or

•                                          a majority of all voting power.

Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition generally means the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

A person who has made or proposes to make a “control share acquisition,” under specified conditions, including an undertaking to pay expenses, may require the board of directors to call a special stockholders’ meeting to consider the voting rights of the shares. The meeting must be held within 50 days of the demand. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, the corporation generally may redeem any or all of the control shares, except those for which voting rights have previously been approved. This redemption of shares must be for fair value, determined without regard to the absence of voting rights as of the date of the last control share acquisition or of any stockholders’ meeting at which the voting rights of the shares are considered and not approved. If voting rights for “control shares” are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock determined for purposes of appraisal rights may not be less than the highest price per share paid in the control share acquisition. The limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a “control share acquisition.”

The control share acquisition statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisition previously approved or exempted by a provision in the articles of incorporation or bylaws of the corporation.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Regulations issued by the Office of Thrift Supervision provide that, for a period of three years following the date of the completion of the conversion, no person, acting singly or together with associates in a group of persons acting in concert, will directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of Bradford Bancorp without the prior written approval of the Office of Thrift Supervision. Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of any class of any equity security of Bradford Bancorp without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% will not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Change in Bank Control Act. The acquisition of 10% or more of the common stock outstanding may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association, including a converted savings and loan association such as Bradford Bank, to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least 25% of any class of Bradford Bancorp’s voting stock or the power to direct the management or policies of Bradford Bancorp. However, under Office of Thrift Supervision regulations, “control” is presumed to exist where the acquiring party has voting control of at least 10% of any class of Bradford Bancorp’s voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Description of Bradford Bancorp Capital Stock

The common stock of Bradford Bancorp will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

General

Bradford Bancorp is authorized to issue 100,000,000 shares of common stock having a par value of $0.01 per share and 10,000,000 shares of preferred stock having a par value of $0.01 per share. Each share of Bradford Bancorp’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. Bradford Bancorp will not issue any shares of preferred stock in the conversion.

Common Stock

Dividends. Bradford Bancorp can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if Bradford Bancorp were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of Bradford Bancorp will be entitled to receive and share equally in dividends as may be declared by the board of directors of Bradford Bancorp out of funds legally available for dividends. If Bradford Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends. See “Our Dividend Policy” and “Regulation and Supervision.”

Voting Rights. After the conversion, the holders of common stock of Bradford Bancorp will possess exclusive voting rights in Bradford Bancorp. They will elect Bradford Bancorp’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Bradford Bancorp issues preferred stock, holders of Bradford Bancorp preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of Bradford Bank, Bradford Bancorp, as the sole holder of Bradford Bank’s capital stock, would be entitled to receive all of Bradford Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of Bradford Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of Bradford Bancorp, the holders of its common stock would be entitled to receive all of the assets of Bradford Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If Bradford Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of Bradford Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

Bradford Bancorp will not issue any preferred stock in the conversion and it has no current plans to issue any preferred stock after the conversion. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Registrar and Transfer Company, Cranford, New Jersey.

Registration Requirements

We have registered our common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of our common stock has been passed upon for us by Muldoon Murphy & Aguggia LLP, Washington, DC. The federal tax consequences of the stock offering have been opined upon by Muldoon Murphy & Aguggia LLP. Muldoon Murphy & Aguggia LLP has consented to the references to its opinions in this prospectus. Certain legal matters will be passed upon for Sandler O’Neill by Elias, Matz, Tiernan & Herrick L.L.P.

Experts

The consolidated financial statements of Bradford Bank MHC as of December 31, 2006 and for the year ended December 31, 2006, prior to their restatement for the June 2007 pooling of interests transaction with Golden Prague and except for the financial statements of Golden Prague as of January 31, 2007 and for the year ended January 31, 2007 (which was consolidated with Bradford Bank MHC and not presented separately herein), included in this prospectus and elsewhere in the registration statement, have been audited by Stegman & Company, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Stegman & Company audited the combination of the consolidated financial statements as of December 31, 2006, and for year ended December 31, 2006, after restatement for the June 2007 pooling of interests transaction with Golden Prague.

The consolidated financial statements of Bradford Bank MHC as of December 31, 2005 and for each of the two years in the period ended December 31, 2005,  included in this prospectus and elsewhere in the registration statement, have been audited by Clifton Gunderson LLP, an independent auditor, in accordance with auditing standards generally accepted in the United States of America, and based upon the report of other auditors, as stated in their report appearing herein and elsewhere in the registration statement, and have been included in reliance upon the report of such firm and the report of Beard Miller Company LLP, independent certified public accountants, with respect to the financial statements of Golden Prague as of January 31, 2006 and for each of the two years in the period ended January 31, 2006, appearing elsewhere herein given upon the authority of such firms as experts in accounting and auditing.

The separate financial statements of Golden Prague (not presented separately herein) as of January 31, 2007 and 2006, and for each of the three years in the period ended January 31, 2007, have been audited by Beard Miller Company LLP, an independent auditor, as stated in their reports which are included in the prospectus and registration statement in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

The consolidated financial statements of Patapsco Bancorp, included in this prospectus and registration statement, as of June 30, 2007 and 2006, and for each of the three years in the period ended June 30, 2007, have been audited by Beard Miller Company LLP, an independent registered public accounting firm, as indicated in their report with respect thereto, which is included in this prospectus and registration statement in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

The consolidated financial statements of Valley Bancorp, included in this prospectus and registration statement, as of September 30, 2006 and 2005, and for each of the two years in the period ended September 30, 2006, have been audited by Beard Miller Company LLP, an independent auditor, in accordance with auditing standards generally accepted in the United States as indicated in their report with respect thereto, which is included in this prospectus and registration statement in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

RP Financial has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.

Change in Accountants

On November 15, 2006, Bradford Bank MHC, dismissed Clifton Gunderson LLP as its independent accounting firm and engaged Stegman & Company as its successor independent accounting firm. The decision to change accountants was approved by the audit committee and the board of directors.

Bradford Bank completed its reorganization from a mutual savings bank to the mutual holding company form of organization in July 2005. The report of Clifton Gunderson LLP on the consolidated financial statements of Bradford Bank MHC for the fiscal year ended December 31, 2005, and the report of Clifton Gunderson LLP on the consolidated financial statements of Bradford Bank for the fiscal year ended December 31, 2004, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During Bradford Bank MHC’s fiscal year ended December 31, 2005 and 2004 and in connection with the audit of Bradford Bank MHC’s and Bradford Bank’s consolidated financial statements for such periods, and in subsequent interim periods prior to the dismissal of Clifton Gunderson, there were no disagreements between Bradford Bank MHC and Bradford Bank, respectively, and Clifton Gunderson LLP on any matter of accounting principles or practices, consolidated financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Clifton Gunderson LLP, would have caused Clifton Gunderson LLP to make reference to the subject matter of the disagreements in connection with its audit reports on Bradford Bank MHC’s and Bradford Bank’s consolidated financial statements.

Clifton Gunderson LLP has furnished a letter addressed to the Securities and Exchange Commission and the Office of Thrift Supervision and filed as an exhibit to Bradford Bancorp’s registration statement stating its agreement with the statements made herein.

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the offering. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, NE, Room 1580, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Securities and Exchange Commission at http://www.sec.gov.

Bradford Bancorp has filed an application for approval of the plan of conversion with the Office of Thrift Supervision. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, DC 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Southeast Regional Office of the Office of Thrift Supervision, 1475 Peachtree Street, NE, Atlanta, Georgia 30309.

Copies of the plan of conversion, Bradford Bank’s charter and bylaws and Bradford Bancorp’s articles of incorporation and bylaws are available without charge from Bradford Bank.

The appraisal report of RP Financial has been filed as an exhibit to our registration statement and to our application to the Office of Thrift Supervision. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its website as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Office of Thrift Supervision as described above.

Index to Consolidated Financial Statements

Index to Consolidated Financial Statements of Bradford Bank MHC

Page

Report of Independent Registered Public Accounting Firm	F-1
Independent Auditor’s Report	F-3
Independent Auditor’s Report	F-4
Independent Auditor’s Report	F-5
Consolidated Statements of Financial Condition as of June 30, 2007 (unaudited) and December 31, 2006 and 2005	F-6
Consolidated Statements of Income and Other Comprehensive Income for the Six Months Ended June 30, 2007 and 2006 (unaudited) and the Years Ended December 31, 2006, 2005 and 2004	F-7
Consolidated Statements of Changes in Equity for the Six Months Ended June 30, 2007 and 2006 (unaudited) and the Years Ended December 31, 2006, 2005 and 2004	F-8
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2007 and 2006 (unaudited) and the Years Ended December 31, 2006, 2005 and 2004	F-9
Notes to the Consolidated Financial Statements	F-10

Index to Consolidated Financial Statements of Patapsco Bancorp, Inc.

Report of Independent Registered Public Accounting Firm	F-52
Consolidated Statements of Financial Condition as of June 30, 2007 and 2006	F-53
Consolidated Statements of Income for the Years Ended June 30, 2007, 2006 and 2005	F-54
Consolidated Statements of Stockholders’ Equity for the Years Ended June 30, 2007, 2006 and 2005	F-56
Consolidated Statements of Cash Flows for the Years Ended June 30, 2007, 2006 and 2005	F-57
Notes to Consolidated Financial Statements	F-58

Index to Consolidated Financial Statements of Valley Bancorp, Inc.

Independent Auditor’s Report	F-81
Consolidated Statements of Financial Condition as of September 30, 2006 and 2005	F-82
Consolidated Statements of Income for the Years Ended September 30, 2006 and 2005	F-83
Consolidated Statements of Stockholders’ Equity for the Years Ended September 30, 2006 and 2005	F-84
Consolidated Statements of Cash Flows for the Years Ended September 30, 2006 and 2005	F-85
Notes to Consolidated Financial Statements	F-86

*  *  *

All schedules are omitted as the required information either is not applicable or is included in the applicable consolidated financial statements or related notes.

Report of Independent Registered Public Accounting Firm

Board of Directors

Bradford Bank MHC and Subsidiaries

Baltimore, Maryland

We have audited the accompanying consolidated statement of financial condition of Bradford Bank MHC and Subsidiaries as of December 31, 2006, and the related consolidated statements of income and comprehensive income, changes in equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We previously audited and reported on the consolidated statement of financial condition and consolidated statements of income and comprehensive income, changes in equity and cash flows of Bradford Bank MHC and Subsidiaries as of and for the year ended December 31, 2006, prior to their restatement for the June 2007 pooling-of-interests transaction with Golden Prague Federal Savings & Loan Association as described in Note 1 to the consolidated financial statements. We did not audit the balance sheet of Golden Prague Federal Savings & Loan Association as of December 31, 2006 or its related statement of income for the year ended December 31, 2006, which statement reflects assets constituting 5% and net interest income constituting 5% of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Golden Prague Federal Savings & Loan Association as of December 31, 2006 and for the year then ended, is based solely on the report of the other auditors. We also audited the combination of the accompanying consolidated statement of financial condition and consolidated statements of income and comprehensive income, changes in equity and cash flows for the year ended December 31, 2006 after restatement for the June 2007 pooling-of-interests; in our opinion, such consolidated statements have been properly combined on a basis described in Note 1 of the notes to the consolidated financial statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of Bradford Bank MHC and Subsidiaries as of December 31, 2006, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, in 2006 Bradford Bank MHC and Subsidiaries adopted Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.”

/s/ Stegman & Company

Baltimore, Maryland

September 14, 2007

Independent Auditor’s Report

Board of Directors

Bradford Bank MHC and Subsidiaries

Baltimore, Maryland

We have audited the accompanying consolidated statement of financial condition of Bradford Bank MHC and Subsidiaries as of December 31, 2005, and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Golden Prague Federal Savings and Loan Association, which was merged into the Company as a pooling-of-interests as descibed in Note 1 to the consolidated financial statements, which statements reflect total assets of $32,576,377 as of December 31, 2005 and net interest income of $913,319 and $974,463 for the years ended December 31, 2005 and 2004, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion insofar as it relates to the amounts included for Golden Prague Federal Savings and Loan Association is based solely on the reports of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bradford Bank MHC and Subsidiaries as of December 31, 2005, and the results of their consolidated operations and their consolidated cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ Clifton Gunderson LLP

Baltimore, Maryland

February 7, 2006, except for the restatement of the
consolidated financial statements for the effects
of the poolings of interests as described in Note 1
to the consolidated financial statements, as to
which the date is September 21, 2007

Independent Auditor’s Report

To the Board of Directors

Golden Prague Federal Savings and Loan Association

Baltimore, Maryland

We have audited the accompanying consolidated statements of financial condition of Golden Prague Federal Savings and Loan Association and subsidiary as of January 31, 2007 and 2006, and the related consolidated statements of operations, equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Golden Prague Federal Savings and Loan Association and subsidiary as of January 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Beard Miller Company LLP

Baltimore, Maryland

April 27, 2007

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Golden Prague Federal Savings and Loan Association

Baltimore, Maryland

We have audited the consolidated statements of income, equity, and cash flows of Golden Prague Federal Savings and Loan Association and subsidiary for the year ended January 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Golden Prague Federal Savings and Loan Association and subsidiary for the year ended January 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

Beard Miller Company LLP

Baltimore, Maryland

April 29, 2005

BRADFORD BANK MHC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30,	December 31,
	2007	2006	2005
	(unaudited)
ASSETS
Cash and noninterest-bearing deposits	$2,280,894	$4,335,893	$2,838,780
Interest-bearing deposits	936,296	6,082,888	347,140
Federal funds sold	5,007,258	11,816,708	2,944,114
Total cash and cash equivalents	8,224,448	22,235,489	6,130,034

Certificates of deposit in other financial institutions	2,637,000	3,032,000	4,020,000

Investment securities available-for-sale at fair value	88,725,144	79,375,019	73,098,017

Investment securities held-to-maturity at cost, fair value of $7,356,275 (2007-unaudited), $17,583,165 (2006) and $18,917,807 (2005)	7,666,987	18,021,514	19,327,275

Loans receivable	433,852,879	383,186,560	340,253,705
Less allowance for losses on loans	(2,728,803)	(2,397,545)	(1,412,058)
Total loans receivable	431,124,076	380,789,015	338,841,647

Ground rents	2,449,022	356,517	369,117
Premises and equipment - net of depreciation	5,155,492	4,914,541	5,357,695
Federal Home Loan Bank stock - at cost	3,465,200	3,105,200	1,918,000
Accrued interest receivable	2,886,057	2,647,928	2,047,497
Income taxes receivable	661,906	4,421	5,663
Deferred income taxes	1,778,462	83,387	33,012
Goodwill	8,891,954	3,903,626	3,903,626
Intangible assets	1,527,249	1,272,752	710,629
Other assets	3,374,572	2,783,360	2,949,165

TOTAL ASSETS	$568,567,569	$522,524,769	$458,711,377

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$6,167,165	$6,057,962	$6,050,563
Interest-bearing	456,633,781	422,803,316	382,773,372
Total deposits	462,800,946	428,861,278	388,823,935

Federal funds purchased	1,500,000	—	2,600,000
Short-term borrowings	1,700,000	600,000	7,000,000
Long-term borrowings	54,300,000	46,300,000	15,000,000
Advance payments by borrowers for taxes and insurance	3,286,846	765,652	725,913
Income taxes payable	—	93,724	4,993
Other liabilities	3,350,181	2,805,942	1,958,974

Total liabilities	526,937,973	479,426,596	416,113,815

Commitments and contingencies	—	—	—

EQUITY
Retained earnings - substantially restricted	43,410,556	44,022,130	43,431,103
Accumulated other comprehensive loss	(1,780,960)	(923,957)	(833,541)
Total equity	41,629,596	43,098,173	42,597,562

TOTAL LIABILITIES AND EQUITY	$568,567,569	$522,524,769	$458,711,377

These financial statements should be read only in connection with the accompanying notes to the financial statements.

BRADFORD BANK MHC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND

OTHER COMPREHENSIVE INCOME

	Six months ended June 30,		Year ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)
INTEREST INCOME
Interest and fees on loans	$14,583,205	$11,389,532	$24,166,934	$19,878,374	$17,400,459
Interest on mortgage-backed securities	923,481	922,573	1,866,209	2,011,303	1,923,095
Interest on other investments - taxable	1,747,286	1,342,709	2,975,515	2,444,652	2,819,796
Interest on other investments - nontaxable	223,605	177,561	411,438	245,254	171,959
Total interest income	17,477,577	13,832,375	29,420,096	24,579,583	22,315,309

INTEREST EXPENSE
Interest on deposits	9,282,913	6,641,624	14,783,901	10,368,480	9,144,477
Interest on borrowings	1,221,353	355,112	1,017,430	693,583	356,050
Total interest expense	10,504,266	6,996,736	15,801,331	11,062,063	9,500,527

NET INTEREST INCOME	6,973,311	6,835,639	13,618,765	13,517,520	12,814,782

PROVISION FOR LOAN LOSSES	219,000	120,000	948,000	358,893	358,000

Net interest income after provision for loan losses	6,754,311	6,715,639	12,670,765	13,158,627	12,456,782

NONINTEREST INCOME
Commission income	309,218	179,088	359,542	214,508	138,927
Service charges on deposit accounts	88,482	77,106	148,615	150,352	150,959
(Loss) gain on sale of investments	—	(16,073)	3,546	(79,650)	(26,292)
Gain (loss) on sale of loans	—	—	—	8,107	(30,029)
Miscellaneous income	355,003	183,220	427,645	389,079	387,603
Total noninterest income	752,703	423,341	939,348	682,396	621,168

NONINTEREST EXPENSES
Compensation	3,791,357	3,188,291	6,530,547	5,827,555	5,422,188
Occupancy expense	519,685	407,197	986,144	798,800	670,816
Advertising	107,072	65,397	191,133	450,464	416,443
Equipment expenses	289,204	235,623	468,666	481,075	528,530
Data processing services	451,819	412,978	864,649	755,041	638,477
Federal deposit insurance	41,035	41,336	103,535	96,262	100,989
Merger related expenses	2,022,415	—	—	—	—
Other expenses	1,713,171	1,108,154	2,622,631	2,337,899	2,211,260
Total noninterest expenses	8,935,758	5,458,976	11,767,305	10,747,096	9,988,703

(LOSS) INCOME BEFORE TAX PROVISION	(1,428,744)	1,680,004	1,842,808	3,093,927	3,089,247

PROVISION (BENEFIT) FOR INCOME TAXES
Current	313,641	675,424	1,269,466	822,240	1,496,653
Deferred	(1,130,811)	(129,555)	(17,685)	(453,001)	(473,797)
	(817,170)	545,869	1,251,781	369,239	1,022,856
(LOSS) NET INCOME	(611,574)	1,134,135	591,027	2,724,688	2,066,391

OTHER COMPREHENSIVE (LOSS) INCOME
Change in unrealized holding gain (loss) on available-for-sale securities-net of taxes of ($536,224) (June, 2007), ($507,314) (June, 2006), $235,574 (2006), ($398,048) (2005) and ($59,190) (2004), and net of reclassification adjustments for securities sold	(857,003)	(806,290)	374,406	(632,631)	(94,072)

COMPREHENSIVE (LOSS) INCOME	$(1,468,577)	$327,845	$965,433	$2,092,057	$1,972,319

These financial statements should be read only in connection with the accompanying notes to the financial statements.

BRADFORD BANK MHC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Years ended December 31, 2006, 2005 and 2004

and the six months ended June 30, 2007 (unaudited)

		Accumulated
		Other
	Retained	Comprehensive
	Earnings	Loss	Total

BALANCE - JANUARY 1, 2004	$38,640,024	$(106,838)	$38,533,186

Net income for the year ended December 31, 2004	2,066,391	—	2,066,391

Unrealized holding loss on securities designated as available for sale, net of tax	—	(94,072)	(94,072)

BALANCE - DECEMBER 31, 2004	40,706,415	(200,910)	40,505,505

Net income for the year ended December 31, 2005	2,724,688	—	2,724,688

Unrealized holding loss on securities designated as available for sale, net of tax	—	(632,631)	(632,631)

BALANCE - DECEMBER 31, 2005	43,431,103	(833,541)	42,597,562

Net income for the year ended December 31, 2006	591,027	—	591,027

Unrealized holding gain on securities designated as available for sale, net of tax	—	374,406	374,406

Cumulative effect adjustment, net of tax, to initially apply SFAS No. 158	—	(464,822)	(464,822)

BALANCE - DECEMBER 31, 2006	44,022,130	(923,957)	43,098,173

Net loss for the six months ended June 30, 2007 (unaudited)	(611,574)	—	(611,574)

Unrealized holding loss on securities designated as available for sale, net of tax (unaudited)	—	(857,003)	(857,003)

BALANCE - JUNE 30, 2007 (unaudited)	$43,410,556	$(1,780,960)	$41,629,596

These financial statements should be read only in connection with the accompanying notes to the financial statements.

BRADFORD BANK MHC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended
	June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Interest and fees received on loans and investments	$16,705,207	$13,365,884	$28,316,819	$23,983,750	$22,561,809
Interest paid	(10,446,595)	(7,071,343)	(15,917,997)	(11,379,344)	(9,956,014)
Other receipts	752,703	439,414	891,802	700,747	687,630
Net income taxes paid	(545,321)	(716,503)	(1,002,523)	(962,327)	(871,177)
Cash paid to suppliers and employees	(8,536,660)	(5,204,773)	(11,021,431)	(9,938,568)	(8,906,571)
Net cash (used in) provided by operating activities	(2,070,666)	812,679	1,266,670	2,404,258	3,515,677
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investment securities available-for-sale	—	(11,989,096)	(21,080,503)	(30,092,376)	(22,214,378)
Proceeds from sales of investment securities available-for-sale	1,707,480	1,942,016	3,945,560	18,449,097	22,453,847
Principal repayments and maturities of investment securities available-for-sale	4,501,404	5,025,286	11,496,072	28,378,387	23,412,350
Purchase of premises and equipment	(489,246)	(101,700)	(185,926)	(1,182,531)	(667,572)
Redemption of ground rents	52,853	6,000	12,600	25,700	10,966
Redemption (purchase) of Federal Home Loan Bank stock	119,800	68,300	(1,187,200)	(106,100)	751,100
Net increase in loans	(10,741,026)	(18,038,406)	(42,288,639)	(33,822,365)	(33,284,778)
Cash purchase paid net of cash acquired for Valley Bancorp, Inc.	(8,729,887)	—	—	—	—
Core deposit and other intangibles acquired	(448,021)	(377,177)	(792,931)	—	—
Investment in bank owned life insurance	—	—	(23,626)	(23,450)	—
Adjustment to goodwill	—	—	—	—	291,605
Principal repayments and maturities of investment securities held-to-maturity	239,165	365,384	2,570,122	4,427,582	9,860,414
Purchase of investments securities held-to-maturity	—	—	(306,829)	(1,382,366)	(7,391,781)
Net cash used in investing activities	(13,787,478)	(23,099,393)	(47,841,300)	(15,328,422)	(6,778,227)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in:
Deposits	(3,274,091)	19,636,520	33,927,958	(3,530,325)	2,880,786
Federal funds purchased	1,500,000	(2,600,000)	(2,600,000)	2,600,000	—
Advances by borrowers for taxes and insurance	2,521,194	2,325,937	39,737	(51,987)	(5,572)
Assumption of deposits	—	—	6,411,828	—	—
(Decrease) increase in short-term borrowings	1,100,000	(7,000,000)	(3,200,000)	3,500,000	—
Increase in long-term borrowings	—	10,100,000	28,100,000	—	6,500,000
Net cash provided by financing activities	1,847,103	22,462,457	62,679,523	2,517,688	9,375,214
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(14,011,041)	175,743	16,104,893	(10,406,476)	6,112,664
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	22,235,489	6,130,034	6,130,596	16,536,510	10,423,846
CASH AND CASH EQUIVALENTS, END OF PERIOD	$8,224,448	$6,305,777	$22,235,489	$6,130,034	$16,536,510
RECONCILIATION OF NET (LOSS) INCOME TO NET CASH (USED) PROVIDED BY OPERATING ACTIVITIES
Net (loss) income	$(611,574)	$1,134,135	$591,027	$2,724,688	$2,066,391
Adjustments:
Deferred income taxes	(1,130,811)	(129,554)	(17,685)	(453,001)	(473,797)
Depreciation and amortization	337,700	313,565	627,142	607,004	630,118
Amortization of premiums, discounts, deferred loan fees and intangible assets	(223,392)	(40,527)	(97,796)	129,868	644,136
Loan origination costs deferred	(159,735)	(93,259)	(169,148)	(270,118)	(471,941)
Amortization of premium on certificate amounts	(67,282)	(62,232)	(236,486)	(338,509)	(444,118)
Losses on real estate investments	—	—	83,609	21,488	14,139
Dividends on securities available-for-sale reinvested	—	—	(79,478)	(71,731)	(61,104)
Income from bank owned life insurance	—	—	(44,000)	(43,500)	(56,497)
Loss (gain) on sale of investments	—	16,073	(3,546)	79,650	26,292
Loss on sale of loans	—	—	—	(8,107)	30,029
Provision for loan losses	219,000	120,000	948,000	358,893	358,000
Adjustment to initially apply SFAS No. 158	—	—	(757,285)	—	—
Effect of changes in operating assets and liabilities:
Accrued interest receivable	(238,129)	(233,961)	(600,431)	(312,252)	285,629
Income taxes receivable	(55,746)	(38,337)	1,242	4,769	460,728
Other assets	(591,212)	45,625	151,761	(215,774)	(382,156)
Income taxes payable	(93,724)	(2,743)	88,731	(149,323)	147,293
Other liabilities	544,239	(216,106)	781,013	340,213	742,535
NET CASH (USED) PROVIDED BY OPERATING ACTIVITIES	$(2,070,666)	$812,679	$1,266,670	$2,404,258	$3,515,677

These financial statements should be read only in connection with the accompanying notes to the financial statements.

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six months ended June 30, 2007 and 2006 (unaudited)

Years ended December 31, 2006, 2005 and 2004

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES

The accompanying Consolidated Financial Statements include the accounts of Bradford Bank MHC (the “Company”), a mutual holding company, and its wholly-owned subsidiaries, Bradford Bancorp, Inc., Bradford Bank (the “Bank”), Bradford Financial Group, Incorporated and Bradford Title, LLC. All significant intercompany transactions have been eliminated in the Consolidated Financial Statements.

The Company’s primary business is the ownership of the Bank. The Bank operates as a thrift institution accepting deposits from the general public and using those funds to promote home ownership by making real estate loans in its service area. The Bank also engages in other forms of lending and investments, including commercial real estate lending. As such, the Bank is subject to the inherent risk that borrowers will default and properties or other collateral will not be sufficient to recover the loan balance. The Bank believes that its sound lending policies have mitigated this risk and losses from loans have been minimal. The Bank is also subject to the risk that severe changes in prevailing interest rates could cause impairment of its earnings capability and the fair value of its net assets. Bradford Financial Group Incorporated offers non-insured investment products. Bradford Title, LLC is a title insurance agency.

The Bank operates nine branches all located in the Baltimore metropolitan area.

MERGERS WITH GOLDEN PRAGUE FEDERAL SAVINGS & LOAN ASSOCIATION AND SENATOR BANK

On June 20, 2007, the Company completed the mergers of Golden Prague Federal Savings & Loan Association (“Golden Prague”) and Senator Bank (“Senator”) with and into the Bank. The Company, Golden Prague and Senator entered into separate definitive agreements in January 2007. Since Golden Prague and Senator were both mutual institutions, there was no purchase price paid. The mergers were accounted for using the pooling-of-interests method of accounting and, accordingly, the Company’s consolidated financial statements for all periods prior to the mergers have been restated to include the accounts of Golden Prague and Senator. There were no transactions between the Company and Golden Prague and Senator prior to the mergers.

Golden Prague has historically reported on a fiscal year ended January 31st and the results of its operations are included in the financial results of the Company for the three years ended December 31, 2006, 2005 and 2004. There were no significant events or transactions in the intervening periods that would materially affect the financial position or results of operations for the periods presented.

The net interest income and net income previously reported by the Company and Golden Prague and Senator and the combined amounts presented in the accompanying consolidated statements of income and comprehensive income are summarized as follows:

	(unaudited)
	Six months ended June 30,		Years ended December 31,
	2007	2006	2006	2005	2004

Net interest income:
Company	$6,627,427	$6,292,839	$12,566,724	$12,154,676	$11,367,595
Golden Prague	178,441	352,293	657,877	913,319	974,463
Senator Bank	167,443	190,507	394,164	449,525	472,724
Total	$6,973,311	$6,835,639	$13,618,765	$13,517,520	$12,814,782

Net income (loss):
Company	$571,128	$1,216,411	$1,669,661	$2,366,516	$1,830,824
Golden Prague	(862,677)	(45,234)	(1,048,832)	316,054	203,244
Senator Bank	(320,025)	(37,042)	(29,802)	42,118	32,323
Total	$(611,574)	$1,134,135	$591,027	$2,724,688	$2,066,391

Merger related expenses of $2,022,415 are included in the consolidated statement of income and other comprehensive income for the six months ended June 30, 2007 (unaudited) and consist of $65,000 for systems conversion costs, $330,371 for professional fees, $349,500 for contract termination fees, $385,000 for termination of the Golden Prague multiemployer pension plan, $743,464 for severance and consulting contracts, and $149,000 for other expenses.

REORGANIZATION

The Bank completed its reorganization into a no-stock mutual holding company structure (the “Reorganization”) on July 15, 2005. As part of the Reorganization, the Bank converted from a federally chartered mutual savings bank to a federally chartered stock savings bank. The Bank became a wholly owned subsidiary of Bradford Bancorp, Inc. in the Reorganization, which in turn is wholly owned by the Company. The Company remains a mutual holding company.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

UNAUDITED INTERIM FINANCIAL DATA

The interim financial data is unaudited. However, in the opinion of management, the interim data as of June 30, 2007 and for the six months ended June 30, 2007 and 2006 includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results of the interim periods. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for a full year or any period.

STATEMENTS OF CASH FLOWS

The Consolidated Statements of Cash Flows provides an analysis of cash and cash equivalent activity. Cash and cash equivalents for the Company are defined as cash and noninterest-bearing deposits, interest-bearing deposits in other banks with an original maturity date less than 90 days and federal funds sold.

INVESTMENT SECURITIES

Marketable equity securities, debt securities, and mortgage-backed securities not classified as held-to-maturity or trading are classified as available-for-sale. Securities available-for-sale are acquired as part of the Company’s asset/liability management strategy and may be sold in response to changes in interest rates, loan demand, changes in prepayment risk and other factors. Securities available-for-sale are carried at fair value, with unrealized gains or losses being reported as accumulated other comprehensive income, a separate component of equity, net of deferred tax. Related interest and dividends are included in interest income. Declines in the fair value of individual investment securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. Factors affecting the determination of whether other-than-temporary impairment has occurred include a downgrading of the security by a rating agency, a significant deterioration in the financial condition of the issuer, or a change in managements’ intent and ability to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value. Realized gains and losses on all investment securities, using the specific identification method, are included as a separate component of noninterest income.

Investment securities classified as held-to-maturity consist of mortgage-backed securities and are carried at amortized cost, since management has the ability and intention to hold them to maturity.

LOANS HELD FOR SALE

Loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is determined based on the outstanding investor commitments or, in the absence of such commitments, based on current investor yield requirements. Gains and losses on loans are determined using the specific identification method. There were no loans held for sale at June 30, 2007 (unaudited) and December

31, 2006 and 2005, respectively.

LOANS RECEIVABLE

Loans receivable are stated at the principal amount outstanding, net of unamortized deferred costs and fees. Interest income on loans is accrued at the contractual rate on the principal amount outstanding. Deferred fees and costs on loans are being amortized on the interest method over the term of the loan. It is the Company’s policy to discontinue the accrual of interest when circumstances indicate that collection is doubtful or when payment of principal and interest has become ninety days past due unless the loan is well secured and in the process of collection. When a payment is received on a loan in non-accrual status, the amount received is allocated to principal and interest in accordance with the contractual terms of the loan, or allocated entirely to principal if in management’s judgment there is some doubt as to the ultimate collection of all amounts due from the borrower.

Management considers loans impaired when, based on current information, it is probable that the Company will not collect all principal and interest payments according to contractual terms. Loans are tested for impairment once principal or interest payments become ninety days or more past due. Management also considers the financial condition of the borrower, cash flows of the loan and the value of the related collateral. Impaired loans do not include large groups of smaller balance homogeneous loans such as residential real estate and consumer type loans which are evaluated collectively for impairment. Loans specifically reviewed for impairment are not considered impaired during periods of “minimal delay” in payment (ninety days or less) provided eventual collection of all amounts due is expected. The impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if repayment is expected to be provided by the collateral. Generally, the Company’s impairment on such loans is measured by reference to the fair value of the collateral. Interest income on impaired loans is recognized on the cash basis.

The Company does not participate or share in any residual profits or losses or invest in development projects through joint ventures or similar entities with our borrowing customers.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents an amount which, in management’s judgment, is adequate to absorb the known and inherent losses in the loan portfolio that are both probable and reasonable to estimate. The adequacy of the allowance for loan losses is determined through careful and continuous review and evaluation of the loan portfolio and involves the balancing of a number of factors to establish a prudent level of allowance. Among the factors considered in evaluating the adequacy of the allowance for loan losses are lending risks associated with growth and entry into new markets, loss allocations for specific nonperforming loans, the level of the allowance to nonperforming loans, historical loss experience, economic conditions, portfolio trends and credit concentrations, changes in the size and character of the loan portfolio, and management’s judgment with respect to current and expected economic conditions and their impact on the existing loan portfolio. Allowances for impaired loans are generally determined based on collateral values. Loans deemed uncollectible are charged against the allowance, while recoveries are credited to the allowance. Management adjusts the level of the allowance through the provision for loan losses, which is recorded as a current period operating expense. The allowance for loan losses consists of allocated and unallocated components.

The components of the allowance for loan losses represent an estimation done pursuant to either Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies,” or SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.”  Specific allowances are established in cases where management has identified significant conditions or circumstances related to a specific credit that management believes indicate the probability that a loss may be incurred in an amount different from an amount determined by application of the formula allowance. For problem loans for which specific allowance amounts have not been determined, the Company establishes allowances according to the application of credit risk factors. These factors are set by management to reflect its assessment of the relative level of risk inherent in each grade. A third component of the allowance computation, termed a nonspecific allowance, is based upon management’s evaluation of various environmental conditions that are not directly measured in the determination of either the specific allowance or formula allowance. Such conditions include general economic and business conditions affecting key lending areas, credit quality trends (including trends in delinquencies and nonperforming loans expected to result from existing conditions), loan volumes and concentrations, specific industry conditions within portfolio categories, recent loss experience in particular loan categories, duration of the current business cycle, bank regulatory examination results, findings of outside review consultants, and management’s judgment with respect to various other conditions including credit administration and management and the quality of risk identification systems. Executive management reviews these environmental conditions quarterly, and documents the rationale for all changes.

Management believes that the allowance for loan losses is adequate; however, determination of the allowance is inherently subjective and requires significant estimates. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. Evaluation of the potential effects of these factors on estimated losses involves a high degree of uncertainty, including the strength and timing of economic cycles and concerns over the effects of a prolonged economic downturn in the current cycle. In addition, various regulatory agencies, as an integral part of their examination process, and independent consultants engaged by the Bank periodically review the Bank’s loan portfolio and allowance for loan losses. Such review may result in recognition of additions to the allowance based on their judgments of information available to them at the time of their examination.

FEDERAL HOME LOAN BANK STOCK

The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and is required to maintain an investment in the stock of the FHLB of Atlanta at levels determined by the aggregate amounts of assets and advances from the FHLB of Atlanta. The stock is carried at cost and purchases and sales of stock are made directly with the FHLB of Atlanta at par value.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation and amortization computed using the straight-line method. Premises and equipment are depreciated over the estimated useful lives of the assets, which generally range from seven to ten years for furniture, fixtures and equipment, three to five years for computer software and hardware, and ten to fifty years for buildings and building improvements. Leasehold improvements are amortized over the terms of the respective leases, which may include renewal options where management has the positive intent to exercise such options, or the estimated useful lives of the improvements, whichever is shorter. The costs of major renewals and betterments are capitalized, while the costs of ordinary maintenance and repairs are expensed as incurred.

GROUND RENTS

Ground rents are typically 99-year leases, renewable in perpetuity, subject to semi-annual rent payments. Under current Maryland law, the tenant of a residential property has the right to redeem the ground rent for a one-time payment and obtain full title to the property. Ground rents acquired in the Valley Bancorp, Inc. transaction are carried at acquired cost, which approximated market value at the date of acquisition. The face value of ground rents owned at June 30, 2007 is approximately $4,000,000 (unaudited). Under Maryland law, ground rents generate rental income based on 6% of the face value. Income from ground rental payments received is recorded on a cash basis and is included in noninterest income in the statement of income and comprehensive income. Since the ground rents originally were acquired and are carried at a discount to their face value, additional income is recognized when a ground rent is redeemed at an amount greater than its carrying value. Ground rents are charged off once payments become one year past due.

FORECLOSED REAL ESTATE

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of cost or fair value at the date of foreclosure. Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its fair value less estimated costs to sell. Adjustments are made up or down to reflect any changes but properties are never adjusted to a value greater than cost at date of foreclosure. Foreclosed real estate amounting to $370,000 existed at June 30, 2007 (unaudited). No foreclosed real estate existed at December 31, 2006 or 2005.

GOODWILL

Goodwill is initially recorded as the excess of the cost of acquired entities over the new fair value of assets acquired less liabilities assumed and is subsequently reported at the lesser of carrying value or fair value. Goodwill is tested for impairment at least annually to determine if an impairment loss has occurred. Impairment losses, if any, are reported separately in the accompanying Consolidated Statements of Income and Other Comprehensive Income.

INTANGIBLE ASSETS

Intangible assets primarily represent the present value of the differential between the cost of funding interest-earning assets with core deposits of acquired institutions and other acquired deposits as opposed to other funding sources. The core deposit intangible identified with the acquisition in January 2007 is being amortized to expense over 10 years using an accelerated amortization method similar to sum of the years digits. The core deposit intangible established in prior acquisitions is being amortized to expense over 7 years using the straight-line method. The difference in the amortization periods and methods is attributable to differences in the retention and attrition assumption characteristics of the deposits acquired. Intangible assets also include the cost of acquiring a book of insurance contracts and the cost of acquiring a title insurance business. These intangibles are being amortized over five years using the straight-line method.

VALUATION OF LONG-LIVED ASSETS

The Company accounts for the valuation of long-lived assets under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”  SFAS No. 144 requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reportable at the lower of the carrying amount or the fair value, less costs to sell.

TRANSFERS OF FINANCIAL ASSETS

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

INCOME TAXES

Income tax expense is based on the results of operations, adjusted for permanent differences between items of income or expense reported in the financial statements and those reported for tax purposes. Deferred income taxes are recognized for temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred tax assets are recognized only to the extent that is more likely than not that such amounts will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

ADVERTISING

Advertising costs are generally expensed as incurred.

SEGMENT REPORTING

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, requires that an enterprise report selected information about operating segments in its financial reports issued to its shareholders. Based on the analysis performed by the Company, management has determined that the Company only has one operating segment, which is commercial banking as our non-banking activities do not meet the quantitative thresholds of SFAS No. 131. The chief operating decision-makers use consolidated results to make operating and strategic decisions, and therefore, are not required to disclose any additional segment information.

RECENT ACCOUNTING PRONOUNCEMENTS

Adopted Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (the “FASB”) issued Statement No. 154, (“SFAS No. 154”), “Accounting Changes and Error Corrections –A Replacement of APB Opinion No. 20 and FASB Statement No. 3.”  Among other things, SFAS No. 154 requires that a voluntary change in accounting principle be applied retroactively with all prior period financial statements presented on the new accounting principle, unless it is impractical to do so. SFAS No. 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a “restatement”. The new standard is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this Statement did not have a material impact on the Company’s financial position, results of operations or cash flows.

In September 2006, the FASB issued Statement No. 158, (“SFAS No. 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R).”  SFAS No. 158 requires a company that sponsors a postretirement benefit plan to fully recognize, as an asset or liability, the over-funded or under-funded status of its benefit plan in its balance sheet. The funded status is measured as the difference between the fair value of the plan’s assets and its benefit obligation (projected benefit obligation for pension plans and accumulated postretirement benefit obligation for other postretirement benefit plans). In years prior to 2006, the funded status of such plans was reported in the notes to the financial statements. This provision is effective for public companies for fiscal years ending after December 15, 2006. In addition, SFAS No. 158 also requires a company to measure its plan assets and benefit obligations as of its year-end balance sheet date. Currently, a company is permitted to choose a measurement date up to three months prior to its year-end to measure the plan assets and obligations. The new provision is effective for all companies with fiscal years ending after December 15, 2008. The Company adopted SFAS No. 158 as of December 31, 2006. At that date, the fair value of plan assets exceeded the projected benefit obligation for the Company’s qualified defined benefit plan by $136,032, and the projected benefit obligation of its non-qualified defined benefit plans exceeded the fair value of plan assets by $230,516. Accordingly, such amounts are included in “Other assets” and “Other liabilities”, respectively, in the Consolidated Statement of Financial Condition as of December 31, 2006. The required disclosures related to the Company’s defined benefit pension plans are included in Note 10 to the Consolidated Financial Statements.

Pending Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, which permits, but does not require, fair value accounting for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. The statement also subjects beneficial interests in securitized financial assets to the requirements of SFAS No. 133. This statement is effective for all financial instruments acquired, issued, or subject to remeasurement for fiscal years beginning after September 15, 2006. The adoption of this Statement on January 1, 2007 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets- an amendment of FASB Statement No. 140.”   The statement amends SFAS No. 140 by (1) requiring the separate accounting for servicing assets and servicing liabilities, which arise from the sale of financial assets; (2) requiring all separately recognized serving assets and servicing liabilities to be initially measured at fair value, if practicable; and (3) permitting an entity to choose between an amortization method or a fair value method for subsequent measurement for each class of separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with earlier adoption permitted. The adoption of this Statement on January 1, 2007 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes.”  This interpretation applies to all tax positions accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes.”   FIN 48 clarifies the application of SFAS No. 109 by defining the criteria that an individual tax position must meet in order for the position to be recognized within the financial statements and provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition for tax positions. This interpretation is effective for fiscal years beginning after December 15, 2006, with earlier adoption permitted. The adoption of this Statement on January 1, 2007 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. This Statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. It clarifies that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. This Statement does not require any new fair value measurements, but rather, it provides enhanced guidance to other pronouncements that require or permit assets or liabilities to be measured at fair value. This Statement is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. The Company does not expect that the adoption of this Statement will have a material impact on its financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities”. This statement permits entities to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This pronouncement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is evaluating the impact of this new standard, but currently believes that adoption will not have a material impact on its financial position or results of operations.

RECLASSIFICATIONS

Certain amounts in the accompanying Consolidated Financial Statements have been reclassified to conform with the 2006 presentation.

NOTE 2 – ACQUISITION OF VALLEY BANCORP, INC. (UNAUDITED)

On January 19, 2007, the Company acquired all of the outstanding common stock of Valley Bancorp, Inc., the parent company of Valley Bank of Maryland. Valley Bank of Maryland was a community financial institution operating one branch in the northwest suburbs of Baltimore, Maryland. The aggregate purchase price, consisting solely of cash, was $9,310,730 for all of the outstanding common stock and the cancellation of outstanding options. Information presented in the accompanying financial statements as of June 30, 2007 includes the assets and liabilities acquired from Valley Bancorp, Inc. and the results of operations since January 19, 2007. The following table summarizes the fair values of the assets acquired at the date of acquisition:

Assets
Cash and cash equivalents	$587,980
Investment securities	6,565,853
Loans receivable, net of allowance of $262,257	38,662,833
Ground rents	2,145,358
Furniture and equipment	82,962
Goodwill	4,988,328
Core deposit intangible	448,021
Other assets	1,364,952
Total assets acquired	54,846,297

Liabilities assumed
Deposits	37,281,041
Borrowings	7,986,624
Other liabilities	267,902
Total liabilities assumed	45,535,567

Net assets	$9,310,730

The core deposit intangible represents the present value of the differential between funding assets with the core deposits acquired versus alternative funding sources. This intangible will be amortized over a 10 year period using an accelerated amortization method. Both the core deposit intangible and goodwill will be evaluated annually for impairment. None of the loans acquired were within the scope of SOP 03-3.

NOTE 3 – INVESTMENT SECURITIES HELD-TO-MATURITY

The amortized cost and estimated fair values of investment securities held-to-maturity are as follows:

	June 30, 2007 (unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

FNMA Certificates	$459,695	$3,681	$1,444	$461,932
GNMA Certificates	7,207,292	12,059	325,007	6,894,343

Total	$7,666,987	$15,740	$326,451	$7,356,275

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

U.S. Government and agency obligations	$3,848,000	$—	$143,375	$3,704,625
FHLMC Certificates	2,086,585	8,251	84,732	2,010,104
FNMA Certificates	2,297,946	26,847	8,558	2,316,235
GNMA Certificates	9,788,983	22,210	258,992	9,552,201

Total	$18,021,514	$57,308	$495,657	$17,583,165

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

U.S. Government and agency obligations	$3,848,000	$—	$131,233	$3,716,767
FHLMC Certificates	2,380,201	11,099	78,068	2,313,232
FNMA Certificates	2,724,507	45,621	8,922	2,761,206
GNMA Certificates	10,374,567	35,003	282,968	10,126,602

Total	$19,327,275	$91,723	$501,191	$18,917,807

NOTE 4 – INVESTMENT SECURITIES AVAILABLE-FOR-SALE

The amortized cost and estimated fair values of investment securities available-for-sale are summarized as follows:

	June 30, 2007 (unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

U.S. Government and agency obligations	$45,867,862	$—	$1,120,449	$44,747,413
FHLMC Certificates	6,219,630	4,338	191,539	6,032,429
FNMA Certificates	19,217,778	18,544	526,449	18,709,873
GNMA Certificates	3,120,700	9,873	99,549	3,031,024
Trust Preferred securities	4,500,000	45,938	—	4,545,938
Municipal bonds	11,596,334	—	283,674	11,312,660
Equity securities	345,807	—	—	345,807

Total	$90,868,111	$78,693	$2,221,660	$88,725,144

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

U.S. Government and agency obligations	$39,433,697	$63,228	$567,044	$38,929,881
FHLMC Certificates	6,394,449	28,358	68,354	6,354,453
FNMA Certificates	15,387,859	16,653	279,199	15,125,313
GNMA Certificates	527,812	403	156	528,059
Trust Preferred securities	4,500,000	60,939	—	4,560,939
Municipal bonds	11,891,173	95,328	35,521	11,950,980
Equity securities	201,051	—	—	201,051
Mutual fund shares	1,762,801	3,703	42,161	1,724,343

Total	$80,098,842	$268,612	$992,435	$79,375,019

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

U.S. Government and agency obligations	$32,415,490	$2,120	$757,502	$31,660,108
FHLMC Certificates	8,490,345	30,384	108,673	8,412,056
FNMA Certificates	18,975,064	23,810	391,640	18,607,234
GNMA Certificates	829,503	1,131	3,859	826,775
Trust Preferred securities	4,500,000	31,876	—	4,531,876
Municipal bonds	7,562,292	904	149,393	7,413,803
Mutual fund shares	1,683,323	3,371	40,529	1,646,165

Total	$74,456,017	$93,596	$1,451,596	$73,098,017

There were no securities sold in the six months ended June 30, 2007 (unaudited). Securities sold in the six months ended June 30, 2006 resulted in gross realized losses of $16,073 (unaudited). Sales of securities in 2006, 2005 and 2004 resulted in gross realized gains of $4,760, $44,802 and $231,835, respectively, while gross realized losses for the same periods of $1,214, $124,452 and $258,127, respectively, were recognized. The Company uses the specific identification method to determine gains and losses on security transactions.

The amortized cost and estimated fair value of available-for-sale investment securities (other than equity securities and mutual fund shares) at June 30, 2007 (unaudited) and December 31, 2006, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	June 30, 2007(unaudited)		December 31, 2006
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value

Due in one year or less	$4,996,164	$4,977,510	$5,949,314	$5,893,565
Due after one year through five years	11,750,620	11,556,687	8,001,894	7,897,500
Due after five years through ten years	23,552,760	22,954,814	24,766,710	24,532,413
Due after ten years	21,778,101	21,230,448	17,106,953	17,118,323
Mortgage and asset-backed securities	28,444,659	27,659,878	22,310,119	22,007,824

Total	$90,522,304	$88,379,337	$78,134,990	$77,449,625

The following table presents the Company’s investment securities which are in a loss position, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of June 30, 2007 (unaudited).

	Investments in a Continuous Unrealized Loss Position
	Less than 12 months		12 Months or More		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Available-for-Sale
U.S. Government and agency obligations	$17,758,408	$352,722	$26,989,005	$767,727	$44,747,413	$1,120,449
Federal agency mortgage- backed securities	9,717,806	283,273	14,968,955	534,264	24,686,761	817,537
Municipal bonds	8,341,102	193,424	2,971,558	90,250	11,312,660	283,674

Total available-for-sale	35,817,316	829,419	44,929,518	1,392,241	80,746,834	2,221,660

Held-to-Maturity
Federal agency mortgage- backed securities	1,180,413	25,542	4,792,842	300,909	5,973,255	326,451
Total held-to-maturity	1,180,413	25,542	4,792,842	300,909	5,973,255	326,451

Total temporarily impaired securities	$36,997,729	$854,961	$49,722,360	$1,693,150	$86,720,089	$2,548,111

The following table presents the Company’s investment securities which are in a loss position, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2006.

	Investments in a Continuous Unrealized Loss Position
	Less than 12 months		12 Months or More		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Available-for-Sale
U.S. Government and agency obligations	$9,702,154	$42,750	$21,446,320	$524,294	$31,148,474	$567,044
Federal agency mortgage- backed securities	2,890,841	7,307	15,502,170	340,402	18,393,011	347,709
Municipal bonds	—	—	3,321,616	35,521	3,321,616	35,521
Mutual fund shares	—	—	1,638,676	42,161	1,638,676	42,161

Total available-for-sale	12,592,995	50,057	41,908,782	942,378	54,501,777	992,435

Held-to-Maturity
U.S. Government and agency obligations	—	—	3,704,625	143,375	3,704,625	143,375
Federal agency mortgage- backed securities	972,838	3,325	9,715,223	348,957	10,688,061	352,282
Total held-to-maturity	972,838	3,325	13,419,848	492,332	14,392,686	495,657

Total temporarily impaired securities	$13,565,833	$53,382	$55,328,630	$1,434,710	$68,894,463	$1,488,092

The following table presents the Company’s investment securities which are in a loss position, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2005.

	Investments in a Continuous Unrealized Loss Position
	Less than 12 months		12 Months or More		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Available-for-Sale
U.S. Government and agency obligations	$8,340,740	$90,389	$17,308,430	$667,113	$25,649,170	$757,502
Federal agency mortgage- backed securities	18,533,232	368,560	4,027,707	135,612	22,560,939	504,172
Municipal bonds	6,241,196	134,925	726,970	14,468	6,968,166	149,393
Mutual fund shares	—	—	1,564,096	40,529	1,564,096	40,529

Total available-for-sale	33,115,168	593,874	23,627,203	857,722	56,742,371	1,451,596

Held-to-Maturity
U.S. Government and agency obligations	744,607	5,392	2,972,160	125,841	3,716,767	131,233
Federal agency mortgage- backed securities	2,532,734	21,309	8,976,777	348,649	11,509,511	369,958
Total held-to-maturity	3,277,341	26,701	11,948,937	474,490	15,226,278	501,191

Total temporarily impaired securities	$36,392,509	$620,575	$35,576,140	$1,332,212	$71,968,649	$1,952,787

At June 30, 2007 (unaudited) and December 31, 2006 and 2005, the Company had 199, 61 and 70 investment securities, respectively, in an unrealized loss position. Unrealized losses are the result of interest rate levels differing from those existing at the time of purchase of the securities and, as to mortgage- backed securities, estimated prepayment speeds. These unrealized losses are considered temporary as they reflect fair values on June 30, 2007 and December 31, 2006 and 2005 and are subject to change daily as interest rates fluctuate. The Company has the ability and intent to hold these securities until the earlier of recovery or maturity.

NOTE 5 – LOANS RECEIVABLE

Loans receivable consist of the following:

		(unaudited)	December 31
		June 30, 2007	2006	2005

Real estate	- Residential mortgage-1 to 4 family	$202,783,150	$185,068,171	$175,808,218
	- Commercial mortgage	57,275,416	55,831,426	53,748,563
	- Acquisition, development & construction	76,942,117	71,370,732	56,491,416
	- Commercial construction	12,378,911	9,204,984	5,711,420
	Home equity loans	32,931,025	29,954,383	28,482,764
	Consumer loans	29,428,350	14,000,998	1,952,228
	Commercial business loans	21,339,620	17,118,396	17,535,068
		433,078,589	382,549,090	339,729,677

	Premiums on loans purchased	312,823	396,645	550,608
	Deferred loan fees and costs, net	461,467	240,825	(26,580)

	Total Loans Receivable	$433,852,879	$383,186,560	$340,253,705

Activity in the allowance for loan losses for the six months ended June 30, 2007 and 2006 (unaudited) and for the years ended December 31, 2006, 2005 and 2004 was as follows:

	(unaudited)
	June 30,	June 30,	December 31,
	2007	2006	2006	2005	2004

Beginning balance	$2,397,545	$1,412,058	$1,412,058	$1,221,132	$897,644
Provision for loan losses	219,000	120,000	948,000	358,893	358,000
Allowance acquired	262,258	—	—	—	—
Recoveries	—	37,330	47,667	15,820	4,698
Amounts charged off	(150,000)	(12,000)	(10,180)	(183,787)	(39,210)

Total	$2,728,803	$1,557,388	$2,397,545	$1,412,058	$1,221,132

Non-accrual loans were $2,846,812 at June 30, 2007 (unaudited) and $1,568,418, $998,096 and $1,609,251 at December 31, 2006, 2005 and 2004, respectively. Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized are summarized below for the six months ended June 30, 2007 (unaudited) and for the years ended December 31, 2006, 2005 and 2004:

	(unaudited)	December 31
	June 30, 2007	2006	2005	2004

Interest income that would have been recorded	$199,068	$111,410	$125,572	$108,351
Interest income recognized	(34,626)	(83,861)	(57,433)	(44,242)
Interest income forgone	$164,442	$27,549	$68,139	$64,109

The Company had impaired loans at June 30, 2007 (unaudited) of $2,270,631, and at December 31, 2006 and 2005 totaling $445,384 and $436,593, respectively. The average investment in impaired loans during the six months ended June 30, 2007 (unaudited) was $2,122,199, for 2006 was $450,366 and for 2005 was $677,170. The total allowance for loan losses on impaired loans at June 30, 2007 (unaudited) was $217,314, at December 31, 2006 was $77,171 and at December 31, 2005 was $131,528. Interest income recognized on impaired loans for the six months ended June 30, 2007 (unaudited) was $80,955 and in 2006 was $2,937 and in 2005 was $43,702. The Company had no impaired loans in 2004.

In December 2004, the Company sold a pool of loans with servicing retained and recorded a value for servicing amounting to $160,043. The Company amortized $13,352 and $13,531 for the six months ended June 30, 2007 and 2006, respectively (unaudited), and $26,971 and $24,684 for the years ended December 31, 2006 and 2005, respectively. No amortization was recorded in 2004. At June 30, 2007, December 31, 2006 and 2005, the Company serviced residential mortgage loans for others totaling $18,800,358 (unaudited), $19,685,139 and $21,099,635, respectively.

The table below reflects activity of loans to officers, directors and their affiliates for the periods ended June 30, 2007 (unaudited) and December 31, 2006 and 2005. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other borrowers, and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans of $1,697,973 outstanding to officers and directors of the Golden Prague and Senator who did not continue in that capacity subsequent to the mergers are reflected as change in related party classification in the six months ended June 30, 2007.

	(unaudited)
	Six months ended	Year ended December 31,
	June 30, 2007	2006	2005

Balance at beginning of year	$3,190,737	$3,136,573	$2,865,343
New loans and advances	122,594	1,107,978	1,299,945
Repayments	(534,099)	(1,053,814)	(1,028,715)
Change in related party classification	(1,697,973)	—	—
Balance at end of period	$1,081,259	$3,190,737	$3,136,573

NOTE 6 – PREMISES AND EQUIPMENT

Premises and equipment at June 30, 2007, December 31, 2006 and 2005 are summarized as follows:

		(unaudited)
	Useful Life	June 30,	December 31,
	in Years	2007	2006	2005

Land	—	$581,225	$581,225	$581,225
Office building and improvements	5 - 50	6,123,656	5,899,969	5,877,213
Furniture and equipment	3 - 10	3,692,518	3,337,554	3,222,211
		10,397,399	9,818,748	9,680,649
Less: accumulated depreciation		5,241,907	4,904,207	4,322,954

Total		$5,155,492	$4,914,541	$5,357,695

Depreciation expense for the six months ended June 30, 2007 and 2006 (unaudited) was $337,700 and $313,565, respectively. Depreciation expense for the years ended December 31, 2006, 2005 and 2004 was $627,142, $607,004 and $630,118, respectively. Depreciation is calculated on a straight-line basis over the estimated life of the asset.

NOTE 7 – INTANGIBLE ASSETS

During the first six months of 2007 intangible assets increased as a result of the acquisition of Valley Bancorp, Inc. and during 2006, intangible assets increased as a result of the acquisition of a book of insurance contracts, the acquisition of a title insurance agency, and the assumption of $6.4 million of deposit accounts. These intangibles are being amortized over periods of five to ten years using either the straight-line method or an accelerated method. The change in the carrying amount of intangible assets for the six months ended June 30, 2007 and the years ended December 31, 2006 and 2005 is as follows:

	Core deposit intangible	Other Intangibles	Total

Balance at December 31, 2004	$881,180	$—	$881,180
Amortization	(170,551)	—	(170,551)
Balance at December 31, 2005	710,629	—	710,629
Acquisition of book of insurance contracts		377,177	377,177
Assumption of deposits	174,511	126,102	300,613
Acquisition of title insurance agency		115,142	115,142
Amortization	(176,784)	(54,025)	(230,809)
Balance at December 31, 2006	708,356	564,396	1,272,752
Acquisition of Valley Bancorp, Inc. (unaudited)	448,021	—	448,021
Amortization (unaudited)	(131,680)	(61,844)	(193,524)
Balance at June 30, 2007 (unaudited)	$1,024,697	$502,552	$1,527,249

At June 30, 2007 (unaudited), estimated intangible amortization expense over the next five years is as follows:

Twelve Months Ended June 30 (unaudited)	Core deposit intangible	Other intangibles	Total

2008	$273,556	$109,747	$383,303
2009	265,410	98,482	363,892
2010	200,400	96,379	296,779
2011	78,563	95,822	174,385
2012	70,417	61,699	132,116
Total	$888,346	$462,129	$1,350,475

At December 31, 2006, estimated intangible amortization expense over the next five years is as follows:

Year Ended December 31	Core deposit intangible	Other intangibles	Total

2007	$195,481	$118,540	$314,021
2008	195,481	101,065	296,546
2009	195,481	94,924	290,405
2010	53,355	94,660	148,015
2011	24,930	87,855	112,785
Total	$664,728	$497,044	$1,161,772

NOTE 8 – DEPOSITS

Outstanding certificate accounts at June 30, 2007 mature as follows (unaudited):

Twelve months ending June 30, 2008	$242,013,703
Twelve months ending June 30, 2009	84,967,647
Twelve months ending June 30, 2010	39,208,024
Twelve months ending June 30, 2011	7,361,884
After June 30, 2011	3,986,057

Total	$377,537,315

Outstanding certificate accounts at December 31, 2006 mature as follows:

2007	$221,868,924
2008	47,792,017
2009	55,575,991
2010	17,941,403
2011 and Thereafter	4,376,890

Total	$347,555,225

Outstanding certificate accounts in excess of $100,000 at June 30, 2007 (unaudited) and December 31, 2006 mature as shown in the table below. At December 31, 2006, certificate accounts in excess of $100,000 at Golden Prague totaled $6,457,738 and at Senator totaled $5,873,758. These companies provided no maturity information for these balances so the entire amount has been reflected as due in less than 3 months at December 31, 2006.

	(unaudited) June 30, 2007	December 31, 2006
Less than 3 months	$28,661,938	$28,644,818
Over 3 through 6 months	13,433,271	10,699,420
Over 6 through 12 months	30,197,984	29,796,223
Over 12 months	38,491,918	27,021,744

Total	$110,785,111	$96,162,205

Eligible deposit accounts are insured up to $100,000 (computed individually) by the Deposit Insurance Fund. Deposits of Officers and Directors at June 30, 2007 (unaudited), December 31, 2006 and 2005 was $1,057,984, $1,842,487 and $3,114,886, respectively.

The following table presents interest expense by major category of deposit accounts for the periods indicated:

	Six months ended June 30 (unaudited)		Year ended December 31
	2007	2006	2006	2005	2004

NOW accounts	$393,686	$108,758	$363,613	$92,972	$81,193
Money Market accounts	174,887	152,561	293,772	352,453	365,808
Savings accounts	160,208	240,870	445,610	415,053	427,111
Time deposit accounts	8,554,132	6,139,435	13,680,906	9,508,002	8,270,365

Total	$9,282,913	$6,641,624	$14,783,901	$10,368,480	$9,144,477

NOTE 9 – FEDERAL FUNDS PURCHASED AND BORROWINGS

The Company had $1,500,000 at June 30, 2007 (unaudited) and no federal funds purchased at December 31, 2006. At June 30, 2007 (unaudited) and at December 31, 2006 the Company had short-term borrowings from the Federal Home Loan Bank of Atlanta (FHLB) of $1,700,000 and $600,000, respectively. The federal funds purchased and short-term borrowings repriced daily based on the federal funds rate and carried an interest rate of approximately 5.50% at June 30, 2007 (unaudited) and December 31, 2006. At December 31, 2005, the Company had $2,600,000 of federal funds purchased from correspondent banks and $7,000,000 in short term borrowings from the FHLB. The federal funds purchased and short term borrowings repriced daily based on the federal funds rate and carried an interest rate of approximately 4.50%.

At June 30, 2007 (unaudited), December 31, 2006 and December 31, 2005, the Company was indebted to the FHLB for long-term fixed-rate advances as follows:

		(unaudited)	December 31,
Maturity	Interest Rate	June 30, 2007	2006	2005

April 7, 2008	5.46%	$1,500,000	$—	$—
June 23, 2008	5.51%	1,000,000	—	—
February 8, 2010	5.79%	1,500,000	—	—
April 22, 2013	4.53%	1,000,000	—	—
June 18, 2014	3.92%	5,000,000	5,000,000	5,000,000
July 15, 2014	3.48%	10,000,000	10,000,000	10,000,000
December 12, 2011	4.21%	31,300,000	31,300,000	—

		$51,300,000	$46,300,000	$15,000,000

The advances due February 8, 2010 and April 22, 2013 are callable at the option of the FHLB on May 8, 2007 and July 23, 2007, respectively (unaudited). The advances due June 18, 2014 and July 15, 2014 are callable by the FHLB if three-month LIBOR reaches 7% and 6%, respectively, at which time the Company has the option of converting the advance to another type of structure or paying off the advance without penalty. The advance due December 12, 2011 is callable by the FHLB on December 12, 2007 and quarterly thereafter. Principal on all term advances is due at maturity or earlier if called. As collateral for the advances, the Company has provided the FHLB with a blanket lien on all its first lien residential mortgage loans. At June 30, 2007 (unaudited), the Bank had additional credit availability with the FHLB of approximately $52,360,000. At December 31, 2006 the Bank had additional credit availability with the FHLB of approximately $23,000,000.

The Company also had outstanding at June 30, 2007 (unaudited) with a correspondent bank a secured borrowing of $3,000,000, carrying a variable rate of  interest at the Wall Street Journal prime minus 0.50%, due on January 11, 2009. The borrowing was secured by all the stock of the Company’s subsidiary bank.

The Company had available unused unguaranteed lines of credit with correspondent banks totaling

$24,600,000 (unaudited) at June 30, 2007, $25,600,000 at December 31, 2006 and $12,400,000 at December 31, 2005.

NOTE 10 – PENSION

The Company has a noncontributory qualified defined benefit plan covering substantially all employees. Benefits were based upon a participant’s earnings and length of participation in the plan, subject to meeting certain minimum requirements. Benefits under this plan were frozen effective May 1, 2005. The Company implemented a non-qualified supplemental retirement plan for its directors in 2006.

On December 31, 2006, the Company adopted the provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R).”  Adoption of this statement resulted in the recognition of the funded status of the pension plans as either assets or liabilities in the Consolidated Statements of Financial Condition, the recognition of unrecognized actuarial gains/losses, prior service costs, and transition obligations totaling $464,822 as a separate component of accumulated other comprehensive income. Additional disclosures related to pension plans have also been implemented. The incremental effect of applying SFAS No. 158 to individual line items in the Consolidated Statement of Financial Condition at December 31, 2006 follows:

	Before application of SFAS No. 158	Reclassifications	After application of SFAS No.158

Deferred income taxes	$375,850	$(292,463)	$83,387
Other assets	3,272,241	(488,881)	2,783,360
Total assets	523,013,650	(488,881)	522,524,769
Other liabilities	2,537,538	268,404	2,805,942
Total liabilities	479,450,655	(24,059)	479,426,596
Accumulated other comprehensive income	(459,135)	(464,822)	(923,957)
Total equity	43,562,995	(464,822)	43,098,173

Net periodic pension cost is determined using the projected unit credit method.

Net pension cost for the six months ended June 30, 2007 and 2006 (unaudited) for the qualified plan included the following components:

	2007	2006

Service cost (benefits earned)	$—	$—
Interest cost on projected benefit obligation	167,461	164,991
Expected return on plan assets	(187,135)	(184,342)
Net amortization and deferral	—	—

Total	$(19,674)	$(19,351)

Net pension cost for the years ended December 31, 2006, 2005 and 2004 for the qualified plan included the following components:

	2006	2005	2004

Service cost (benefits earned)	$—	$260,864	$584,017
Interest cost on projected benefit obligation	329,982	365,662	415,488
Expected return on plan assets	(368,684)	(420,250)	(381,307)
Net amortization and deferral	—	54,578	131,526

Total	$(38,702)	$260,854	$749,724

Net pension cost for the six months ended June 30, 2007 (unaudited) and for the year ended December 31, 2006 for the non-qualified plan for directors included the following components:

	(unaudited) June 30, 2007	December 31, 2006

Service cost (benefits earned)	$19,424	$36,489
Interest cost on projected benefit obligation	10,050	17,149
Expected return on plan assets	(5,917)	—
Net amortization and deferral	16,533	33,065

Total	$40,090	$86,703

The financial status of the qualified plan at December 31, 2006 and 2005 was:

	2006	2005

Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year	$6,111,919	$7,528,978
Service cost	—	260,864
Interest cost	329,982	365,662
Benefits paid	(295,209)	(252,712)
Actuarial loss	102,705	865,948
Effect of plan curtailment	—	(2,656,821)
Projected benefit obligation at end of year	6,249,397	6,111,919

Change in Market Value of Plan Assets:
Market value of plan assets at beginning of year	6,281,616	5,918,874
Actual return on plan assets	399,022	215,454
Employer contributions	—	400,000
Benefits paid	(295,209)	(252,712)
Market value of plan assets at end of year	6,385,429	6,281,616

Plan assets in excess of projected benefit obligation	136,032	169,697
Unrecognized net loss	—	416,514
Unrecognized prior service cost	—	—

Funded status at end of year	$136,032	$586,211

Amounts recognized in Consolidated Statement of Financial Condition:
Other assets	$136,032	$586,211

Amount recognized in Accumulated Other Comprehensive Loss:
Net loss before tax	$488,881	$—

The financial status of the non-qualified plan at December 31, 2006 was:

2006
Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year	$—
Service cost	36,489
Interest cost	17,149
Benefits paid	—
Amendments	311,806
Projected benefit obligation at end of year	365,444

Change in Market Value of Plan Assets:
Market value of plan assets at beginning of year	—
Actual return on plan assets	10,337
Employer contributions	124,591
Benefits paid	—
Market value of plan assets at end of year	134,928

Funded status at end of year	$(230,516)

Amount recognized in Consolidated Statement of Financial Condition: Other liabilities	$(230,516)

Amount recognized in Accumulated Other Comprehensive Loss:
Net gain	$(10,337)
Prior service cost	278,741
$268,404

	2006	2005
Assumptions used in measuring Projected Benefit Obligation for both plans:
Discount rate	5.50%	5.50%
Long-term rate of return on assets	6.00%	7.00%
Rate of increase in compensation-qualified plan	—	5.00%
Rate of increase in compensation-non-qualified plan	5.00%
General inflation	2.50%	4.00%
Weighted average allocation of assets-qualified plan:
Equity securities	44.10%	44.34%
Fixed income investments	55.90%	55.66%
	100.00%	100.00%
Weighted average allocation of assets-non-qualified plan:
Equity securities	76.30%
Fixed income investments	23.70%
	100.00%

At December 31, 2006, the projected benefit payments for each plan are as follows:

	Qualified Plan	Non- Qualified Plan

2007	$252,714	$—
2008	297,332	26,195
2009	324,456	26,195
2010	349,973	35,303
2011	351,338	54,428
2012 to 2016	1,959,642	322,342

Amounts recognized in accumulated other comprehensive loss, net of tax, as of December 31, 2006 are as follows:

	Qualified Plan	Non- Qualified Plan	Total

Net (gain) loss	$300,075	$(6,344)	$293,731
Prior service cost	—	171,091	171,091
	$300,075	$164,747	$464,822

The estimated cost that will be amortized from accumulated other comprehensive loss into net periodic cost in 2007 is as follows:

	Qualified Plan	Non- Qualified Plan	Total

Service cost	$—	$38,847	$38,847
Interest cost	334,922	20,099	355,021
Expected return on plan assets	(374,269)	(11,833)	(386,102)
Amortization of prior service cost	—	33,065	33,065
Estimated net periodic pension cost	$(39,347)	$80,178	$40,831

The Company does not anticipate making a contribution to its qualified plan in 2007 since the plan is frozen and currently over-funded. The Company anticipates making a contribution to the non-qualified plan in 2007 of approximately $130,000. No contribution was made in the six months ended June 30, 2007 (unaudited).

The Company has a contributory thrift plan qualifying under Section 401(k) of the Internal Revenue Code. Employees over the age of 21 with six months of service are eligible for participation in the plan. The Company matches 100% of each employee’s contribution up to 3% of compensation, and

50% of the next 2% of each employee’s contribution. The Company’s expense for the 401(k) plan was $37,055 and $19,798 (unaudited), for the six months ended June 30, 2007 and 2006, respectively. The Company’s expense for the 401(k) plan was $133,763, $117,457 and $103,474 for the years ended December 31, 2006, 2005 and 2004, respectively.

The Company also has a non-qualified money purchase supplemental executive retirement plan for senior executives which was implemented in 2006. Contributions are discretionary subject to Board approval. No contribution was made in the six months ended June 30, 2007 (unaudited). Contributions made in 2006 totaled $32,000.

Golden Prague employees were included in a multi-employer defined benefit pension plan. Actuarial information was available only on the plan as a whole. Pension costs were funded as accrued. No pension expense was recorded by Golden Prague for the six months ended June 30, 2007 (unaudited). Pension expense for the six months ended June 30, 2006 (unaudited) was $17,402. Pension expense for the years ended December 31, 2006, 2005 and 2004 was $67,824, $42,620 and $9,584, respectively. In connection with the merger, Golden Prague froze participation in the plan on December 1, 2006 and terminated the plan on April 6, 2007. The estimated final contribution of $385,000 on plan termination is included in expense in the six months ended June 30, 2007.

Senator Bank adopted a Simple IRA pension plan effective January 1, 2004. Employees who met certain eligibility requirements participated in the plan. Senator matched employees’ elective contributions up to a maximum of 3% of the employees compensation. Pension expense for the six months ended June 30, 2007 and 2006 (unaudited) was $2,391 and $2,153, respectively. Pension expense for the years ended December 31, 2006, 2005 and 2004 was $4,016, $2,920 and $3,492, respectively. The Simple IRA plan was terminated in connection with the merger.

NOTE 11 – INCOME TAXES

In accordance with SFAS No. 109, the deferred tax assets (liabilities) of the Company presented in the Consolidated Statements of Financial Condition at June 30, 2007 (unaudited) and December 31, 2006 and 2005 consist of the following components:

	(unaudited) June 30	December 31
	2007	2006	2005

Allowance for loan losses	$1,166,290	$1,038,359	$643,276
Unrealized loss on securities available for sale	843,804	279,540	524,460
Organization costs	46,713	46,713	50,307
Other	52,861	52,861	80,511
Low income housing tax credit	167,580	167,580	167,580
Net operating loss carryforward	1,237,049	428,371	207,985
Allowance for ground rent losses	15,834	17,978	17,978
SFAS No. 158 pension adjustment	103,658	103,658	—
Total gross deferred tax assets	3,633,789	2,135,060	1,692,097
Valuation allowance	(524,912)	(824,912)	(160,959)
Total deferred tax assets	3,108,877	1,310,148	1,531,138

Difference in basis of depreciable assets	(420,974)	(420,974)	(485,488)
SFAS No. 87 pension adjustment	(52,536)	(52,536)	(226,395)
FHLB dividends not recognized as taxable income	(358,804)	(358,804)	(358,804)
Other	—	(7,111)	(7,259)
Prepaid expenses	(41,726)	(30,352)	(29,138)
Premiums on loans and deposits	(120,812)	(148,406)	(116,597)
Core deposit intangible	(335,563)	(208,578)	(274,445)
Total deferred tax liabilities	(1,330,415)	(1,226,761)	(1,498,126)

Net Deferred Tax Asset (Liability)	$1,778,462	$83,387	$33,012

Income tax expense (benefit) for the six months ended June 30, (unaudited) is summarized as follows:

	2007	2006
	(unaudited)
Federal
Current	$261,853	$571,470
Deferred	(980,224)	(106,072)
State
Current	51,788	103,953
Deferred	(150,587)	(23,482)
	$(817,170)	$545,869

Income tax expense for the years ended December 31, is summarized as follows:

	2006	2005	2004
Federal
Current	$957,728	$714,714	$1,257,564
Deferred	(12,489)	(381,019)	(387,622)
State
Current	311,738	107,526	239,089
Deferred	(5,196)	(71,982)	(86,175)
	$1,251,781	$369,239	$1,022,856

The amount computed by applying the statutory federal income tax rate to income before taxes differs from the taxes provided for the following reasons:

	Six months ended June 30 (unaudited)
	2007		2006
	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income

Tax at statutory federal income tax rate	$(485,773)	34.00%	$571,201	34.00%

Increase (Decrease) Resulting from:
State income tax net of federal income tax benefit	(75,042)	5.25%	53,111	3.16%
Interest on tax exempt securities	(97,674)	6.84%	(74,543)	(4.44)%
Adjustment to deferred tax valuation allowance	(300,000)	21.00%	—	—
Non-deductible merger expenses	128,543	(9.00)%	—	—
Other	12,776	(0.89)%	(3,900)	(0.23)%

Total	$(817,170)	57.19%	$545,869	32.49%

	Years Ended December 31
	2006		2005		2004
	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income

Tax at statutory federal income tax rate	$626,555	34.00%	$1,051,935	34.00%	$1,050,344	34.00%

Increase (Decrease) Resulting from:
State income tax net of federal income tax benefit	37,065	2.01%	64,339	2.08%	103,171	3.34%
Interest on tax exempt securities	(170,555)	(9.26)%	(98,520)	(3.18)%	(84,518)	(2.74)%
Overaccrual of previous years’ income taxes	—	—	(298,737)	(9.66)%	—	—
Adjustment to deferred tax valuation allowance	663,953	36.03%	(322,115)	(10.41)%	(73,876)	(2.39)%
Other	94,763	5.14%	(27,663)	(0.89)%	27,734	0.90%

Total	$1,251,781	67.93%	$369,239	11.93%	$1,022,855	33.11%

The Company has net operating loss carryforwards totaling $3,306,000 that begin to expire in 2021. The Company has $167,580 of low income housing tax credits that begin to expire in 2010. The Company has a capital loss carryforward of $6,000 that expires in 2009.

Retained earnings at June 30, 2007, December 31, 2006 and 2005 include approximately $8,172,000 (unaudited), for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad-debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad-debt losses or adjustments arising from carry back of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $3,156,000 (unaudited) at June 30, 2007 and at December 31, 2006 and 2005.

NOTE 12 – REGULATORY MATTERS

The Company’s subsidiary, the Bank, is required to carry cash reserves with the Federal Reserve Bank or maintain cash on hand of specified percentages of deposit balances. The Bank’s average cash on hand was $1,319,572 (unaudited) for June 30, 2007 and $1,483,551 and $1,541,411 at December 31, 2006 and 2005, respectively, and was sufficient to satisfy the reserve requirement.

In the three months ended June 30, 2007, the Company maintained federal funds sold with a correspondent bank averaging $7,208,041 (unaudited). In 2006, the Company maintained federal funds sold with two correspondent banks averaging $6,634,542 and $490,271. These balances were significantly in excess of federally insured limits. The Company monitors the capital adequacy of correspondent banks to maintain these balances. The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 2007 (unaudited), that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2007 (unaudited) and December 31, 2006, the most recent notification from the Office of Thrift Supervision categorized the Bank as adequately capitalized and well capitalized, respectively, under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category. The Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2007(unaudited)

Total Capital (to Risk Weighted Assets)	$36,752,436	9.87%	$29,456,689	8%	$36,820,860	10%
Tier 1 Capital (to Risk Weighted Assets)	34,023,633	9.13%	14,728,344	4%	22,092,516	6%
Tier 1 Capital (to Average Assets)	34,023,633	6.63%	20,534,829	4%	25,668,536	5%

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006

Total Capital (to Risk Weighted Assets)	$39,905,524	12.10%	$26,394,584	8%	$32,993,230	10%
Tier 1 Capital (to Risk Weighted Assets)	37,531,070	11.38%	13,196,077	4%	19,795,938	6%
Tier 1 Capital (to Average Assets)	37,531,070	7.48%	20,081,171	4%	25,101,464	5%

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005

Total Capital (to Risk Weighted Assets)	$38,620,466	13.53%	$22,832,739	8%	$28,540,923	10%
Tier 1 Capital (to Risk Weighted Assets)	37,248,408	13.05%	11,413,152	4%	17,124,554	6%
Tier 1 Capital (to Average Assets)	37,248,408	8.31%	17,933,536	4%	22,416,919	5%

The following table provides a reconciliation of total equity per the Consolidated Financial Statements to capital amounts reflected in the above table for the Bank:

	(unaudited) June 30,	December 31,
	2007	2006	2005

Consolidated equity of Bradford Bank MHC	$41,629,596	$43,098,173	$42,597,562
Adjustments to equity:
Loan invested as equity in Bank	3,000,000	—	—
Original capitalization by Bank	(1,025,000)	(1,025,000)	(1,025,000)
Intercompany dividends from Bank	(325,000)	(187,500)	—
Cumulative losses excluding Bank	220,895	117,748	107,532
Difference in equity of Valley Bancorp, Inc and its subsidiary bank merged into Bradford Bank	(115,502)	—	—
Total equity of Bradford Bank	43,384,989	42,003,421	41,680,094

	(unaudited) June 30,	December 31,
	2007	2006	2005

Balance forward – Total equity of Bradford Bank	43,384,989	42,003,421	41,680,094
Adjustments to regulatory capital:
Accumulated other comprehensive loss	1,780,960	923,957	833,541
Disallowed deferred tax asset and other		(146,545)	(650,972)
Intangible assets	(11,142,316)	(5,249,763)	(4,614,255)
Tier 1 risk-weighted capital of Bank	34,023,633	37,531,070	37,248,408
Allowance for loan losses	2,728,803	2,397,545	1,412,058
Other	—	(23,091)	(40,000)

Total risk-weighted capital of Bank	$36,752,436	$39,905,524	$38,620,466

NOTE 13– DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents - For cash, non-interest bearing deposits, variable rate interest-bearing deposits in other banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment Securities - For marketable securities held for investment purposes fair values are based on quoted market prices or dealer quotes.

Loans Receivable - For fixed rate residential mortgages, commercial mortgages and home equity loans, fair value is estimated using cash flow analyses discounted at rates currently offered for similar loans with similar remaining maturities. For variable-rate residential mortgages, commercial loans, construction loans and home equity lines of credit, book value is considered the best estimate of fair value.

Ground Rents - The Company does not consider it practicable to estimate the fair value of ground rents owned because the cost of obtaining appropriate valuation is excessive considering the materiality of the instruments to the Company.

Federal Home Loan Bank Stock - Because of the limited nature of the market for this instrument, the carrying amount is a reasonable estimate of fair value.

Deposit Liabilities - The fair value of demand deposits and non maturity interest bearing deposit accounts is the amount payable on demand at the reporting date. The fair value for fixed-rate certificate accounts is estimated using cash flow analyses discounted at rates currently offered for deposits of similar remaining maturities.

Commitments - The Company charges fees for commitments to extend credit. Interest rates on loans for which these commitments are extended are normally committed for periods of less than one month. Fees charged on standby letters of credit and other financial guarantees are deemed to be immaterial and these guarantees are expected to be settled at face amount or expire unused. It is impractical to assign any fair value to these commitments.

The estimated fair values of the Company’s financial instruments at June 30, 2007 (unaudited) are as follows:

	June 30, 2007 (unaudited)
	Carrying Amount	Fair Value
Financial Assets
Cash and cash equivalents	$8,224,448	$8,224,448

Investment securities	96,392,131	96,081,419

Loans receivable	433,852,879	432,875,646
Less: allowance for loan losses	(2,728,803)	—
	431,124,076	432,875,646

Federal Home Loan Bank stock	3,465,200	3,465,200

Financial Liabilities
Deposits	462,800,946	461,875,827

Long-term borrowings	54,300,000	54,376,640

Neither Golden Prague nor Senator disclosed fair value information in historical audited financial statements. Accordingly, the information presented for the years ended December 31, 2006 and 2005 reflect only the fair value adjustments for Bradford Bank MHC and Subsidiaries as of those dates.

	December 31, 2006
	Carrying Amount	Fair Value
Financial Assets
Cash and cash equivalents	$22,235,489	$22,235,489

Investment securities	97,396,533	96,958,184

Loans receivable	383,186,560	380,576,718
Less: allowance for loan losses	(2,397,545)	—
	380,789,015	380,576,718

Federal Home Loan Bank stock	3,105,200	3,105,200

	December 31, 2006
	Carrying Amount	Fair Value
Financial Liabilities
Deposits	428,861,278	429,892,901

Long-term borrowings	46,300,000	46,416,481

	December 31, 2005
	Carrying Amount	Fair Value
Financial Assets
Cash and cash equivalents	$6,130,034	$6,130,034

Investments securities	92,425,292	92,015,824

Loans receivable	340,253,705	336,073,865
Less: allowance for loan issues	(1,412,058)	—
	338,841,647	336,073,865

Federal Home Loan Bank stock	1,918,000	1,918,000

Financial Liabilities
Deposits	388,823,935	389,687,387

Short-term borrowings and federal funds purchased	9,600,000	9,600,000
Long-term borrowings	15,000,000	15,000,581

NOTE 14 – COMMITMENTS

The Company has outstanding at any time a significant number of commitments to extend credit including undisbursed portions of real estate construction loans. The amounts of those commitments are set forth in the following table. Because many commitments expire without being funded in whole or in part, the contract amounts are not estimates of future cash flows.

	(unaudited) June 30, 2007	2006	2005

Residential and consumer loans	$7,834,500	$5,702,600	$1,561,194
Commercial permanent loans	24,076,467	3,911,877	5,350,487
Undisbursed portion of construction loans	49,508,300	39,600,754	35,134,654
Undisbursed lines of credit	31,277,681	29,284,198	27,496,081
Letters of credit	2,888,854	2,874,262	1,402,780
	$115,585,802	$81,373,691	$70,945,196

The loan commitments at June 30, 2007 (unaudited) and December 31, 2006 have varying terms ranging from one to thirty years. The commitments also have varying interest rate structures, including fixed rates, variable rates, and balloon mortgage structures. Commitments generally expire after 90 days if not accepted. The undisbursed portion of construction loans and undisbursed lines of credit are predominately variable-rate loans indexed to the Wall Street Journal prime rate. Commitments to fund fixed rate residential and consumer loans at June 30, 2007 (unaudited) totaled $3,293,594 with interest rates ranging from 5.375% to 8.24%. Commitments to fund fixed rate residential and consumer loans at December 31, 2006 totaled $4,665,600 with interest rates ranging from 5.00% to 7.49%. Commitments to fund fixed rate residential and consumer loans at December 31, 2005 totaled $835,000 with an interest rate of 6.00%.

Loan commitments have off-balance-sheet credit risk because only origination fees and accruals for probable losses are recognized in the statements of financial condition until the commitments are fulfilled. Credit risk represents the accounting loss that would be recognized if counter parties failed to perform as contracted. Credit risk is limited to the contractual amounts which would be recognized only in the event that collateral properties have no value.

The Company had no obligations to purchase investment securities at June 30, 2007 (unaudited) or at December 31, 2006 and 2005.

NOTE 15 – CONCENTRATIONS OF CREDIT RISK

Concentration of credit risk arising from financial instruments exists in relation to certain groups of customers. The Bank does not have significant exposure to any individual customer or counterparty. A geographic concentration arises because the Bank operates almost exclusively in the Baltimore, Maryland metropolitan area.

Credit risk amounts represent the maximum accounting loss that would be recorded for loans receivable and loan commitments if counter parties failed completely to perform as contracted and collateral proved to be of no value. The Company has experienced little difficulty in accessing collateral when required. The amounts of credit risk, therefore, greatly exceed expected losses, which are included in the allowance for loan losses.

NOTE 16 – LEASE COMMITMENTS

The Company has entered into long-term leases for three branch locations, a ground lease for another branch, and automobiles. The branch leases and ground lease contain renewal options. Rental expenses under these operating leases for the six months ended June 30, 2007 and 2006 were $130,402 and $81,770, respectively (unaudited). Rental expenses under these operating leases for the years ended December 31, 2006, 2005 and 2004 were $166,133, $171,147 and $160,149, respectively. Future minimum rental commitments under these leases are as follows:

Twelve Months Ended June 30	(unaudited)

2008	$282,690
2009	198,078
2010	78,920
2011	81,213
2012	83,597
Thereafter	62,375

Total	$786,873

Years Ended December 31

2007	$131,589
2008	118,099
2009	87,470
2010	59,613
2011	61,997
Thereafter	53,375

Total	$512,143

NOTE 17 – CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

	(unaudited)
	June 30	December 31
Statements of Financial Condition	2007	2006	2005
Assets
Cash and cash equivalents	$8,822	$13,582	$20,708
Investment in subsidiary	41,620,774	43,081,672	42,575,395
Other assets	—	2,919	1,459

Total Assets	$41,629,596	$43,098,173	$42,597,562

	(unaudited)	December 31
	June 30, 2007	2006	2005
Liabilities and Equity
Retained earnings and accumulated other comprehensive income	$41,629,596	$43,098,173	$42,597,562
Total Liabilities and Equity	$41,629,596	$43,098,173	$42,597,562

Statements of Operations	(unaudited) Six months ended June 30 2007	Year ended December 31 2006	From July 15, 2005 to December 31 2005

Noninterest expense	$(4,760)	$(8,586)	$(4,292)
Loss before tax provision	(4,760)	(8,586)	(4,292)
Income tax benefit	1,619	2,919	1,459
Loss before equity in net income of subsidiaries	(3,141)	(5,667)	(2,833)
Equity in net (loss) income of subsidiaries	(608,433)	596,694	2,727,521
Net (loss) income	$(611,574)	$591,027	$2,724,688

Statements of Cash Flows	(unaudited) Six months ended June 30 2007	Year ended December 31 2006	From July 15, 2005 to December 31 2005

Cash flows from Operating Activities
Cash paid to suppliers and employees	$(4,760)	$(8,586)	$(4,292)
Income taxes received	—	1,460	—
Net cash used in operating activities	(4,760)	(7,126)	(4,292)

Cash flows from Financing Activities
Proceeds from reorganization capitalization	—	—	25,000
Net cash provided by financing activities	—	—	25,000

(Decrease) Increase in Cash and Cash Equivalents	(4,760)	(7,126)	20,708
Cash and Cash Equivalents, Beginning of Year	13,582	20,708	—
Cash and Cash Equivalents, End of Year	$8,822	$13,582	$20,708

Statements of Cash Flows	(unaudited) Six months ended June 30 2007	Year ended December 31 2006	From July 15, 2005 to December 31 2005
Reconciliation of Net Income to Net Cash Used in Operating Activities

Net (loss) income	$(611,574)	$591,027	$2,724,688
Adjustments:
Equity in net loss (income) of subsidiaries	608,433	(596,694)	(2,727,521)
Deferred income taxes	(1,619)	(1,459)	(1,459)
Net Cash Used in Operating Activities	$(4,760)	$(7,126)	$(4,292)

Supplemental Non-Cash Transactions
Investment in subsidiary - reorganization	$—	$—	$35,946,322

NOTE 18 – SUBSEQUENT EVENTS - BUSINESS COMBINATIONS AND CONVERSION

In January 2007, the Company entered into an Agreement and Plan of Merger with Golden Prague Federal Savings and Loan Association and an Agreement and Plan of Merger with Senator Bank. Both institutions are in the Baltimore metropolitan area. Golden Prague Federal Savings and Loan Association is a mutual thrift institution with total assets as of March 31, 2007 of approximately $29.3 million, loans of $19.5 million and deposits of $24.8 million. Senator Bank is also a mutual thrift institution with total assets as of March 31, 2007 of approximately $21.4 million, total loans of $9.6 million, and deposits of $20.1 million. The transactions are subject to regulatory approval and approval by the members of each institution. If approved, the Company expects the transactions to close in June 2007.

On March 16, 2007, the Boards of Directors of the Company, Bradford Bancorp, Inc. and the Bank adopted a Plan of Conversion pursuant to which the Company will convert from the mutual holding company form of organization into the stock holding company form of organization. The Plan of Conversion involves the formation of a newly organized Maryland corporation to become the holding company for the Bank. Pursuant to the Plan of Conversion, the new holding company will offer for sale shares of its common stock to the Bank’s depositors (including depositors of Valley Bank of Maryland, Golden Prague Federal Savings and Loan Association, Senator Bank, and depositors of American Bank whose accounts were assumed by the Bank on October 30, 2006), members of the community and the Bank’s employee stock ownership plan. The conversion is subject to approval by regulatory authorities and members of the Company.

As part of the conversion, the Bank will establish a liquidation account for the benefit of eligible and supplemental eligible account holders. The liquidation account will be established at the closing of the conversion and will be initially equal to the net worth of the Company set forth in its latest statement of financial condition contained in the conversion prospectus. The liquidation account will be reduced annually to the extent that such account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an account holder’s interest in the liquidation account. In the event of a complete liquidation, each eligible and supplemental eligible account holder will be entitled to receive balances for accounts then held. Neither the Bank nor the new holding company will be required to set aside funds for the purpose of establishing the liquidation account, and the creation and maintenance of the liquidation account will not operate to restrict the use or application of any of the net worth accounts of the Bank or the new holding company, except that neither the Bank nor the new holding company, as the case may be, shall declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of such a transaction would be to cause its net worth to be reduced below the amount required for the liquidation account.

As part of the Conversion, the Company intends to establish a charitable foundation, named “Bradford Bank Foundation”, as part of the offering. The charitable foundation will be funded with 275,000 shares of Bradford Bancorp common stock and $250,000 in cash.

Conversion costs will be deferred and deducted from the proceeds of the shares sold. If the conversion is not completed, all costs will be expensed. At June 30, 2007, approximately $825,000 of conversion costs had been incurred and deferred.

On March 19, 2007 the Company announced it had entered into a definitive agreement to acquire Patapsco Bancorp, Inc. and its subsidiary, The Patapsco Bank. At June 30, 2007, Patapsco Bancorp, Inc. had total consolidated assets of $255.5 million, net loans of $220.2 million, deposits of $189.7 million and stockholders’ equity of $18.9 million. Under the terms of the agreement, the Company will acquire the outstanding shares of Patapsco Bancorp, Inc. for $23 per share, or approximately $46 million. The terms of the transaction require that 50% of the consideration will be paid in cash and 50% will be paid in the common stock that results from the Company’s mutual holding company conversion as described above. The transaction is subject to approval by the banking regulators of each institution and by the stockholders of Patapsco Bancorp, Inc. The transaction is expected to close simultaneously with the Company’s mutual holding company conversion.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Patapsco Bancorp, Inc.

Dundalk, Maryland

We have audited the accompanying consolidated statements of financial condition of Patapsco Bancorp, Inc. and subsidiaries as of June 30, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Patapsco Bancorp, Inc. and subsidiaries as of June 30, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

Beard Miller Company LLP

Baltimore, Maryland

September 6, 2007

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

June 30, 2007 and  2006

(dollars in thousands except for per share data)	2007	2006
Assets
Cash on hand and due from banks	$4,308	$4,839
Interest bearing deposits in other financial institutions	907	968
Federal funds sold	2,255	2,381
Cash and Cash Equivalents	7,470	8,188
Time deposits at other financial institutions	—	605
Securities available for sale	13,147	16,667
Loans receivable, net of allowance for loan losses of $1,110 and $1,000 respectively	220,239	190,589
Investment securities required by law, at cost	2,599	2,416
Property and equipment, net	4,474	2,175
Goodwill and other intangible assets	3,303	3,354
Accrued interest and other assets	4,226	4,076
Total Assets	$255,458	$228,070
Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing deposits	$11,753	$13,186
Interest bearing deposits	177,959	153,647
Total Deposits	189,712	166,833
Junior Subordinated debentures	5,000	5,000
Long-Term Debt	38,800	35,050
Accrued expenses and other liabilities	3,030	2,899
Total liabilities	236,542	209,782

Commitments and contingencies	—	—

Temporary equity - ESOP shares subject to put option	935	1,121

Stockholders’ equity
Common stock $0.01 par value; authorized 4,000,000 shares; issued and outstanding 1,864,985 and 1,813,925 shares at June 30, 2007and 2006 respectively	18	18
Additional paid-in capital	6,937	6,950
Deferred compensation contra	(78)	(78)
Obligation under deferred compensation	423	395
Retained earnings, substantially restricted	10,994	10,317
Accumulated other comprehensive loss, net of taxes	(313)	(435)
Total Stockholders’ Equity - Permanent	17,981	17,167
Total Stockholders’ Equity - including Temporary Equity	18,916	18,288
Total Liabilities and Stockholders’ Equity	$255,458	$228,070

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

Years Ended June 30, 2007 , 2006 and 2005

(in thousands except for per share data)	2007	2006	2005
Interest income:
Loans receivable	$15,461	$12,501	$10,613
Investment securities	802	941	1,046
Federal funds sold and other investments	163	114	152
Total interest income	16,426	13,556	11,811

Interest expense:
Deposits	5,458	3,486	2,818
Short-term debt	37	140	—
Long term debt and junior subordinated debentures	2,008	1,323	936
Total interest expense	7,503	4,949	3,754

Net interest income	8,923	8,607	8,057
Provision for loan losses	430	65	225
Net interest income after provision for loan losses	8,493	8,542	7,832

Non-interest income:
Fees and service charges	730	656	525
Gain on sale of securities available for sale	—	2	—
Gain on sale of office building	14	64	—
Loss on sale of other repossessed assets	(9)	—	—
Other	131	149	159
Total non-interest income	866	871	684

Non-interest expenses:
Compensation and employee benefits	4,382	4,490	3,773
Professional fees	591	241	287
Equipment expenses	331	326	284
Net occupancy costs	565	552	306
Advertising	110	86	178
Data processing	304	285	244
Amortization of core deposit intangible	51	51	51
Telephone, postage and delivery	250	271	276
Other	863	900	1,012
Total non-interest expenses	7,447	7,202	6,411

Income before income taxes	1,912	2,211	2,105
Income tax provision	727	823	759
Net income	1,185	1,388	1,346
Preferred dividends declared	—	123	177
Net income available to common stockholders	$1,185	$1,265	$1,169
Basic earnings per share	$0.62	$0.80	$0.81
Diluted earnings per share	$0.61	$0.72	$0.70
Cash dividends declared per common share	$0.27	$0.25	$0.23

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years Ended June 30, 2007, 2006 and 2005

(dollars in thousands except for per share data)	Preferred Stock	Additional Paid-In Capital Preferred	Common Stock	Additional Paid-In Capital Common	Temp. Equity ESOP Shares Subject to Put	Obligation Under Deferred Compensation	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Taxes	Total Stockholders’ Equity
Balance at July 1, 2004	$ 1	$ 2,454	$ 14	$ 4,098	$ 1,404	$ 172	$ 8,592	$ (355)	$ 16,380
Comprehensive income:	—
Net income	—	—	—	—	—	—	1,346	—	1,346
Change in unrealized gains (losses) on Securities available-for-sale, net of taxes of $116	—	—	—	—	—	—	—	184	184
Comprehensive income									1,530
Preferred stock dividends ($1.875 per share)	—	—	—	—	—	—	(177)	—	(177)
Common stock dividends ($.23 per share)	—	—	—	—	—	—	(323)	—	(323)
Options exercised and related tax benefit, 22,635 shares	—	—	—	184	—	—	—	—	184
Shares surrendered in exercise of stock options 4,387 shares				(92)					(92)
Purchase of shares under ESOP put option, 7,755 shares				(105)					(105)
Transfer from temporary equity	—	—	—	138	(138)	—	—	—	—
Obligation under deferred compensation	—	—	—	—	—	190			190
Conversion of Preferred to Common	—	(109)	—	109	—	—	—	—	—
Balance at June 30, 2005	$ 1	$ 2,345	$ 14	$ 4,332	$ 1,266	$ 362	$ 9,438	$ (171)	$ 17,587
Comprehensive income:
Net income	—	—	—	—	—	—	1,388	—	1,388
Change in unrealized gains (losses) on
Securities available-for-sale, net of taxes of $166	—	—	—	—	—	—	—	(263)	(263)
Reclassification adjustment for gains included in net income, net of tax of $0.6								(1)	(1)
Comprehensive income									1,124
Preferred stock dividends ($1.41 per share)	—	—	—	—	—	—	(123)	—	(123)
Common stock dividends ($0.25 per share)	—	—	—	—	—	—	(386)	—	(386)
Compensation under stock-based benefit plan	—	—	—	89	—	(72)	—	—	17
Options exercised and related tax benefit, 36,353 shares	—	—	—	189	—	—	—	—	189
Shares surrendered in exercise of stock options, 5,649 shares	—	—	—	(59)	—	—	—	—	(59)
Purchase of shares under ESOP put option, 1,938 shares	—	—	—	(23)	—	—			(23)
Transfer from temporary equity	—	—	—	145	(145)	—	—	—	—
Obligation under deferred compensation	—	—	—	—	—	27			27
Conversion of Preferred to Common	(1)	(2,280)	4	2,277	—	—	—	—	—
Conversion of Preferred stock to cash	—	(65)	—	—	—	—			(65)
Balance at June 30, 2006	$ —	$ —	$ 18	$ 6,950	$ 1,121	$ 317	$ 10,317	$ (435)	$ 18,288
Balance at June 30, 2006	$ —	$ —	$ 18	$ 6,950	$ 1,121	$ 317	$ 10,317	$ (435)	$ 18,288
Comprehensive income:
Net income	—	—	—	—	—	—	1,185	—	1,185
Change in unrealized gains (losses) on
Securities available-for-sale, net of taxes of $76	—	—	—	—	—	—	—	122	122
Comprehensive income									1,307
Common stock dividends ($0.27 per share)	—	—	—	—	—	—	(508)	—	(508)
Compensation under stock-based benefit plan	—	—	—	105	—	—	—		105
Options exercised and related tax benefit, 90,623 shares	—	—	—	538	—	—	—	—	538
Shares surrendered in exercise of stock options, 13,831 shares	—	—	—	(152)	—	—	—	—	(152)
Purchase of shares under ESOP put option, 29,992 shares	—	—	—	(690)	—	—			(690)
Transfer from temporary equity	—	—	—	186	(186)	—	—	—	—
Obligation under deferred compensation	—	—	—	—	—	28			28
Balance at June 30, 2007	$ —	$ —	$ 18	$ 6,937	$ 935	$ 345	$ 10,994	$ (313)	$ 18,916

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended June 30, 2007, 2006 and 2005

(in thousands)	2007	2006	2005
Cash flows from operating activities:
Net income	$1,185	$1,388	$1,346
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	316	312	271
Provision for losses on loans	430	65	225
Non-cash compensation under stock-based benefit plans	116	59	48
Income tax benefit from exercise of stock options	48	9	45
Amortization of core deposit intangible	51	51	51
Amortization of premiums and discounts, net	42	28	(5)
Income from bank-owned life insurance	(68)	(59)	(59)
Amortization of deferred loan origination fees, net of costs	(34)	(43)	(105)
Gain on sale of securities available for sale	—	(2)	—
Gain on sale of office building	(14)	(64)	—
Loss on sale of repossessed asset	9	—	—
(Increase)decrease in accrued interest and other assets	(165)	24	80
Increase(decrease) in accrued expenses and other liabilities	156	327	(371)
Net cash provided by operating activities	$2,072	$2,095	$1,526
Cash flows from investing activities:
Proceeds from maturing time deposit investments	600	—	293
Purchase of securities available for sale	(20)	(10)	(2,006)
Proceeds from sale of securities available for sale	92	302	—
Proceeds from maturing securities available for sale and principal payments on mortgage-backed securities available for sale	3,612	7,356	6,653
Loan principal disbursements, net of repayments	(28,498)	(26,838)	(9,825)
Purchase of consumer loans	(1,577)	(2,726)	—
Proceeds from sale of repossessed assets	15	—	—
(Increase) decrease in investments required by law	(183)	(739)	83
Cash received in sale of property and equipment	50	154	—
Purchases of property and equipment	(2,651)	(992)	(241)
Net cash used in investing activities	$(28,560)	$(23,493)	$(5,043)
Cash flows from financing activities:
Net increase (decrease) in deposits	$22,905	$2,603	$(3,627)
Net increase (decrease) in advance payments by borrowers	(43)	6	(127)
Proceeds from long-term borrowings	8,000	20,000	2,000
Repayments of long-term borrowings	(4,250)	(5,183)	(4,667)
Proceeds from the issuance of junior subordinated debentures	—	5,000	—
Cash received in exercise of stock options	338	121	47
Repurchase of common stock due to ESOP put options	(690)	(23)	(105)
Dividends paid	(490)	(521)	(500)
Repurchase of preferred stock	—	(65)	—
Net cash provided by(used in) financing activities	25,770	21,938	(6,979)
Net increase (decrease) in cash and cash equivalents	(718)	540	(10,496)
Cash and cash equivalents at beginning of year	8,188	7,648	18,144
Cash and cash equivalents at end of year	$7,470	$8,188	$7,648

Supplemental cash flow information:

Interest paid	$7,351	$4,940	$3,735
Income taxes paid	837	790	656
Non-cash equity transactions:
Conversion of 91,297 preferred shares to 363,878 common shares and 4,345 preferred shares to 17,348 common shares in the years ended June 30, 2006 and 2005, respectively	—	2,281	109

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2007, 2006 and 2005

(1)                                 Basis of Presentation and Summary of Significant Accounting Policies

Description of Business

Patapsco Bancorp, Inc. (the Company) is the holding company of The Patapsco Bank (Patapsco). Patapsco owns 100% of Prime Business Leasing, Inc. (Prime Leasing) and Patapsco Financial Services, Inc. (Financial). The primary business of Patapsco is to attract deposits from individual and corporate customers and to originate residential and commercial mortgage loans, commercial loans and consumer loans, primarily in the Greater Baltimore Metropolitan area. Patapsco is subject to competition from other financial and mortgage institutions in attracting and retaining deposits and in making loans. Patapsco is subject to the regulations of certain agencies of the federal government and undergoes periodic examination by those agencies. The primary business of Prime Leasing is the origination and servicing of commercial finance leases. The primary business of Financial is the sale of consumer investment products.

Announced Transaction

As announced on March 19, 2007, Patapsco Bancorp, Inc. executed a definitive merger agreement with Bradford Bancorp, Inc whereby the Company will be merged with and into Bradford Bancorp. The transaction is expected to be completed  in the fourth calendar quarter of 2007 and is subject to the approval of the members of Bradford Bank MHC, the shareholders of Patapsco Bancorp and regulatory authorities.

In connection with the merger, Bradford Bank’s current mutual holding company, Bradford Bank MHC, which owns 100% of Bradford Bancorp’s outstanding shares, will undergo a full mutual-to-stock conversion and stock offering. Under the terms of the transaction, shareholders of Patapsco Bancorp will be entitled to receive either $23.00 in cash or 2.3 shares of Bradford Bancorp common stock (assuming a $10.00 per share initial public offering price) in exchange for each share of Patapsco Bancorp common stock. Based upon the $23.00 per share price, the consideration is approximately 278% of tangible book value, 229% of book value and 30 times trailing twelve months earnings, computed as of the day of the announcement.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Patapsco, Prime Leasing and Financial. All significant intercompany accounts and transactions have been eliminated in consolidation.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and income and expenses for the periods then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses.

Management believes that the allowance for loan losses is adequate. While management uses and considers available information in making the required estimates, additional provisions for losses may be necessary based on changes in economic conditions, particularly in Baltimore and the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Patapsco’s allowance for loan losses. Such agencies may require Patapsco to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Significant concentrations of credit risk

Most of the Company’s activities are with customers in the Greater Baltimore Metropolitan Area. Note 2 discusses the types of securities the Company invests in. Note 3 discuses the types of lending that the Company engages in. The Company’s largest lending relationship is $2.7 million.

The Company’s residential lending operations are focused in the State of Maryland, primarily the Baltimore Metropolitan area. While residential lending is generally considered to involve less risk than other forms of lending, payment experience on these loans is dependent to some extent on economic and market conditions in the Company’s primary lending area.

Cash and Cash Equivalents

Cash equivalents include short-term investments, with an original maturity of 90 days or less, which consist of federal funds sold and interest bearing deposits in other financial institutions.

Securities

Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. As the Company does not engage in securities trading, the balance of its debt and equity securities are classified as available-for-sale and recorded at fair value with unrealized  gains and losses excluded from earnings and reported as a separate component of stockholders’ equity, net of tax effects. All of the Company’s securities are classified as available-for sale at June 30, 2007 and 2006.

If a decline in value of an individual security classified as held-to-maturity or available-for-sale is judged to be other than temporary, the cost basis of that security is reduced to its fair value and the amount of the write-down is included in earnings. Fair value is determined based on bid quotations received from securities dealers. In estimating other-than-temporary impairment losses, management considers the length of time and extent to which fair value has been less than cost, the financial condition and near term prospects of the issuer and the intent and ability of the Company to hold the securities until the earlier of market price recovery or maturity. For purposes of computing realized gains or losses on the sales of securities, cost is determined using the specific identification method. Premiums and discounts on securities are amortized over the term of the security using the interest method.

Investments Securities Required by Law

Investment securities required by law represent Federal Reserve Bank of Richmond and Federal Home Loan Bank of Atlanta stock, which are considered restricted as to marketability.

Loans Held For Sale

Loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is determined based on outstanding investor commitments or, in the absence of such commitments, based on current investor yield requirements. Gains and losses on loan sales are determined using the specific identification method.

There were no loans held for sale at June 30, 2007 and 2006.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees  or costs on originated loans. Interest income is accrued on the unpaid principal balance.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Loan Fees

Loan origination fees are deferred and amortized to income over the contractual lives of the related loans using the interest method. Certain incremental direct loan origination costs are deferred and recognized over the contractual lives of the related loans using the interest method as a reduction of the loan yield. Deferred fees and costs are combined where applicable and the net amount is amortized.

Allowance for Loan Losses

The allowance for loan losses (“allowance”) represents an amount, that in the judgment of management, will be adequate to absorb probable losses on outstanding loans and leases that may become uncollectible. The allowance represents an estimate made based upon two principles of accounting: (1) Statement of Financial Accounting Standards (“SFAS”) No.5 “Accounting for Contingencies”, that requires losses to be accrued when their occurrence is probable and estimable, and (2) SFAS No. 114 “Accounting by Creditors for Impairment of a Loan”, that requires losses be accrued when it is probable that the lender will not collect all principal and interest when due under the original term of the loan. The adequacy of the allowance is determined through careful evaluation of the loan portfolio. This determination is inherently subjective and requires significant estimates, including estimated losses on pools of homogeneous loans based on historical loss experience and consideration of the current economic environment that may be subject to change. Loans and leases deemed uncollectible are charged against the allowance and recoveries of previously charged-off amounts are credited to it. The level of the allowance is adjusted through the provision for loan losses that is recorded as a current period expense.

The methodology for assessing the appropriateness of the allowance includes a specific allowance, a formula allowance and a nonspecific allowance. The specific allowance is for risk rated credits on an individual basis. The formula allowance reflects historical losses by credit category. The nonspecific allowance captures losses whose impact on the portfolio have occurred but have yet to be recognized in either the specific allowance or the formula allowance. The factors used in determining the nonspecific allowance include trends in delinquencies, trends in volumes and terms of loans, the size of loans relative to the allowance, concentration of credits, the quality of the risk identification system and credit administration and local and national economic trends.

A loan is determined to be impaired when, based on current information and events, it is probable that Patapsco will be unable to collect all amounts when due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of insignificant delay in payment if Patapsco expects to collect all amounts due, including past-due interest. Patapsco generally considers a period of insignificant delay in payment to include delinquency up to and including 90 days. Impairment is measured through a comparison of the loan’s carrying amount to the present value of its expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller-balance homogeneous loans are evaluated collectively for impairment. Accordingly, the Company does not separately identify individual residential first and second mortgage loans and consumer installment loans for impairment disclosures, unless such loans are the subject of a restructuring agreement. Impaired loans are therefore generally comprised of commercial, commercial mortgage, real estate development, and certain restructured residential loans. In addition, impaired loans are generally loans which management has placed in nonaccrual status since loans are placed in nonaccrual status on the earlier of the date that management determines that the collection of principal and/or interest is in doubt or the date that principal or interest is 90 days or more past-due.

Patapsco recognized interest income for impaired loans consistent with its method for nonaccrual loans. Specifically, interest payments received are recognized as interest income or, if the ultimate collectibility of principal is in doubt, are applied to principal.

Property and Equipment

Land is carried at cost. Property and equipment are stated at cost less accumulated depreciation computed by use of the straight-line method over the estimated useful lives of the related assets. Additions and betterments are capitalized and costs of repairs and maintenance are expensed when incurred. The related costs and accumulated depreciation are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

Foreclosed Real Estate and Other Repossessed Assets

Foreclosed real estate and other repossessed assets are initially recorded at the estimated fair value, net of estimated selling costs, and subsequently at the lower of carrying cost or fair value less estimated costs to sell. Costs relating to holding such property are charged against income in the current period, while costs relating to improving such real estate are capitalized until a salable condition is reached. At June 30, 2007, the Company had no foreclosed real estate and other repossessed assets of $5,000. There were no foreclosed real estate or other repossessed assets at  June 30, 2006 .

Deferred Income Taxes

Deferred income taxes are recognized, with certain exceptions, for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based on consideration of available evidence, including tax planning strategies and other factors. The effects of changes in tax laws or rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

Earnings per Share of Common Stock

Basic earnings per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. No adjustments were made to net income (numerator) for all periods presented.

	Year Ended
	June 30, 2007		June 30, 2006		June 30, 2005
(in thousands, except per share data)	Basic	Diluted	Basic	Diluted	Basic	Diluted
Net income	$1,185	$1,185	$1,388	$1,388	$1,346	$1,346
Preferred Stock Dividends	—	—	123	—	177	—
Net Income Available to Common Stock	$1,185	$1,185	$1,265	$1,388	$1,169	$1,346

Weighted average common shares outstanding	1,906	1,906	1,573	1,573	1,441	1,441

Diluted securities:
Convertible preferred stock	—	—	—	265	—	374
Stock options	—	48	—	81	—	108
Adjusted weighted average shares	1,906	1,954	1,573	1,919	1,441	1,923
Per share amount	$0.62	$0.61	$0.80	$0.72	$0.81	$0.70

Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123 (revised), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). SFAS 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides services in exchange for the award. The Company  adopted effective July 1, 2006, the new standard using the modified prospective method. Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards prospectively, and to record compensation cost prospectively on the non-vested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented is permitted under the modified prospective method. The Company  recognized a pre-tax expense of approximately $5,600 in the year ended June 30, 2007 for the expense related to the final scheduled vesting of all outstanding stock option awards. There were no stock options granted in the year ended June 30, 2007. Any additional impact of adopting the new accounting standard will be determined by share-based payments granted in future periods.

Prior to revision, Statement 123 allowed companies to account for stock-based compensation either under the new provisions of Statement 123 or under the provisions of Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, but required pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of Statement 123 had been adopted. The Company accounted for its stock-based compensation in accordance with APB 25, through June 30, 2006. Accordingly, no stock option based employee compensation cost is reflected in net income for the years ended June 30 2006 and 2005, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the company had applied the fair value recognition provisions of Statement 123.

	Year Ended June 30,
(in thousands except for per share data)	2006	2005

Net Income as reported	$1,388	$1,346

Amounts recognized as expense in financial statements, net of related tax effects	22	30

Deduct: Total stock option based employee compensation expense determined under fair value method for all awards, net of related tax effects	(28)	(57)

Proforma Net Income	$1,382	$1,319

Earnings per share
Basic - as reported	$0.80	$0.81
Basic - pro forma	$0.80	$0.79

Diluted - as reported	$0.72	$0.70
Diluted - pro forma	$0.72	$0.69

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the statement of financial condition, such items, along with net income are components of comprehensive income.

Goodwill and Intangible Assets

Goodwill is not amortized, but rather it is tested for impairment on an annual basis at the reporting unit level, which is either at the same level or one level below an operating segment. Other acquired intangible assets with finite lives, such as purchased customer accounts, are required to be amortized over their estimated lives. The Company amortizes such assets using the straight-line method over estimated useful lives of 10 years. The Company periodically assesses whether events or changes in circumstances indicate that the carrying amounts of goodwill and other intangible assets may be impaired.

Amortizable intangible assets were composed of the following:

	June 30, 2007		June 30, 2006
(Dollars in Thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable intangible assets, acquisition of deposit accounts	$516	$168	$516	$116

Amortization expense was $51,000 for the year ended June 30, 2007, 2006 and 2005 and is scheduled to be $51,000 for each of the next five years

Advertising Costs

The Company expenses advertising costs as they are incurred.

Segment Reporting

The Company acts as an independent community financial services provider, and offers traditional banking and related financial services to individual, business and government customers. Through its branch and automated teller machine networks, the Bank offers a full array of commercial and retail financial services, including taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of other financial services.

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail, and mortgage operations of the Bank. As such, discrete financial information is not available and segment reporting would not be meaningful.

Reclassification

Certain prior year’s amounts have been reclassified to conform to the current year’s presentation.

Off  Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when funded.

New Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.”  SFAS No. 155 amends FASB Statement No. 133 and FASB Statement No. 140, and improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments. Specifically, SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Management does not believe the adoption of SFAS No. 155 will have a material impact on the Company’s consolidated financial position and results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — An Amendment of FASB Statement No. 140” (“SFAS 156”). SFAS No. 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not believe that the adoption of SFAS No. 156 will have a significant effect on its consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that companies recognize in their financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company does not believe that the adoption of FIN 48 will have a significant effect on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. This Statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. It clarifies that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity operates. This Statement does not require any new fair value measurements, but rather, it provides enhanced guidance to other pronouncements that require or permit assets or liabilities to be measured at fair value. This Statement is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. The Company does not expect that the adoption of this Statement will have a material impact on its financial position, results of operations or cash flows.

At its September 2006 meeting, the Emerging Issues Task Force (“EITF”) reached a final consensus on Issue 06-04, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” The consensus stipulates that an agreement by an employer to share a portion of the proceeds of a life insurance policy with an employee during the postretirement period is a postretirement benefit arrangement required to be accounted for under SFAS No. 106 or Accounting Principles Board Opinion (“APB”) No. 12, “Omnibus Opinion - 1967.” The consensus concludes that the purchase of a split-dollar life insurance policy does not constitute a settlement under SFAS No. 106 and, therefore, a liability for the postretirement obligation must be recognized under SFAS No. 106 if the benefit is offered under an arrangement that constitutes a plan or under APB No. 12, if it is not part of a plan. Issue 06-04 is effective for annual or interim reporting periods beginning after December 15, 2007. The Company is currently assessing the financial statement impact of implementing EITF 06-04.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This statement permits entities to choose, at specified dates, to measure eligible items at fair value. This election is referred to as the fair value option and must generally be applied on an instrument by instrument basis; is irrevocable, unless a new election occurs; and is applied only to an entire instrument, not to only specified risks, specific cash flows, or portions of an instrument. A business entity that elects the fair value option, must report any unrealized gains and losses on the items involved, in earnings at each subsequent reporting date. The statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. The effective date of SFAS No. 159 is for fiscal years beginning after November 15, 2007 unless early adoption is elected. The Company does not expect that the adoption of this Statement will have a material impact on its financial position.

(2)                                 Securities Available for Sale

Investment securities, classified as available for sale, are summarized as follows as of June 30:

	2007
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	value
Corporate Bonds	$2,000	$—	$87	$1,913
U.S. Government agencies	4,746	—	70	4,676
Mortgage-backed securities	6,911	5	358	6,558
	$13,657	$5	$515	$13,147

(In thousands)	2006
Equity securities	$72	$6	$—	$78
Corporate Bonds	2,000	—	97	1,903
U.S. Government agencies	6,749	—	190	6,559
Mortgage-backed securities	8,554	6	433	8,127
	$17,375	$12	$720	$16,667

Mortgage-backed securities are allocated based on scheduled maturities. The scheduled maturities of investments available for sale at June 30, 2007 are as follows:

	2007
(In thousands)	Amortized Cost	Fair Value
Due in less than one year	$1,000	$998
Due in one to five years	3,496	3,416
Due after five through ten years	3,075	2,930
Due after ten years	6,086	5,803
	$13,657	$13,147

The Company sold $92,000 of equity securities in the year ended June 30, 2007. No gain or loss was recognized. In fiscal year 2006, the Company received $302,000 from the sale of a corporate bond resulting in a gross realized gain of $2,000. There were no securities sold in 2005.

The following table shows the Company’s investment securities gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2007.

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government agencies	$—	$—	$4,676	$(70)	$4,676	$(70)
Corporate Bonds	—	—	1,913	(87)	1,913	(87)
Mortgage-backed securities	1,097	(13)	5,319	(345)	6,416	(358)
Total Temporarily Impaired Securities	$1,097	$(13)	$11,908	$(502)	$13,005	$(515)

At June 30, 2007, the Company had 15 securities in an unrealized loss position. Unrealized losses detailed above relate primarily to investment grade corporate securities and mortgage-backed securities issued by FNMA, FHLMC and GNMA. The decline in fair value is considered temporary and is due only to interest rate fluctuations. The Company has the intent and ability to hold such investments until maturity or market price recovery. None of the individual unrealized losses are significant.

The following table shows the Company’s investment securities gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2006.

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government agencies	$—	$—	$6,559	$190	$6,559	$190
Corporate Bonds	—	—	1,903	97	1,903	97
Mortgage-backed securities	1,976	32	5,963	401	7,939	433
Total Temporarily Impaired Securities	$1,976	$32	$14,425	$688	$16,401	$720

At June 30, 2006, the Company had 17 securities in an unrealized loss position. Unrealized losses detailed above relate primarily to U.S. Government agency debt and mortgage-backed securities. The decline in fair value is considered temporary and is due only to interest rate fluctuations. The Company has the intent and ability to hold such investments until maturity or market price recovery. None of the individual unrealized losses are significant.

(3)                                 Loans Receivable

Loans receivable are summarized as follows as of June 30:

(In thousands)	2007	2006
Real estate secured by first mortgage:
Residential	$74,332	$80,693
Commercial	36,302	29,712
Construction, net of loans in process	23,907	13,913
	134,541	124,318

Home improvement loans	12,481	11,442
Home equity loans	4,964	4,400
Other Consumer loans	2,955	2,483
Commercial loans	52,711	34,827
Commercial leases	17,366	21,409
	225,018	198,879
Less:
Deferred loan origination fees, net of costs	240	178
Unearned interest consumer loans	1,147	1,245
Unearned interest commercial leases	2,480	6,091
Purchase accounting premium, net	(198)	(224)
Allowance for loan losses	1,110	1,000
Loans receivable, net	$220,239	$190,589

The purchase accounting premium results from the April 2004 acquisition of Parkville Federal Savings Bank. The purchase premium was determined by comparing the fair values of the loans purchased to their carrying values on the books of the acquired entity, before consideration of uncollectibility. Fair  values were determined through the use of a discounted cash-flow analysis. The premium is being amortized against interest income using the level-yield method.

The total recorded investment in impaired loans was $972,000, $244,000 and $38,000 at June 30, 2007, 2006 and 2005 respectively. Average recorded investment in impaired loans during 2007, 2006 and 2005 was $877,000, $169,000, and $560,000, respectively. There was an allocated allowance for losses related to those loans of $200,000, $169,000, and $35,000 at June 30, 2007, 2006 and 2005, respectively. The amount of interest that would have been recorded on non-accrual loans at June 30, 2007, 2006 and 2005, respectively had the loans performed in accordance with their terms was approximately $41,000, $42,000 and $4,000, respectively. The actual interest income recorded on these loans during 2007, 2006 and 2005 was $164,000, $17,000 and $3,000, respectively. The Company is not obligated to lend any additional monies pertaining to the aforementioned impaired and non-accrual loans.

Loans on which the accrual of interest has been discontinued amounted to $482,000, $244,000, and $38,000 at June 30, 2007, 2006, and 2005, respectively. The Company had no loan balances past due 90 days or more accruing interest at June 30, 2007, 2006 and 2005.

The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

(In thousands)	2007	2006	2005
Balance at beginning of year	$1,000	$945	$936
Provision for losses on loans	430	65	225
Charge-offs	(476)	(186)	(332)
Recoveries	156	176	116
Balance at end of year	$1,110	$1,000	$945

Commitments to extend credit are agreements to lend to customers, provided that terms and conditions of the commitment are met. Commitments are generally funded from loan principal repayments, excess liquidity and savings deposits. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Substantially all of the Company’s outstanding commitments at June 30, 2007 and 2006 are for loans, which would be secured by various forms of collateral with values in excess of the commitment amounts. The Company’s exposure to credit loss under these contracts in the event of non-performance by the other parties, assuming that the collateral proves to be of no value, is represented by the commitment amounts.

Outstanding commitments to extend credit are as follows:

	June 30, 2007
(In thousands)	Fixed rate	Floating rate
Commercial business and lease loans	$2,910	$—
Real Estate Loans	4,894	11,648
Undisbursed lines of credit	1,743	13,166

	June 30, 2006
Commercial business and lease loans	$9,539	$100
Real Estate Loans	265	3,956
Undisbursed lines of credit	1,940	9,221

At June 30,  2007, the range of interest rates for fixed rate loan commitments was 6.50% -12.92%. At June 30, 2006, the range of interest rates for fixed rate loan commitments was 7.00% -11.74%.

Standby letters of credit are conditional commitments issued by Patapsco to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Patapsco holds collateral supporting those commitments for which collateral is deemed necessary.

As of June 30, 2007 and 2006, Patapsco had outstanding letters of credit of $1,749,000 and $1,583,000, respectively. Management believes that the proceeds obtained through a liquidation of collateral and the enforcement of guarantees would be sufficient to cover the potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of June 30, 2007 and  June 30, 2006  for guarantees under standby letters of credit issued is not material.

As of June 30, 2007, 2006 and 2005, Patapsco was servicing loans for the benefit of others in the amount of $12,214,000, $5,710,000, and $7,067,000, respectively. These balances represent commercial and commercial real estate participations sold. No servicing assets or liabilities have been recognized on these transactions as the Company has determined that the benefits of servicing are just adequate to compensate the servicer for its servicing responsibilities.

 The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, officers, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The following table presents a summary of the activity of loans receivable from related parties:

	June 30,
(in thousands)	2007	2006
Beginning balance	$220	$31
New loans or draws on existing loans	64	220
Loan repayments	(18)	(31)
Change in related party classification	(143)	—
Ending balance	$123	$220

(4)                                 Property and Equipment

Property and equipment are summarized as follows at June 30:

(In thousands)	2007	2006	Estimated Useful lives
Land	$152	$188	—
Building and improvements	4,490	2,100	30 - 40 years
Leasehold improvements	238	238	3 - 10 years
Furniture, fixtures and equipment	2,999	2,738	3 - 10 years
Total, at cost	7,879	5,264
Less accumulated depreciation	3,405	3,089
Property and equipment, net	$4,474	$2,175

Rent expense was $270,000, $325,000 and $105,000 in the years ended June 30, 2007, 2006 and 2005, respectively.

At June 30, 2007, the minimal rental commitments under noncancellable operating leases are as follows:

Year ended June 30,

2008	$181,000
2009	175,000
2010	161,000
2011	161,000
2012	157,000
Thereafter	2,449,000
$3,284,000

(5)                                 Deposits

The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $23,818,000 and $19,559,000 at June 30, 2007 and 2006, respectively.

At June 30, 2007, the scheduled maturities of certificates of deposit are as follows:

(In thousands)
Twelve months ended June 30,
2008	$75,357
2009	12,098
2010	11,302
2011	8,897
2012	4,978
Thereafter	119
$112,751

The components of interest expense are as follows:

	Year ended June 30,
(In thousands)	2007	2006	2005
Now Checking	$25	$16	$37
Savings accounts	96	123	148
Money Market Accounts	737	432	300
Certificates of Deposit	4,600	2,915	2,333
Total	$5,458	$3,486	$2,818

(6)                                 Borrowings

At June 30, 2007 and 2006, the Company has an agreement under a blanket-floating lien with the Federal Home Loan Bank of Atlanta providing the Company a line of credit of $63.6 million and $57.2 million, respectively. Borrowings  totaled $38.8 million and $35.1 million at June 30, 2007 and 2006 respectively. The Company is required to maintain as collateral for its FHLB borrowings qualified mortgage loans in an amount equal to 120% of the outstanding advances. At June 30, 2007 and 2006 the Bank has a Federal Funds accommodation with the Bankers Bank of Atlanta, GA of $5.1 million of which no amounts were outstanding. At June 30, 2007 and 2006,  all borrowings are at fixed rates.

At June 30, the scheduled maturities of borrowings are as follows:

	2007		2006
(In thousands)	Balance	Weighted Average Rate	Balance	Weighted Average Rate
Under 12 months	$9,700	4.81%	$4,250	3.11%
12 months to 24months	4,000	4.71	1,700	2.71
24 months to 36 months	—	—	4,000	4.71
36 months to 48 months	5,100	5.57	—	—
48 months to 60 months	—	—	5,100	5.57
60 months to 120 months	20,000	4.33	20,000	4.33
	$38,800	4.65%	$35,050	4.33%

The borrowings from the Federal Home Loan Bank of Atlanta with conversion or call features at June 30, 2007, and June 30, 2006 are detailed below:

Balance	Rate	Maturity	Call\Conversion feature

$5,100,000	5.57%	11/17/10	Callable every three months
3,000,000	3.79	07/22/15	Callable on 07/22/08 and every three months thereafter
6,000,000	4.24	11/18/15	Callable on 11/18/08 and every three months thereafter
11,000,000	4.53	04/22/13	Callable on 04/22/07 and every three months thereafter

(7)                                 Junior Subordinated Debentures

On October 31, 2005, Patapsco Statutory Trust I, a Connecticut statutory business trust and an unconsolidated wholly-owned subsidiary of the Company, issued $5 million of capital trust pass-through securities to investors. The interest rate is fixed for the first seven years at 6.465%. Thereafter, the interest rate adjusts on a quarterly basis at the rate of the three month LIBOR plus 1.48%. Patapsco Statutory Trust I purchased $5,155,000 of junior subordinated deferrable interest debentures from Patapsco Bancorp. The debentures are the sole asset of the Trust. The terms of the junior subordinated debentures are the same as the terms of the capital securities. Patapsco Bancorp has also fully and unconditionally guaranteed the obligations of the Trust under the capital securities. The capital securities are redeemable by Patapsco Bancorp on or after October 31, 2010, at par. The capital securities must be redeemed upon final maturity of the subordinated debentures on December 31, 2035. The funds are available to make capital contributions to the Bank and for other corporate purposes.

(8)                                 Income Taxes

The provision for income taxes is composed of the following for the years ended June 30:

(In thousands)	2007	2006	2005
Current:
Federal	$645	$727	$474
State	172	158	123
	817	885	597
Deferred:
Federal	(74)	(51)	133
State	(16)	(11)	29
	(90)	(62)	162
	$727	$823	$759

The net deferred tax assets consist of the following at June 30:

(In thousands)	2007	2006
Unrealized losses on securities available for sale	$197	$274
Allowance for losses on loans	429	386
Deferred compensation	242	265
Other	5	1
Total deferred tax assets	873	926

Purchase accounting adjustment	(219)	(237)
Federal Home Loan Bank stock dividends	(164)	(164)
Depreciation	(43)	(92)
Total deferred tax liabilities	(426)	(493)
Net deferred tax assets	$448	$433

A reconciliation of the income tax provision and the amount computed by multiplying income before income taxes by the statutory Federal income tax rate of 34% is as follows for the years ended June 30:

(In thousands)	2007	2006	2005
Tax at statutory rate	$650	$752	$716
State income taxes, net of Federal income tax benefit	114	95	97
Other	(37)	(24)	(54)
Income tax provision	$727	$823	$759
Effective tax rates	38.00%	37.22%	36.06%

The Company has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts based on actual bad  debt  experience. Therefore, the provision for bad debts deducted from taxable income for Federal income tax purposes was based on the experience method.

(9)                                 Regulatory Matters

The Federal Deposit Insurance Corporation (FDIC) insures deposits of account holders up to $100,000. Patapsco pays an annual premium to provide for this insurance. Patapsco is also a member of the Federal Home Loan Bank  System and  is  required  to maintain an investment  in  the stock of  the  Federal   Home  Loan  Bank  of  Atlanta (FHLBA) equal  to  at   least   4.50%  of the  outstanding borrowings from the FHLBA plus the lesser of 0.20% of total assets or $25 million. The investment in the FHLBA stock is reported in the balance sheet as investment securities required by law. Purchases and sales of stock are made directly with Patapsco at par value.

Pursuant to regulations of the Federal Reserve Board, all FDIC-insured depository institutions must maintain average daily reserves against their transaction accounts. No reserves are required to be maintained on the first $8.5 million of transaction accounts, reserves equal to 3% must be maintained on the next $45.8 million of transaction accounts, and a reserve of 10% must be maintained against all remaining transaction accounts. These reserve requirements are subject to adjustments by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a non-interest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution’s interest-earning assets. At June 30, 2007 and 2006, the Bank met its reserve requirements of $533,000 and $628,000, respectively.

The Company, as the holding company for the Bank, has an annual cash requirement of approximately $868,000 for the payment of common stock dividends and debt service on the subordinated debentures. The only source of internal funds for the holding company is dividends from the Bank. The amount of dividends that can be paid to the Company from the Bank is limited by the retained earnings of the Bank in the current calendar year and the prior two calendar years. However, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

On February 27, 2006, The Board of Governors of the Federal Reserve System (Board) announced the approval of a final rule that expands the definition of a small bank holding company under the Board’s Small Bank Holding Company Policy Statement and the Board’s risk based and leverage capital guidelines for bank holding companies. The Company has been informed by the Federal Reserve Bank of Richmond that it meets the expanded criteria for definition as a small bank holding company. One result of this rule change is that the Company is now exempt from the Board’s consolidated risk-based and leverage capital adequacy guidelines for Bank Holding Companies. The Bank’s regulatory capital guidelines remain unchanged.

Patapsco is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Patapsco must meet specific capital guidelines that involve quantitative measures of Patapsco’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Patapsco’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. In addition, the Bank must maintain minimum capital and meet other requirements of regulatory authorities when declaring or paying dividends. The Bank has complied with such capital requirements.

Quantitative measures established by regulation to ensure capital adequacy require Patapsco to maintain minimum amounts and ratios (as defined in the regulations and as set forth in the table below, as defined) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of June 30, 2007 and 2006, that Patapsco meets all capital adequacy requirements to which it is subject.

As of June 30, 2007, the most recent notification from banking regulators categorized Patapsco as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well or adequately capitalized Patapsco must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in tables below. There are no conditions or events since that notification that management believes have changed the institution’s category.

At June 30, 2007 the Bank exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Bank’s regulatory compliance at June 30, 2007.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Total Capital (to Risk Weighted Assets)	$20,091	10.26%	$15,665	8.00%	$19,582	10.00%
Tier 1 Capital (to Risk Weighted Assets)	18,981	9.69%	7,833	4.00%	11,749	6.00%
Tier 1 Capital (to Average Assets)	18,981	7.57%	10,030	4.00%	12,537	5.00%

At June 30, 2006, the Bank exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Bank’s regulatory compliance at June 30, 2006.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Total Capital (to Risk Weighted Assets)	$18,144	11.25%	$12,904	8.00%	$16,130	10.00%
Tier 1 Capital (to Risk Weighted Assets)	17,144	10.63%	6,452	4.00%	9,678	6.00%
Tier 1 Capital (to Average Assets)	17,144	7.66%	8,958	4.00%	11,197	5.00%

(10)                          Stockholders’ Equity and Related Matters

In 1995, the Bank converted from a federally chartered mutual savings association to a capital stock savings bank.

Simultaneously, the Bank consummated the formation of a holding company, Patapsco Bancorp, Inc., of which the Bank is a wholly-owned subsidiary. In connection with the Conversion, the Company publicly issued 362,553 shares of its common stock.

Federal regulations required that, upon conversion from mutual to stock form of ownership, a “liquidation account” be established by restricting a portion of net worth for the benefit of eligible savings account holders who maintain their savings accounts with Patapsco after conversion. In the event of complete liquidation (and only in such event), each savings account holder who continues to maintain his savings account shall be entitled to receive a distribution from the liquidation account after payment to all creditors, but before any liquidation distribution with respect to capital stock. This account will be proportionately reduced for any subsequent reduction in the eligible holders’ savings accounts. At conversion the liquidation account totaled approximately $6,088,000. In addition to the foregoing, certain bad debt reserves of approximately $2,561,000 deducted from income for federal income tax purposes and included in retained earnings of Patapsco, are not available for the payment of cash dividends or other distributions to stockholders without payment of taxes at the then-current tax rate by Patapsco, on the amount  removed from the reserves for such distributions. The unrecorded deferred income tax liability on the above amount was approximately $989,000.

In November 2000, as part of the acquisition of Northfield Bancorp, the Company issued 109,235 shares of Series A Noncumulative, Convertible Perpetual Preferred Stock. Each share of the preferred stock earned dividends at the rate of 7.5% of the liquidation preference of $25.00 per share, payable when declared by the Board of Directors. If Patapsco Bancorp failed to pay dividends to holders of Patapsco Bancorp Preferred stock for a given quarter, then during that quarter, no dividends could be paid on Patapsco Bancorp Common Stock.

The holders had the right to convert the preferred shares into common shares of Patapsco Bancorp, Inc. at any time. The Company could redeem the shares on or after November 2005. When issued, the preferred stock was convertible into common stock at a one to one basis. Due to three 10% stock dividends and a three for one stock split in the form of a 200% stock dividend paid to common shareholders since the issuance of the preferred shares, the conversion ratio changed to 1 to 3.993. One share of preferred stock was convertible into 3.993 shares of common stock.

On January 19, 2006, the Company issued a press release announcing that the Board of Directors had voted to call for redemption of all outstanding shares of Series A Non-cumulative, Perpetual Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), that had not been converted into common stock at the election of the holders and remained outstanding on or prior to the close of business on March 31, 2006 (the “Redemption Date”). All shares of Series A Preferred Stock not converted into shares of Patapsco Bancorp, Inc. common stock prior to the close of business on the Redemption Date were automatically redeemed at the face value of $25 per share.

Shareholders elected to convert a total of 82,435 of the 85,051 outstanding preferred shares  into Company common stock. The remaining 2,616 shares were redeemed at $25 per share for a total of $65,000. As a result, the Company’s common stock outstanding increased by 329,164 shares and shareholders’ equity decreased by $65,000.

(11)                          Benefit Plans

Employee Stock Ownership Plan

Patapsco has established an Employee Stock Ownership Plan (ESOP) for its employees. On April 1, 1996 the ESOP acquired 113,891 shares of the Company’s common stock in connection with Patapsco’s conversion to a capital stock form of organization. The ESOP purchased an additional 28,721 shares as a result of the return of capital distribution paid by the Company in June 1997. The ESOP holds the common stock in a trust for allocation among participating employees.

All ESOP shares contain a “Put Option” which requires the Company to repurchase the share at the then fair market value subject to the availability of retained earnings. The “Put Option” may be exercised within 60 days of distribution of the shares and then again within 60 days after the fair market value determination date of the next plan year. The current fair market value of 41,085 shares subject to the put option is $935,000 at June 30, 2007. This amount is included in temporary equity in accordance with SEC Accounting Series Release No. 268.

The ESOP shares have been fully allocated and the Company has received approval from the Internal Revenue Service to terminate the Plan. Of the 102,278 shares outstanding at June 30, 2006, participants representing 62,193 shares had returned their election of distribution forms. Of this amount, participants representing 29,992 shares had exercised their put option and the Company had repurchased these shares for a total cash outflow and reduction in stockholders equity of $690,000. The remaining 32,201 shares have been distributed to the participants. The Company is awaiting responses from the participants who represent the 41,085 shares subject to the put option mentioned above.

For the years ended June 30, 2007, 2006 and 2005 compensation expense recognized related to the ESOP and Patapsco’s contribution to the ESOP was $0 .

2004 Stock Incentive Plan

In October 2004, the shareholders’ of the Company approved the 2004 Stock Incentive Plan. Under this plan, 90,000 shares of common stock are available for issuance under a variety of awards. An additional 40,146 shares were made available for issuance to settle past deferred compensation obligations. This new plan replaced the Director’s retirement plan that became effective in September 1995. At the time of adoption, the directors had the option to reallocate their deferred compensation assets.

As of June 30, 2007, there are 53,850 deferred shares under this plan of which 12,906 are issued and outstanding. These deferred shares are allocated in lieu of cash compensation to Directors of the Company. Deferred shares are required to be distributed upon a Director leaving  the Company or upon a change-in-control event. All these shares are included in shares outstanding for the purposes of computing earnings per share. Additionally, as of June 30, 2007 there are 14,453 non-vested shares outstanding under this plan.

Compensation expense recognized in connection with these plans during the years ended June 30, 2007, 2006 and 2005 was $67,300, $17,400 and $80,700, respectively.

A summary of the status of the Company’s non-vested shares as of and for the year ended June 30, 2007 is presented below:

	Common Shares	Weighted Average Grant-Date Fair Value
Non-Vested as of June 30, 2006	—	$—
Awards Granted, November 2006	14,453	13.71
Vested	—	—
Forfeited	—
Non-vested at June 30, 2007	14,453	$13.71

As of June 30, 2007 there was $148,000 of total unrecognized compensation costs related to non-vested share-based compensation. The cost is expected to be recognized over a weighted average period of 27 months. At grant date, vesting of the shares was “cliff” vesting at the end of either a two or three year period.

Stock Options

The Company’s 1996 Stock Options and Incentive Plan (Plan) was approved by the stockholders at the 1996 annual meeting. The Plan provides for the granting of options to acquire common stock to directors and key employees. Option prices are equal or greater than the estimated fair market value of the common stock at the date of the grant. In October 1996 the Company granted options to purchase 137,862 shares at $4.60 per share. On May 1, 2000, the Company granted options to purchase 18,981 shares at $4.86 per share.

The Company’s 2000 Stock Option and Incentive Plan was approved by the stockholders at the 2000 annual meeting. The Plan provides for the granting of options to acquire common stock to directors and key employees. Option prices are equal or greater than the estimated fair market value of the common stock at the date of the grant.

The Plan provides for one-fifth of the options granted to be exercisable on each of the first five anniversaries of the date of grant. Under this plan, in August 2001 the Company granted options to purchase 99,975 shares at $6.29 per share.

The following table summarizes the status of and changes in the Company’s stock option plans during the past three years.

		Weighted		Weighted
		Average		Average	Aggregate
		Exercise	Options	Exercise	Intrinsic
	Options	Price	Exercisable	Price	Value(000s)
Outstanding, June 30, 2004	197,898	$5.40	140,116	$5.40
Granted	—	—
Exercised	(22,635)	4.60
Cancelled	—	—
Outstanding, June 30, 2005	175,263	5.40	139,723	5.51
Granted	—	—
Exercised	(36,353)	5.07
Cancelled	(415)	6.29
Outstanding, June 30, 2006	138,495	5.62	122,877	5.51
Granted	—	—
Exercised	(90,623)	5.41
Cancelled	—	—
Outstanding, June 30, 2007	47,872	$6.02	47,872	$6.02	$801

The following table summarizes information about stock options outstanding at June 30, 2007

Exercise Price	Number Outstanding	Remaining Contractual Life	Number Exercisable
4.86	8,827	2.88 years	8,827
6.29	39,045	4.15 years	39,045
	47,872	3.92 years	47,872

401(K) Retirement Savings Plan

The Company has a 401(k) Retirement Savings Plan. Employees may contribute a percentage of their salary subject to limitations established by the Internal Revenue Service. The Company is obligated to contribute 3% of each employee’s salary, whether or not the employee contributes their own money. All employees who have completed six months of service with the Company and are 21 years old are eligible to participate. The Company’s contribution to this plan was $91,000, $73,000 and $67,000 for the years ended June 30, 2007, 2006 and 2005, respectively. Additionally, since the ESOP is fully allocated, the Compensation Committee of the Board of Directors has approved a discretionary profit sharing component to the 401K plan. The accrual for this component of the plan for the years ended June 30, 2007, 2006 and 2005 was $113,000, $108,000, and $31,000, respectively.

(12)                          Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107) requires the Company to disclose estimated fair values for certain on- and off-balance sheet financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company’s financial instruments as of June 30, 2007 and 2006.

Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect estimates.

The carrying amount and estimated fair value of financial instruments is summarized as follows at June 30:

	2007		2006
(In thousands)	Carrying amount	Fair value	Carrying amount	Fair value
Assets:
Cash and interest-bearing deposits	$5,215	$5,215	$5,807	$5,807
Federal funds sold	2,255	2,255	2,381	2,381
Time deposits at other financial institutions	—	—	605	605
Investment securities available for sale	13,147	13,147	16,667	16,667
Loans receivable, net	220,239	217,376	190,589	186,882
Investment securities required by law	2,599	2,599	2,416	2,416
Accrued interest receivable	1,063	1,063	929	929
Liabilities:
Deposits	189,712	181,981	166,833	159,977
Advance payments by borrowers for taxes, insurance and ground rents	1,362	1,362	1,405	1,405
Long-term debt	43,800	43,032	40,050	39,044
Accrued interest payable	472	472	334	334
Off balance sheet instruments:
Commitments to extend credit	—	—	—	—

Cash and Due from Banks, Interest Bearings Deposits with Banks and Federal Funds Sold

The statement of financial condition carrying amounts for cash and due from banks, interest bearing deposits with banks and federal funds sold approximate the estimated fair values of such assets.

Time deposits at other financial institutions

The fair value of these time deposits was calculated by discounting the scheduled cash flows at current market rates.

Securities

The fair value of securities is based on quoted market values.

Loans Receivable

Loans receivable were segmented into portfolios with similar financial characteristics. Loans were also segmented by type such as residential and nonresidential, construction and land, second mortgage loans, commercial, and consumer. Each loan category was further segmented by fixed and adjustable rate interest terms.

The fair value of loans was calculated by discounting anticipated cash flows based on weighted average contractual maturity, weighted average coupon and current loan origination rates.

Accrued Interest Receivable

The carrying amount of accrued interest receivable approximates its fair value.

Securities required by Law

The carrying amount of securities required by law approximates its fair value.

Deposits

Under SFAS 107, the fair value of deposits with no stated maturity, such as non-interest bearing deposits, interest bearing NOW accounts and statement savings accounts, is equal to the carrying amounts. The fair value of certificates of deposit was based on the discounted value of contractual cash flows. The discount rate for certificates of deposit was estimated using the rate currently offered for deposits of similar remaining maturities.

Long-Term Debt

The fair value of long-term debt was based on the discounted value of contractual cash flows, using rates currently available.

Accrued Interest Payable

The carrying amount of accrued interest payable approximates its fair value.

Advance Payments by Borrowers for Taxes, Insurance and Ground Rents

The carrying amount of advance payments by borrowers for taxes, insurance and ground rents approximates its fair value.

Off-Balance Sheet Financial Instruments and Standby Letters of Credit

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business, including mortgage loan commitments, undisbursed lines of credit on commercial business loans and standby letters of credit. These instruments involve, to various degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The fair values of such commitments are immaterial.

The disclosure of fair value amounts does not include the fair values of any intangibles, including core deposit intangibles. Core deposit intangibles represent the value attributable to total deposits based on an expected duration of customer relationships.

(13)                          Condensed Financial Information (Parent Company Only)

Summarized financial information for the Company is as follows as of and for the years ended June 30:

(In thousands)
Statements of Financial Condition	2007	2006
Cash	$1,671	$2,834
Investment securities	—	78
Equity in net assets of the bank	22,369	20,422
Other assets	251	271
Total Assets	$24,291	$23,605

Accrued expenses and other liabilities	375	317
Subordinated Debentures	5,000	5,000
Stockholders’ equity	18,916	18,288
Total Liabilities & Stockholders Equity	$24,291	$23,605

(In thousands)
Statements of Income	2007	2006	2005
Total Revenue	$5	$10	$13
Interest Expense	323	252	93
Non-interest Income	2	1
Non-interest Expense	11	(2)	28
Loss before equity in net income of subsidiary and income taxes	(327)	(239)	(108)
Net income of subsidiary	1,399	1,527	1,417
Income before income tax provision	1,072	1,288	1,309
Income tax provision (benefit)	(113)	(100)	(37)
Net income	$1,185	$1,388	$1,346

(In thousands) Statements of Cash Flows	2007	2006	2005
Operating activities:
Net income	$1,185	$1,388	$1,346
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income of subsidiary	(1,399)	(1,527)	(1,417)
Increase in other assets	(51)	(189)	—
Increase (decrease) in accrued expenses and other liabilities	172	81	(19)
Net cash used in operating activities	(93)	(247)	(90)
Investing activities:
Purchase of investment securities	(20)	(10)	(7)
Proceeds from sale of investment security	92	—	—
Dividend received from subsidiary	—	—	200
Additional investment in subsidiary	(300)	—	—
Net cash (used in) provided by investing activities	(228)	(10)	193
Financing activities:
Net increase (decrease) in borrowings	—	3,167	(167)
Options exercised	338	121	47
Repurchase of common stock pursuant to ESOP put option	(690)	(23)	(105)
Redemption of preferred stock	—	(65)	—
Cash dividend paid	(490)	(521)	(500)
Net cash provided by (used in) financing activities	(842)	2,679	(725)
(Decrease) increase in cash and cash equivalents	(1,163)	2,422	(622)
Cash and cash equivalents, beginning of year	2,834	412	1,034
Cash and cash equivalents, end of year	$1,671	$2,834	$412

(14)                          Quarterly Financial Data

A summary of selected consolidated quarterly financial data for the three years ended June 30, 2007, 2006 and 2005 is reported in the following table:

	First	Second	Third	Fourth
(In thousands, except per share data)	Quarter	Quarter	Quarter	Quarter

2007
Interest income	$3,838	$4,086	$4,207	$4,295
Interest Expense	1,633	1,868	1,967	2,035
Net interest income	2,205	2,218	2,240	2,260
Provision for loan losses	40	70	175	145
Net Interest income after provision for loan losses	2,165	2,148	2,065	2,115
Noninterest income	187	218	221	240
Noninterest expense	1,785	1,791	2,067	1,804
Income before income taxes	567	575	219	551
Provision for income taxes	211	216	78	222
Net income	$356	$359	$141	$329
Basic net income per share	$0.19	$0.19	$0.07	$0.17
Diluted net income per share	$0.19	$0.19	$0.07	$0.17

2006
Interest income	$3,046	$3,327	$3,498	$3,685
Interest Expense	1,025	1,141	1,315	1,468
Net interest income	2,021	2,186	2,183	2,217
Provision for loan losses	20	20	—	25
Net Interest income after provision for loan losses	2,001	2,167	2,183	2,192
Noninterest income	243	198	201	229
Noninterest expense	1,744	1,800	1,908	1,750
Income before income taxes	500	564	476	671
Provision for income taxes	187	213	175	248
Net income	$313	$351	$301	$423
Basic net income per share	$0.18	$0.21	$0.17	$0.23
Diluted net income per share	$0.16	$0.18	$0.16	$0.22

2005
Interest income	$2,965	$2,969	$2,977	$2,900
Interest Expense	937	941	945	931
Net interest income	2,028	2,028	2,032	1,969
Provision for loan losses	35	50	100	40
Net Interest income after provision for loan losses	1,993	1,978	1,932	1,929
Noninterest income	130	179	176	199
Noninterest expense	1,602	1,593	1,720	1,496
Income before income taxes	521	564	388	632
Provision for income taxes	187	204	141	227
Net income	$334	$360	$247	$405
Basic net income per share	$0.20	$0.22	$0.14	$0.25
Diluted net income per share	$0.17	$0.19	$0.13	$0.21

Independent Auditor’s Report

To the Stockholders and Board of Directors
Valley Bancorp, Inc.
Hunt Valley, Maryland

We have audited the accompanying consolidated statements of financial condition of Valley Bancorp, Inc. and subsidiary as of September 30, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Valley Bancorp, Inc. and subsidiary as of September 30, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Baltimore, Maryland
November 8, 2006

VALLEY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30,
	2006	2005
	(Dollars in Thousands)
ASSETS
Cash and due from banks	$863	$436
Interest bearing deposits in other banks	547	327
Federal funds sold	258	736

Cash and Cash Equivalents	1,668	1,499

Investments held to maturity	4,440	4,440
Mortgage-backed securities, held to maturity	2,507	2,932
Loans held for sale	—	272
Loans receivable, net of allowance for loan losses 2006 $262; 2005 $259	38,031	34,690
Accrued interest receivable	414	334
Federal Home Loan Bank of Atlanta stock, at cost	480	402
Premises and equipment, net	134	167
Investment in ground rents	2,167	2,224
Other assets	215	112

Total Assets	$50,056	$47,072

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES

Non-interest bearing deposits	$535	$540
Interest bearing deposits	36,830	34,217

Total Deposits	37,365	34,757

Advances from FHLB of Atlanta	7,000	7,000
Advance payments by borrowers for taxes and insurance	55	55
Other liabilities	315	262

Total Liabilities	44,735	42,074

STOCKHOLDERS’ EQUITY

Serial preferred stock, $0.01 par value; authorized 1,000,000 shares; issued none	—	—
Common stock, $0.01 par value; authorized 2,000,000 shares; issued 130,135 shares; outstanding shares 126,057	1	1
Paid-in capital	1,156	1,156
Retained earnings	4,246	3,923
Treasury stock, at cost, shares 4,078	(82)	(82)

Total Stockholders’ Equity	5,321	4,998

Total Liabilities and Stockholders’ Equity	$50,056	$47,072

See notes to consolidated financial statements.

VALLEY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended September 30,
	2006	2005
	(In Thousands, Except Per Share Amounts)
INTEREST INCOME
Loans receivable	$3,101	$2,229
Investment securities held to maturity	252	252
Mortgage-backed securities	138	165
Other	333	310

Total Interest Income	3,824	2,956

INTEREST EXPENSE
Deposits	1,376	1,002
Borrowings	392	324

Total Interest Expense	1,768	1,326

Net Interest Income	2,056	1,630

PROVISION FOR LOSSES ON LOANS	—	—

Net Interest Income after Provision for Losses on Loans	2,056	1,630

NON-INTEREST INCOME

Gain on sale of loans	11	21
Gain on ground rent redemption	43	51
Merger fee	32	33
Other income	55	65

Total Non-Interest Income	141	170

NON-INTEREST EXPENSE
Employee compensation and benefits	812	799
Occupancy	192	168
Professional fees	115	67
Data processing	117	125
Furniture, fixture, and equipment	110	96
Other	173	182

Total Non-Interest Expense	1,519	1,437

Income before Income Taxes	678	363

INCOME TAX EXPENSE	261	143

Net Income	$417	$220

BASIC EARNINGS PER SHARE	$3.31	$1.75

DILUTED EARNINGS PER SHARE	$3.09	$1.72

See notes to consolidated financial statements.

VALLEY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended September 30, 2006 and 2005

	Serial Preferred Stock	Common Stock	Paid-In Capital	Retained Earnings	Treasury Stock	Total

BALANCE – OCTOBER 1, 2004	$—	$1	$1,156	$3,797	$(86)	$4,868

Net income	—	—	—	220	—	220
Exercise of stock options	—	—	—	—	4	4
Cash dividends declared ($0.50 per share)	—	—	—	(94)	—	(94)

BALANCE - SEPTEMBER 30, 2005	—	1	1,156	3,923	(82)	4,998

Net income	—	—	—	417		417
Cash dividends declared ($0.50 per share)	—	—	—	(94)	—	(94)

BALANCE - SEPTEMBER 30, 2006	$—	$1	$1,156	$4,246	$(82)	$5,321

See notes to consolidated financial statements.

VALLEY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Notes to Consolidated Financial Statements

	Years Ended September 30,
	2006	2005
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$417	$220
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of premiums and discounts	(3)	(3)
Loans originated for sale	(667)	(1,992)
Proceeds from the sale of loans held for sale	950	1,852
Gain on sale of loans	(11)	(21)
Net amortization of deferred loan fees	(232)	(143)
Gain on ground rent redemption	(43)	(51)
Depreciation	73	60
(Increase) decrease in other assets	(184)	3
Increase in other liabilities	51	76

Net Cash Provided by Operating Activities	351	1

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities and calls of investments held to maturity	—	1,000
Purchase of investment securities held to maturity	—	(2,047)
Principal repayments on mortgage-backed securities	428	673
Net increase in loans	(3,109)	(4,729)
Proceeds from redemption of ground rents	103	123
Purchase of premises and equipment	(40)	—
Change in Federal Home Loan Bank of Atlanta stock	(78)	(102)

Net Cash Used in Investing Activities	(2,696)	(5,082)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	2,608	1,517
Net decrease in advances by borrowers for taxes and insurance	—	(21)
Net change in short-term advances from FHLB of Atlanta	1,000	500
Proceeds from long-term advances from FHLB of Atlanta	—	1,000
Repayment of long-term advances from FHLB of Atlanta	(1,000)	—
Dividends paid on common stock	(94)	(94)
Proceeds from exercise of stock options	—	4

Net Cash Provided by Financing Activities	2,514	2,906

Net Increase (Decrease) in Cash and Cash Equivalents	169	(2,175)

CASH AND CASH EQUIVALENTS - BEGINNING	1,499	3,674

CASH AND CASH EQUIVALENTS - ENDING	$1,668	$1,499

SUPPLEMENTARY CASH FLOWS INFORMATION

Interest paid	$1,766	$1,317

Income taxes paid	$313	$75

See notes to consolidated financial statements.

VALLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 1 - Summary of Accounting Policies

Principles of Consolidation and Nature of Operations

The consolidated financial statements include the accounts of Valley Bancorp, Inc. (the “Company”) and its wholly-owned subsidiary, Valley Bank of Maryland (the “Bank”).

The Bank’s primary business activity is the acceptance of deposits from the general public and the use of the proceeds for investments and loan originations. The Bank is subject to competition from other financial institutions. The area served by the Bank is principally the Central Maryland region. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

Basis of Financial Statement Presentation and Use of Estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the evaluation of other than temporary impairment of securities.

Significant Group Concentrations of Credit Risk

Most of the Bank’s activities are with customers located within the Baltimore Metropolitan Area. The Bank does not have any significant concentrations to any one industry or customer.

Investment and Mortgage-Backed Securities

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity. These securities are carried at cost adjusted for the amortization of premium and accretion of discount, computed by the interest method over the terms of the securities.

Federal law requires a member institution of the Federal Home Loan Bank (FHLB) to hold stock of its district FHLB according to a predetermined formula. This restricted stock is carried at cost.

Declines in the fair value of securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers the length of time and extent to which fair value has been less than cost and the financial condition and near-term prospects of the issuer and the intent and ability of the Company to hold the securities until the earlier of market price recovery or maturity. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.

Loans Receivable, Net

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Bank is generally amortizing these amounts over the contractual life of the loan using the interest method.

The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. Past due status is based on the contractual terms of the loan. A loan may remain on accrual status, if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

The Bank services loans for others and pays the participant its share of the Bank’s collections, net of a stipulated servicing fee. Loan servicing fees are credited to income when earned and servicing costs are charged to expense as incurred.

Loans Held for Sale

Loans held for sale are carried at the lower of cost or fair value, determined in the aggregate. The amount by which cost exceeds fair value, if any, is accounted for as a valuation allowance and is charged to expense in the period of the change. In computing cost, deferred loan origination fees are deducted from the principal balances of the related loans.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged to income. Loans deemed to be uncollectible are charged against the allowance for loan losses when management believes the uncollectibility of the loan balance is confirmed, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management’s periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are subject to a restructuring agreement.

Investment in Ground Rents

Investment in ground rents are recorded at acquisition cost.

Premises and Equipment

Leasehold improvements and equipment are carried at cost less accumulated depreciation computed by the use of the straight-line method over the estimated useful lives of the assets. Additions and improvements are capitalized, and charges for repairs and maintenance are expensed when incurred. The related cost and accumulated depreciation are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Stock-Based Employee Compensation

Stock options to date have been accounted for under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). Stock options were granted at exercise prices not less than the fair value of the common stock on the date of the grant. Under APB 25, no compensation expense was recognized related to these plans. There were no options granted or vested during the years ended September 30, 2006 or 2005.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123(R), “Share-Based Payment.” Statement No. 123(R) revised Statement No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. Statement No. 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements (with limited exceptions). The Company will adopt the new standard on October 1, 2006, using a modified prospective method. Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards prospectively and record compensation cost prospectively for the unvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. The impact of the adoption of Statement No. 123(R) on future financial position and results of operations will be determined by share-based payments granted in future periods and the assumptions on which the value of those share-based payments are based.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the statement of financial condition when they are funded.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs totaled approximately $19,000 and $35,000 for the years ended September 30, 2006 and 2005, respectively.

Deferred Income Taxes

Deferred income taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Basic and Diluted Earnings Per Share (EPS)

Basic earnings per share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants, and convertible securities, unless the effect is to reduce a loss or increase earnings per share.

	Years Ended September 30,
	2006		2005
	Basic	Diluted	Basic	Diluted
	(In Thousands, Except Per Share Data)

Net Income	$417	$417	$220	$220

Weighted average common shares outstanding	126	126	126	126

Diluted securities: stock options	N/A	8	N/A	2
restricted stock	N/A	1	N/A	1

Adjusted weighted average shares	126	135	126	129

Earnings per share	$3.31	$3.09	$1.75	$1.72

Statement of Cash Flows

Cash and cash equivalents in the statement of cash flows include cash and due from banks, federal funds sold, and interest bearing deposits in other banks with an original maturity of ninety days or less.

Reclassifications

Certain prior year’s amounts have been reclassified to conform to the current year’s presentation. Such reclassifications had no effect on net income.

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and fair value of investment securities are as follows as of September 30:

	September 30, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)

HELD TO MATURITY SECURITIES:
Corporate securities	$400	$10	$6	$404
U.S. Government and agency obligations	4,040	—	83	3,957
Mortgage-backed securities	2,507	8	52	2,463
	$6,947	$18	$141	$6,824

	September 30, 2005

Corporate securities	$400	$20	$—	$420
U.S. Government and agency obligations	4,040	—	40	4,000
Mortgage-backed securities	2,932	14	28	2,918
	$7,372	$34	$68	$7,338

Investment securities mature as follows at September 30, 2006:

	Amortized Cost	Fair Value
	(In Thousands)

Due after five years through ten years	$1,745	$1,707
Due after ten years	2,695	2,654
Mortgage-backed securities	2,507	2,463
	$6,947	$6,824

No gains or losses were realized during the years ended September 30, 2006 and 2005.

Below is a schedule of securities with unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at September 30, 2006 and 2005.

	September 30, 2006
	Continuous Unrealized Losses for More than Twelve Months		Continuous Unrealized Losses for Less than Twelve Months
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(In Thousands)

Corporate securities (1 security)	$—	$—	$144	$(6)
U.S. Government and federal agencies securities held to maturity (12 securities)	3,957	(83)	—	—
Mortgage-backed securities held to maturity (6 securities)	1,489	(46)	649	(6)
	$5,446	$(129)	$793	$(12)

	September 30, 2005

U.S. Government and federal agencies securities held to maturity (12 securities)	$—	$—	$4,000	$(40)
Mortgage-backed securities held to maturity (5 securities)	370	(11)	1,371	(17)
	$370	$(11)	$5,371	$(57)

The unrealized losses detailed above relate to a corporate security, U.S. Government and agency obligations and mortgage-backed securities. The declines in fair value are considered temporary and are due to interest rate fluctuations. The Company has the ability and intent to hold these investments until maturity or market price recovery. No credit risk issues have been identified that cause management to believe the declines in fair value are other than temporary.

NOTE 3 - LOANS RECEIVABLE

Loans receivable at September 30, 2006 and 2005 are summarized as follows:

	2006	2005
	(In Thousands)

Residential real estate	$9,665	$9,442
Landlord-investor mortgages on residential family dwellings	3,947	3,450
Nonresidential real estate	4,497	5,101
Construction	16,496	14,512
Land acquisition and development	4,768	2,080
Commercial	2,677	3,085
Loans secured by savings accounts	26	44
Lines of credit	3,492	4,741

	45,568	42,455
Undisbursed portion of loans in process	(7,113)	(7,345)
Deferred loan origination fees	(162)	(161)
Allowance for losses on loans	(262)	(259)
	$38,031	$34,690

At September 30, 2006 and 2005, the Company was servicing mortgage loans for others totaling approximately $4.1 million and $4.2 million, respectively. The Company does not have a related servicing asset because such loans were not originated by the Company nor did the Company purchase the servicing rights.

Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank’s lending area. Multifamily residential, commercial, construction and other loan repayments are generally dependent on the operations of the related properties or the financial condition of borrowers or guarantors. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

Substantially all of the Bank’s loans receivable are mortgage loans secured by residential and commercial real estate properties located in the State of Maryland. Loans are extended only after evaluation by management of customers’ creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 80% of the appraised value of a property. In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for multifamily residential, commercial and construction loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.

Activity in the allowance for losses on loans is summarized as follows (in thousands):

Balance at October 1, 2004 and September 30, 2005	$259

Recoveries	3

Balance at September 30, 2006	$262

The Bank did not have any impaired loans, non-accrual loans, or loans over 90 days past due as defined by SFAS No. 114, “Accounting by Creditors for Impairment of a Loan”, at September 30, 2006 and 2005.

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments consist of loan commitments, unused lines of credit, and letters of credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of these instruments express the extent of involvement the Bank has in each class of financial instruments.

The Bank’s exposure to credit loss from non-performance by the other party to the above-mentioned financial instruments is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Financial Instruments Whose Contract	Contract Amount at September 30,
Amount Represents Credit Risk	2006	2005
	(In Thousands)

Loan commitments	$1,360	$2,405
Letters of credit	621	690
Lines of credit	3,433	2,891

	$5,414	$5,986

The Bank had commitments for variable rate construction and residential loans of $1,360,000 with rates from prime plus 3/4% to prime plus 2% at September 30, 2006. The Bank had a commitment to sell $300,000 of these loans to a participant at September 30, 2006.

The Bank had commitments for variable rate construction and residential loans of $2,405,000 with rates from prime plus 1% to prime plus 1.5% at September 30, 2005. The Bank had a commitment to sell $825,000 of these loans to a participant at September 30, 2005.

The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers.

In the normal course of business, the Bank is a party to various financial transactions that are not funded as of the balance sheet date. Off-balance sheet financial instruments, which enable bank customers to meet their financing needs, are comprised mainly of commitments to extend credit and standby letters of credit. Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit and market risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. To manage these risks the Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments and requires collateral to support these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of September 30, 2006 and 2005, for guarantees under standby letters of credit issued is not material. Normally, commitments to extend credit and letters of credit have fixed expiration dates or termination clauses, have specific rates and are for specific purposes. Many of these commitments are expected to expire without being extended; therefore, total commitment amounts do not necessarily represent future cash requirements.

NOTE 4 – INVESTMENT IN FEDERAL HOME LOAN BANK OF ATLANTA STOCK

The Bank is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta (“FHLB”). On December 17, 2004, the FHLB adopted a new capital plan under which member institutions are required to maintain capital stock based on two components. The first component is a stock requirement that is equal to 0.20% of the member’s total assets as of the preceding year-end. The second component is a stock requirement that is equal to 4.50% of the member’s outstanding advances.

NOTE 5 – PREMISES AND EQUIPMENT

Premises and equipment at September 30, 2006 and 2005 are summarized by major classification as follows:

	2006	2005	Useful Life in Years
	(In Thousands)

Leasehold improvements	$97	$95	10
Furniture, fixtures, and equipment	546	508	5 - 10
	643	603

Accumulated depreciation and amortization	(509)	(436)

	$134	$167

The Company has entered into two operating leases for the premises of the Bank’s branch and its administrative offices. Each of these lease agreements contains an option to extend the term for one successive five year period. Rental expense under these leases for the years ended September 30, 2006 and 2005 was $141,000 and $139,000, respectively. At September 30, 2006, the minimum rental commitments under noncancellable leases are as follows (in thousands):

Year Ended September 30:
2007	$148
2008	151
2009	20

$319

NOTE 6 – DEPOSITS

Deposits at September 30, 2006 and 2005 are summarized as follows:

	2006		2005
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)

Non-interest bearing deposits	$535	1.43%	$540	1.55%
NOW and money fund accounts	3,534	9.46	5,632	16.20
Passbook savings	1,129	3.02	1,358	3.91

	5,198	13.91	7,530	21.66

Certificates of deposit	21,652	57.95	17,072	49.12
$100,000 minimum accounts	10,515	28.14	10,155	29.22

	32,167	86.09	27,227	78.34

	$37,365	100.00%	$34,757	100.00%

At September 30, 2006, scheduled maturities of certificates of deposit are as follows (in thousands):

One year or less	$19,815
More than one year through two years	6,511
More than two years through three years	1,121
More than three years through four years	3,090
More than four years through five years	1,630
$32,167

NOTE 7 – BORROWINGS

The Bank has an available line of credit with the Federal Home Loan Bank of Atlanta equal to 20% of total assets. The credit availability is $10,060,000 at September 30, 2006.

The Bank’s fixed rate borrowings consist of the following:

	Years Ended September 30,
	2006	2005
	(In Thousands)

5.46% Federal Home Loan Bank advance due 4/7/08	$1,500	$1,500
5.51% Federal Home Loan Bank advance due 6/23/08	1,000	1,000
5.79% Federal Home Loan Bank advance due 2/8/10	1,500	1,500
4.53% Federal Home Loan Bank advance due 4/22/13	1,000	1,000
5.74% Federal Home Loan Bank advance paid 11/17/05	—	1,000

	$5,000	$6,000

The Bank also has short-term borrowings outstanding of $2,000,000 as of September 30, 2006 and $1,000,000 as of September 30, 2005.

The Bank’s stock in the Federal Home Loan Bank of Atlanta is pledged as security for the advances and under a blanket floating lien security agreement with the Federal Home Loan Bank of Atlanta, the Bank is required to maintain as collateral for its advances, qualified home mortgage loans in an amount equal to 175% of the advances.

At September 30, 2006 and 2005, securities with a carrying amount of $884,000 and $1,052,000 and a fair value of $885,000 and $1,049,000, respectively, were pledged as collateral.

NOTE 8 – COMMON STOCK AND STOCK OPTIONS

The Company has a stock option plan (the “Plan”) whereby 13,013 shares of common stock had been reserved for issuance under the Plan and have since been granted. Options granted under the Plan may be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or Non-Qualified Stock Options. Options vest in four annual installments and are granted at the market price of the common stock on the date of grant. The options must be exercised within ten years from the date of grant. At September 30, 2006, there are 850 options outstanding with an exercise price of $20 and a weighted average life of 6 years and 10,659 options outstanding with an exercise price of $16.25 and a weighted average life of 4 years.

The following table summarizes the status of and changes in the options granted and exercised under the option plan during the past two years:

	Shares	Weighted Average Exercise Price

Outstanding at September 30, 2004	11,709	$16.59
Exercised	(200)	$20.00

Outstanding at September 30, 2005 and 2006	11,509	$16.53

Exercisable at September 30, 2006	11,509

NOTE 9 – REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2006 and 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2006, the most recent notification from the regulators has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the Bank’s category.

The following table presents the Bank’s capital position based on the September 30 financial statements:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of September 30, 2006:
Tangible (to adjusted total assets)	$5,136	10.3%	$ > 748	>1.5%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	5,136	13.4	N/A	N/A	$ > 2,292	>6.0%
Core (to adjusted total assets)	5,136	10.3	> 1,995	>4.0	> 2,493	>5.0
Total (to risk-weighted assets)	5,398	14.1	> 3,061	>8.0	> 3,826	>10.0

As of September 30, 2005:
Tangible (to adjusted total assets)	$4,936	10.5%	$ > 706	>1.5%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	4,936	17.0	N/A	N/A	$ >1,969	>6.0%
Core (to adjusted total assets)	4,936	10.5	>1,883	>4.0	>2,354	> 5.0
Total (to risk-weighted assets)	5,195	17.9	>2,625	>8.0	>3,282	>10.0

The Company’s ability to pay dividends to stockholders is dependent upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect of the declaration or payments of dividends would cause their regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the conversion, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision.

The Bank is restricted in paying dividends on its stock to the greater of the restrictions described in the preceding paragraph, or an amount that would reduce its retained earnings below its regulatory capital requirement or the accumulated bad debt deduction.

NOTE 10 – INCOME TAXES

The income tax provision consists of the following for the years ended September 30, 2006 and 2005:

	Years Ended September 30,
	2006	2005
	(In Thousands)

Current:
Federal	$249	$137
State	49	22

	298	159

Deferred:
Federal	(30)	(13)
State	(7)	(3)

	(37)	(16)

	$261	$143

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

	Years Ended September 30,
	2006	2005
	(In Thousands)

Deferred tax assets:
Allowance for losses on loans	$105	$104
Other	12	13

Total Gross Deferred Tax Assets	117	117

Deferred tax liabilities:
Deferred loan fees	(9)	(18)
Federal Home Loan Bank of Atlanta dividends	—	(32)
Depreciation	(23)	(19)

Total Gross Deferred Tax Liabilities	(32)	(69)

Net Deferred Tax Assets	$85	$48

The amount computed by applying the statutory federal income tax rate to income before taxes differs from the taxes provided for the following reasons:

	2006		2005
	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income
	(Dollars in Thousands)

Tax at statutory rate	$231	34.0%	$124	34.0%
Increases (decreases) resulting from:
State income tax, net of federal income tax benefit	32	4.7	15	4.0
Other	(2)	(0.2)	4	1.4

	$261	38.5%	$143	39.4%

The Company and its subsidiary file a consolidated federal income tax return on a fiscal year basis.

Qualified thrift lenders such as the Bank are not required to provide a deferred tax liability for bad debt reserves for tax purposes that arose in fiscal years beginning before December 1, 1987. Such bad debt reserve for the Bank amounted to approximately $681,000 with a related income tax effect of approximately $147,000 at September 30, 2006. This bad debt reserve would become taxable if certain conditions are not met by the Bank.

NOTE 11 – DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Bank’s financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the FASB and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

The carrying amount is a reasonable estimate of fair value for cash and cash equivalents, accrued interest receivable, and accrued interest payable due to the short-term nature of these items. Fair value is based upon market prices quoted by dealers for mortgage-backed securities and investment securities. The carrying amount of Federal Home Loan Bank of Atlanta stock is a reasonable estimate of fair value. Loans receivable and loans held for sale were discounted using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, except for adjustable rate mortgages which were considered to be at market rates. These rates were used for each aggregated category of loans as reported on the Office of Thrift Supervision Quarterly Report. The fair value of long-term and short-term debt is estimated by discounting the future cash flows using rates available for debt of similar remaining maturities at the reporting date. The carrying amount of ground rents owned is a reasonable estimate of fair value. The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered on deposits of similar remaining maturities. The off-balance sheet fair values are based on fees charged for similar agreements.

	2006		2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(Amounts in Thousands)

Financial assets:
Cash and cash equivalents	$1,668	$1,668	$1,499	$1,499
Investments held to maturity	4,440	4,361	4,440	4,420
Mortgage-backed securities	2,507	2,463	2,932	2,918
Loans held for sale	—	—	272	274
Loans receivable, net	38,031	38,765	34,690	35,034
Accrued interest receivable	414	414	334	334
Federal Home Loan Bank of Atlanta stock	480	480	402	402
Investment in ground rents	2,167	2,167	2,224	2,224

Financial liabilities:
Deposits	37,365	37,338	34,757	34,740
Borrowings	7,000	7,002	7,000	7,022
Accrued interest payable	53	53	51	51

Off-balance sheet financial instruments	—	—	—	—

NOTE 12 – RELATED PARTY TRANSACTIONS

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal shareholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. Deposits of related parties totaled $1,244,000 and $1,039,000 at September 30, 2006 and 2005, respectively. Loan activity with related parties was as follows (in thousands):

Balance at September 30, 2005	$235

Loan originations	14
Loan repayments	(77)

Balance at September 30, 2006	$172

A director of the Bank is a member of the law firm which serves as general counsel to the Bank. The firm regularly performs loan closing services for borrowers from the Bank. During the years ended September 30, 2006 and 2005, the law firm received approximately $3,000 and $20,000, respectively, from borrowers for services rendered in connection with loan closings and approximately $8,000 and $12,000, respectively, from the Bank for legal fees. In addition, trustee fees and commissions are received in connection with foreclosed properties, the amounts of which are not readily determinable.

NOTE 13 – MERGER AGREEMENTS

Bradford Bancorp, Inc.

On July 31, 2006, the Company entered into an agreement and plan of merger pursuant to which the Company would be merged with and into Bradford Bancorp, Inc. (“Bradford”). This transaction requires regulatory approval and stockholders approval. Concurrent with the execution of this transaction the Bank will enter into a plan of merger pursuant to which the Bank will merge with and into Bradford Bank, a wholly owned subsidiary of Bradford.

Merger Fees

The merger fees recognized in 2006 and 2005 pertained to an unrelated agreement and plan of reorganization for which the Company received non-refundable extension fees and break up fees. On December 8, 2005 the Board of Directors of Valley Bancorp, Inc. elected to terminate this agreement and plan of reorganization.

You should rely only on the information contained in this prospectus. Neither Bradford Bank nor Bradford Bancorp has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

(Holding Company for Bradford Bank)

7,475,000 Shares

(Anticipated Maximum, Subject to Increase)

COMMON STOCK

PROSPECTUS

October 19, 2007

Until November 23, 2007, or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

THE FOLLOWING PAGES CONSTITUTE THE PROSPECTUS SUPPLEMENT OF BRADFORD BANCORP, INC. SUCH PROSPECTUS SUPPLEMENT WILL “WRAP AROUND” THE PROSPECTUS OF BRADFORD BANCORP, INC.

Prospectus Supplement

INTERESTS IN

BRADFORD BANK

401(K) PROFIT SHARING PLAN

AND

OFFERING OF 89,293 SHARES OF

BRADFORD BANCORP, INC.

COMMON STOCK ($0.01 PAR VALUE)

This prospectus supplement relates to the offer and sale to participants in the Bradford Bank 401(k) Profit Sharing Plan (the “401(k) Plan”) of participation interests and shares of common stock of Bradford Bancorp, Inc.

401(k) Plan participants may direct the 401(k) Plan trustee to use up to 50% of their current account balances to subscribe for and purchase shares of Bradford Bancorp, Inc. common stock in the initial public offering. Based upon the value of the 401(k) Plan assets as of June 4, 2007, 401(k) Plan participants may purchase up to 89,293 shares of Bradford Bancorp, Inc. common stock, assuming a purchase price of $10.00 per share.  This prospectus supplement relates to the election of 401(k) Plan participants to invest up to fifty percent (50%) of their 401(k) Plan account balance in Bradford Bancorp, Inc. common stock.

The prospectus dated October 19, 2007 of Bradford Bancorp, Inc., which accompanies this prospectus supplement, includes detailed information regarding the conversion of Bradford Bank into the stock form of ownership and the offering of Bradford Bancorp, Inc. common stock, and the financial condition, results of operations and business of Bradford Bank.  This prospectus supplement provides information regarding the 401(k) Plan.  You should read this prospectus supplement, together with the prospectus, and keep both for future reference.

Please refer to “Risk Factors” beginning on page 15 of the prospectus.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities.  Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts and are not insured or guaranteed by the

Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by Bradford Bancorp, Inc. of interests or shares of common stock under the 401(k) Plan to employees of Bradford Bank.  No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the attached Bradford Bancorp prospectus. Bradford Bancorp, Inc., Bradford Bank and the 401(k) Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction.  Neither the delivery of this prospectus supplement and the prospectus nor any sale of Bradford Bancorp, Inc. common stock shall under any circumstances imply that there has been no change in the affairs of Bradford Bancorp, Inc., Bradford Bank or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this Prospectus Supplement is October 19, 2007.

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THE OFFERING

Securities Offered

The securities offered in connection with this prospectus supplement are participation interests in the 401(k) Plan.  Assuming a purchase price of $10.00 per share, participants may acquire up to 89,293 shares of Bradford Bancorp, Inc. common stock in the initial public offering.  The participation interests offered under this prospectus supplement are conditioned on the completion of the conversion of Bradford Bank MHC to the stock form of ownership and the stock offering of Bradford Bancorp, Inc.  Your investment in Bradford Bancorp, Inc. common stock through the 401(k) Plan is governed by the purchase priorities contained in the plan of conversion and stock issuance.  See “The Conversion and Stock Offering—Subscription Offering and Subscription Rights” and “—Limitations on Purchases of Shares” sections of the prospectus attached to this prospectus supplement for a discussion of the purchase priorities contained in the plan of conversion.

This prospectus supplement contains information regarding the 401(k) Plan.  The attached prospectus contains information regarding the conversion of Bradford Bank and the offering of Bradford Bancorp, Inc. common stock, as well as the financial condition, results of operations and business of Bradford Bank.  The address of the principal executive office of Bradford Bank is 6910 York Road, Baltimore, Maryland 21212.  The telephone number of Bradford Bank is (410) 377-9600.

Election to Purchase Bradford Bancorp, Inc. Common Stock in the Offering

In connection with the Bradford Bancorp, Inc. initial public offering, the 401(k) Plan has been amended to permit you to transfer up to 50% of your 401(k) Plan account balance to a self-directed account at Charles Schwab (the “Personal Choice Retirement Account”).  The 50% maximum transfer amount will be determined based on the value of your 401(k) Plan account as of the date you transfer your 401(k) Plan funds into your Personal Choice Retirement Account.  The 401(k) Plan trustee will use the assets you transferred to your Personal Choice Retirement Account to subscribe for shares of Bradford Bancorp, Inc. common stock in the initial public offering.  In order to subscribe for Bradford Bancorp, Inc. common stock in the initial public offering using your 401(k) Plan funds you must first establish a Personal Choice Retirement Account.  Your Personal Choice Retirement Account must be established by November 5, 2007 and funded by November 13, 2007.  You must have a minimum of $5,000 in the 401(k) Plan in order to open a Personal Choice Retirement Account to purchase shares of Bradford Bancorp, Inc. common stock in the initial public offering.

Prior to the completion of the initial public offering, the funds you elect to transfer to your Personal Choice Retirement Account will be invested in the Schwab Money Market Fund. If there is not enough common stock available in the offering to fill all subscriptions, the common stock will be apportioned and the trustee for the 401(k) Plan may not be able to purchase all of the common stock you requested.  In such a case, all or a portion of the funds you elected to transfer will not be used to purchase common stock, and will instead continue to be invested in Schwab Money Market Fund until you elect to reinvest the funds in one of the other investment alternatives offered through the 401(k) Plan.  Following the close of the offering, you will remain subject to the 50% limitation on your investment in the Bradford Bancorp, Inc. common stock (i.e., on an ongoing basis, no more than 50% of your 401(k) Plan account balance may consist of Bradford Bancorp, Inc. common stock).

Your order for shares in the Bradford Bancorp, Inc. initial public offering will be filled based on your purchase priority in the Bradford Bancorp, Inc. initial public offering.  Bradford Bancorp, Inc. has

1

granted subscription rights to the following persons in the following order of priority: (1) persons with $50.00 or more on deposit as of December 31, 2005 at the following institutions: Bradford Bank; American Bank (provided the deposit account in American Bank was acquired by Bradford Bank pursuant to the Purchase Agreement by and between American Bank and Bradford Bank, dated June 7, 2006); Valley Bank of Maryland; Golden Prague Federal Savings and Loan Association; and Senator Bank; (2) the Bradford Bank Employee Stock Ownership Plan; (3) persons with $50.00 or more on deposit at Bradford Bank as of September 30, 2007; and (4) depositors of Bradford Bank as of October 12, 2007, who were not able to subscribe under categories (1) and (3), and the following borrowers:  (i) borrowers of Bradford Bank as of December 14, 1987, whose loans continued to be outstanding as of October 12, 2007; (ii) borrowers of Golden Prague Federal Savings and Loan Association as of September 27, 1990, whose loans continued to be outstanding at Bradford Bank as of October 12, 2007; and (iii) borrowers of Senator Bank as of September 29, 1988, whose loans continued to be outstanding with Bradford Bank as of October 12, 2007.

If you fall into one of the above subscription offering categories, you have subscription rights in the Bradford Bancorp, Inc. initial public offering and you may use up to 50% of the funds in your 401(k) Plan account to purchase shares of Bradford Bancorp, Inc. common stock in the offering, provided you have first established a Personal Choice Retirement Account as described above.

In addition to using funds held in your 401(k) Plan account, you may also purchase Bradford Bancorp, Inc. common stock in the offering using other funds.  If you are eligible to purchase stock in the offering, you have or will soon receive stock offering materials in the mail, including a Stock Order Form.  If you choose to place an order for stock in the offering using funds other than those in your 401(k) Plan account, you must complete and submit a separate Stock Order Form to the location and by the deadline indicated on that form.  No individual may purchase more than $500,000 of Bradford Bancorp, Inc. common stock in the subscription offering, and no individual, no individual together with any associates, and no group of persons acting in concert, may purchase more than $500,000 of Bradford Bancorp, Inc. common stock in the offering.

Value of Participation Interests

As of June 4, 2007, the market value of the assets of the 401(k) Plan equaled $1,785,863.  Bradford Bank has informed each participant of the value of his or her beneficial interest in the 401(k) Plan as of June 30, 2007.  The value of 401(k) Plan assets represents past contributions to the 401(k) Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals and loans.

Method of Directing Transfer

In order to subscribe for shares of Bradford Bancorp, Inc. common stock in the initial public offering you must first establish a Personal Choice Retirement Account.  You must have a minimum of $5,000 in your 401(k) Plan account to establish a Personal Choice Retirement Account.  If you are interested in establishing a Personal Choice Retirement Account, please call either Chris Miller at (410) 372-1479 or Beth Scully at (410) 372-2941 for an enrollment kit.  You will be charged an annual fee of $75 to maintain your Personal Choice Retirement Account.  In addition, you will be charged a quarterly fee equal to 10 basis points on the value of your Personal Choice Retirement Account as determined at the end of each calendar quarter.  Your Personal Choice Retirement Account enrollment kit includes additional information on the terms and conditions of the account, such as how loans and hardship

2

withdrawals are facilitated if you invest in Bradford Bancorp, Inc. common stock through your Personal Choice Retirement Account.

Following the close of the initial public offering you may purchase additional shares of Bradford Bancorp, Inc. common stock in the open market.  To facilitate your open market purchase you must instruct The Hartford to liquidate the portion of your 401(k) Plan account balance that you would like to invest in Bradford Bancorp, Inc. common stock.  On the next business day, The Hartford will transfer your funds to your Personal Choice Retirement Account.  Upon receipt, Charles Schwab will invest your funds in the Schwab Money Market Fund until you personally direct Charles Schwab to purchase shares of Bradford Bancorp, Inc. common stock.

Time for Directing Transfer

The deadline to establish a Personal Choice Retirement Account with Charles Schwab is November 5, 2007 and the deadline for funding your Personal Choice Retirement Account is November 13, 2007.  In order to direct the 401(k) Plan trustee to subscribe for shares of Bradford Bancorp, Inc. in the initial public offering you must submit the BLUE Investment Direction Form included with this prospectus supplement, to Beth Scully, by 4:00 p.m. on November 13, 2007.  Once the BLUE Investment Direction Form is submitted to Beth Scully it is irrevocable.

Irrevocability of Investment Direction Form

Once you submit your Investment Direction Form to use the funds held in your Personal Choice Retirement Account to purchase shares of Bradford Bancorp, Inc. common stock, you cannot change your investment direction prior to the completion of the stock offering.  Thereafter, you may direct the investment of additional funds into your Personal Choice Retirement Account (subject to the 50% maximum), for the purpose of acquiring additional shares of Bradford Bancorp, Inc. common stock be an investment option under the 401(k) Plan, subject to the terms and requirements of the 401(k) Plan.  In addition, certain executive officers of Bradford Bank will not be able to dispose of the shares of Bradford Bancorp, Inc. common stock they acquired in the initial public offering for a period of one year following the close of the offering.

Purchase Price of Bradford Bancorp, Inc. Common Stock

The 401(k) Plan trustee will purchase shares of Bradford Bancorp, Inc. common stock in the offering on behalf of 401(k) Plan participants.  The trustee will pay the same price for shares of Bradford Bancorp, Inc. common stock in the initial public offering, $10.00 per share, as all other persons who purchase shares of Bradford Bancorp, Inc. common stock in the initial public offering.

Nature of a Participant’s Interest in Bradford Bancorp, Inc. Common Stock

The 401(k) Plan trustee will hold Bradford Bancorp, Inc. common stock in the name of the 401(k) Plan. Shares of the Bradford Bancorp, Inc. common stock acquired at your investment direction will be credited to your Personal Choice Retirement Account under the 401(k) Plan.

3

Voting and Tender Rights of Bradford Bancorp, Inc. Common Stock

You will be able to direct the 401(k) Plan trustee on how to vote the shares of Bradford Bancorp, Inc. common stock held in your Personal Choice Retirement Account.  The 401(k) Plan makes provisions for participants to exercise their voting instruction rights on a confidential basis.

DESCRIPTION OF THE 401(k) PLAN

Introduction

Effective January 1, 2007, Bradford Bank amended the Bradford Bank 401(k) Profit Sharing Plan, originally effective as of January 1, 2002,  in its entirety.  Bradford Bank intends for the 401(k) Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, or “ERISA.”  Bradford Bank may change the 401(k) Plan from time to time in the future to ensure continued compliance with these laws.  Bradford Bank may also amend the 401(k) Plan from time to time in the future to add, modify, or eliminate certain features of the 401(k) Plan, as it sees fit.  As a 401(k) Plan governed by ERISA, federal law provides you with various rights and protections as a 401(k) Plan participant.  Although the 401(k) Plan is governed by many of the provisions of ERISA, the Pension Benefit Guaranty Corporation does not guarantee your retirement benefits under the 401(k) Plan.

Reference to Full Text of the 401(k) Plan.  The following portions of this prospectus supplement provide an overview of the material provisions of the 401(k) Plan.  Bradford Bank qualifies this overview in its entirety, however, by reference to the full text of the 401(k) Plan.  You may obtain a copy of the full 401(k) Plan document by contacting Beth Scully at Bradford Bank.  You should carefully read the full text of the 401(k) Plan document to understand your rights and obligations under the 401(k) Plan.

Eligibility and Participation

Eligible employees of Bradford Bank may participate in the 401(k) Plan as of the first day of the month coinciding with or next following their satisfaction of the 401(k) Plan eligibility requirements.  Generally, employees who are at least 21 years of age may participate in the 401(k) Plan upon their completion of three (3) months of service.

As of June 30, 2007, 83 of the 109 eligible employees of Bradford Bank elected to participate in the 401(k) Plan.

Contributions Under the 401(k) Plan

401(k) Plan Participant Contributions.  Subject to certain Internal Revenue Code limitations, the 401(k) Plan permits participants to contribute up to100% of their annual compensation to the 401(k) Plan.  (See “Limitations on Contributions” below.)  Participants may change their rate of contribution with respect to pre-tax deferrals on a quarterly basis, upon providing notice to Bradford Bank prior to the first day of the quarter for which the change will be effective.

Bradford Bank Contributions.  The 401(k) Plan provides that Bradford Bank will make matching contributions to participants’ accounts.  Bradford Bank currently matches 100% of each participant’s salary deferrals, up to 3% of annual compensation, and 50% of deferrals in excess of 3% of

4

compensation, up to a maximum of 5% of annual compensation.   Employer contributions are allocated to each participant at the end of each payroll period.

Limitations on Contributions

Limitations on Employee Salary Deferrals.  Although the 401(k) Plan permits you to defer up to 100% of your compensation, by law your total deferrals under the 401(k) Plan, together with similar plans, may not exceed $15,500 for 2007.  Employees who are age 50 and over may make additional catch-up contributions to the 401(k) Plan, in amounts up to $5,000 for 2007.  (The Internal Revenue Service will periodically increase these annual limitations.)  Contributions in excess of these limitations, or “excess deferrals,” will be included in an affected participant’s gross income for federal income tax purposes in the year the contributions are made, provided they are distributed to the participant no later than the first April 15th following the close of the taxable year in which the excess deferrals were made.  Excess deferrals distributed after that date will be treated, for federal income tax purposes, as earned and received by the participant in the taxable year of the distribution.

Limitations on Annual Additions and Benefits.  Under the requirements of the Internal Revenue Code, the 401(k) Plan provides that the total amount of contributions and forfeitures (i.e., annual additions) credited to a participant during any year under all defined contribution plans of Bradford Bank (including the 401(k) Plan and the proposed Bradford Bank Employee Stock Ownership Plan) may not exceed the lesser of 100% of the participant’s compensation, or $45,000, for 2007.

Limitations on 401(k) Plan Contributions for Highly Compensated Employees.  Special provisions of the Internal Revenue Code limit the amount of salary deferral and matching contributions that may be made to the 401(k) Plan in any year on behalf of highly compensated employees in relation to the amount of deferral and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan.  If contributions to highly compensated employees exceed these limitations, the 401(k) Plan must adjust participant contribution levels under the 401(k) Plan.

In general, a highly compensated employee includes any employee who (1) was a five percent (5%) owner of the sponsoring employer at any time during the year or preceding year, or (2) had compensation for the preceding year in excess of $100,000 and, if the sponsoring employer so elects, was in the top 20% of employees by compensation for such year.  These dollar amounts may be adjusted periodically by the Internal Revenue Service.

Top-Heavy Plan Requirements.  If the 401(k) Plan is a “Top-Heavy Plan” for any calendar year, Bradford Bank may be required to make certain minimum contributions to the 401(k) Plan on behalf of non-key employees.  In general, the 401(k) Plan will be treated as a “Top-Heavy Plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of participants who are Key Employees exceeds 60% of the aggregate balance of the accounts of all participants.  A Key Employee generally includes any employee who, at any time during the calendar year or any of the four preceding years, is:

(1)                                  an officer of Bradford Bank whose annual compensation exceeds $145,000;

(2)                                  a 5% owner, meaning an employee who owns more than 5% of the outstanding stock of Bradford Bancorp, Inc. or who owns stock that possesses more than 5% of the total combined voting power of all stock of Bradford Bancorp, Inc.; or

5

(3)                                  a 1% owner, meaning an employee who owns more than 1% of the outstanding stock of Bradford Bancorp, Inc. or who owns stock that possesses more than 1% of the combined voting power of the total stock of Bradford Bancorp, Inc. and whose annual compensation exceeds $150,000.

401(k) Plan Investments

Bradford Bank, as Plan Administrator, has selected, and the 401(k) Plan currently offers, the investment choices described below.  The annual percentage return on these funds (net of fees) for the prior three years was:

Fund Name	2006	2005	2004

Lifepath 2040 Fund	16.06%	7.47%	10.52%
Lifepath 2030 Fund	14.26	6.83	9.95
Lifepath 2020 Fund	12.21	5.75	8.45
The Hartford Global Technology Fund	9.53	10.32	0.59
Oppenheimer Main Street Small Cap Fund	14.07	9.45	18.58
American Funds EuroPacific Growth Fund	20.82	20.12	18.64
Oppenheimer Global Fund	16.79	13.26	18.08
American Funds Growth Fund of America	10.07	13.30	11.04
Franklin Mutual Discovery Fund	22.40	14.72	18.38
The Hartford Dividend and Growth Fund	19.46	5.17	11.58
American Funds Capital Income Builder	21.03	4.03	16.35
Pimco Total Return Fund	3.00	1.92	4.12

Lifepath 2040 Fund.  This fund is intended for investors planning to retire or begin to withdraw substantial portions of their assets in approximately the year 2040.  It invests 88% of its assets in stock funds, 11% of its assets in bond funds and the remaining assets in a money market fund.

Lifepath 2030 Fund.  This fund is intended for investors planning to retire or begin to withdraw substantial portions of their assets in approximately the year 2030.  It invests 77% of its assets in stock funds, 22% of its assets in bond funds and the remaining assets in a money market fund.

Lifepath 2020 Fund.  This fund is intended for investors planning to retire or begin to withdraw substantial portions of their assets in approximately the year 2020.  It invests 64% of its assets in stock funds, 36% of its assets in bond funds, and the remaining assets in a money market fund.

The Hartford Global Technology Fund.  This fund seeks long-term capital appreciation by investing in stocks of technology companies worldwide.

Oppenheimer Main Street Small Cap Fund.  This fund is a mutual fund that seeks capital appreciation and invests mainly in common stocks of small capitalization (up to $3 billion) United States-based companies that the fund’s investment manager, OppenheimerFunds, Inc., believes have favorable business trends or prospects.

American Funds EuroPacific Growth Fund.  This fund seeks to provide long-term growth of capital by investing in companies based outside the United States, and may be appropriate for individuals seeking to participate in the growth potential offered by companies based outside the United States, investors who

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want an opportunity for above-average growth of capital and investors looking for international diversification for their investment programs.  Investments made outside the United States involve special risks, such as currency fluctuations, international regulation and periods of illiquidity.

Oppenheimer Global Fund.  This fund seeks capital appreciation by investing mainly in common stocks of United States-based and foreign companies.  The fund may invest without limit in foreign securities and can invest in any country, including both developed and emerging markets; however, the fund currently emphasizes its investments in developed markets such as the United States, Western European countries and Japan.

American Funds Growth Fund of America.  This fund seeks to provide long-term growth of capital through a diversified portfolio of common stocks.  It invests primarily in common stocks, convertibles, preferred stocks, U.S. government securities, bonds and cash.  It may invest up to 15% of assets in securities of issuers domiciled outside the United States and Canada and not included in the Standard & Poor’s 500, and it may invest up to 10% of assets in debt securities rated below investment grade.

Franklin Mutual Discovery Fund.  This fund seeks capital appreciation and normally invests following a value-oriented strategy in companies with market capitalizations greater than $1.5 billion.  It may, however, invest in smaller companies.  The fund can invest up to 100% of assets in foreign equity and may use forward currency exchange contracts to hedge against currency risks.  It can also invest in debt securities in any rating category.

The Hartford Dividend and Growth Fund.  This fund seeks a high level of current income with growth of capital.

American Funds Capital Income Builder.  This fund seeks to provide above-average current income, a growing stream of income and growth of capital.  It may be appropriate for individuals who are seeking an opportunity for investment income growth, investors seeking a conservative investment with a history of resistance to market declines, and investors who want an opportunity to outpace inflation with potential long-term growth and income.

Pimco Total Return Fund.  This fund seeks maximum total return, consistent with the preservation of capital and prudent investment management, by investing primarily in an intermediate-term, high quality bond portfolio with a duration of 3 to 6 years.

Personal Choice Retirement Account.  The 401(k) Plan, as amended, allows you to establish a Personal Choice Retirement Account to facilitate your investment in Bradford Bancorp, Inc. common stock.  Certain fees are associated with investments through your Personal Choice Retirement Account.  See the “Method of Directing Transfer” section above for a discussion of the fees associated with the Personal Choice Retirement Account.  In addition, please refer to the Personal Choice Retirement Account enrollment kit for the SDBA Fastfacts which will provide you with a quick reference tool on the parameters of the Personal Choice Retirement Account.

As of the date of this prospectus supplement, no shares of Bradford Bancorp, Inc. common stock have been issued or are outstanding and there is no established market for Bradford Bancorp, Inc. common stock.  Accordingly, there is no record of the historical performance of Bradford Bancorp, Inc. common stock.  The performance of Bradford Bancorp, Inc. common stock will depend on a number of factors, including the financial condition and profitability of Bradford Bancorp, Inc. and Bradford Bank and general market conditions for Bradford Bancorp, Inc. common stock.

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Benefits Under the 401(k) Plan

Vesting.  401(k) Plan participants are 100% vested in their elective salary deferrals and employer matching contributions.

Withdrawals and Distributions from the 401(k) Plan

Withdrawals Before Termination of Employment.  You may receive in-service distributions from the 401(k) Plan under limited circumstances in the form of hardship distributions and loans.  In order to qualify for a hardship withdrawal, you must have an immediate and substantial need to meet certain expenses and have no other reasonably available resources to meet the financial need.  If you qualify for a hardship distribution, the 401(k) Plan trustee will make the distribution proportionately from the investment funds in which you have invested your elective deferrals and rollover contributions.  Participants and beneficiaries are also eligible for 401(k) Plan loans, subject to the procedures and requirements established by the Plan Administrator.   You may obtain additional information from Beth Scully at Bradford Bank.

Distribution Upon Retirement or Disability.  Upon retirement or disability, you may receive a full lump sum payment or installment payments from the 401(k) Plan equal to the value of your account.

Distribution Upon Death.  If you die before your benefits are paid from the 401(k) Plan, your benefits will be paid to your surviving spouse or beneficiary under one or more of the forms available under the 401(k) Plan.

Distribution Upon Termination for Any Other Reason.  If you terminate employment for any reason other than retirement, disability or death and your account balance exceeds $1,000, the 401(k) Plan trustee will make your distribution on your normal retirement date, unless you request otherwise.  If your account balance does not exceed $1,000, the trustee will generally distribute your benefits to you as soon as administratively practicable following termination of employment.

Distributions:  Rollovers and Direct Transfers to Another Qualified Plan or to an IRA.  You may roll over virtually all distributions from the 401(k) Plan to another qualified retirement plan or to an individual retirement account.

Nonalienation of Benefits.  Except with respect to federal income tax withholding and as provided for under a qualified domestic relations order, benefits payable under the 401(k) Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan will be void.

Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the 401(k) Plan before your termination of employment with Bradford Bank.  Federal law may also impose an excise tax on withdrawals from the 401(k) Plan before you attain 59½ years of age, regardless of whether the withdrawal occurs during your employment with Bradford Bank or after your termination of employment.

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401(k) Plan Trustee

The trustee of the 401(k) Plan is the named fiduciary of the 401(k) Plan for purposes of ERISA. The board of directors of Bradford Bank has appointed Dallas R. Arthur to serve as trustee for the 401(k) Plan.  The 401(k) Plan trustee is responsible for holding in trust and investing the assets of the 401(k) Plan and providing for distributions to participants and beneficiaries in accordance with the terms of the 401(k) Plan.

401(k) Plan Administrator

The Plan Administrator is Bradford Bank.  The Plan Administrator is responsible for the administration of the 401(k) Plan, selection of investment funds under the 401(k) Plan, interpretation of the provisions of the 401(k) Plan, establishing procedures for filing applications for benefits, preparation and distribution of information explaining the 401(k) Plan, maintenance of records, books of account and all other data necessary for the proper administration of the 401(k) Plan, preparation and filing of all returns and reports required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures to participants, beneficiaries and others required under ERISA.

Reports to 401(k) Plan Participants

Bradford Bank, as Plan Administrator, will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses.  If you elect to open a Personal Choice Retirement Account and purchase shares of Bradford Bancorp, Inc. common stock you will receive an additional statement from Charles Schwab, at least quarterly, setting forth the value of your investments in your Personal Choice Retirement Account.

Amendment and Termination

Bradford Bank expects to continue the 401(k) Plan indefinitely.  Nevertheless, Bradford Bank may terminate the 401(k) Plan at any time.  If Bradford Bank terminates the 401(k) Plan in whole or in part, regardless of any contrary provisions of the 401(k) Plan, all affected participants will become fully vested in their accounts.  Bradford Bank reserves the right to make, from time to time, changes which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Bradford Bank  may also amend the 401(k) Plan as it determines necessary or desirable, with or without retroactive effect, to comply with ERISA or the Internal Revenue Code.

Merger, Consolidation or Transfer

If the 401(k) Plan merges or consolidates with another plan or transfers the 401(k) Plan assets to another plan, and if either the 401(k) Plan or the other plan is then terminated, you would receive a benefit immediately after the merger, consolidation or transfer that would be equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer.

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Federal Income Tax Consequences

The following summarizes only briefly the material federal income tax aspects of the 401(k) Plan.  You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan.  Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances.  Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.  You should consult with your tax advisor with respect to any transaction involving the 401(k) Plan and any distribution from the 401(k) Plan.

As a “tax-qualified retirement plan,” the Internal Revenue Code affords the 401(k) Plan certain tax advantages, including the following:

(1)           The sponsoring employer is allowed an immediate tax deduction for the amount contributed to the 401(k) Plan each year;

(2)           Participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3)           Earnings of the 401(k) Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Bradford Bank administers the 401(k) Plan to comply with the operational requirements of the Internal Revenue Code as of the applicable effective date of any change in the law.  If Bradford Bank should receive an adverse determination letter regarding the 401(k) Plan’s tax exempt status from the Internal Revenue Service, all participants would generally recognize income equal to their vested interest in the 401(k) Plan, the participants would not be permitted to transfer amounts distributed from the 401(k) Plan to an Individual Retirement Account or to another tax-qualified retirement plan, and Bradford Bank would be denied certain tax deductions with respect to the 401(k) Plan.

Lump Sum Distribution.  A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59½, and consists of the balance credited to the participant under the 401(k) Plan and all other profit sharing plans, if any, maintained by Bradford Bank.  The portion of any lump sum distribution included in taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution, less the amount of after-tax contributions, if any, you have made to any other profit sharing plans maintained by Bradford Bank, if the distribution includes those amounts.

Bradford Bancorp, Inc. Common Stock Included in Lump Sum Distribution.  If a lump sum distribution includes Bradford Bancorp, Inc. common stock, the distribution generally is taxed in the manner described above.  The total taxable amount is reduced, however, by the amount of any net unrealized appreciation with respect to Bradford Bancorp, Inc. common stock; that is, the excess of the value of Bradford Bancorp, Inc. common stock at the time of the distribution over the cost or other basis of the securities to the 401(k) Plan.  The tax basis of Bradford Bancorp, Inc. common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of Bradford Bancorp, Inc. common stock at the time of distribution, less the amount of net unrealized appreciation.  Any gain on a subsequent sale or other taxable disposition of Bradford Bancorp, Inc. common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, is long-term capital gain, regardless of

10

how long you hold the Bradford Bancorp, Inc. common stock, or the “holding period.”  Any gain on a subsequent sale or other taxable disposition of Bradford Bancorp, Inc. common stock that exceeds the amount of net unrealized appreciation at the time of distribution is considered long-term capital gain, regardless of the holding period.  The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed under Internal Revenue Service regulations.

We have provided you with a brief description of the material federal income tax aspects of the 401(k) Plan that are generally applicable under the Internal Revenue Code.  We do not intend this to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan.  Accordingly, you should consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.

Restrictions on Resale

Any “affiliate” of Bradford Bancorp, Inc. under Rules 144 and 405 of the Securities Act of 1933, as amended, who receives a distribution of common stock under the 401(k) Plan, may re-offer or resell such shares only under a registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption from the registration requirements.  An “affiliate” of Bradford Bank is someone who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Bradford Bank.  Generally, a director, principal officer or major shareholder of a corporation is deemed to be an “affiliate” of that corporation.

Any person who may be an “affiliate” of Bradford Bank may wish to consult with counsel before transferring any common stock they own.  In addition, participants should consult with counsel regarding the applicability to them of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of Bradford Bancorp, Inc. common stock acquired under the 401(k) Plan or other sales of Bradford Bancorp, Inc. common stock.

Persons who are not deemed to be “affiliates” of Bradford Bank at the time of resale may resell freely any shares of Bradford Bancorp, Inc. common stock distributed to them under the 401(k) Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptions available under federal law.  A person deemed an “affiliate” of Bradford Bank at the time of a proposed resale may publicly resell common stock only under a “re-offer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 of the Securities Act of 1933, as amended, or some other exemption from registration, and may not use this prospectus supplement in connection with any such resale.  In general, Rule 144 restricts the amount of common stock which an affiliate may publicly resell in any three-month period to the greater of one percent of Bradford Bancorp, Inc. common stock then outstanding or the average weekly trading volume reported on the Nasdaq Stock Market during the four calendar weeks before the sale.  Affiliates may sell only through brokers without solicitation and only at a time when Bradford Bancorp, Inc. is current in filing all required reports under the Securities Exchange Act of 1934, as amended.

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SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons who beneficially own more than 10% of public companies such as Bradford Bancorp, Inc.  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership.  Within 10 days of becoming a person required to file reports under Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission.  Reporting persons must also report certain changes in beneficial ownership involving allocation or reallocation of assets held in their 401(k) Plan accounts, either on a Form 4 within two business days after a transaction, or annually on a Form 5 within 45 days after the close of a company’s fiscal year.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by Bradford Bancorp, Inc. of profits realized from the purchase and sale, or sale and purchase, of the common stock within any six-month period by any officer, director or any person who beneficially owns more than 10% of the common stock.

The SEC has adopted rules that exempt many transactions involving the 401(k) Plan from the “short-swing” profit recovery provisions of Section 16(b).  The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or other person who beneficially owns more than 10% of the common stock.

Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are governed by Section 16(b) may be required, under limited circumstances involving the purchase of common stock within six months of a distribution, to hold shares of the common stock distributed from the 401(k) Plan for six months after the distribution date.

LEGAL OPINION

The validity of the issuance of the common stock of Bradford Bancorp, Inc. will be passed upon by Muldoon Murphy & Aguggia LLP, Washington, DC.  Muldoon Murphy & Aguggia LLP acted as special counsel for Bradford Bank in connection with the conversion of Bradford Bank MHC and the initial public offering of Bradford Bancorp, Inc.

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***SPECIAL ONE-TIME FORM FOR USE IN STOCK OFFERING***

BRADFORD BANK

401(k) PROFIT SHARING PLAN

INVESTMENT DIRECTION FORM

Name of 401(k) Plan Participant:
(Please Print)

Social Security Number:

1.                                      Instructions.  I hereby direct the 401(k) Plan trustee to use the funds held in my Personal Choice Retirement Account to purchase shares of Bradford Bancorp, Inc. common stock in the Bradford Bancorp, Inc. initial public stock offering.  I acknowledge that my investment directions are irrevocable once submitted to Bradford Bank.

I understand that, if there is not enough common stock available in the stock offering to fill my subscription request, any funds not used to purchase common stock will be returned to my Personal Choice Retirement Account and invested in the Schwab Money Market Fund until I provide directions to reinvest the funds in accordance with the terms of the 401(k) Plan.

2.                                      Purchaser Information.  Your ability to purchase common stock in the offering is based upon your subscription rights.  Please indicate only the earliest date that applies to you:

☐                                    Check here if you had $50.00 or more on deposit at one of the following as of December 31, 2005:

•                  Bradford Bank

•                  American Bank (provided the deposit account was acquired by Bradford Bank pursuant to the June 7, 2006 Purchase Agreement)

•                  Valley Bank of Maryland

•                  Golden Prague Federal Savings and Loan Association

•                  Senator Bank

☐                                    Check here if you had $50.00 or more on deposit with Bradford Bank as of

September 30, 2007.

☐                                    Check here if you were one of the following borrowers:

•                a borrower of Bradford Bank as of December 14, 1987, whose loan continued to be outstanding as of October 12, 2007

•                a borrower of Golden Prague Federal Savings and Loan Association as of September 27, 1990, whose loan continued to be outstanding at Bradford Bank as of October 12, 2007

•                a borrower of Senator Bank as of September 29, 1988, whose loan continued to be outstanding with Bradford Bank as of October 12, 2007

3.             Acknowledgment of Participant.  I understand that this Investment Direction Form shall be subject to all of the terms and conditions of the 401(k) Plan.  I acknowledge that I have received a copy of the Bradford Bancorp, Inc. prospectus and the prospectus supplement.

Signature of Participant	Date

Acknowledgment of Receipt by Plan Administrator.  This Investment Direction Form was received by Bradford Bank on the date noted below.

By:
Date

THE PARTICIPATION INTERESTS REPRESENTED BY THE COMMON STOCK OFFERED HEREBY ARE NOT DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY, AND ARE NOT GUARANTEED BY BRADFORD BANCORP, INC. OR BRADFORD BANK.  THE COMMON STOCK IS SUBJECT TO AN INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

THE DEADLINE TO RETURN THIS FORM TO

BETH SCULLY IS

4:00 P.M. ON

TUESDAY, NOVEMBER 13, 2007